Exhibit 10.3

Execution Version

$350,000,000

ASSET-BASED REVOLVING CREDIT AGREEMENT

Dated as of November 4, 2024,

among

TREASURE HOLDCO, INC.,
as the Initial Borrower,
and, after giving effect to the Closing Date Assignment,
GLATFELTER CORPORATION,
as U.S. Borrower,

GLATFELTER GATINEAU LTÉE,
as Canadian Borrower,

GLATFELTER LYDNEY, LTD.,
GLATFELTER CAERPHILLY LIMITED, and

FIBERWEB GEOSYNTHETICS LIMITED.
as U.K. Borrowers,

GLATFELTER GERNSBACH GMBH,
as German Lead Borrower,

THE OTHER GERMAN BORROWERS PARTY HERETO,

THE LENDERS PARTY HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION and
CITIBANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners

-i-

-ii-

-iii-

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Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Solvency Certificate
Exhibit C-1	Form of U.S. Borrowing Request
Exhibit C-2	Form of Canadian Borrowing Request
Exhibit C-3	Form of U.K. Borrowing Request
Exhibit C-4	Form of German Borrowing Request
Exhibit C-5	Form of U.S. Swingline Borrowing Request
Exhibit C-6	Form of Canadian Swingline Borrowing Request
Exhibit C-7	Form of U.K. Swingline Borrowing Request
Exhibit C-8	Form of German Swingline Borrowing Request
Exhibit D	[Reserved]
Exhibit E	Form of Borrowing Base Certificate
Exhibit F	[Reserved]
Exhibit G-1	Form of U.S. Tax Compliance Certificate for Foreign Lenders that Are Not Partnerships
Exhibit G-2	Form of U.S. Tax Compliance Certificate for Foreign Participants that Are Not Partnerships
Exhibit G-3	Form of U.S. Tax Compliance Certificate for Foreign Participants that Are Partnerships
Exhibit G-4	Form of U.S. Tax Compliance Certificate for Foreign Lenders that Are Partnerships

Schedule 1.01(a)	Certain Subsidiaries
Schedule 1.01(b)	Acceptable Appraisers
Schedule 1.01(c)	Authorized Persons
Schedule 1.01(d)	Immaterial Subsidiaries
Schedule 1.01(f)	Unrestricted Subsidiaries
Schedule 1.01(g)	Subsidiary Loan Parties
Schedule 1.01(h)	Permitted Receivables Financing
Schedule 1.01(i)	Existing Bank Product Agreements
Schedule 1.01(j)	Customs Brokers
Schedule 1.01(k)	Account Debtors
Schedule 1.01(l)	Existing Roll-Over Letters of Credit
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.07(b)	Possession under Leases
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.13	Taxes
Schedule 3.16	Environmental Matters
Schedule 3.21	Insurance
Schedule 3.23	Intellectual Property
Schedule 3.27	U.K. Benefit Pension Schemes
Schedule 5.11	Post-Closing Security Deliverables
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.05	Mergers, Consolidations, Sales of Assets and Acquisitions
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

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This ASSET-BASED CREDIT AGREEMENT is entered into as of November 4, 2024 (this “Agreement”), among the U.S. Borrower (as defined herein), the German Lead Borrower (as defined herein), each other German Borrower (as defined herein), GLATFELTER GATINEAU LTÉE, a Canadian corporation (the “Canadian Borrower”), GLATFELTER LYDNEY, LTD., a company incorporated in England and Wales with company number 05734921, GLATFELTER CAERPHILLY, LIMITED, a company incorporated in England and Wales with company number 05285231 and FIBERWEB GEOSYNTHETICS LIMITED, a company incorporated in England and Wales with company number 01589762 (together, the “U.K. Borrowers” and each, a “U.K. Borrower” and together with the U.S. Borrower, the German Borrowers, the Canadian Borrower and the U.K. Borrower, collectively, the “Borrowers” and each, a “Borrower”), the LENDERS party hereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent and U.K. security trustee (in such capacity, the “Collateral Agent”) for the Lenders.

WHEREAS, the Company, Berry Global Group, Inc., a Delaware corporation (“Parent”), Treasure Holdco, Inc., a Delaware corporation (the “Initial Borrower”), Treasure Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company and Treasure Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, are party to that certain RMT Transaction Agreement, dated as of February 6, 2024 (as amended, restated, supplemented or otherwise modified from time to time in a manner consistent with the Commitment Letter, together with the schedules thereto, the “Transaction Agreement”);

WHEREAS, in connection with the Transaction Agreement, the Borrowers have requested that the Lenders extend credit in the form of an asset-based multicurrency revolving loan facility in an aggregate principal amount equal to $350,000,000 (or such higher amount as permitted hereunder), consisting of (w) a U.S. Revolving Facility in an aggregate principal amount at any time outstanding not to exceed $215,000,000, (x) a Canadian Revolving Facility in an aggregate principal amount at any time outstanding not to exceed $22,500,000, (y) a U.K. Revolving Facility in an aggregate principal amount at any time outstanding not to exceed $32,500,000 and (z) a German Revolving Facility in an aggregate principal amount at any time outstanding not to exceed $80,000,000, in each case on the terms and subject to the conditions set forth herein;

WHEREAS, the Borrowers have requested that (I) (w) the U.S. Issuing Banks issue U.S. Letters of Credit in an aggregate stated amount at any time outstanding not to exceed $20,000,000, (x) the Canadian Issuing Banks issue Canadian Letters of Credit in an aggregate stated amount at any time outstanding not to exceed $5,000,000, (y) the U.K. Issuing Banks issue U.K. Letters of Credit in an aggregate stated amount at any time outstanding not to exceed $5,000,000 and (z) the German Issuing Banks issue German Letters of Credit in an aggregate stated amount at any time outstanding not to exceed $10,000,000 and (II) (w) the U.S. Swingline Lender extend credit in the form of U.S. Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $20,000,000, (x) the Canadian Swingline Lender extend credit in the form of Canadian Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $3,000,000, (y) the U.K. Swingline Lender extend credit in the form of U.K. Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $3,000,000 and (z) the German Swingline Lender extend credit in the form of German Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $4,000,000;

WHEREAS, each of the Borrowers and each other Loan Party desires to secure the applicable Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, (i) a first priority Lien on and security interest in all ABL Priority Collateral and (ii) a second priority Lien on and security interest in all Term Priority Collateral;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, each of the Borrowers, the Lenders and the other parties hereto hereby agree as follows:

Article I

Definitions

Section 1.01.       Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Fixed Charge Coverage Ratio” shall mean the ratio of (a) EBITDA of the Company and its Subsidiaries for the most recent period of four consecutive fiscal quarters of the Company for which financial statements are available minus the income taxes paid in cash by the Company and included in the determination of Consolidated Net Income during such period minus non financed Capital Expenditures of the Company and its Subsidiaries during such period to (b) the sum of (i) scheduled principal payment required to be made during such period in respect of Indebtedness for borrowed money plus (ii) the Consolidated Interest Expense (excluding amortization of any original issue discount, interest paid in kind or added to principal and other noncash interest) of the Company and its Subsidiaries for such period plus (iii) Distributions pursuant to Sections 6.06(c), 6.06(e), 6.06(j) and 6.06(k), in each case to the extent paid by the Company in cash.

“ABL Intercreditor Agreement” shall mean the ABL Intercreditor Agreement, dated as of the Closing Date, among the Collateral Agent, the Term Loan Collateral Agent, the Company and the other Guarantors, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms thereof.

“ABL Priority Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABR” shall mean, for any day, the greatest of (a) 0.0% per annum, (b) the Federal Funds Effective Rate plus ½%, (c) Term SOFR for a one-month tenor as in effect on such day, plus 1% (1 percentage point) (provided that clause (c) shall not be applicable during any period in which Term SOFR is unavailable, unascertainable or illegal), and (d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate” in effect on such day, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate. Any change in the ABR due to a change in the foregoing rate shall be effective as of the opening of business on the effective day of such change.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loans” shall mean any Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acceptable Appraiser” shall mean (a) any person listed on Schedule 1.01(b), or (b) any other experienced and reputable appraiser reasonably acceptable to the Company and the Administrative Agent.

“Account” shall mean, with respect to a person, any of such person’s now owned and hereafter acquired or arising accounts, as defined in the UCC (or, as applicable, the PPSA), including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance, and “Accounts” shall mean, with respect to any such person, all of the foregoing.

“Account Debtor” shall mean each person obligated on an Account.

“Account Party” shall have the meaning assigned to such term in Section 2.05(e).

“Additional Fixed Security” shall have the meaning assigned to such term in Section 5.14(d).

“Additional Jurisdictional Facility” shall mean any additional tranche of commitments established hereunder pursuant to Section 1.08 hereof.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, and shall include any Affiliates or branches of Wells Fargo in its or their capacity as Administrative Agent.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(d).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified. For greater certainty, any reference to an Affiliate of the Administrative Agent, a Lender or any other Secured Party shall include a domestic or foreign branch of such Person.

“Agent Advances” shall mean the collective reference to U.S. Agent Advances, Canadian Agent Advances, U.K. Agent Advances and German Agent Advances.

“Agent Assignee” shall have the meaning assigned to such term in Section 8.13(d).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.19.

“Alternate Currency” shall mean, each of (a) Canadian Dollars, Euros or Sterling, and (b) such other currency as requested by the Borrowers and consented to by the Administrative Agent and each applicable Lender or Issuing Bank, as applicable.

“Alternate Currency Letter of Credit” shall mean any Letter of Credit denominated in an Alternate Currency.

“AML Legislation” shall have the meaning assigned to such term in Section 9.32.

“Applicable Designee” shall have the meaning assigned to such term in Section 2.05(v).

“Applicable Margin” shall mean a rate per annum determined as set forth in the Pricing Grid; provided that, for the period from the Closing Date through and including the last day of the first full calendar quarter after the Closing Date, the Applicable Margin shall be determined by reference to Level II of the Pricing Grid.

“Applicable Unused Line Fee Percentage” means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Revolver Usage of the Borrowers for the most recently completed quarter (or portion thereof) as determined by the Administrative Agent in its Reasonable Credit Judgment:

Level	Average Revolver Usage	Applicable Unused Line Fee Percentage
I	> 50.0% of the Revolving Facility Commitments	0.25 percentage points
II	≤ 50.0% of the Revolving Facility Commitments	0.375 percentage points

The Applicable Unused Line Fee Percentage shall be re-determined on the first date of each quarter by the Administrative Agent.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any person of any asset or assets of the Company or any Subsidiary, including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(i).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Company (if required by such assignment and acceptance), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Authorized Person” shall mean any one of the individuals identified as an officer of a Borrower on Schedule 1.01(c) to this Agreement, or any other individual identified by the U.S. Borrower as an authorized person and authenticated through the Administrative Agent’s electronic platform or portal in accordance with its procedures for such authentication.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(b)(iii).

“Availability Period” shall mean (i) with respect to the U.S. Revolving Facility, the period from and including the Closing Date to but excluding the earlier of the Revolving Facility Maturity Date and the date of termination of the U.S. Revolving Facility Commitments, (ii) with respect to the Canadian Revolving Facility, the period from and including the Closing Date to but excluding the earlier of the Revolving Facility Maturity Date and the date of termination of the Canadian Revolving Facility Commitments, (iii) with respect to the U.K. Revolving Facility, the period from and including the Closing Date to but excluding the earlier of the Revolving Facility Maturity Date and the date of termination of the U.K. Revolving Facility Commitments and (iv) with respect to the German Revolving Facility, the period from and including the Closing Date to but excluding the earlier of the Revolving Facility Maturity Date and the date of termination of the German Revolving Facility Commitments.

“Average Revolver Usage” shall mean, with respect to any period, the sum of the aggregate amount of Revolving Facility Credit Exposure for each day in such period (calculated as of the end of each respective day) divided by the number of days in such period.

“Bail-In Action” shall mean the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” shall mean any one or more of the following financial products or accommodations extended to any Loan Party or any of its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards,” “procurement cards” or “p-cards”)), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, (f) Hedge Agreements, or (g) financial products or accommodations provided pursuant to any Existing Bank Product Agreement.

“Bank Product Agreements” shall mean (i) those agreements entered into from time to time by any Loan Party and its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products and (ii) the Existing Bank Product Agreements.

“Bank Product Obligations” shall mean (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and (b) all amounts that the Administrative Agent or any Lender is obligated to pay to a Bank Product Provider as a result of the Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or its Subsidiaries. It is hereby understood that a Bank Product may not be designated as a Bank Product Obligation hereunder to the extent it is similarly treated as such under the Term Credit Agreement and if any such Bank Product is permitted to be treated as a “Bank Product Obligation” (or similar term) under this Agreement and similarly treated under the Term Credit Agreement, (x) if the Bank Product Provider is the Administrative Agent or an affiliate or branch of the Administrative Agent, such agreement shall be deemed so designated under the Term Credit Agreement and not under this Agreement unless otherwise elected by Borrower in writing to the Administrative Agent or (y) if the Bank Product Provider is not the Administrative Agent or an affiliate or branch of the Administrative Agent, such agreement shall be deemed so designated under this Agreement or the Term Credit Agreement as elected by Borrower in writing to the Administrative Agent.

“Bank Product Provider” shall mean (a) the Administrative Agent, any Lender or any of their Affiliates and (b) solely with respect to any Existing Bank Product Agreements, any Existing Bank Product Provider, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that (except with respect to Existing Bank Product Agreements) if, at any time, a Lender (other than Wells Fargo or its Affiliates) ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it so ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Products Reserve” shall mean the aggregate amount of reserves established by the Administrative Agent from time to time in its Reasonable Credit Judgment in respect of Bank Products (including, for the avoidance of doubt, any Bank Products provided pursuant to Existing Bank Product Agreements) which shall at all times include a reserve for the maximum amount of all Noticed Bank Products outstanding at that time (or, in the case of Noticed Bank Products with respect to Hedge Agreements, a reserve in an amount not exceeding the Hedge Termination Value thereof), including, without duplication, a reserve for the maximum amount of the Existing Bank Products Cap to the extent the applicable Existing Bank Product Provider with respect to such Bank Products has requested in writing that such reserve be established.

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Basel III” shall mean

a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

b)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Base Rate” shall mean ABR or the Canadian Base Rate, as the context may require.

“Base Rate Borrowing” shall mean a Borrowing compromised of Base Rate Loans.

“Base Rate Loan” shall mean (i) any U.S. Revolving Loan, U.S. Swingline Loan or U.S. Agent Advance, in each case, bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II and (ii) any Canadian Revolving Loan, Canadian Swingline Loan or Canadian Agent Advance, in each case, during any period for which it bears interest by reference to the Canadian Base Rate, as the context requires. All Base Rate Loans shall be denominated in Dollars (if bearing interest at the ABR) or denominated in Canadian Dollars (if bearing interest at the Canadian Base Rate), as the case may be.

“Below Threshold Asset Sale Proceeds” shall have the meaning assigned to such term in the definition of “Cumulative Credit” in this Section 1.01.

“Benchmark” shall mean, initially, with respect to any (a) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or then-current Benchmark for Dollars, then “Benchmark” shall mean, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b), (b) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Canadian Dollars, the Term CORRA Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate or then-current Benchmark for Canadian Dollars, then “Benchmark” shall mean, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b), (c) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Sterling, the Daily Simple RFR; provided that if a Benchmark Transition Event has occurred with respect to such Daily Simple RFR or the then-current Benchmark for Sterling, then “Benchmark” shall mean with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b) and (d) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, the Daily Resetting Term Rate or EURIBOR, as applicable; provided that if a Benchmark Transition Event has occurred with respect to the Daily Resetting Term Rate, EURIBOR or the then-current Benchmark for Euros, then “Benchmark” shall mean, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b).

“Benchmark Rate” shall mean a Term Rate, a Daily Simple RFR or a Daily Resetting Term Rate, as the context may require.

“Benchmark Rate Business Day” shall mean, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, a U.S. Government Securities Business Day, (b) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (c) Canadian Dollars, any day (other than a Saturday or Sunday) on which banks are open for business in Toronto, Ontario, Canada and (d) Euros, any Business Day; provided, that for purposes of notice requirements in Sections 2.03(a), 2.03(b), 2.03(c), 2.03(d) and 2.10(b), in each case, such day is also a Business Day.

“Benchmark Rate Loan” means a Term Rate Loan, a Daily Simple RFR Loan or a Daily Resetting Term Rate Loan, as the context may require.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the U.S. Borrower as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable currency at such time and (ii) the related Benchmark Replacement Adjustment; provided that, in each case, if such Benchmark Replacement as so determined would be less than the interest rate “floor” applicable to such then-current Benchmark, such Benchmark Replacement shall be deemed to be the interest rate “floor” applicable to such then-current Benchmark for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the U.S. Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency.

“Benchmark Replacement Date” shall mean, the earliest to occur of the following events with respect to the then-current Benchmark for any currency:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to the then-current Benchmark for any currency, the occurrence of one or more of the following events with respect to such Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” shall mean with respect to any Benchmark for any currency, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” shall mean, with respect to any then-current Benchmark for any currency, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b) and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Berry” shall mean Berry Global, Inc., a Delaware corporation.

“Berry Specified Acquisition Agreement Representations” shall mean the representations and warranties made by or with respect to the Initial Borrower and its subsidiaries in the Transaction Agreement as are material to the interests of the Lenders (in their capacities as such) (but only to the extent that the Company or its affiliates have the right (taking into account any applicable cure provisions) not to consummate the Transactions, or to terminate their obligations (or otherwise do not have an obligation to close), under the Transaction Agreement as a result of a failure of such representations in the Transaction Agreement to be true and correct).

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocked Account Agreement” shall mean an agreement among one or more of the Loan Parties, the Collateral Agent, and a Clearing Bank or any similar documentation or requirement, including notice to and acknowledgement from the relevant Clearing Bank, in form and substance reasonably satisfactory to the Collateral Agent, concerning the collection of payments which represent the proceeds of Accounts and other Collateral of a Loan Party or necessary to perfect the security interest of the Collateral Agent in respect of the proceeds of Accounts, any Payment Account or other Collateral of a Loan Party.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean as to any person, the board of directors or other governing body of such person, or, if such person is owned or managed by a single entity, the board of directors or other governing body of such person.

“Bona Fide Debt Fund” means any Person or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any competitor of the Company and/or any of its Subsidiaries or (b) any Affiliate of such competitor, but with respect to which no personnel involved with any investment by such competitor or Affiliate (i) makes, has the right to make or participates with others in making any investment decisions with respect to such Person or (ii) has access to any information (other than information that is publicly available) relating to the Company or its Subsidiaries or any entity that forms a part of the business of the Company or any of its Subsidiaries.

“Borrower” shall mean the U.S. Borrower, the Canadian Borrower, a U.K. Borrower and/or a German Borrower, as the context may require, and “Borrowers” shall mean all of the foregoing persons.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17.

“Borrowing” shall mean a U.S. Borrowing, a Canadian Borrowing, a U.K. Borrowing and/or a German Borrowing, as the context may require.

“Borrowing Base” shall refer to the U.S. Borrowing Base, the Canadian Borrowing Base the U.K. Borrowing Base or the German Borrowing Base, in each case, as the context may require.

“Borrowing Base Certificate” shall mean a certificate by a Responsible Officer of the U.S. Borrower, substantially in the form of Exhibit E (or another form reasonably acceptable to the Administrative Agent) setting forth the calculation of the Total Borrowing Base, including a calculation of each separate Borrowing Base within the Total Borrowing Base (including a calculation of the Global Borrowing Base and the North American Borrowing Base) and each component thereof (including, in either case, to the extent the any Borrower has received notice of any Reserve from the Administrative Agent, any of the Reserves included in such calculation pursuant to clause (b) of each of the definitions of “U.S. Borrowing Base,” “Canadian Borrowing Base,” “U.K. Borrowing Base” and “German Borrowing Base”), all in such detail as shall be reasonably satisfactory to the Administrative Agent.

“Borrowing Base Threshold” shall mean at any time an amount equal to 5.0% of the aggregate Borrowing Base at such time.

“Borrowing Base Parties” shall mean the US Loan Parties, the Canadian Loan Parties, the U.K. Borrowers and the German Borrowers.

“Borrowing Minimum” shall mean (w) in the case of U.S. Borrowings, $5 million, except in the case of U.S. Swingline Loans, $1 million, (x) in the case of Canadian Borrowings, (i) if denominated in Canadian Dollars, CD$5 million, except in the case of Canadian Swingline Loans, CD$1 million, and (ii) if denominated in Dollars, $5 million, except in the case of Canadian Swingline Loans, $1 million and (y) in the case of U.K. Borrowings, if denominated in Euros, €5 million, except in the case of U.K. Swingline Loans, €1 million, (i) if denominated in Dollars, $5 million, except in the case of U.K. Swingline Loans, $1 million and (ii) if denominated in Sterling, £5 million, except in the case of U.K. Swingline Loans, £1 million and (z) in the case of German Borrowings, (i) if denominated in Euros, €5 million except in the case of German Swingline Loans, €1 million and (ii) if denominated in Dollars, $5 million, except in the case of German Swingline Loans, $1 million.

“Borrowing Multiple” shall mean (w) in the case of U.S. Borrowings, $1 million, except in the case of U.S. Swingline Loans, $500,000, (x) in the case of Canadian Borrowings, (i) if denominated in Canadian Dollars, CD$1 million, except in the case of Canadian Swingline Loans, CD$500,000, and (ii) if denominated in Dollars, $1 million, except in the case of Canadian Swingline Loans, $500,000, (y) in the case of U.K. Borrowings, (i) if denominated in Euros, €1,000,000, except in the case of U.K. Swingline Loans, €500,000, (ii) if denominated in Dollars, $1,000,000, except in the case of U.K. Swingline Loans, $500,000 and (iii) if denominated in Sterling, £1,000,000, except in the case of U.K. Swingline Loans, £500,000 and (z) in the case of German Borrowings, (i) if denominated in Euros, €1,000,000, except in the case of German Swingline Loans, €500,000 and (ii) if denominated in Dollars, $1,000,000, except in the case of German Swingline Loans, $500,000.

“Borrowing Request” shall mean a U.S. Borrowing Request, a Canadian Borrowing Request, a U.K. Borrowing Request or a German Borrowing Request, in each case as the context may require.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Combination” shall mean the merger of Treasure Merger Sub I, Inc. with and into the Initial Borrower, with the Initial Borrower surviving such merger, and immediately following such merger, the merger of the Initial Borrower with and into Treasure Merger Sub II, LLC, with Treasure Merger Sub II, LLC surviving the merger, pursuant to the Transaction Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed; provided, that (i) when used in connection with a Loan denominated in Canadian Dollars, such day shall be a day on which banks are open for business in Toronto, Canada but excluding Saturday, Sunday and any other day which is a legal holiday in Toronto, Canada, (ii) when used in connection with a Loan denominated in Euros, such day shall be a day on which banks are open for business in Frankfurt am Main Germany, but excluding Saturday, Sunday and any other day which is a legal holiday in Frankfurt am Main, Germany provided that this day is also a TARGET Day and (iii) when used in connection with a Loan denominated in Sterling, shall mean a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday in England & Wales.

“Canadian Agent Advance Exposure” shall mean at any time the aggregate principal amount of all outstanding Canadian Agent Advances at such time. The Canadian Agent Advance Exposure of any Canadian Revolving Lender at any time shall mean its Pro Rata Share of the aggregate Canadian Agent Advance Exposure at such time.

“Canadian Agent Advances” shall have the meaning assigned to such term in Section 2.04(d)(ii).

“Canadian Availability” shall mean, at any time, (a) the Canadian Line Cap at such time minus (b) the Canadian Revolving Facility Credit Exposure at such time.

“Canadian Base Rate” shall mean on any day, the rate per annum equal to the greatest of (a) 0.0% per annum, (b) Term CORRA for a one-month tenor as in effect on such day, plus 1.00% (provided that clause (b) shall not be applicable during any period in which Term CORRA is unavailable, unascertainable or illegal) and (c) the “prime rate” for Canadian Dollar commercial loans made in Canada as reported by Reuters under Reuters Instrument Code <CAPRIME=> on the “CA Prime Rate (Domestic Interest Rate) – Composite Display” page (or any successor page or such other commercially available service or source (including the Canadian Dollar “prime rate” announced by a Schedule I bank under the Bank Act (Canada) as the Administrative Agent may designate from time to time)). Any change in the Canadian Base Rate due to a change in the foregoing rate shall be effective as of the opening of business on the effective day of such change.

“Canadian Base Rate Borrowing” shall mean a Borrowing comprised of Canadian Base Rate Loans.

“Canadian Base Rate Loans” shall mean any Loan bearing interest at a rate determined by reference to the Canadian Base Rate in accordance with the provisions of Article II.

“Canadian Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any additional Borrower added pursuant to Section 1.08 hereof incorporated or organized under the laws of Canada.

“Canadian Borrowing” shall mean all Canadian Revolving Loans of a single Type and made on a single date and, in the case of Term SOFR Loans or Term CORRA Loans, as to which a single Interest Period is in effect. Unless the context indicates otherwise, the term “Canadian Borrowing” shall also include any Canadian Swingline Borrowing and any Canadian Agent Advance.

“Canadian Borrowing Base” shall mean, at any time, an amount equal to the result of:

(a)            the sum of (A) ninety percent (90.0%) of the Net Amount of Eligible Accounts of the Canadian Loan Parties, (B) ninety percent (90.0%) of the Net Orderly Liquidation Value of Eligible Inventory of the Canadian Loan Parties and (C) one hundred percent (100.0%) of unrestricted cash of the Canadian Loan Parties held in deposit accounts with any Lender subject to Blocked Account Agreements in favor of the Collateral Agent and that is not subject to any other Lien other than Permitted Liens that are junior in priority to the Collateral Agent’s Liens (other than statutory landlord’s Liens to the extent provided otherwise by a Requirement of Law); provided that, with respect to any unrestricted cash included in the Canadian Borrowing Base pursuant to clause (C) that is not held in a deposit account with the Administrative Agent, the Administrative Agent may request, at any time and from time to time (which such request may be made as frequently as daily), reporting by the U.S. Borrower to the Administrative Agent of the then-current balance of any such unrestricted cash; provided, further, that the Administrative Agent may, upon written notice to the U.S. Borrower, adjust the amount of unrestricted cash included in the Canadian Borrowing Base pursuant to clause (C) above on a daily basis to reflect the aggregate amount of such unrestricted cash as of the open of any Business Day as verified by the Administrative Agent (in the case of any such unrestricted cash held in a deposit account with the Administrative Agent) or as reported to the Administrative Agent by the U.S. Borrower pursuant to the immediately preceding proviso (in the case of any such unrestricted cash held in a deposit account not with the Administrative Agent), minus

(b)            all Reserves, without duplication of any items that are otherwise addressed or excluded through eligibility criteria, which the Administrative Agent deems necessary in the exercise of its Reasonable Credit Judgment to maintain with respect to any Canadian Loan Party, including the Canadian Priority Payables Reserve and other Reserves for any amounts which the Administrative Agent or any Lender may be obligated to pay in the future for the account of any Canadian Loan Party.

The specified percentages set forth in this definition will not be reduced without the consent of the Company or the Canadian Borrower. Any determination by the Administrative Agent in respect of the Canadian Borrowing Base shall be based on the Administrative Agent’s Reasonable Credit Judgment. The parties understand that the exclusionary criteria in the definitions of “Eligible Accounts,” “Eligible In-Transit Inventory” and “Eligible Inventory”, any Reserves that may be imposed as provided herein, and Net Amount of Eligible Accounts and factors considered in the calculation of Net Orderly Liquidation Value of Eligible Inventory have the effect of reducing the Canadian Borrowing Base, and, accordingly, whether or not any provisions hereof so state, all of the foregoing shall be determined without duplication so as not to result in multiple reductions in the Canadian Borrowing Base for the same facts or circumstances.

“Canadian Borrowing Request” shall mean a request by the Canadian Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-2.

“Canadian Collateral” shall mean all the “Collateral” as defined in any Canadian Security Document (including hypothecated property pursuant to a deed of hypothec) and all other property that is subject to any Lien in favor of the Collateral Agent or any Subagent for the benefit of the applicable Secured Parties pursuant to any Canadian Security Documents.

“Canadian Collateral Agreement” shall mean the Canadian Guarantee and Collateral Agreement, dated as of the Closing Date, as amended, supplemented or otherwise modified from time to time, among the Canadian Borrower, each Canadian Subsidiary Loan Party and the Collateral Agent.

“Canadian Defined Benefit Plan” shall mean a Canadian Pension Plan which contains a “defined benefit provision”, as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Economic Sanctions and Export Control Laws” shall mean any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

“Canadian Issuing Bank” shall mean (i) Wells Fargo Capital Finance Corporation Canada (including, to the extent applicable, represented by and acting for, through or on behalf of an Underlying Issuer), (ii) Citibank, N.A., (iii) Barclays Bank PLC, (iv) HSBC Bank USA, N.A., (v) Goldman Sachs Bank USA, (vi) PNC Bank, National Association, (vii) UBS AG, Stamford Branch and (viii) each other Canadian Issuing Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of Canadian Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(k); provided that none of Citibank, N.A., Barclays Bank PLC, Goldman Sachs Bank USA or UBS AG, Stamford Branch shall be obligated to issue any Letter of Credit other than standby letters of credit. A Canadian Issuing Bank may, in its discretion, arrange for one or more Canadian Letters of Credit to be issued by Affiliates or branches of such Canadian Issuing Bank, in which case the term “Canadian Issuing Bank” shall include any such Affiliate or branch with respect to Canadian Letters of Credit issued by such Affiliate or branch.

“Canadian Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(c)(ii).

“Canadian L/C Disbursement” shall mean a payment or disbursement made by a Canadian Issuing Bank pursuant to a Canadian Letter of Credit.

“Canadian L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(c)(ii).

“Canadian Letter of Credit” shall mean any standby or sight commercial Letter of Credit issued pursuant to Section 2.05(a)(ii).

“Canadian Letter of Credit Commitment” shall mean, with respect to each Canadian Issuing Bank, the commitment of such Canadian Issuing Bank to issue Canadian Letters of Credit pursuant to Section 2.05. As of the Closing Date, the amount of each Canadian Issuing Bank’s Canadian Letter of Credit Commitment is set forth on Schedule 2.01.

“Canadian Letter of Credit Sublimit” shall mean the aggregate Canadian Letter of Credit Commitments of the Canadian Issuing Banks, in an amount not to exceed $5.0 million (or the equivalent thereof in an Alternate Currency).

“Canadian Line Cap” shall mean at any time the lesser of (i) the aggregate Canadian Revolving Facility Commitments at such time and (ii) the Global Borrowing Base at such time.

“Canadian Loan Party” shall mean the Canadian Borrower and the Canadian Subsidiary Loan Parties.

“Canadian Multi-Employer Plan” shall mean a “multi-employer plan” as such term is defined in subsection 8500(1) of the Income Tax Regulations (Canada) that any Canadian Loan Party contributes to pursuant to the terms of a collective agreement, participation agreement or trust agreement.

“Canadian Obligations” shall mean Obligations owing by the Canadian Loan Parties and their Subsidiaries that are not Loan Parties.

“Canadian Payment Account” shall have the meaning assigned to such term in Section 5.14(a).

“Canadian Pending Revolving Loans” shall mean, at any time, the aggregate principal amount of all Canadian Revolving Loans, Canadian Swingline Loans and Canadian Agent Advances requested in any Canadian Borrowing Request received by the Administrative Agent or otherwise which have not yet been advanced.

“Canadian Pension Plan” shall mean a registered pension plan that is subject to federal or provincial pension standards legislation in Canada, and is sponsored or administered by a Loan Party; provided that the term “Canadian Pension Plan” shall not include any statutory plans, such as the Canada Pension Plan as maintained by the Government of Canada or the Quebec Pension Plan as maintained by the Province of Quebec, or any Canadian Multi-Employer Plan.

“Canadian Priority Payables Reserve” shall mean, on any date of determination, a reserve in such amount as the Administrative Agent may determine in its Reasonable Credit Judgment which reflects amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to or pari passu with the Collateral Agent’s and/or the Secured Parties’ Liens, including, without limitation, (a) any amounts deemed to be held in trust, or held in trust, pursuant to applicable law, (b) any amounts due and not paid for wages, severance pay or vacation pay (including amounts protected by the Wage Earner Protection Program Act (Canada)), (c) amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, (d) all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), sales tax, goods and services tax, value added tax, harmonized tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) or similar applicable provincial or territorial legislation, government royalties, (e) amounts currently or past due and not paid for realty, municipal or similar taxes, (f) all amounts currently or past due and not contributed, remitted or paid to any Canadian Pension Plan or under the Canada Pension Plan or Quebec Pension Plan or the PBA or other applicable pension standard legislation in Canada, and (g) any amounts representing any Unfunded Pension Liability with respect to any Canadian Defined Benefit Plan.

“Canadian Pension Termination Event” shall mean (a) the withdrawal of any Canadian Loan Party from a Canadian Multi-Employer Plan; or (b) the filing of a notice of intent to terminate in whole or in part a Canadian Defined Benefit Plan or the filing of an amendment with FSRA which terminates a Canadian Defined Benefit Plan, in whole or in part; or (c) the institution of proceedings by FSRA to terminate a Canadian Defined Benefit Plan in whole or in part or have a replacement administrator appointed to administer a Canadian Defined Benefit Plan; or (d) any other event or condition or declaration or application which results in the termination or winding up of a Canadian Defined Benefit Plan, in whole or in part, or the appointment by FSRA of a replacement administrator to administer a Canadian Defined Benefit Plan.

“Canadian Revolving Facility” shall mean the Canadian Revolving Facility Commitments (including any Incremental Revolving Facility Commitments thereunder) and the extensions of credit made hereunder by the Canadian Revolving Lenders.

“Canadian Revolving Facility Borrowing” shall mean a Borrowing comprised of Canadian Revolving Loans.

“Canadian Revolving Facility Commitment” shall mean, with respect to each Canadian Revolving Lender, the commitment of such Canadian Revolving Lender to make Canadian Revolving Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Canadian Revolving Lender’s Canadian Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased or provided under Section 2.21. As of the Closing Date, the amount of each Canadian Revolving Lender’s Canadian Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Canadian Revolving Facility Commitment (or Incremental Revolving Facility Commitment thereunder), as applicable. As of the Closing Date, the aggregate amount of the Canadian Revolving Lenders’ Canadian Revolving Facility Commitments prior to any Incremental Revolving Facility Commitments is $22,500,000.

“Canadian Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Canadian Revolving Loans outstanding at such time, (b) the aggregate amount of Canadian Pending Revolving Loans, (c) the Canadian Swingline Exposure and Canadian Agent Advance Exposure at such time and (d) the Canadian Revolving L/C Exposure at such time. The Canadian Revolving Facility Credit Exposure of any Canadian Revolving Lender at any time shall be the product of (x) such Canadian Revolving Lender’s Pro Rata Share and (y) the aggregate Canadian Revolving Facility Credit Exposure of all Canadian Revolving Lenders, collectively, at such time.

“Canadian Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Canadian Letters of Credit outstanding at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof) and (b) the aggregate principal amount of all Canadian L/C Disbursements that have not yet been reimbursed at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). The Canadian Revolving L/C Exposure of any Canadian Revolving Lender at any time shall mean its Pro Rata Share of the aggregate Canadian Revolving L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Canadian Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Canadian Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Canadian Letter of Credit at any time shall be deemed to be the stated amount of such Canadian Letter of Credit in effect at such time; provided, that with respect to any Canadian Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Canadian Letter of Credit shall be deemed to be the maximum stated amount of such Canadian Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Canadian Revolving Lender” shall mean a Lender (including an Incremental Revolving Lender) with a Canadian Revolving Facility Commitment or with outstanding Canadian Revolving Loans.

“Canadian Revolving Loan” shall mean a Loan made by a Canadian Revolving Lender pursuant to Section 2.01(b) or 2.21.

“Canadian Security Documents” shall mean the Canadian Collateral Agreement executed and delivered by a Canadian Loan Party and each of the security agreements, deeds of hypothec and other instruments and documents governed by the laws of Canada or any province or territory thereof executed and delivered by a Canadian Loan Party pursuant to any of the foregoing or pursuant to Section 5.10 to secure any of the applicable Obligations.

“Canadian Specified Availability” shall mean, at any time, the sum of (i) Canadian Availability at such time plus (ii) Canadian Suppressed Availability at such time.

“Canadian Subsidiary” shall mean any Subsidiary of the Company organized now or hereafter under the laws of Canada or a province or territory thereof.

“Canadian Subsidiary Loan Party” shall mean, other than any Immaterial Subsidiary, (a) each Canadian Subsidiary that is a Wholly Owned Subsidiary of the Company on the Closing Date (other than the Canadian Borrower) and (b) each Canadian Subsidiary that is a Wholly Owned Subsidiary of the Company that becomes, or is required to become, a party to the Canadian Collateral Agreement after the Closing Date. As of the Closing Date, each Canadian Subsidiary Loan Party is set forth on Schedule 1.01(g).

“Canadian Suppressed Availability” shall mean, at any time, the excess at such time of (i) the Canadian Borrowing Base at such time over (ii) the Canadian Revolving Facility Commitments at such time; provided that Canadian Suppressed Availability shall not at any time exceed an amount equal to 5.0% of the Canadian Revolving Facility Commitments at such time.

“Canadian Swingline Borrowing” shall mean a Borrowing comprised of Canadian Swingline Loans.

“Canadian Swingline Borrowing Request” shall mean a request by the Canadian Borrower substantially in the form of Exhibit C-6.

“Canadian Swingline Commitment” shall mean, with respect to the Canadian Swingline Lender, the commitment of the Canadian Swingline Lender to make Canadian Swingline Loans pursuant to Section 2.04. The aggregate amount of the Canadian Swingline Commitments on the Closing Date is $3,000,000; provided, that the Canadian Swingline Lender may at any time and from time to time, at its sole discretion, reduce such aggregate commitment amount by the aggregate amount of all Canadian Swingline Commitments then held by or attributed to Canadian Revolving Lenders who are then Defaulting Lenders.

“Canadian Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Canadian Swingline Borrowings at such time. The Canadian Swingline Exposure of any Canadian Revolving Lender at any time shall mean its Pro Rata Share of the aggregate Canadian Swingline Exposure at such time.

“Canadian Swingline Lender” shall mean Wells Fargo Capital Finance Corporation Canada in its capacity as a lender of Canadian Swingline Loans.

“Canadian Swingline Loans” shall mean the Swingline Loans made to the Canadian Borrower pursuant to Section 2.04(a)(ii).

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person, provided, however, that Capital Expenditures for the Company and the Subsidiaries shall not include:

(a)            expenditures to the extent they are made with proceeds of the issuance of Equity Interests of the Company after the Closing Date or funds that would have constituted any Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but for the application of the first proviso to such clause (a)),

(b)            expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Company and the Subsidiaries within 15 months of receipt of such proceeds (or, if not made within such period of 15 months, are committed to be made during such period),

(c)            interest capitalized during such period,

(d)            expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding the Company or any Subsidiary thereof) and for which neither the Company nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

(e)            the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(f)             the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business,

(g)            Investments in respect of a Permitted Business Acquisition,

(h)            the Business Combination and the Closing Date Assignment, or

(i)             the purchase of property, plant or equipment made within 15 months of the sale of any asset to the extent purchased with the proceeds of such sale (or, if not made within such period of 15 months, to the extent committed to be made during such period).

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Collateral” shall have the meaning assigned to such term in the definition of “Cash Collateralize” in this Section 1.01.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, an Issuing Bank or a Swingline Lender (as applicable) and the Lenders, as collateral for Revolving L/C Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable Issuing Bank or Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Bank or Swingline Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Triggering Event” shall occur at any time that (a) Specified Availability is less than the greater of 10% of the Combined Line Cap at such time and $27,500,000 for five (5) consecutive Business Days or (b) an Event of Default shall have occurred and be continuing. Once occurred, a Cash Dominion Triggering Event described in clause (a) above shall be deemed to be continuing until such time as Specified Availability is at least equal to the amount required in the immediately preceding sentence for twenty consecutive calendar days and a Cash Dominion Triggering Event described in clause (b) above shall be deemed to be continuing until such Event of Default is no longer continuing.

“Cash Interest Expense” shall mean, with respect to the Company and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of, without duplication, (a) pay in kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Company or any Subsidiary, including such fees paid in connection with the Transactions or upon entering into a Permitted Receivables Financing, (c) the amortization of debt discounts, if any, or fees in respect of Hedge Agreements and (d) cash interest income of Company and its Subsidiaries for such period; provided, that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the Transactions or upon entering into a Permitted Receivables Financing, or upon entering into any amendment of this Agreement.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the automated clearing house processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“CD” and “Canadian Dollars” each shall mean the lawful currency of Canada.

A “Change in Control” shall be deemed to occur if:

(a)            at any time, (i) a majority of the seats (other than vacant seats) on the Board of Directors of the Company shall at any time be occupied by persons who were neither (A) nominated by the board of directors of the Company or a member of the Management Group, (B) appointed by directors so nominated nor (C) appointed by a member of the Management Group or (ii) the Company shall fail to own, directly or indirectly, beneficially and of record, 100)% of the issued and outstanding Equity Interests of each other Borrower; or

(b)            at any time, a “change of control” (or similar event) shall occur under any Material Indebtedness or any Disqualified Stock (to the extent the aggregate amount of the applicable Disqualified Stock exceeds $100.0 million); or

(c)            any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 as in effect on the Closing Date), shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in the Company’s Equity Interests.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act (or any European equivalent regulation (such as the European Market Infrastructure Regulation)) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, CRR, Reformed Basel III or CRR3 shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Clearing Bank” shall mean either Wells Fargo or any other banking institution with whom a Payment Account has been established pursuant to a Blocked Account Agreement.

“Closing Date” shall mean November 4, 2024.

“Closing Date Assignment” shall mean, the assumption, on the Closing Date, immediately after the consummation of the Business Combination, of the obligations of Treasure Merger Sub II, LLC by the Company.

“CME” shall mean CME Group Benchmark Administration Limited.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean the U.S. Collateral, the Canadian Collateral, the U.K. Collateral and the German Collateral, collectively.

“Collateral Access Agreement” shall mean a landlord waiver, bailee letter or similar acknowledgment, in form and substance reasonably satisfactory to the Collateral Agent and containing such lien waivers, subordination provisions and other agreements of any lessor, landlord, warehouseman or processor in possession of Inventory, in each case reasonably required by the Collateral Agent to preserve, protect and maintain the security interest (and the priority of the security interest) of the Collateral Agent in such Inventory and executed pursuant to the requirements set forth in clause (k) of the definition of “Eligible Inventory.”

“Collateral Agent” shall mean the party acting as collateral agent and U.K. security trustee for the Secured Parties under the Security Documents. On the Closing Date, the Collateral Agent is the same person as the Administrative Agent. Unless the context otherwise requires, the term “Administrative Agent,” as used herein shall, unless the context otherwise requires, include the Collateral Agent, notwithstanding various specific references to the Collateral Agent herein.

“Collateral Agent’s Liens” shall mean the Liens in the Collateral granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Collateral Agreements and the other Loan Documents.

“Collateral Agreements” shall mean the U.S. Collateral Agreement, the Canadian Collateral Agreement, the U.K. Security Documents and the German Collateral Agreements.

“Collateral and Guarantee Requirement” shall mean the requirement that, subject to the limitations provided for in Section 9.23 with respect to the U.K. Loan Parties and Section 9.24 with respect to the German Loan Parties:

(a)            on the Closing Date, the Collateral Agent shall have received from the Company and each Person that is a U.S. Subsidiary Loan Party pursuant to clause (a) of the definition thereof, a counterpart of the U.S. Collateral Agreement duly executed and delivered on behalf of such Person;

(b)            subject to Section 5.11, on or before the Closing Date, (i) the Collateral Agent shall have received (A) a pledge of all the issued and outstanding Equity Interests of each Person that is a Domestic Subsidiary on the Closing Date (other than Subsidiaries listed on Schedule 1.01(a)) owned on the Closing Date directly by or on behalf of the Company or any U.S. Subsidiary Loan Party and (B) a pledge of all the outstanding Equity Interests of (1) each “first tier” Foreign Subsidiary directly owned by any U.S. Loan Party and (2) each “first tier” Qualified CFC Holding Company directly owned by any U.S. Loan Party; provided that in the case of pledges to secure Obligations with respect to a Loan to the U.S. Borrower, the pledge described in the preceding clause (1) and clause (2) shall be limited to 65.0% of the outstanding Equity Interests of each such first tier Foreign Subsidiary (other than a Canadian Subsidiary) and Qualified CFC Holding Company and (ii) the Collateral Agent (or its bailee pursuant to the ABL Intercreditor Agreement), shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, such pledges to be governed by the laws of the jurisdiction of incorporation, organization or formation of such Subsidiary in respect of any U.K. Subsidiary or by the laws of the United States of America or any state thereof in respect of any Subsidiary incorporated, organized or formed under the laws of the United States, Canada or any other jurisdiction;

(c)            on the Closing Date, the Collateral Agent shall have received (i) from the Canadian Borrower and each Canadian Subsidiary Loan Party, a counterpart of the Canadian Collateral Agreement and, as required, a deed of hypothec, each duly executed and delivered on behalf of such person and (ii) an Acknowledgment and Consent in the form attached to the Canadian Collateral Agreement, executed and delivered by each issuer of Pledged Collateral (as defined in the Canadian Collateral Agreement), if any, that is not a Canadian Loan Party;

(d)            subject to Section 5.11, on or before the Closing Date, (i) the Collateral Agent shall have received a pledge of all the issued and outstanding Equity Interests of (x) the Canadian Borrower and (y) each “first tier” Subsidiary owned directly by or on behalf of the Canadian Borrower or any other Canadian Loan Party; provided that in the case of a pledge to secure Obligations with respect to a Loan to the U.S. Borrower, the pledge described in the preceding clause (y) shall be limited to 65.0% of the outstanding Equity Interests of each such Subsidiary (other than a U.S. Subsidiary or a Canadian Subsidiary) and Qualified CFC Holding Company, in each case that is directly owned by the Canadian Borrower or any other Canadian Loan Party and (ii) the Collateral Agent (or its bailee pursuant to the ABL Intercreditor Agreement) shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, such pledges to be governed by the laws of the jurisdiction of incorporation, organization or formation of such Subsidiary in respect of any Canadian Subsidiary, U.K. Subsidiary or U.S. Subsidiary or by the laws of Canada or any province or territory thereof in respect of any Subsidiary incorporated, organized or formed under the laws of any other jurisdiction;

(e)            on the Closing Date, the Collateral Agent shall have received from each U.K. Loan Party a counterpart of the U.K. Collateral Agreement and from the German Lead Borrower and PGI Europe, LLC (a Delaware company) a counterpart of each U.K. Share Charge, each duly executed and delivered on behalf of each party thereto;

(f)            subject to Section 5.11, on or before the Closing Date, (i) the Collateral Agent shall have received, to the extent not otherwise provided pursuant to a U.K. Security Document, a pledge or charge (as applicable) of all the issued and outstanding Equity Interests of (x) each U.K. Loan Party and (y) each “first tier” Subsidiary owned directly by or on behalf of a U.K. Borrower or any other U.K. Loan Party; and (ii) the Collateral Agent (or its bailee pursuant to the ABL Intercreditor Agreement) shall have received all certificates or other instruments (if any) representing the Equity Interests of each a “first tier” U.K. Subsidiary, Canadian Subsidiary and Domestic Subsidiary of such U.K. Loan Party, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, such pledges to be governed by the laws of the jurisdiction of incorporation, organization or formation of the Subsidiary in respect of any U.K. Subsidiary or by the laws of the United States of America or any state thereof in respect of any Subsidiary incorporated, organized or formed under the laws of the United States, Canada or any other jurisdiction and provided that the U.K. Loan Parties shall not be required to deliver certificates or other instruments (if any) representing the Equity Interests together with stock powers or other instruments of transfer with respect thereto endorsed in blank in respect of Equity Interests in a Subsidiary the subject only of a U.K. Security Document if such Subsidiary is not incorporated, organized or formed under the laws of England & Wales;

(g)            on the Closing Date, the Collateral Agent shall have received from each German Loan Party, a counterpart of each German Collateral Agreement and the German Guarantee Agreement;

(h)            [reserved];

(i)             (i) all Indebtedness of the Company and each Subsidiary having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $10 million (other than (A) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and its Subsidiaries or (B) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the U.S. Collateral Agreement or Canadian Collateral Agreement, as applicable (or other applicable Security Document as reasonably required by the Collateral Agent), and (ii) the Collateral Agent (or its bailee pursuant to the ABL Intercreditor Agreement) shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(j)             in the case of any Person that becomes a U.S. Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received a supplement to each of the U.S. Collateral Agreement and the ABL Intercreditor Agreement, in the form specified therein, duly executed and delivered on behalf of such U.S. Subsidiary Loan Party;

(k)            in the case of any Person that becomes a Canadian Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received a supplement to the Canadian Collateral Agreement, in the form specified therein, and, as required, a deed of hypothec, each duly executed and delivered on behalf of such Canadian Subsidiary Loan Party;

(l)             in the case of any Person that becomes a U.K. Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received an accession or supplement (if applicable) to each relevant U.K. Security Document in the form specified therein or a new U.K. Security Document in substantially the same form any corresponding U.K. Security Document provided in connection with the Closing Date, in each case, as reasonably requested by the Collateral Agent and duly executed and delivered on behalf of such U.K. Subsidiary Loan Party;

(m)           in the case of any Person that becomes a German Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received, a supplement (if applicable) to each German Collateral Agreement in the form specified therein or new German Collateral Agreement in each case as reasonably requested by the Collateral Agent and duly executed and delivered on behalf of such German Subsidiary Loan Party or its respective shareholder as applicable;

(n)            [reserved];

(o)            after the Closing Date, (i) all the outstanding Equity Interests of (A) any Person that becomes a Subsidiary Loan Party after the Closing Date and (B) subject to Section 5.10(g), all the Equity Interests that are acquired by a Loan Party after the Closing Date (including, without limitation, the Equity Interests of any Special Purpose Receivables Subsidiary established after the Closing Date), shall have been pledged or charged pursuant to a security agreement governed by the laws of the jurisdiction in which that Person is incorporated, which such security agreement shall be a Loan Document; provided that in the case of pledges to secure Obligations with respect to a Loan to the U.S. Borrower, in no event shall more than 65.0% of the issued and outstanding Equity Interests of any “first tier” Foreign Subsidiary (other than a Canadian Subsidiary) or any “first tier” Qualified CFC Holding Company directly owned by a U.S. Loan Party or a Canadian Loan Party be pledged to secure such Obligations, and (ii) the Collateral Agent (or its bailee pursuant to the ABL Intercreditor Agreement) shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(p)            except as otherwise contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code or PPSA financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(q)            except as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

(r)             after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10.

“Collateral Audit” shall mean a collateral examination of the accounts receivable, cash, accounts payable, books and records and the accounting systems, policies and procedures of the U.S. Borrower and the Subsidiary Loan Parties by the Administrative Agent or by a third-party consultant reasonably satisfactory to the Administrative Agent and the U.S. Borrower, the results of which examination, if conducted by such consultant, shall be in a form and prepared on a basis reasonably satisfactory to the Administrative Agent.

“Collateral Audit Triggering Event” shall occur at any time that Specified Availability is less than the greater of 15.0% of the Combined Line Cap at such time and $42,500,000 for five (5) consecutive Business Days. Once occurred, a Collateral Audit Triggering Event shall be deemed to be continuing until such time as Specified Availability is at least equal to the amount required in the immediately preceding sentence for twenty consecutive calendar days.

“Collection Account” shall mean a segregated Payment Account of a Loan Party into which only proceeds of Accounts of Loan Parties are paid which is not used for any other purpose and which is held at a Clearing Bank reasonably acceptable to the Administrative Agent and subject to (a) a first priority perfected security interest and Lien in favor of the Collateral Agent; and (b) a Blocked Account Agreement, in each case in form and substance satisfactory to the Administrative Agent and other documentation reasonably acceptable to the Administrative Agent.

“Combined Availability” shall mean, at any time, the sum, without duplication of any amounts included in the Total Borrowing Base, of (a) U.S. Availability at such time plus (b) Canadian Availability at such time plus (c) the U.K. Availability at such time plus (d) the German Availability of all German Borrowers at such time. For the avoidance of doubt, in no event shall the Combined Availability exceed the Total Borrowing Base at any time.

“Combined Line Cap” shall mean, at any time, the sum, without duplication of any amounts included in the Total Borrowing Base, of (a) the U.S. Line Cap at such time, (b) the Canadian Line Cap at such time, (c) the U.K. Line Cap at such time and (d) the German Line Cap of all German Borrowers at such time. For the avoidance of doubt, in no event shall the Combined Line Cap exceed the Total Borrowing Base at any time.

“Commitments” shall mean (a) with respect to any Lender (to the extent applicable), such Lender’s U.S. Revolving Facility Commitment, Canadian Revolving Facility Commitment, U.K. Revolving Facility Commitment and German Revolving Facility Commitment (in each case, including any Incremental Revolving Facility Commitments) and (b) with respect to any Swingline Lender (to the extent applicable), its U.S. Swingline Commitment, Canadian Swingline Commitment, U.K. Swingline Commitment and German Swingline Commitment.

“Commitment Letter” shall mean, that certain Second Amended and Restated Commitment Letter dated March 8, 2024, by and among the Initial Borrower, Citigroup Global Markets Inc., Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Barclays Bank PLC, HSBC Bank USA, N.A., HSBC Securities (USA) Inc., Goldman Sachs Bank USA, PNC Bank, National Association, PNC Capital Markets LLC, UBS AG, Stamford Branch and UBS Securities LLC.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communication” shall mean this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Company” shall mean Glatfelter Corporation, a Pennsylvania corporation.

“Competitor” shall mean (a) competitors of the Company and its Subsidiaries that have been identified in writing by the Company to the Administrative Agent prior to the Closing Date or from time to time thereafter and (b) Affiliates of any such Person identified pursuant to clause (a) above (i) that have been identified by name in writing by the Company to the Administrative Agent prior to the Closing Date or from time to time thereafter or (ii) that are clearly identifiable on the basis of such Affiliate’s name; provided that a “competitor” or an Affiliate of any Person referred to in clauses (i) or (ii) above shall not include any Bona Fide Debt Fund; provided, further, that (x) the Administrative Agent shall not have any responsibility for monitoring compliance with any provisions of this Agreement with respect to Competitors and (y) updates to the Competitor list shall not retroactively invalidate or otherwise affect any (A) assignments or participations made to, (B) any trades entered into with or (C) information provided to, any Person before it was designated as a Competitor.  It is acknowledged and agreed by the Company that the Administrative Agent shall be permitted to disclose to any Lender upon such Lender’s request whether any potential assignee is a Competitor.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Conforming Changes” shall mean, with respect to the use or administration of any initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Benchmark Rate Business Day,” the definition of “ABR” (if applicable), the definition of “Canadian Base Rate” (if applicable), the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness consisting of Capital Lease Obligations, Indebtedness for borrowed money (other than letters of credit to the extent undrawn), Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of the Company and the Subsidiaries determined on a consolidated basis on such date in accordance with GAAP.

“Consolidated Interest Expense” shall mean, with respect to any person for any period, the sum, without duplication, of:

(i)             consolidated interest expense of such person for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capital Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedge Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees);

(ii)            consolidated capitalized interest of such person for such period, whether paid or accrued; and

(iii)           less interest income for such period.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication:

(i)             any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto) including, without limitation, effects of hyperinflation, any severance, relocation or other restructuring expenses, any expenses relating to any reconstruction, recommissioning or reconfiguration of fixed assets for alternative uses and fees, expenses or charges relating to new product lines, plant shutdown costs, acquisition integration costs, and fees, expenses or charges related to any offering of Equity Interests of the Company, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions (including any transition-related expenses incurred before, on or after the Closing Date), in each case, shall be excluded,

(ii)            any net after tax income or loss from discontinued operations and any net after tax gain or loss from disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(iii)           any net after tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) shall be excluded,

(iv)           any net after tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded,

(v)           (A) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend distribution or other payment in cash received from any person in excess of the amounts included in the preceding clause (A),

(vi)          Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(vii)         any increase in amortization or depreciation or any one time non cash charges resulting from purchase accounting (or similar accounting, in the case of the Transactions) in connection with the Transactions or any acquisition that is consummated after the Closing Date shall be excluded,

(viii)        any non cash impairment charges or asset write-off resulting from the application of GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded,

(ix)           any non cash expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options, restricted stock grants or other rights to officers, directors and employees of such person or any of its subsidiaries shall be excluded,

(x)            accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded,

(xi)           non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded, and

(xii)          non-cash charges for deferred tax asset valuation allowances shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Company and the consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Company as of such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“CORRA” shall mean a rate equal to the Canadian Overnight Repo Rate Average as administered and published by the CORRA Administrator.

“CORRA Administrator” shall mean the Bank of Canada (or any successor administrator of the Canadian Overnight Repo Rate Average).

“Corresponding Debt” shall have the meaning assigned to such term in Section 9.25(b).

“Covenant Triggering Event” shall occur at any time that (a) Specified Availability is less than the greater of 10% of the Combined Line Cap at such time and $27,500,000 or (b) an Event of Default shall have occurred and be continuing. Once occurred, a Covenant Triggering Event described in clause (a) above shall be deemed to be continuing until such time as Specified Availability is at least equal to the amount required in the immediately preceding sentence for twenty consecutive calendar days and a Covenant Triggering Event described in clause (b) above shall be deemed to be continuing until such Event of Default is no longer continuing.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning assigned to such term in Section 9.31.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“CRR” shall mean either CRR-EU or CRR-U.K., as the context may require.

“CRR-EU” shall mean regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms and regulation 2019/876 of the European Union amending Regulation (EU) No 575/2013 and Regulation (EU) No 648/2012 and all delegated and implementing regulations supplementing that regulation.

“CRR-U.K.” shall mean CRR-EU as amended and transposed into the laws of the United Kingdom by the European Union (Withdrawal) Act 2018 (U.K.) and the European Union (Withdrawal Agreement) Act 2020 (U.K.) and as amended by the Capital Requirements (Amendment) (EU Exit) Regulations 2019 (U.K.).

“CRR3” means regulation 2024/1623 of the European Union amending Regulation (EU) No 575/2013 as regards requirements for credit risk, credit valuation adjustment risk, operational risk, market risk and the output floor.

“CTA” shall mean the Corporation Tax Act 2009 (U.K.).

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)            the greater of $155.0 million and 35.0% of EBITDA as of the end of the most recently completed Test Period, plus

(b)           50% of Consolidated Net Income for the period (taken as one accounting period) beginning with the fiscal quarter ending December 28, 2024 to the end of the most recently completed Test Period, plus

(c)            the aggregate amount of proceeds received after the Closing Date and prior to such time that would have constituted Net Proceeds pursuant to clause (a) of the definition thereof except for the operation of clause (A), (B) or (C) of the second proviso thereof (the “Below Threshold Asset Sale Proceeds”), plus

(d)           the cumulative amount of proceeds (including cash and the fair market value of property other than cash) from the sale of Equity Interests of any Parent Entity after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Company and common Equity Interests of the Company issued upon conversion of Indebtedness of the Company or any Subsidiary owed to a person other than the Company or a Subsidiary not previously applied for a purpose other than use in the Cumulative Credit; provided that this clause (d) shall exclude Permitted Cure Securities and the proceeds thereof, plus

(e)           100% of the aggregate amount of contributions to the common capital of the Company received in cash (and the fair market value of property other than cash) after the Closing Date (subject to the same exclusions as are applicable to clause (d) above), plus

(f)            the principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of the Company or any Subsidiary thereof issued after the Closing Date (other than Indebtedness issued to a Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) in any Parent Entity, plus

(g)           100% of the aggregate amount received by the Company or any Subsidiary in cash (and the fair market value of property other than cash received by the Company or any Subsidiary) after the Closing Date from:

(A)            the sale (other than to the Company or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or

(B)            any dividend or other distribution by an Unrestricted Subsidiary, plus

(h)           in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or any Subsidiary, the fair market value of the Investments of the Company or any Subsidiary in such Unrestricted Subsidiary at the time of such Subsidiary Redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus

(i)             an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Company or any Subsidiary in respect of any Investments made pursuant to Section 6.04(j) (or the corresponding provision of the senior secured bank credit facility then applicable to such entity) after the Closing Date, minus

(j)             any amounts thereof used to make Investments pursuant to Section 6.04(b)(y) (or the corresponding provision of the senior secured bank credit facility then applicable to such entity) after the Closing Date prior to such time, minus

(k)            any amounts thereof used to make Investments pursuant to Section 6.04(j)(ii) (or the corresponding provision of the senior secured bank credit facility then applicable to such entity) after the Closing Date prior to such time, minus

(l)             the cumulative amount of dividends paid and distributions made pursuant to Section 6.06(e) (or the corresponding provision of the senior secured bank credit facility then applicable to such entity) after the Closing Date prior to such time, minus

(m)           payments or distributions in respect of Junior Financings pursuant to Section 6.09(b)(i) (or the corresponding provision of the senior secured bank credit facility then applicable to such entity) (other than payments made with proceeds from the issuance of Equity Interests that were excluded from the calculation of the Cumulative Credit pursuant to clause (d) above) after the Closing Date;

provided, however, for purposes of Section 6.06(e), the calculation of the Cumulative Credit shall not include any Below Threshold Asset Sale Proceeds except to the extent they are used as contemplated in clauses (j) and (k) above.

“Cure Amount” shall have the meaning assigned to such term in Section 7.03(a).

“Cure Right” shall have the meaning assigned to such term in Section 7.03(a).

“Customs Brokers” shall mean the persons listed on Schedule 1.01(j) hereto or such other person or persons as may be selected by the U.S. Borrower after the date hereof and after written notice by the U.S. Borrower to the Collateral Agent who are reasonably acceptable to the Collateral Agent to handle the receipt of Inventory within the United States, Canada, the United Kingdom or Germany or to clear Inventory through the Bureau of Customs and Border Protection or other domestic or foreign export control authorities or otherwise perform port of entry services to process Inventory imported by a Borrower from outside the United States, Canada, the United Kingdom or Germany (such persons sometimes being referred to herein individually as a “Customs Broker”), provided, that, as to each such person, (a) the Collateral Agent shall have received a customs broker agreement by such person in favor of the Collateral Agent (in form and substance satisfactory to the Collateral Agent) duly authorized, executed and delivered by such person, (b) such agreement shall be in full force and effect and (c) such person shall be in compliance in all material respects with the terms thereof.

“Daily Resetting EURIBOR” shall have the meaning provided in the definition of “Daily Resetting Interbank Offered Rate.”

“Daily Resetting Interbank Offered Rate” shall mean, on any day, with respect to any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Euros, the greater of (i) the rate of interest per annum equal to EURIBOR as administered by the European Money Markets Institute, or a comparable or successor administrator approved by the Administrative Agent, for a period of one (1) month, at approximately 11:00 a.m. (Brussels time) on the applicable Rate Determination Date and (ii) 0.00% (such rate, “Daily Resetting EURIBOR”);

“Daily Resetting Interbank Offered Rate Loan” shall mean a Loan that bears interest at a rate determined by reference to the Daily Resetting Interbank Offered Rate.

“Daily Resetting Term Rate” shall mean Daily Resetting Interbank Offered Rate.

“Daily Resetting Term Rate Loan” shall mean a Daily Resetting Interbank Offered Rate Loan.

“Daily Simple RFR” shall mean, for any day (an “RFR Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Sterling, the greater of (i) SONIA for the applicable Rate Determination Date, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website; provided that if by 5:00 p.m. (London time) on the second (2nd) Benchmark Rate Business Day immediately following any Rate Determination Date, SONIA in respect of such Rate Determination Date has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple RFR for Sterling has not occurred, then SONIA for such Rate Determination Date will be SONIA as published in respect of the first preceding Benchmark Rate Business Day for which such SONIA was published on the SONIA Administrator’s Website; provided, further, that SONIA as determined pursuant to this proviso shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Rate Days and (ii) 0.00% (“Daily Simple SONIA”). Any change in Daily Simple RFR due to a change in SONIA shall be effective from and including the effective date of such change in such rate without notice to any Borrower.

“Daily Simple RFR Borrowing” shall mean a Borrowing comprised of Daily Simple RFR Loans.

“Daily Simple RFR Loan” shall mean a Loan that bears interest at a rate determined by reference to the Daily Simple RFR.

“Daily Simple SONIA” shall have the meaning found in the definition of “Daily Simple RFR.”

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), the Canada Business Corporations Act (or any other Canadian corporate statute where such statute is used by a Person to propose an arrangement), the Insolvency Act 1986 (U.K.), the Corporate Insolvency & Governance Act 2020 (U.K.) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, restructuring, rearrangement, receivership, insolvency, reorganization, administration or similar debtor relief Laws (including applicable corporate statutes) of the United States, Canada, the United Kingdom or other applicable jurisdictions from time to time in effect. For the avoidance of doubt, the term Debtor Relief Laws shall not include the German Restructuring Laws.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean, subject to Section 2.23, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, manager, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent and the Company that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23) upon delivery of written notice of such determination to the Company, each Issuing Bank, each Swingline Lender and each Lender.

“Delaware Divided LLC” shall mean any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC” shall mean any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” shall mean the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Company or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Dilution Factors” shall mean, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Loan Parties.

“Dilution Ratio” shall mean, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve (12) most recently ended fiscal months divided by (b) total gross sales for the twelve (12) most recently ended fiscal months.

“Direction” shall have the meaning specified in the definition of “U.K. Excluded Taxes.”

“Dilution Reserve” shall mean, at any date, the applicable Dilution Ratio multiplied by the Eligible Accounts.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the Revolving Facility Maturity Date; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Company or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Distributions” shall have the meaning assigned to such term in Section 6.06.

“Dollar” and “$” shall mean dollars in the lawful currency of the United States.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such currency.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary or a Qualified CFC Holding Company or a subsidiary listed on Schedule 1.01(a).

“Drawing Document” shall mean any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

“EBITDA” shall mean, with respect to the Company and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Company and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (vii) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):

(i)             provision for Taxes based on income, profits or capital of the Company and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes,

(ii)            the sum of (1) Interest Expense of the Company and the Subsidiaries for such period (net of interest income of the Company and its Subsidiaries for such period) plus (2) fees, costs and expenses incurred by the Company and its Subsidiaries in connection with any Permitted Receivables Financing (including losses or discounts on sales of Receivables Assets pursuant thereto) or Permitted Supplier Finance Facility,

(iii)           depreciation and amortization expenses of the Company and the Subsidiaries for such period,

(iv)           business optimization expenses and other restructuring charges (which, for the avoidance of doubt, shall include, without limitation, the effect of executive officer and other management personnel transitions, inventory optimization programs, plant closure, retention, severance, systems establishment costs and excess pension charges); provided, that with respect to each business optimization expense or other restructuring charge, the Company shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense or charge; provided further that the aggregate amount of add-backs pursuant to this clause (iv), together with any add-backs pursuant to clause (vi) below (excluding, however, any add-backs pursuant to such clause (vi) in connection with the Transactions), in any Test Period, collectively, shall not exceed 25.0% of EBITDA for such Test Period (calculated prior to giving effect to any add-backs pursuant to this clause (iv) and clause (vi) below),

(v)            any other non cash charges; provided, that, for purposes of this subclause (v) of this clause (a), any non cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made,

(vi)           the amount of expected “run rate” cost savings, strategic initiatives (including new projects or lines of business) and synergies projected by the Company in good faith to be realized as a result of actions either taken or expected to be taken (other than with respect to actions taken in connection with the Transactions and identified to Lenders prior to the Closing Date) within 24 months after the date of the consummation of such transaction restructuring or initiative (in all other cases) (calculated on a pro forma basis as though such cost savings, strategic initiatives and synergies had been realized on the first day of such period and as if the foregoing were realized during the entirety of such period, and “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent period in which the effects thereof are expected to be realized), related to such transactions and cost saving initiatives and other strategic and similar initiatives which are factually supportable; provided that the aggregate amount of add-backs pursuant to this clause (vi) (excluding, however, any add-backs pursuant to this clause (vi) in connection with the Transactions), together with any add-backs pursuant to clause (iv) above, in any Test Period, collectively, shall not exceed 25.0% of EBITDA for such Test Period (calculated prior to giving effect to any add-backs pursuant to this clause (vi) and clause (iv) above), and

(vii)          non-operating expenses,

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non cash items increasing Consolidated Net Income of the Company and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 U.S.C. § 7006, as it may be amended from time to time.

“Eligible Accounts” shall mean all Accounts of the Borrowing Base Parties reflected in the most recent Borrowing Base Certificate, except any Account with respect to which any of the exclusionary criteria set forth below applies (unless the Administrative Agent in its reasonable discretion elects to include such Account), such excluded Accounts being any Account or Accounts:

(a)            that remains unpaid or represents customer-level credit balances and with respect to which more than 120 days have elapsed since the date of the original invoice therefor (or, in the case of Accounts that in the aggregate do not exceed $2,000,000 at any time, 180 days from the invoice date) or which is more than 60 days past due;

(b)            that do not represent a bona fide indebtedness incurred in the amount of the Account for goods sold or services rendered to, and accepted by, the applicable Account Debtor (including debit memos); or that are not for a liquidated amount payable by the Account Debtor on the terms then in effect for such Account; or for which payment has been or will be received or credit, discount or extension, or agreement therefor, or compromise, compounding or settlement thereof, has been or will be granted, or any party liable thereon has been released, in each case other than in the ordinary course of business consistent with past practice; or for which invoices have not been issued or copies of any invoice with respect to such Account delivered to the Collateral Agent by any Loan Party do not represent genuine copies of the original invoice sent to the Account Debtor named therein; or that are short pay Accounts with respect to which a partial payment of such Account has been made by the respective Account Debtor; or that represent unapplied cash balances or deposits;

(c)            with respect to which Account (or any other Account due from such Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason;

(d)            which represents a progress billing; provided that for the purposes hereof, “progress billing” shall mean any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon the applicable Loan Party’s completion of any further performance under the contract or agreement;

(e)            with respect to which any one or more of the following events has occurred to the Account Debtor on such Account: (i) death or judicial declaration of incompetency of an Account Debtor who is an individual; (ii) the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding up, notice of intention to make a proposal, a proposal or other relief under any Debtor Relief Laws now or hereafter in effect; (iii) the making of any general assignment by the Account Debtor for the benefit of creditors; (iv) the appointment of a receiver, interim receiver, administrator, administrative receiver, monitor, trustee or similar official for the Account Debtor or for all or a substantial portion of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Bankruptcy Code; (v) the institution by or against the Account Debtor of any other type of Insolvency Proceeding (under the Bankruptcy Code, any other Debtor Relief Law or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; (vi) the sale, assignment, or transfer of all or substantially all of the assets of the Account Debtor (unless the obligations under such Account are assumed by the successor); (vii) the nonpayment generally by the Account Debtor of its debts as they become due; or (viii) the cessation of the business of the Account Debtor as a going concern;

(f)            if fifty percent (50.0%) or more of the aggregate Dollar Equivalent amount of outstanding Accounts owed at such time by the Account Debtor thereon is classified as ineligible under clause (a) preceding;

(g)           owed by an Account Debtor which is not organized or incorporated under the laws of an Eligible Accounts Jurisdiction; provided that on or after the date which is one hundred twenty (120) days following the Closing Date (or such later date as the Administrative Agent may otherwise agree in writing), any Account of any Account Debtor that is organized or incorporated under the laws of an Eligible Accounts Jurisdiction that is a Tier II Jurisdiction shall only be classified as eligible pursuant to this clause (g) to the extent such Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to the Administrative Agent or secured or payable by a letter of credit satisfactory to the Administrative Agent in its reasonable discretion;

(h)           which are Intercompany Accounts or other Accounts owed by an Account Debtor which is an Affiliate or employee of any Loan Party;

(i)             except as agreed by the Administrative Agent as provided in clause (g) preceding or clause (l) following regarding political subdivisions of the United States but not the U.S. federal government, with respect to which either the perfection, enforceability, or validity of the Collateral Agent’s Lien in such Account, or the Collateral Agent’s right or ability to obtain direct payment to the Collateral Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC except to the extent that such Account is insured by the Export Import Bank of the United States or secured or payable by a letter of credit satisfactory to the Administrative Agent in its reasonable discretion;

(j)             owed by an Account Debtor to which a Loan Party or any of their respective Subsidiaries is indebted in any way, or which is subject to any right of set off or recoupment by the Account Debtor (but only to the extent of such indebtedness, right of set-off or recoupment), unless the Account Debtor has entered into an agreement acceptable to the Administrative Agent to waive set-off rights; or if the Account Debtor thereon has disputed liability on such Account or made any claim with respect to any other Account due from such Account Debtor (but only to the extent of such disputed liability or claim); but in each such case only if the aggregate amount of all such indebtedness, set offs, recoupments, disputes and claims with respect to all Eligible Accounts exceeds $500,000, and then only to the extent of such aggregate indebtedness, set-offs, recoupments, disputes and claims in excess of $500,000;

(k)            with respect to which any Loan Party at the time of determination deems such Account as uncollectible;

(l)             owed by any state of the United States or by any Governmental Authority (including Canada, the United Kingdom or Germany) or any municipality, or other political subdivision, department, agency, public corporation or other instrumentality thereof;

(m)           (i) which represents a sale on a bill and hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis or (ii) with respect to which the payment terms are “C.O.D.,” cash on delivery or other similar terms;

(n)           which is evidenced by a promissory note or other instrument or by chattel paper;

(o)           of any one Account Debtor or group of affiliated Account Debtors that are in excess of 20% of total Eligible Accounts to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that this threshold shall be increased to 35% of total Eligible Accounts with respect to (i) Procter & Gamble (for as long as Proctor & Gamble maintains a credit rating by any two of Fitch, Moody’s or S&P with at least one of such ratings being equivalent to A/A/A2 or better) and (ii) any other Account Debtors with a credit rating by any two of Fitch, Moody’s or S&P with at least one of such ratings being equivalent to A/A/A2 or better that are listed on Schedule 1.01(k) (as such schedule may be updated from time to time by notice from the U.S. Borrower to the Administrative Agent);

(p)           which arises out of a sale not made in the ordinary course of such Loan Party’s business except to the extent that the aggregate amount of such Accounts outstanding does not exceed $500,000;

(q)            with respect to which the goods giving rise to such Account have not been shipped and delivered to, or have been rejected by, the Account Debtor or the services giving rise to such Account have not been performed by the applicable Loan Party, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services, but, in each case, only to the extent of the portion of such Account applicable to goods or services in question;

(r)             which arises out of an enforceable contract or order which, by its terms, validly forbids, restricts, or makes void or unenforceable the granting of a Lien by such Loan Party to the Collateral Agent with respect to such Account;

(s)            which is not subject to a first priority and perfected security interest in favor of the Collateral Agent, for the benefit of the Collateral Agent and the applicable Secured Parties, or which is subject to any other Lien other than Liens securing the Term Priority Obligations and/or Permitted Liens arising by operation of law;

(t)            30% of the value of each Account which is owed to a Newly Obligated Party acquired in a Permitted Business Acquisition under this Agreement, for which the Administrative Agent has not been given the opportunity for a reasonable period (which shall not be required to be longer than thirty (30) days (or, in the case of acquisitions of less than $15 million, twenty (20) days)) prior to and/or after the closing of such acquisition to complete such due diligence (including a field examination with respect to such Accounts) as it deems, in the exercise of Reasonable Credit Judgment, to be necessary in the circumstances;

(u)           (i) that is sold to or financed by a Special Purpose Receivables Subsidiary or otherwise sold pursuant to a Permitted Receivables Financing (from the time it is sold) or any Account that is transferred to a third-party financial institution pursuant to a Permitted Supplier Finance Facility (from the time it is transferred) or (ii) that is owed by an Account Debtor who has entered into any factoring or supply chain arrangement with a Loan Party (whether or not such Account is subject to such factoring arrangement);

(v)           any Account, the proceeds of which have been, or will be, directly deposited by an Account Debtor into a deposit account included in any cash pool, including the Glatfelter Cash Pool, which is not subject to a Blocked Account Agreement;

(w)           with respect to which the goods giving rise to such Account constitute Retention of Title Ineligibles;

(x)            with respect to which the Account Debtor is a Sanctioned Person;

(y)            upon the occurrence and during the continuance of an HH&S Triggering Event, HH&S Accounts.

If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of the applicable Borrowing Base; provided, however, that if any Account ceases to be an Eligible Account because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Account from the applicable Borrowing Base until 20 days following the date on which the Administrative Agent gives notice to the Company of such ineligibility; provided, further, that during such 20-day period, no Loans may be borrowed or Letters of Credits issued, extended, renewed or increased if such Credit Event would cause any of (x) the U.S. Revolving Facility Credit Exposure, Canadian Revolving Facility Credit Exposure or U.K. Revolving Facility Credit Exposure to exceed the U.S. Line Cap, Canadian Line Cap, U.K. Line Cap, as applicable, or (y) the German Revolving Facility Credit Exposure to exceed the applicable German Line Cap, in each case, after giving effect to such adjustment or imposition.

The Administrative Agent and the Collateral Agent reserve the right, at any time and from time to time after the Closing Date, or upon reasonable request of the Company upon completion and delivery to the Collateral Agent of field examinations and appraisals in accordance with Section 5.07 (including, without limitation, the initial Collateral Audit and appraisal), to adjust any of the exclusionary criteria set forth above and to establish new criteria, in their Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by such Agents, in connection with the preparation and review of the initial Collateral Audit and appraisal or thereafter), subject, after any adjustments based on the initial Collateral Audit and appraisal, to the approval of the Supermajority Lenders in the case of adjustments or new criteria which have the effect of making more credit available than would have been available based upon the criteria in effect.

“Eligible Accounts Jurisdiction” shall mean Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Luxembourg, Mexico, the Netherlands, New Zealand, Norway, Poland, Portugal, Singapore, South Korea, Spain, Sweden, Switzerland, Taiwan, the United Kingdom, the United States and any other jurisdiction approved by the Administrative Agent in its Reasonable Credit Judgment.

“Eligible In-Transit Inventory” shall mean those items of Inventory that do not qualify as Eligible Inventory solely because they do not comply with clause (j) of the definition of “Eligible Inventory” and a Borrowing Base Party does not have actual and exclusive possession thereof, but as to which:

(a)            such Inventory currently is in transit (whether by vessel, air, or land) to a location inside the continental United States, Canada, the U.K. or Germany from a location outside of the applicable destination jurisdiction,

(b)            title to such Inventory has passed to a Borrowing Base Party and the Administrative Agent shall have received such evidence thereof as it may from time to time require,

(c)            such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to the Administrative Agent in its Reasonable Credit Judgment, and the Administrative Agent shall have received a copy of the certificate of marine cargo insurance in connection therewith, together with endorsements, in which it has been named as an additional insured and loss payee in a manner acceptable to the Administrative Agent,

(d)            unless the Administrative Agent otherwise agrees in writing, such Inventory is the subject of a negotiable bill of lading governed by the laws of a state, province or territory within the United States, Canada, the U.K. or Germany (x) that is consigned to the Collateral Agent or a Customs Broker (either directly or by means of endorsements), (y) that was issued by the carrier (including a non-vessel operating common carrier) in possession of the Inventory that is subject to such bill of lading, and (z) that either is in the possession of the Collateral Agent or a Customs Broker (in each case in the continental United States, Canada, the U.K. or Germany),

(e)            such Inventory is in the possession of a common carrier (including on behalf of any non-vessel operating common carrier) that has issued the bill of lading or other document of title with respect thereto or the Customs Broker handling the importing, shipping and delivery of such Inventory,

(f)             the documents of title related thereto are subject to the valid and perfected first priority Lien of the Collateral Agent and not subject to any other Lien other than Liens securing the Term Priority Obligations and/or Permitted Liens arising by operation of law,

(g)            the Administrative Agent determines that such Inventory is not subject to (i) any Person’s right of reclamation, repudiation, stoppage in transit or diversion or (ii) any other right or claim of any other Person which is (or is capable of being) senior to, or pari passu with, the Lien of the Administrative Agent or the Administrative Agent determines that any Person’s right or claim impairs, or interferes with, directly or indirectly, the ability of the Administrative Agent to realize on, or reduces the amount that the Administrative Agent may realize from the sale or other disposition of such Inventory,

(h)            the U.S. Borrower has provided (i) a certificate to the Administrative Agent that certifies that, to the best knowledge of the U.S. Borrower, such Inventory meets all of the Loan Parties’ representations and warranties contained in the Loan Documents concerning Eligible In-Transit Inventory, that it knows of no reason why such Inventory would not be accepted by the U.S. Borrower when it arrives in the continental United States and that the shipment as evidenced by the documents conforms to the related order documents, and (ii) upon the Administrative Agent’s request, a copy of the invoice, packing slip and manifest with respect thereto,

(i)             such Inventory is subject to a Letter of Credit, and

(j)             such Inventory shall not have been in transit for more than thirty (30) days.

“Eligible Inventory” shall mean all Inventory of the Borrowing Base Parties reflected in the most recent Borrowing Base Certificate, except any Inventory with respect to which any of the exclusionary criteria set forth below applies (unless the Administrative Agent in its reasonable discretion elects to include any such Inventory):

(a)            Inventory that is not owned by a Loan Party including pursuant to retention of title arrangements (any such Inventory that is subject to retention of title arrangements, “Retention of Title Ineligibles”);

(b)            Inventory that is not subject to a first priority and perfected security interest in favor of the Collateral Agent for the benefit of the Collateral Agent and the applicable Secured Parties under the laws of the jurisdiction in which it is located, or is subject to any other Lien (other than Permitted Liens arising by operation of law, or the Liens securing the Term Priority Obligations); provided that (unless such Permitted Liens (A) are junior in priority to the Collateral Agent’s Liens (other than statutory landlord’s Liens to the extent provided otherwise by a Requirement of Law) and (B) do not impair directly or indirectly the ability of the Collateral Agent to realize on or obtain the full benefit of the Collateral), the Administrative Agent may, in the exercise of Reasonable Credit Judgment, establish a Reserve against availability with respect to any Inventory subject to such Permitted Liens in an amount not to exceed (on an aggregate basis for all Inventory from time to time subject to such Permitted Liens) (A) in the case of Inventory subject to Liens described in Section 6.02(e), the greater of (x) an amount equal to the amount which would have to be paid to such Lien claimant in order to obtain a release of such Liens, or (y) an amount equal to thirty (30) days’ rent for the properties or facilities on or at which the applicable Inventory is located and (B) in the case of Inventory subject to Liens described in Section 6.02(d), the amount of such taxes, fees, assessments or other charges;

(c)            Inventory that consists of spare parts, packaging and shipping materials not held for sale, supplies used or consumed in the Borrowers’ business, advertising and marketing materials (including samples), bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment or that is on consignment;

(d)            Inventory that is unmerchantable, or the sale or other disposition of which would contravene in any material respect any applicable laws or other governmental rules or regulations (including Inventory that is in quarantine), but only if such contravention would have a material effect on the salability or value of such Inventory;

(e)            Inventory that is not currently either usable or salable in the normal course of the applicable Loan Party’s business, as so identified according to the Company’s accounting policy (other than Inventory that would otherwise qualify as Eligible Inventory and consists of goods that are first quality work-in-process, unless the Administrative Agent excludes any such work-in-process Inventory in its Reasonable Credit Judgment);

(f)            Inventory that is slow-moving, obsolete or defective, as so identified according to the Company’s accounting policy;

(g)           Inventory that has been returned to a Loan Party or a Subsidiary by a buyer or held for return by a supplier (and is not held for resale);

(h)           Inventory that is subject to any Lien permitted under Section 6.02(p) or (bb) or any other Inventory financed by letters of credit or bankers’ acceptances for which the Collateral Agent does not have possession or control of the documents of title;

(i)             Inventory that is not located within the United States, Canada, the U.K. or Germany;

(j)             Inventory that is in transit, except for (i) inventory in transit within the United States, Canada, the U.K. or Germany for which legal ownership thereof has passed to the applicable Loan Party as evidenced by customary documents of title and (ii) any Eligible In-Transit Inventory, in each case of clauses (i) and (ii) that the Administrative Agent has elected to include in its Reasonable Credit Judgment;

(k)            Inventory that is (i) stored or located on property that is (A) leased to the Loan Party that owns such Inventory, or (B) owned or leased by a warehouseman that has contracted with such Loan Party to store such Inventory, or (ii) stored with or otherwise in the possession of a bailee, provided that such Inventory shall not be excluded if (1) the applicable Loan Party shall have delivered to the Collateral Agent a Collateral Access Agreement executed by such lessor or warehouseman or bailee with respect to such property, (2) the Collateral Agent has given its prior consent thereto, or (3) Reserves have been established with respect thereto, in an amount (on an aggregate basis for all Inventory from time to time so located or possessed) not to exceed (a) in the case of Inventory located in a warehouse or leased facility, the greater of (x) an amount equal to the amount which would have to be paid to such claimant in order to obtain a release of any Permitted Lien held by such claimant, or (y) an amount equal to thirty (30) days’ rent or storage fee for the warehouses or facilities on or at which the applicable Inventory is located and (b) in the case of Inventory otherwise in the possession of a bailee, the amount necessary to complete any work being performed on such Inventory and/or to obtain a surrender of the Inventory to the possession of the applicable Loan Party or the Collateral Agent, or, in any such case under this clause (3), such lesser amount as may be approved by the Collateral Agent;

(l)             if such Inventory contains or bears any Proprietary Rights licensed to a Loan Party by any third party, and the Administrative Agent shall not be able to sell or otherwise dispose of such Inventory pursuant to Article VII or the terms of the U.S. Collateral Agreement, Canadian Collateral Agreement, the relevant U.K. Security Document or the relevant German Collateral Agreement subject to the same rights and obligations as the applicable Loan Party pursuant to the contract with such licensor without infringing the rights of the licensor of such Proprietary Rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), and, if the Administrative Agent deems it necessary, such Loan Party shall deliver to the Administrative Agent a consent or sublicense agreement from such licensor in form and substance reasonably acceptable to the Administrative Agent;

(m)           20% of the total book value of Inventory that is owned by a Newly Obligated Party acquired in a Permitted Business Acquisition under this Agreement, for which the Administrative Agent has not been given the opportunity for a reasonable period (which shall not be required to be longer than thirty (30) days (or, in the case of acquisitions of less than $15 million, twenty (20) days)) prior to and/or after the closing of such acquisition to complete such due diligence as it deems, in the exercise of Reasonable Credit Judgment, to be necessary in the circumstances; and

(n)           Inventory that represents intercompany profit;

If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of the applicable Borrowing Base; provided, however, that if any Inventory ceases to be Eligible Inventory because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Agents will not require exclusion of such Inventory from the applicable Borrowing Base until 20 days following the date on which the Administrative Agent give notice to the Company of such ineligibility; provided, further, that during such 20 day period, no Loans may be borrowed or Letters of Credits issued, extended, renewed or increased if such Credit Event would cause any of (x) the U.S. Revolving Facility Credit Exposure, Canadian Revolving Facility Credit Exposure, U.K. Revolving Facility Credit Exposure to exceed the U.S. Line Cap, the Canadian Line Cap or the U.K. Line Cap, as applicable or (y) the German Revolving Facility Credit Exposure to exceed applicable German Line Cap, in each case, after giving effect to such adjustment or imposition.

In determining the amount of Inventory to be included in Eligible Inventory, Inventory shall be valued at the lower of cost or market on a basis consistent with the Borrowers’ historical accounting practices.

The Administrative Agent and the Collateral Agent reserve the right, at any time and from time to time after the Closing Date, or upon reasonable request of the Company upon completion and delivery to the Collateral Agent of field examinations and appraisals in accordance with Section 5.07 (including, without limitation, the initial Collateral Audit and appraisal), to adjust any of the exclusionary criteria set forth above and to establish new criteria, in their Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by such Agents, in connection with the preparation and review of the initial Collateral Audit and appraisal or thereafter), subject, after any adjustments based on the initial Collateral Audit and appraisal, to the approval of the Supermajority Lenders in the case of adjustments or new criteria which have the effect of making more credit available than would have been available based upon the criteria in effect.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Company, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by the Company, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Company, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) from any Plan or Multiemployer Plan; (g) the receipt by the Company, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (i) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 436(f)(1) of the Code.

“Erroneous Payment” shall have the meaning assigned to such term in Section 8.13(a).

“Erroneous Payment Deficiency Assignment” shall have the meaning assigned to such term in Section 8.13(d).

“Erroneous Payment Impacted Loans” shall have the meaning assigned to such term in Section 8.13(d).

“Erroneous Payment Return Deficiency” shall have the meaning assigned to such term in Section 8.13(d).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” each shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excluded Account” shall mean a bank account (i) which is used for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation payments (including salaries, wages, benefits and expense reimbursements, 401(k) and other retirement plans and employee benefits, including rabbi trusts for deferred compensation and health care benefits), (ii) which is used solely for paying taxes, including sales taxes, (iii) which is used as an escrow account or as a fiduciary or trust account or is otherwise held exclusively for the benefit of an unaffiliated third party, (iv) which is a zero balance bank account (other than any Collection Account) that ultimately sweeps into another bank account that is (A) subject to a Blocked Account Agreement if such other bank account does not provide for an automatic payments to, or debit of amounts disbursed from, other bank accounts or (B) an otherwise Excluded Account or is otherwise not required to be subject to a Blocked Account Agreement, or (v) which is not otherwise subject to the provisions of this definition and has a balance of less than $1,000,000 individually or $3,500,000 in the aggregate for all such bank accounts; provided, that no Collection Account may be an Excluded Account.

“Excluded Hedge Obligation” shall mean, with respect to any Loan Party, any Hedge Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Hedge Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01 (other than Section 6.01(v)).

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) any Taxes imposed on (or measured by) net income, franchise Taxes, Canadian capital Taxes, and branch profits Taxes (or any similar Tax), in each case, imposed by the United States of America (or any state or locality thereof) or the jurisdiction under the laws of which such recipient is organized or incorporated or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located (b) in the case of a Lender making a Loan to any Borrower, any U.S. federal withholding Taxes (including any backup withholding Tax) imposed pursuant to a law that is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to such Loan to any Borrower (or designates a new Lending Office) except to the extent that the assignor to such Lender in the case of an assignment or the Lender in the case of a designation of a new Lending Office (for the absence of doubt, other than the Lending Office at the time such Lender becomes a party to such Loan) was entitled, immediately before such assignment or designation of a new Lending Office, respectively, to receive additional amounts from a Loan Party with respect to any withholding Tax pursuant to Section 2.17(a) or Section 2.17(c); (c) Taxes attributable to such Lender’s failure to comply with Section 2.17(f) or (g); (d) any U.S. federal withholding Taxes imposed under FATCA; (e) any Taxes that are imposed as a result of any event occurring after the Lender becomes a Lender (other than a Change in Law or where such Taxes are imposed in connection with any advance made to a U.K. Borrower under a Loan Document), (f) any U.K. Excluded Taxes, and (g) any Canadian federal withholding Taxes imposed on the payment as a result of: (i) such Lender, the Administrative Agent, any Issuing Bank, or any other recipient not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with the applicable Loan Party at the time of making the payment; (ii) such Lender, the Administrative Agent, any Issuing Bank, or any other recipient being a specified non-resident shareholder (as defined in subsection 18(5) of the Income Tax Act (Canada)) or not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with, a specified shareholder (as defined in subsection 18(5) of the Income Tax Act (Canada)) of any Loan Party; or (iii) the applicable Loan Party being a “specified entity” (as defined in subsection 18.4(1) of the Income Tax Act (Canada)) in respect of a Lender except where the recipient is not dealing at arm’s length with such Loan Party, the recipient is a specified non-resident shareholder of such Loan Party or does not deal at arm’s length with a specified shareholder of such Loan Party, or the applicable Loan Party is a specified entity in respect of a Lender, in each case solely in connection with or as a result of the recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document.

“Existing Bank Product Agreements” shall mean those agreements listed on Schedule 1.01(i) entered into on or prior to the Closing Date by any Loan Party and its Subsidiaries with an Existing Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Existing Bank Products Cap” shall mean, (i) with respect to Existing Bank Product Agreements with JPMorgan Chase Bank, N.A., $10,000,000 and (ii) with respect to Existing Bank Product Agreements with Bank of America, N.A., $500,000.

“Existing Bank Product Provider” shall mean any Person identified on Schedule 1.01(i) as a Bank Product Provider as of the Closing Date.

“Existing Issuing Bank” shall mean each bank listed on Schedule 1.01(l)  which issued Existing Letters of Credit.

“Existing Letters of Credit” shall mean those letters of credit listed on Schedule 1.01(l)  issued on or prior to the Closing Date by an Existing Issuing Bank.

“Existing Notes” shall mean the 4.750% senior notes due 2029 issued by the Company pursuant to that certain indenture, dated as of October 25, 2021, as supplemented by the supplemental indenture dated as of October 25, 2021, among the Company, certain subsidiaries of the Company party thereto and Wilmington Trust, National Association, as trustee.

“Existing Revolving Credit Agreement” shall mean that certain Fourth Amended and Restated Revolving Credit Agreement, dated as of June 22, 2023, as amended, among Berry, its affiliates that are borrowers or guarantors thereunder, the lenders party thereto and Bank of America, N.A. as administrative Agent.

“Existing Term Loan Credit Agreement” shall mean that certain Second Amended and Restated Term Loan Credit Agreement, dated as of April 3, 2007, as amended, among Berry, Berry Global Group, Inc., the lenders party thereto, and UBS AG Cayman Islands Branch (f/k/a Credit Suisse AG, Cayman Islands Branch), as administrative agent.

“Facility” shall mean the Revolving Facility.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date hereof (or any amended or successor provisions that are substantively similar) and any current or future regulations thereunder or official interpretation thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Fee Letter” shall mean that certain Second Amended and Restated Fee Letter dated March 8, 2024, by and among the Company, Citigroup Global Markets Inc., Wells Fargo Bank National Association, Wells Fargo Securities, LLC, Barclays Bank PLC, HSBC Bank USA, N.A., HSBC Securities (USA) Inc., Goldman Sachs Bank USA, PNC Bank, National Association, PNC Capital Markets LLC, UBS AG, Stamford Branch and UBS Securities LLC.

“Fees” shall mean the Unused Line Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Finance Party” shall mean the meaning assigned to such term in section 2.17(k)(i).

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“First Lien Net Debt” at any date shall mean (i) the aggregate principal amount of Consolidated Debt of the Company and its Subsidiaries outstanding at such date that consists of, without duplication, Indebtedness that in each case is then secured by first priority Liens on property or assets of the Company and its Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), less (ii) without duplication, the Unrestricted Cash and Permitted Investments of the Company and its Subsidiaries on such date.

“Fiscal Period” shall mean the U.S. Borrower’s fiscal calendar month.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Loan Party” shall mean any Loan Party that is incorporated, constituted, amalgamated or otherwise organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to the applicable Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Revolving L/C Exposure other than Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the applicable Swingline Lender, such Defaulting Lender’s Pro Rata Share of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSRA” shall mean the Financial Services Regulatory Authority of Ontario or like body in any other province or territory of Canada with whom a Canadian Defined Benefit Plan is registered in accordance with applicable law and any other Governmental Authority succeeding to the functions thereof.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States (or as applicable, Canada), applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Sections 3.13(b), 3.20, 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Company) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“German Agent Advance Exposure” shall mean at any time the aggregate principal amount of all outstanding German Agent Advances at such time. The German Agent Advance Exposure of any German Revolving Lender at any time shall mean its Pro Rata Share of the aggregate German Agent Advance Exposure at such time.

“German Agent Advances” shall have the meaning assigned to such term in Section 2.04(d)(iv).

“German Availability” shall mean, at any time, (a) the German Line Cap at such time minus (b) the German Revolving Facility Credit Exposure at such time.

“German Bank Account Pledge Agreement” shall mean the account pledge agreement governed by German law dated as of the Closing Date, by and between the Collateral Agent and the German Loan Parties, as amended, restated, supplemented or otherwise modified from time to time.

“German Borrowers” shall mean the German Lead Borrower and the other Borrowers organized under the laws of Germany, including any additional Borrower added pursuant to Section 1.08 hereof incorporated or organized under the laws of Germany. As of the Closing Date, the German Borrowers are Berry Aschersleben GmbH, Glatfelter Gernsbach GmbH, Glatfelter Falkenhagen GmbH, Glatfelter Dresden GmbH and Glatfelter Steinfurt GmbH.

“German Borrowing” shall mean all German Revolving Loans of a single Type and made on a single date and, in the case of Term Rate Loans, as to which a single Interest Period, respectively, is in effect. Unless the context indicates otherwise, the term “German Borrowing” shall also include any German Swingline Borrowing and any German Agent Advance.

“German Borrowing Base” shall mean, at any time, solely in respect of each German Borrower, an amount equal to the result of:

(a)            the sum of (A) ninety percent (90.0%) of the Net Amount of Eligible Accounts of such German Borrower and (B) ninety percent (90.0%) of the Net Orderly Liquidation Value of Eligible Inventory of such German Borrower, minus

(b)           all Reserves, without duplication of any items that are otherwise addressed or excluded through eligibility criteria, which the Administrative Agent deems necessary in the exercise of its Reasonable Credit Judgment to maintain with respect to such German Borrower, including the German Priority Payables Reserve and other Reserves for any amounts which the Administrative Agent or any Lender may be obligated to pay in the future for the account of such German Borrower.

The specified percentages set forth in this definition will not be reduced without the consent of the Company. Any determination by the Administrative Agent in respect of the German Borrowing Base shall be based on the Administrative Agent’s Reasonable Credit Judgment. The parties understand that the exclusionary criteria in the definitions of Eligible Accounts, Eligible In-Transit Inventory and Eligible Inventory, any Reserves that may be imposed as provided herein, and Net Amount of Eligible Accounts and factors considered in the calculation of Net Orderly Liquidation Value of Eligible Inventory have the effect of reducing the German Borrowing Base, and, accordingly, whether or not any provisions hereof so state, all of the foregoing shall be determined without duplication so as not to result in multiple reductions in the German Borrowing Base for the same facts or circumstances.

“German Borrowing Request” shall mean a request by the German Lead Borrower (on behalf of itself or any other German Borrower) in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-4.

“German Collateral” shall mean the assets and property (including hypothecated property pursuant to a deed of hypothec) that is subject to any Lien in favor of the Collateral Agent or any Subagent for the benefit of the applicable Secured Parties pursuant to any German Collateral Agreements.

“German Collateral Agreements” shall mean each of the following agreements: the German Global Assignment Agreement, German Security Transfer Agreement, and the German Bank Account Pledge Agreement and any other pledge agreement, assignment agreement, security transfer agreement or other agreement entered into pursuant to the terms of the Loan Documents that is governed by the laws of Germany, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“German Global Assignment Agreement” shall mean the global assignment agreement governed by German law dated as of the Closing Date, by and between the Collateral Agent and the German Loan Parties, as amended, restated, supplemented or otherwise modified from time to time.

“German Guarantee Agreement” means a guarantee agreement that is entered into between the German Loan Parties in favor of the Collateral Agent.

“German Issuing Bank” shall mean (i) Wells Fargo Bank, N.A., London Branch, (ii) Citibank, N.A., (iii) Barclays Bank Ireland PLC, (iv) HSBC Bank USA, N.A., (v) Goldman Sachs Bank USA, (vi) PNC Bank, National Association, (vii) UBS AG, Stamford Branch and (viii) each other German Issuing Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of German Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(k); provided that none of Citibank, N.A., Barclays Bank PLC, Goldman Sachs Bank USA or UBS AG, Stamford Branch shall be obligated to issue any Letter of Credit other than standby letters of credit. A German Issuing Bank may, in its discretion, arrange for one or more German Letters of Credit to be issued by Affiliates or branches of such German Issuing Bank, in which case the term “German Issuing Bank” shall include any such Affiliate or branch with respect to German Letters of Credit issued by such Affiliate or branch.

“German Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(c)(iv).

“German L/C Disbursement” shall mean a payment or disbursement made by a German Issuing Bank pursuant to a German Letter of Credit.

“German L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(c)(iv).

“German Lead Borrower” shall mean GLATFELTER GERNSBACH GMBH, a limited liability company incorporated under the laws of the Federal Republic of Germany, having its business address at Hördener Str. 3-7, which is registered in the commercial register (Handelsregister) kept at the local court (Amtsgericht) of Mannheim under registration number HRB 530244.

“German Legal Reservations” means the (i) application of any relevant debtor relief laws, the German StaRUG and/or the Relevant EU Directive, (ii) general principles of equity or principles of good faith and fair dealing, (iii) the time barring of claims under applicable limitation laws and defenses of acquiescence, set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction, (iv) the principle that interest on interest, additional interest or default interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void, (v) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant (vi) the accessory nature of certain Liens governed by German law, (vii) the principle that a court may not give effect to any parallel debt provisions, covenants to pay any collateral agent or other similar provisions, (viii) the fact that a court may limit the concept of irrevocability by applying restrictions based on cogent reasons for the respective concerned party to withdraw from the right irrevocably granted, (ix) the principles of private and procedural laws of any relevant jurisdiction which affect the enforcement of a foreign court judgment, (x) the principle that in certain circumstances pre-existing Liens purporting to secure an additional facility further advances or any facility following a structural adjustment may be void, ineffective, invalid or unenforceable and (xi) any other matters which are set out as qualifications or reservations (however described) as to matters of law in the legal opinions rendered in connection with the Loan Documents (including the German Guarantee Agreement).

“German Letter of Credit” shall mean any standby or sight commercial Letter of Credit issued pursuant to Section 2.05(a)(iv).

“German Letter of Credit Commitment” shall mean, with respect to each German Issuing Bank, the commitment of such German Issuing Bank to issue German Letters of Credit pursuant to Section 2.05. As of the Closing Date, the amount of each German Issuing Bank’s German Letter of Credit Commitment is set forth on Schedule 2.01.

“German Letter of Credit Sublimit” shall mean the aggregate German Letter of Credit Commitments of the German Issuing Banks, in an amount not to exceed $10.0 million (or the equivalent thereof in an Alternate Currency).

“German Line Cap” shall mean, with respect to any German Borrower, at any time the lesser of (i) the aggregate German Revolving Facility Commitments at such time and (ii) the German Borrowing Base attributable to such German Borrower at such time.

“German Loan Party” shall mean the German Borrower and the German Subsidiary Loan Parties.

“German Obligations” shall mean Obligations owing by the German Borrowers and their Subsidiaries that are not Loan Parties.

“German Payment Account” shall have the meaning assigned to such term in Section 5.14(a).

“German Pending Revolving Loans” shall mean, at any time, the aggregate principal amount of all German Revolving Loans, German Swingline Loans and German Agent Advances requested in any German Borrowing Request received by the Administrative Agent or otherwise which have not yet been advanced.

“German Priority Payables Reserve” shall mean, on any date of determination, a reserve in such amount as the Administrative Agent may determine in its Reasonable Credit Judgment which reflects amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to or pari passu with the Collateral Agent’s and/or the Secured Parties’ Liens, including, without limitation, any such amounts due and not paid for wages, severance pay or vacation pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under any tax provisions, including sales tax, goods and services tax, value added tax, harmonized tax, excise tax, tax payable pursuant to federal legislation or similar applicable provincial or territorial legislation, government royalties, amounts currently or past due and not paid for realty, municipal or similar taxes and any reserves for fees payable to an insolvency administrator pursuant to § 171 of the German Insolvency Code.

“German Restructuring Laws” shall have the meaning assigned to such term in the definition of Insolvency Proceedings.

“German Revolving Facility” shall mean the German Revolving Facility Commitments (including any Incremental Revolving Facility Commitments thereunder) and the extensions of credit made hereunder by the German Revolving Lenders.

“German Revolving Facility Borrowing” shall mean a Borrowing comprised of German Revolving Loans.

“German Revolving Facility Commitment” shall mean, with respect to each German Revolving Lender, the commitment of such German Revolving Lender to make German Revolving Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such German Revolving Lender’s German Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased or provided under Section 2.21. As of the Closing Date, the amount of each German Revolving Lender’s German Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its German Revolving Facility Commitment (or Incremental Revolving Facility Commitment thereunder), as applicable. As of the Closing Date, the aggregate amount of the German Revolving Lenders’ German Revolving Facility Commitments prior to any Incremental Revolving Facility Commitments is $80,000,000.

“German Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the German Revolving Loans outstanding at such time, (b) the aggregate amount of German Pending Revolving Loans, (c) the German Swingline Exposure and German Agent Advance Exposure at such time and (d) the German Revolving L/C Exposure at such time. The German Revolving Facility Credit Exposure of any German Revolving Lender at any time shall be the product of (x) such German Revolving Lender’s Pro Rata Share and (y) the aggregate German Revolving Facility Credit Exposure of all German Revolving Lenders, collectively, at such time.

“German Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all German Letters of Credit outstanding at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof) and (b) the aggregate principal amount of all German L/C Disbursements that have not yet been reimbursed at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). The German Revolving L/C Exposure of any German Revolving Lender at any time shall mean its Pro Rata Share of the aggregate German Revolving L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a German Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such German Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a German Letter of Credit at any time shall be deemed to be the stated amount of such German Letter of Credit in effect at such time; provided, that with respect to any German Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such German Letter of Credit shall be deemed to be the maximum stated amount of such German Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“German Revolving Lender” shall mean a Lender (including an Incremental Revolving Lender) with a German Revolving Facility Commitment or with outstanding German Revolving Loans.

“German Revolving Loan” shall mean a Loan made by a German Revolving Lender pursuant to Section 2.01(d) or 2.21.

“German Specified Availability” shall mean, at any time, the sum of (i) German Availability at such time plus (ii) German Suppressed Availability at such time.

“German Security Transfer Agreement” shall mean the security transfer agreement governed by German law dated as of the Closing Date, by and between the Collateral Agent and the German Loan Parties, as amended, restated, supplemented or otherwise modified from time to time.

“German Subsidiary” shall mean any Subsidiary of the Company organized now or hereafter under the laws of Germany or a province or territory thereof.

“German Subsidiary Loan Party” shall mean, other than any Immaterial Subsidiary, (a) each German Subsidiary that is a Wholly Owned Subsidiary of the Company on the Closing Date (other than the German Borrowers) and (b) each German Subsidiary that is a Wholly Owned Subsidiary of the Company that becomes, or is required to become, a party to a German Collateral Agreement after the Closing Date. As of the Closing Date, each German Subsidiary Loan Party is set forth on Schedule 1.01(g).

“German Suppressed Availability” shall mean, at any time, the excess at such time of (i) the German Borrowing Base at such time over (ii) the German Revolving Facility Commitments at such time; provided that German Suppressed Availability shall not at any time exceed an amount equal to 5.0% of the German Revolving Facility Commitments at such time.

“German Swingline Borrowing” shall mean a Borrowing comprised of German Swingline Loans.

“German Swingline Borrowing Request” shall mean a request by the German Lead Borrower (on behalf of itself or another German Borrower) substantially in the form of Exhibit C-8.

“German Swingline Commitment” shall mean, with respect to the German Swingline Lender, the commitment of the German Swingline Lender to make German Swingline Loans pursuant to Section 2.04. The aggregate amount of the German Swingline Commitments on the Closing Date is $4,000,000; provided, that the German Swingline Lender may at any time and from time to time, at its sole discretion, reduce such aggregate commitment amount by the aggregate amount of all German Swingline Commitments then held by or attributed to German Revolving Lenders who are then Defaulting Lenders.

“German Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding German Swingline Borrowings at such time. The German Swingline Exposure of any German Revolving Lender at any time shall mean its Pro Rata Share of the aggregate German Swingline Exposure at such time.

“German Swingline Lender” shall mean Wells Fargo Bank, N.A., London Branch, in its capacity as a lender of German Swingline Loans.

“German Swingline Loans” shall mean the Swingline Loans made to a German Borrower pursuant to Section 2.04(a)(iv).

“Glatfelter Cash Pool” shall mean the accounts maintained pursuant to that certain Cash Concentration Agreement Multiple Entity – Luxembourg, dated as of June 29, 2020, by and between J.P. Morgan Bank Luxembourg S.A. and Glatfelter Luxembourg Services Sarl, as amended, supplemented and modified and in effect as of the Closing Date, and as may be further amended, amended and restated, modified, supplemented, extended or renewed from time to time.

“Glatfelter U.S. Loan Parties” shall mean (a) Magnera Corporation, a Pennsylvania corporation, (b) Treasure Merger Sub II, LLC, a Delaware limited liability company, (c) Glatfelter Composite Fibers NA, Inc., a Delaware corporation, (d) Glatfelter Sontara Old Hickory, Inc., a Delaware corporation, (e) PHG Tea Leaves, Inc., a Delaware corporation, (f) Glatfelter Advanced Materials N.A., LLC, a Delaware limited liability company, (g) Glatfelter Digital Solutions, LLC, a Delaware limited liability company, (h) Glatfelter Holdings, LLC, a Delaware limited liability company, (i) Glatfelter Mt. Holly LLC, a Delaware limited liability company, and (j) Glatfelter Industries Asheville, Inc., a North Carolina corporation.

“Global Borrowing Base” shall mean the sum of the U.S. Borrowing Base, Canadian Borrowing Base and U.K. Borrowing Base; provided that until the first anniversary of the Closing Date, and until the first anniversary of the date upon which any additional U.K. Borrower is joined after the Closing Date (with respect to such additional U.K. Borrower), the amount of the Global Borrowing Base at such time of determination that is attributable to assets owned by such U.K. Borrower (on a net basis, after giving effect to applicable advance rates, the Net Amount of Eligible Accounts, the Net Orderly Liquidation Value of Eligible Inventory and Reserves established by the Administrative Agent solely on account of such assets) shall not exceed the aggregate original principal amount of all Loans that have been borrowed and repaid by the U.K. Borrowers from and after the Closing Date or the date of such joinder, as applicable.

“Governmental Authority” shall mean any federal, state, provincial, territorial, municipal, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body including any supra-national bodies such as the European Union.

“Grape Specified Acquisition Agreement Representations” shall mean the representations and warranties made by or with respect to the Company and its subsidiaries in the Transaction Agreement as are material to the interests of the Lenders (in their capacities as such) (but only to the extent that the Initial Borrower or its affiliates have the right (taking into account any applicable cure provisions) not to consummate the Transactions, or to terminate their obligations (or otherwise do not have an obligation to close), under the Transaction Agreement as a result of a failure of such representations in the Transaction Agreement to be true and correct).

“Guarantee” of or by any person (the “Guarantor”) shall mean (a) any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit, bank guarantee, bankers’ acceptance or other letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the Guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the Guarantor; provided, however, the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith. “Guarantee,” if used as a verb, shall have a meaning correlative to the foregoing.

“Guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, per- or polyfluoroalkyl substances or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities (including, for the avoidance of doubt, resin), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the U.S. Borrower or any of the Subsidiaries shall be a Hedge Agreement.

“Hedge Obligations” shall mean, with respect to any person, the obligations of such person under (i) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements, and (ii) other agreements or arrangements designed to protect such person against fluctuations in currency exchange interest rates or commodity prices, including any Hedge Agreement.

“Hedge Provider” shall mean any Bank Product Provider that is a party to a Hedge Agreement with a Loan Party or its Subsidiaries or otherwise provides Bank Products under clause (f) of the definition thereof; provided, that, except with respect to Existing Bank Product Agreements, if, at any time, a Lender (other than Wells Fargo or its Affiliates) ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations .

“Hedge Termination Value” shall mean, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“HH&S Account Segregation” shall have the meaning assigned to such term in Section 5.14(k).

“HH&S Accounts” means Accounts of the HH&S U.S. Loan Parties.

“HH&S Triggering Event” shall occur at any time prior to the HH&S Account Segregation that Combined Availability is less than 85.0% of the Combined Line Cap at such time. Once occurred, an HH&S Triggering Event shall be deemed to be continuing until the HH&S Account Segregation has occurred.

“HH&S U.S. Loan Parties” means AVINTIV Acquisition LLC; AVINTIV Inc.; AVINTIV Specialty Materials, LLC; Berry Film Products Acquisition Company, Inc.; Berry Film Products Company, Inc.; Chicopee, LLC; Dominion Textile (USA), L.L.C.; Fabrene, L.L.C.; Fiberweb, LLC; Old Hickory Steamworks, LLC; PGI Europe, LLC; PGI Polymer, LLC; and Providencia USA, Inc.

“Immaterial Subsidiary” shall mean any Subsidiary that, as of the last day of the fiscal quarter of the Company most recently ended, (a) did not have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Company and the Subsidiaries on a consolidated basis as of such date and (b) when taken together with all other Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 10.0% of the Consolidated Total Assets or revenues representing in excess of 10.0% of total revenues of the Company and the Subsidiaries on a consolidated basis as of such date. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.01(d).

“In-Transit Reserves” shall mean those reserves that the Administrative Agent deems necessary or appropriate, in its Reasonable Credit Judgment, to establish and maintain with respect to Eligible In-Transit Inventory or the applicable Borrowing Base (i) for the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of such Eligible In-Transit Inventory, plus (ii) for the estimated reclamation claims of unpaid sellers of such Eligible In-Transit Inventory.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.21(a).

“Incremental Amount” shall mean, at any time, the excess, if any, of (a) the sum of (i) the greater of (x) $125 million and (y) the amount by which the Total Borrowing Base exceeds the sum of the U.S. Revolving Facility Commitment, the Canadian Revolving Facility Commitment, the U.K. Revolving Facility Commitment and the German Revolving Facility Commitment plus (ii) the aggregate amount of permanent commitment reductions of the U.S. Revolving Facility Commitment, Canadian Revolving Facility, U.K. Revolving Facility and German Revolving Facility over (b) the aggregate amount of all Incremental Revolving Facility Commitments established prior to such time pursuant to Section 2.21.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Revolving Lenders.

“Incremental Revolving Facility Commitment” shall mean any increased or incremental Revolving Facility Commitment provided pursuant to Section 2.21.

“Incremental Revolving Lender” shall mean a Lender with a Revolving Facility Commitment or an outstanding Revolving Loan as a result of an Incremental Revolving Facility Commitment.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services, to the extent that the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (e) all Capital Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Hedge Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof. To the extent not otherwise included, Indebtedness shall include the amount of any Receivables Net Investment.

“Indemnified Taxes” shall mean all Taxes (including Other Taxes) other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other Debtor Relief Law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, restructuring, liquidation, administration arrangement, or other similar relief, including, in the case of a U.K. Loan Party or any Person domiciled in the U.K., any corporate action, legal proceedings or other procedure commenced or other step taken (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution) in relation to (i) the suspension of payments, a moratorium of any indebtedness, winding-up, restructuring, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of such U.K. Loan Party or any Person domiciled in the U.K other than a solvent liquidation or reorganization of such U.K. Loan Party or any Person domiciled in the U.K, the terms of which have been previously approved in writing by the Administrative Agent or are otherwise expressly permitted under this Agreement, (ii) a composition, compromise, assignment or arrangement with any class of creditors of such U.K. Loan Party or any Person domiciled in the U.K other than the Secured Parties in such capacity, or (iii) the appointment of a liquidator, receiver, administrator, administrative receiver, receiver and manager, compulsory manager, or other similar officer in respect of such U.K. Loan Party or any Person domiciled in the U.K or any of its assets provided, in the case of such U.K. Loan Party or Person domiciled in the U.K., that any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 28 days of commencement, or (if earlier) before it is advertised, will not constitute an Insolvency Proceeding under this paragraph. With respect to any German Loan Party and with respect to any Person that is located in Germany or any other relevant jurisdiction, Insolvency Proceedings shall not include any negotiations and/or any actions, proceedings, procedure and/or steps pursuant to or in connection with the German StaRUG and/or any similar law in any other country implementing, in whole or in part, the Relevant EU Directive (the “German Restructuring Laws”).

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.23.

“Interbank Offered Rate” shall mean, for any Interest Period:

(a)            with respect to any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Euros, the greater of (i) the rate of interest per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute, or a comparable or successor administrator approved by the Administrative Agent, for a period comparable to the applicable Interest Period, at approximately 11:00 a.m. (Brussels time) on the applicable Rate Determination Date and (ii) 0.0%;

(b)            if applicable and approved by the Administrative Agent and the applicable Lenders pursuant to Section 1.07, denominated in any other currency (other than Dollars, Canadian Dollars, Euros or Sterling), the rate designated with respect to such currency at the time such currency is approved by the Administrative Agent and the applicable Lenders pursuant to Section 1.07.

“Interbank Offered Rate Borrowing” shall mean a Borrowing comprised of Interbank Offered Rate Loans.

“Interbank Offered Rate Loans” shall mean any Loan bearing interest at a rate determined by reference to the Interbank Offered Rate in accordance with the provisions of Article II.

“Intercompany Accounts” shall mean all assets and liabilities, however arising, which are due to any Loan Party from, which are due from any Loan Party to, or which otherwise arise from any transaction by any Loan Party with, any Affiliate of such Loan Party.

“Interest Coverage Ratio” shall mean, on any date, the ratio of (a) EBITDA for the most recently ended Test Period to (b) Cash Interest Expense for the most recently ended Test Period; provided, that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Interest Election Request” shall mean a request by a Borrower to convert or continue a Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedge Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) net payments and receipts (if any) pursuant to interest rate Hedge Obligations, (b) capitalized interest of such person, and (c) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any person other than the Company, the Canadian Borrower or a Subsidiary Loan Party. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Company and the Subsidiaries with respect to Hedge Agreements.

“Interest Payment Date” shall mean, (a) with respect to any Term Rate Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any Base Rate Loan, Daily Simple RFR Loan or Daily Resetting Term Rate Loan, the first day of each calendar quarter and (c) with respect to any Swingline Loan or Agent Advance, the first day of each calendar quarter and on the Revolving Facility Maturity Date or, if earlier, on the date on which the Revolving Facility Commitments of all the Lenders (or the Canadian Revolving Facility Commitments of all the Canadian Revolving Lenders, the U.K. Revolving Facility Commitments of all the U.K. Revolving Facility lenders or the German Revolving Facility Commitments of the German Revolving Lenders, as applicable) shall be terminated as provided herein.

“Interest Period” shall mean, with respect to each Term Rate Loan, a period commencing on the date of the making of such Term Rate Loan, continuation of such Term Rate Loan or, if applicable, the conversion of such Loan from another Type to a Term Rate Loan and ending:

(a)            with respect to Term Rate Loans denominated in Dollars, one (1), three (3), or six (6) months thereafter,

(b)            with respect to Term Rate Loans denominated in Canadian Dollars, one (1) or three (3) months thereafter, and

(c)            with respect to Term Rate Loans denominated in Euros, one (1), three (3) or six (6) months thereafter;

provided, that for each Loan, (1) interest shall accrue at the applicable rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, and the Interest Period shall commence on the date of advance of or conversion to any Term Rate Loan, and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires, (2) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (3) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is one, three or six months, as applicable, after the date on which the Interest Period began, as applicable, (4) no Borrower may elect an Interest Period which will end after the Revolving Facility Maturity Date, (5) there shall be no more than eight (8) interest periods in effect at any time, and (6) no tenor that has been removed from this definition pursuant to Section 2.12(b)(iv)(D) shall be available for specification in any borrowing, conversion or continuation notice.

“Inventory” shall mean, with respect to a person, all of such person’s now owned and hereafter acquired inventory, as defined in the UCC (or, as applicable, the PPSA), goods, and merchandise, wherever located, in each case to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work in process, finished goods (including embedded software), other materials, and supplies of any kind, nature, or description which are used or consumed in such person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise, and other property, and all documents of title or other documents representing them.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“IRS” shall mean the U.S. Internal Revenue Service.

“Issuer Document” shall mean, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of the applicable Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” shall mean a U.S. Issuing Bank, Canadian Issuing Bank (including, for greater certainty, an Underlying Issuer), U.K. Issuing Bank or German Issuing Bank. Any reference to an “Issuing Bank” shall refer to a U.S. Issuing Bank with respect to the U.S. Revolving Facility, a Canadian Issuing Bank with respect to the Canadian Revolving Facility, a U.K. Issuing Bank with respect to the U.K. Revolving Facility and a German Issuing Bank with respect to the German Revolving Facility, as applicable.

“Issuing Bank Fees” shall mean the collective reference to the U.S. Issuing Bank Fees, the Canadian Issuing Bank Fees, the U.K. Issuing Bank Fees and the German Issuing Bank Fees.

“ITA” shall mean the Income Tax Act 2007 (U.K.).

“Joint Lead Arrangers” shall mean Wells Fargo Bank, National Association and Citibank, N.A., in their capacities as joint lead arrangers.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.19.

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b)(i).

“L/C Disbursement” shall mean the collective reference to U.S. L/C Disbursements, Canadian L/C Disbursements, U.K. L/C Disbursements and German L/C Disbursements.

“L/C Participation Fee” shall mean the collective reference to the U.S. L/C Participation Fees, the Canadian L/C Participation Fees, the U.K. L/C Participation Fees and the German L/C Participation Fees.

“LCT Test Date” shall have the meaning assigned to such term in Section 1.05.

“Legal Reservations” shall mean with respect to any U.K. Loan Party (a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the principle of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors; (b) the time barring of claims under applicable statutes of limitation, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim; (c) the principle that in certain circumstances security granted by way of fixed charge may be recharacterized as a floating charge or that security purported to be constituted as an assignment may be recharacterized as a charge; (d) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void; (e) the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid; (f) similar principles, rights and defenses under the laws of any relevant jurisdiction; and (g) any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions delivered in relation to this Agreement or any Loan Document.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any person that becomes a “Lender” hereunder pursuant to Section 2.21 or Section 9.04. For the avoidance of doubt, the term “Lender” includes each Swingline Lender and, with respect to any Agent Advances, the Administrative Agent, and in all cases includes any domestic or foreign branch of such Lender.

“Lender Parties” shall mean, collectively, the Lenders, the Swingline Lenders and the Issuing Banks, and “Lender Party” shall mean any one of them.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean the collective reference to U.S. Letters of Credit, Canadian Letters of Credit, U.K. Letters of Credit, German Letters of Credit, and the Existing Letters of Credit.

“Letter of Credit Collateralization” shall mean either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to the Administrative Agent (including that the Administrative Agent has a first priority perfected Lien in such cash collateral) in the applicable currency in which such Letters of Credit were issued, including provisions that specify that all commissions, fees, charges and expenses provided for in Section 2.12(c) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by the Administrative Agent for the benefit of the applicable Revolving Lenders in an amount equal to the sum of (i) 105.0% of the then existing applicable Revolving L/C Exposure with respect to the applicable Letters of Credit denominated in Dollars, plus (ii) 120% of the then existing applicable Revolving L/C Exposure with respect to the applicable Letters of Credit denominated in any Alternate Currency, (b) delivering to the Administrative Agent documentation executed by all beneficiaries under the applicable Letters of Credit, in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank, terminating all of such beneficiaries’ rights under the applicable Letters of Credit, or (c) providing the Administrative Agent with a standby letter of credit, in form and substance reasonably satisfactory to the Administrative Agent, from a commercial bank acceptable to the Administrative Agent (in its sole discretion) in the applicable currency in which such Letters of Credit were issued in an amount equal to the sum of (i) 105.0% of the then existing applicable Revolving L/C Exposure with respect to the applicable Letters of Credit denominated in Dollars, plus (ii) 120% of the then existing applicable Revolving L/C Exposure with respect to the applicable Letters of Credit denominated in any Alternate Currency (it being understood that the commissions, fees, charges and expenses provided for in Section 2.12(c) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Indemnified Costs” shall have the meaning assigned to such term in Section 2.05(c).

“Letter of Credit Related Person” shall have the meaning assigned to such term in Section 2.05(c).

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, deemed trust, lien (statutory or other), hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean (a) any acquisition, including by way of merger, amalgamation or consolidation or Investment, by one or more of the U.S. Borrower or its Subsidiaries of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party acquisition financing, (b) a redemption or repayment of Indebtedness requiring irrevocable advance notice or any irrevocable offer to purchase Indebtedness that is not subject to obtaining financing or (c) any declaration of a dividend or other distribution in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value, any Equity Interests of any Borrower that is not subject to obtaining financing.

“Loan Account” shall mean the loan account of the U.S. Borrower, the loan account of any U.K. Borrower, the loan account of any German Borrower and/or the loan account of the Canadian Borrower, as applicable, which accounts shall be maintained by the Administrative Agent.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, the Blocked Account Agreements, the ABL Intercreditor Agreement and any Note issued under Section 2.09(e), and solely for the purposes of Sections 4.02 and 7.01 hereof, the Fee Letter.

“Loan Parties” shall mean each of the U.S. Loan Parties, the Canadian Loan Parties, the U.K. Loan Parties and the German Loan Parties.

“Loans” shall mean the Revolving Loans, the Swingline Loans and the Agent Advances.

“Local Time” shall mean (i) in the case of dealings in Dollars and Canadian Dollars, New York City time and (ii) in the case of dealings in Alternate Currencies (other than Canadian Dollars), London time.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of the Company, and its Subsidiaries, as the case may be, on the Closing Date together with (a) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Company, was approved by a vote of a majority of the directors of the Company, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (b) executive officers and other management personnel of the Company and its Subsidiaries, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the Company.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of the Company and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the material Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Assets” shall mean any assets owned or licensed by the Borrower and its Subsidiaries that is material to the business of the Borrower and its Subsidiaries (taken as a whole).

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Company or any Subsidiary in an aggregate principal amount exceeding the greater of $91.0 million and 20.0% of EBITDA as of the end of the most recently completed Test Period.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Money Laundering Laws” shall have the meaning assigned to such term in Section 3.26(a).

“Monthly Reporting Triggering Event” shall occur at any time that Combined Availability is less than the greater of 85.0% of the Combined Line Cap at such time and $233,750,000 for five (5) consecutive Business Days. Once occurred, a Monthly Reporting Triggering Event shall be deemed to be continuing until such time as Combined Availability is at least equal to the amount required in the immediately preceding sentence for twenty consecutive calendar days.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA to which the Company or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions; provided that this definition shall not include any Canadian Pension Plan or Canadian Multi-Employer Plan.

“Net Amount of Eligible Accounts” shall mean, at any time, the gross amount of Eligible Accounts less sales, excise, or similar taxes, and less returns, discounts, claims, credits, and allowances of any nature at any time issued, owing, granted, outstanding, available, or claimed (in each case without duplication, whether of the exclusionary criteria set forth in the definition of “Eligible Accounts,” of any Reserve, or otherwise).

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Orderly Liquidation Value” shall mean the “net orderly liquidation value” determined by an Acceptable Appraiser after performance of an inventory valuation to be done at the Collateral Agent’s request and the Borrowers’ expense (subject to any applicable limitations contained in Section 5.07), less the amount estimated by such Acceptable Appraiser for marshaling, reconditioning, carrying, sales expenses, operating expenses, administration expenses and commissions designed to maximize the resale value of such Inventory and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory and expressed as a percentage of the net book value of such Inventory.

“Net Proceeds” shall mean:

(a)           100% of the cash proceeds actually received by any Loan Party (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale (other than those pursuant to Section 6.05(a), (b), (c), (d) (except as contemplated by Section 6.03(b)), (e), (f), (h), (i) or (j) or (p)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents or the Term Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof, and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Company or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Asset Sale occurring on the date of such reduction); provided, that, if no Event of Default exists and the Company shall deliver a certificate of a Responsible Officer of the Company to the Administrative Agent promptly following receipt of any such proceeds setting forth the Company’s intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Company and the Subsidiaries or to make investments in Permitted Business Acquisitions, in each case within 18 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 18 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 18-month period but within such 18-month period are contractually committed to be used within 6 months following the end of such 18-month period, then, upon such 24-month period, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that (A) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed the greater of $25.0 million and 5.5% of EBITDA as of the end of the most recently completed Test Period, (B) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed the greater of $50.0 million and 11.0% of EBITDA as of the end of the most recently completed Test Period, and (C) at any time during the 18-month period (or 24-month period) contemplated by the immediately preceding proviso above, if, on a Pro Forma Basis after giving effect to the Asset Sale and the application of the proceeds thereof, (i) the Total Net First Lien Leverage Ratio is less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00, 50% of such proceeds shall constitute Net Proceeds and (ii) the Total Net First Lien Leverage Ratio is less than or equal to 3.00 to 1.00, 0% of such proceeds shall constitute Net Proceeds, and

(b)           100% of the cash proceeds from the incurrence, issuance or sale by the Loan Parties of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Company or any Affiliate of the Company shall be disregarded.

“New York Courts” shall have the meaning assigned to such term in Section 9.15(a).

“Newly Obligated Party” shall mean each person, if any, who becomes party to this Agreement as a Loan Party effective as of any date after the Closing Date.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“North American Borrowing Base” shall mean the sum of the U.S. Borrowing Base and the Canadian Borrowing Base.

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Noticed Bank Products” shall mean any Bank Products entered into with Loan Parties and their Subsidiaries with respect to which the Company and the relevant provider of such Bank Product thereof have notified the Administrative Agent of the intent to include such Bank Product as a Noticed Bank Product hereunder and with respect to which a Bank Products Reserve has subsequently been established in the maximum amount thereof (or, in the case of Noticed Bank Products with respect to Hedge Agreements, an amount not exceeding the Hedge Termination Value thereof). The maximum amount of Noticed Bank Products that are Bank Products provided pursuant to all Existing Bank Product Agreements in the aggregate shall be equal to the Existing Bank Products Cap.

“Obligations” shall mean (a) the due and punctual payment by each Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to such Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by it under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations of such Borrower to any of the Secured Parties under this Agreement or any of the other Loan Documents, including obligations to pay fees, expense and reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of each Borrower under or pursuant to this Agreement or any of the other Loan Documents, (c) the due and punctual payment and performance of all other obligations of each Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including monetary obligations accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (d) all Bank Product Obligations; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations of each Guarantor shall exclude any Excluded Hedge Obligation of such Guarantor. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) fees payable under this Agreement or any of the other Loan Documents, and (vi) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording, or similar Taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto (but not including any Excluded Taxes).

“Parallel Debt” shall have the meaning assigned to such term in Section 9.25(a).

“Parent” shall have the meaning assigned to such term in the recitals.

“Parent Entity” shall mean any direct or indirect parent of the U.S. Borrower.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“PATRIOT Act” shall have the meaning assigned to such term in Section 9.20.

“Payment Account” shall mean each bank account to which the funds of the applicable Loan Parties (including proceeds of Accounts and other Collateral) are deposited or credited, and which is maintained in the name of the Collateral Agent or any U.S. Loan Party, Canadian Loan Party, U.K. Loan Party or German Loan Party, as applicable, or any of them, as the Collateral Agent may determine, on terms acceptable to the Collateral Agent. Each Payment Account that is not an Excluded Account shall be subject to a first priority perfected security interest and Lien in favor of the Collateral Agent.

“Payment Recipient” shall have the meaning assigned to such term in Section 8.13(a).

“PBA” shall mean the Pension Benefits Act (Ontario) and all regulations thereunder, or any other Canadian federal, provincial, territorial or local counterparts or equivalents thereto (including, the SPPAQ), in each case as amended from time to time and any successor legislation thereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean, collectively, (i) the Perfection Certificate with respect to U.S. Loan Parties and (ii) the Perfection Certificate with respect to the Canadian Loan Parties, each in a form reasonably satisfactory to the Administrative Agent.

“Perfection Requirements” shall mean with respect to any U.K. Loan Party any and all registrations, notarization, filings, endorsements, stampings, notices and other actions and steps required to be made in any applicable jurisdiction in order to perfect the Liens created or purported to be created pursuant to the Loan Documents or in order to achieve the relevant priority expressed therein.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, or merger, amalgamation or consolidation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom (or, in connection with a Limited Condition Transaction, no Specified Event of Default shall have occurred and be continuing or would result therefrom); (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) with respect to any such acquisition or investment with a fair market value in excess of $20 million, the Company and its Subsidiaries shall be in Pro Forma Compliance after giving effect to such acquisition or investment and any related transaction; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (v) to the extent required by Section 5.10, (w) any Domestic Subsidiary acquired in such acquisition shall be merged into a U.S. Loan Party or become upon consummation of such acquisition, a U.S. Loan Party, (x) any Canadian Subsidiary acquired in such acquisition shall be merged or amalgamated into a Canadian Loan Party or become upon consummation of such acquisition, a Canadian Subsidiary Loan Party, (y) any U.K. Subsidiary acquired in such acquisition shall be merged or amalgamated into a U.K. Loan Party or become upon consummation of such acquisition, a U.K. Subsidiary Loan Party, and (z) any German Subsidiary acquired in such acquisition shall be merged or amalgamated into a German Loan Party or become upon consummation of such acquisition, a German Loan Party; and (vi) the aggregate amount of such acquisitions and investments in assets that are not owned by the Loan Parties or in Equity Interests in persons that are not Subsidiary Loan Parties or persons that do not become Subsidiary Loan Parties upon consummation of such acquisition (within the time periods provided in Section 5.10) shall not exceed the greater of (x) $91.0 million and (y) 20.0% of EBITDA as of the end of the most recently completed Test Period prior to the date of such acquisition or investment.

“Permitted Cure Securities” shall mean any equity securities of the U.S. Borrower other than Disqualified Stock and upon which all dividends or distributions (if any) shall, prior to 91 days after the Revolving Facility Maturity Date, be payable solely in additional shares of such equity security.

“Permitted Investments” shall mean:

(a)            direct obligations of the United States of America, Canada or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b)            time deposit accounts, certificates of deposit, guaranteed investment certificates and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized or incorporated under the laws of the United States of America, any state thereof, Canada or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250 million and whose long term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c)            repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)            commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of any Borrower) organized or incorporated and in existence under the laws of the United States of America, Canada or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P 1 (or higher) according to Moody’s, or A 1 (or higher) according to S&P;

(e)            securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, any province or territory of Canada, or by any political subdivision or taxing authority of any of the foregoing, and rated at least A by S&P or A by Moody’s;

(f)             shares of mutual funds whose investment guidelines restrict 95.0% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)            money market funds that (i) comply with the criteria set forth in Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million;

(h)            time deposit accounts, certificates of deposit, guaranteed investment certificates and money market deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Company and the Subsidiaries, on a consolidated basis, as of the end of the Company’s most recently completed fiscal year; and

(i)             instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized or incorporated in such jurisdiction.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against Receivables Assets; provided that (A) recourse to the Company or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by the Company or any Subsidiary (other than a Special Purpose Receivables Subsidiary)), (B) once sold or financed in connection herewith, such Receivables Assets shall no longer be part of the applicable Borrowing Base and (C) the aggregate Receivables Net Investment since the Closing Date shall not exceed the greater of $100.0 million and 22.0% of EBITDA as of the end of the most recently completed Test Period at any time. Each Permitted Receivables Financing outstanding as of the Closing Date is set forth on Schedule 1.01(h).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) except with respect to Section 6.01(i), the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the earlier of (i) the weighted average life to maturity of the Indebtedness being Refinanced and (ii) the final maturity date of such Permitted Refinancing Indebtedness is no earlier than the final maturity date of the Indebtedness being Refinanced and no earlier than 90 days after the Revolving Facility Maturity Date, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of working capital facilities of Foreign Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced; provided, further, that with respect to a refinancing of (x) any subordinated Indebtedness permitted to be incurred herein, such Permitted Refinancing Indebtedness shall (i) be subordinated to the guarantee by the Subsidiary Loan Parties of the Revolving Facility, and (ii) be otherwise on terms not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced; and (y) any junior lien Indebtedness permitted to be incurred herein, (i) the Liens, if any, securing such Permitted Refinancing Indebtedness shall be junior in priority to the Collateral Agent’s Liens and (ii) such Permitted Refinancing Indebtedness shall be otherwise on terms not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced.

“Permitted Supplier Finance Facility” shall mean an arrangement entered into with one or more third-party financial institutions for the purpose of facilitating the processing of receivables such that receivables are purchased directly by such third-party financial institutions from one or more of the Borrowers or one of their respective Subsidiaries at such discounted rates as may be agreed; provided that (i) no third-party financial institution shall have any recourse to any Borrower, its Subsidiaries or any other Loan Party in connection with such arrangement, (ii) no Borrower, any of its Subsidiaries nor any other Loan Party shall Guarantee any liabilities or obligations with respect to such arrangement (including, without limitation, no Borrower, any of its Subsidiaries nor any other Loan Party shall provide any guarantee, surety or other credit support for any of the obligations owed by any customer to such third-party financial institution under any such financing arrangement), and (iii) such receivables purchased by any such third-party institutions shall no longer be part of the applicable Borrowing Base.

“Person” or “person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, unlimited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA, (other than a Multiemployer Plan), (i) subject to the provisions of Title IV of ERISA, and (ii) (x) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Company or any ERISA Affiliate, or (y) in respect of which the Company, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA; provided that this definition shall not include any Canadian Pension Plan or Canadian Multi-Employer Plan.

“Platform” shall have the meaning assigned to such term in Section 9.17(a).

“Pledged Collateral” shall have the meaning assigned to such term in the U.S. Collateral Agreement, and/or the Canadian Collateral Agreement, or, shall mean all “Shares” and “Investments” and “Rights” in connection with any such “Shares” or “Investments,” as each such term is defined in the relevant U.K. Security Document, as applicable.

“PPSA” shall mean the Personal Property Security Act (Ontario) and the regulations thereunder; provided, however, if validity, perfection and effect of perfection and non-perfection of the Collateral Agent’s Liens in any applicable Collateral are governed by the personal property security laws or other applicable laws of any jurisdiction in Canada other than Ontario, PPSA shall mean those personal property security laws or such other applicable laws (including the Civil Code of Quebec) in effect from time to time in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.

“Pricing Grid” shall mean, with respect to the Revolving Loans, the table set forth below:

Level	Quarterly Average Daily Combined Availability (as a percentage of the Combined Line Cap)	Applicable Margin for Base Rate Loans or Daily Simple RFR Loans	Applicable Margin for Term Rate Loans or Daily Resetting Term Rate Loans
I	Less than 33.33%	1.00%	2.00%
II	Greater than or equal to 33.33% but less than 66.7%	0.75%	1.75%
III	Greater than or equal to 66.7%	0.50%	1.50%

For the purposes of the Pricing Grid, changes in the Applicable Margin shall become effective on the first day of each calendar quarter, commencing with the first day of the second full calendar quarter after the Closing Date (to be effective from such date until changed pursuant to the Pricing Grid), and shall be determined in accordance with the Pricing Grid based on average daily Combined Availability during the immediately preceding fiscal quarter.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period (or such other relevant time period, as the context may require) ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any Asset Sale, any acquisition (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, and any restructurings of the business of the Company or any of its Subsidiaries that are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Company determines are reasonable as set forth in a certificate of a Financial Officer of the Company (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition,” or pursuant to Sections 6.01(r), 6.02(u) or 6.06(e), occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens, Asset Sale, or dividend is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Receivables Financing, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition” or pursuant to Sections 6.01(r), 6.02(u) or 6.06(e), occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens, Asset Sale, or dividend is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x) (A) bearing floating interest rates shall be computed on a pro forma basis as if the rate in effect on the date of such calculation had been the applicable rate for the entire period (taking into account any Hedge Obligations applicable to such Indebtedness if such Hedge Obligation has a remaining term in excess of 12 months), and (B) in respect of a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP; and (iii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Company and may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such relevant transaction, which adjustments are reasonably anticipated by the Company to be realizable in connection with such relevant transaction (or any similar transaction or transactions made in compliance with this Agreement or that require a waiver or consent of the Required Lenders), and are estimated on a good faith basis by the Company. The Company shall deliver to the Administrative Agent a certificate of a Financial Officer of the Company setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

“Pro Forma Compliance” shall mean, at any date of determination, that (a) either (i) the Specified Availability is equal to or greater than the greater of 15.0% of the Combined Line Cap and $42,500,000, immediately before and after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, issuance, incurrence and repayment of Indebtedness) at such time and during the 30 consecutive day period immediately prior thereto, or (ii) (A) the Company and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions, with an ABL Fixed Charge Coverage Ratio of at least 1:00 to 1:00 recomputed as at the last day of the most recently ended fiscal quarter of the Company and its Subsidiaries for which the financial statements and certificates required pursuant to Section 5.04 have been delivered, and (B) the Specified Availability is equal to or greater than the greater of 12.5% of the Combined Line Cap and $35,500,000, immediately before and after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, issuance, incurrence and repayment of Indebtedness) at such time and during the 30 consecutive day period immediately prior thereto; provided that, notwithstanding anything to the contrary in the preceding clauses (i) and (ii), solely for the purpose of determining Pro Forma Compliance to permit the payment of dividends to equity holders of the Company under Section 6.06(e), “Pro Forma Compliance” shall mean that either (A) (I) the Company and its Subsidiaries are in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant distribution, with an ABL Fixed Charge Coverage Ratio of at least 1:00 to 1:00 recomputed as at the last day of the most recently ended fiscal quarter of the Company and its Subsidiaries for which the financial statements and certificates required pursuant to Section 5.04 have been delivered and (II) the Specified Availability is equal to or greater than the greater of 15.0% of the Combined Line Cap and $42,500,000, immediately before and after giving effect on a Pro Forma Basis to the relevant payment of dividends at such time and during the 30 consecutive-day period immediately prior thereto or (B) the Specified Availability is equal to or greater than the greater of 17.5% of the Combined Line Cap and $50,000,000, immediately before and after giving effect on a Pro Forma Basis to the relevant payment of dividends at such time and during the 30 consecutive day period immediately prior thereto; and (b) the U.S. Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the U.S. Borrower to such effect, together with all relevant financial information.

“Pro Rata Share” shall mean:

(a)            with respect to a U.S. Revolving Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such U.S. Revolving Lender’s U.S. Revolving Facility Commitment and the denominator of which is the sum of the amounts of all of the U.S. Revolving Lenders’ U.S. Revolving Facility Commitments, or if no U.S. Revolving Facility Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the principal amount of U.S. Obligations owed to such U.S. Revolving Lender and the denominator of which is the aggregate principal amount of the U.S. Obligations owed to the U.S. Revolving Lenders, in each case giving effect to a U.S. Revolving Lender’s participation in U.S. Swingline Loans and U.S. Agent Advances;

(b)            with respect to a Canadian Revolving Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Canadian Revolving Lender’s Canadian Revolving Facility Commitment and the denominator of which is the sum of the amounts of all of the Canadian Revolving Lenders’ Canadian Revolving Facility Commitments, or if no Canadian Revolving Facility Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the principal amount of Canadian Obligations owed to such Canadian Revolving Lender and the denominator of which is the aggregate principal amount of the Canadian Obligations owed to the Canadian Revolving Lenders, in each case giving effect to a Canadian Revolving Lender’s participation in Canadian Swingline Loans and Canadian Agent Advances;

(c)            with respect to a U.K. Revolving Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such U.K. Revolving Lender’s U.K. Revolving Facility Commitment and the denominator of which is the sum of the amounts of all of the U.K. Revolving Lenders’ U.K. Revolving Facility Commitments, or if no U.K. Revolving Facility Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the principal amount of U.K. Obligations owed to such U.K. Revolving Lender and the denominator of which is the aggregate principal amount of the U.K. Obligations owed to the U.K. Revolving Lenders, in each case giving effect to a U.K. Revolving Lender’s participation in U.K. Swingline Loans and U.K. Agent Advances; and

(d)           with respect to a German Revolving Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such German Revolving Lender’s German Revolving Facility Commitment and the denominator of which is the sum of the amounts of all of the German Revolving Lenders’ German Revolving Facility Commitments, or if no German Revolving Facility Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the principal amount of German Obligations owed to such German Revolving Lender and the denominator of which is the aggregate principal amount of the German Obligations owed to the German Revolving Lenders, in each case giving effect to a German Revolving Lender’s participation in German Swingline Loans and German Agent Advances.

“Proprietary Rights” shall mean, with respect to a person, all of such person’s now owned and hereafter arising or acquired licenses, franchises, permits, patents, patent rights, industrial designs, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations in part of any of the foregoing, and all rights to sue for past, present, and future infringement of any of the foregoing.

“Projections” shall mean the projections and any forward-looking statements (including statements with respect to booked business) of the U.S. Borrower and the Subsidiaries furnished to the Lenders or the Administrative Agent by or on behalf of the U.S. Borrower or any of the Subsidiaries prior to the Closing Date.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning assigned to such term in Section 9.17.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning assigned to such term in Section 9.31.

“Qualified CFC Holding Company” shall mean a Wholly Owned Subsidiary of the Company that is a limited liability company, that (a) is in compliance with Section 6.12 and (b) the primary asset of which consists of Equity Interests in either (i) a Foreign Subsidiary (other than a Canadian Subsidiary) or (ii) a limited liability company that is in compliance with Section 6.12 and the primary asset of which consists of Equity Interests in a Foreign Subsidiary (other than a Canadian Subsidiary).

“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under § 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Rate Determination Date” shall mean:

(a)            with respect to Term SOFR, (i) for any calculation with respect to a Term SOFR Rate Loan for any Interest Period, the day that is two (2) Benchmark Rate Business Days prior to the first day of such Interest Period or (ii) for any calculation with respect to a Base Rate Loan for any day, the day that is two (2) Benchmark Rate Business Days prior to such day;

(b)            with respect to Term CORRA, (i) for any calculation with respect to a Term CORRA Loan for any Interest Period, the day that is two (2) Benchmark Rate Business Days prior to the first day of such Interest Period or (ii) for any calculation with respect to a Base Rate Loan for any day, the day that is two (2) Benchmark Rate Business Days prior to such day;

(c)            with respect to any Daily Simple RFR for any RFR Rate Day, the day that is five (5) Benchmark Rate Business Days prior to (i) if such RFR Rate Day is a Benchmark Rate Business Day, such RFR Rate Day or (ii) if such RFR Rate Day is not a Benchmark Rate Business Day, the Benchmark Rate Business Day immediately preceding such RFR Rate Day;

(d)            with respect to any Interbank Offered Rate for any Interest Period consisting of (i) EURIBOR, the day that is two (2) Benchmark Rate Business Days prior to the first day of such Interest Period; and

(e)            with respect to any Daily Resetting Interbank Offered Rate for any day consisting of Daily Resetting EURIBOR the day that is two (2) Benchmark Rate Business Days prior to the first day of such Interest Period;

or, in any case in clauses (a) through (e) above, such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent that such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Reasonable Credit Judgment” shall mean reasonable credit judgment in accordance with customary business practices for comparable asset based lending transactions and as it relates to the establishment or adjustment of Reserves (or the adjustment or imposition of eligibility standards and criteria) shall require that, (x) such establishment, adjustment or imposition after the Closing Date be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date or that are materially different from the facts or events occurring or known to the Administrative Agent on the Closing Date, unless the U.S. Borrower and the Administrative Agent otherwise agree in writing, (y) the contributing factors to the imposition of any Reserve shall not duplicate (i) the exclusionary criteria set forth in definitions of “Eligible Accounts,” “Eligible Inventory,” “Eligible In-Transit Inventory,” as applicable (and vice versa) or (ii) any reserves deducted in computing book value and (z) the amount of any such Reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification (as reasonably determined by the Administrative Agent) of the incremental dilution of a Borrowing Base attributable to such contributing factors.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Company, a Loan Party or any Subsidiary.

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents (but excluding any such collections used to make payments of items included in clause (c) of the definition of “Interest Expense”); provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Receiving Finance Party” shall have the meaning assigned to such term in Section 2.17(k)(ii).

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinancing” shall mean the repayment of all amounts outstanding under (i) that certain Fourth Amended and Restated Credit Agreement, dated as of September 2, 2021, by and among the Company, the other borrowers party thereto, the guarantors party thereto, the lenders party thereto and PNC Bank, National Association as administrative agent (as amended), (ii) that certain Term Loan Credit Agreement, dated as of March 30, 2023, by and among the Company, the other borrowers party thereto, the guarantors party thereto, the lenders party thereto and Alter Domus (US) LLC as administrative agent (as amended) and (iii) certain other obligations of the Initial Borrower’s subsidiaries owing to Berry, including, in each case, the termination of all commitments, liens and security interests thereunder.

“Reformed Basel III” means the agreements contained in "Basel III: Finalising post-crisis reforms” published by the Basel Committee on Banking Supervision in December 2017, as amended, supplemented or restated.

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Related Sections” shall have the meaning assigned to such term in Section 6.04.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Relevant EU Directive” means the Directive (EU) 2019/1023 of the European Parliament and of the Council of 20 June 2019 on preventive restructuring frameworks, on discharge of debt and disqualifications, and on measures to increase the efficiency of procedures concerning restructuring, insolvency and discharge of debt, and amending Directive (EU) 2017/1132 (Directive on restructuring and insolvency).

“Relevant Governmental Body” shall mean (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternate Currency, (i) the central bank for the currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“relevant transactions” shall have the meaning assigned to such term in the definition of “Pro Forma Basis” in this Section 1.01.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Report” shall have the meaning assigned to such term in Section 8.11(a).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having or holding a majority of the Dollar Equivalent of the total Revolving Facility Commitments at such time (or, if the Revolving Facility Commitments have been terminated, the Revolving Facility Commitments as most recently in effect prior to such termination and after giving effect to subsequent assignments); provided that at any time there are two or more Revolving Lenders (who are not Affiliates of one another), “Required Lenders” must include at least two Revolving Lenders (who are not Affiliates of one another or Defaulting Lenders). The Revolving Facility Commitments of any Defaulting Lender shall be disregarded in determining the Required Lenders at any time.

“Requirement of Law” shall mean, as to any person, any law (statutory or common), treaty, rule, or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the person or any of its property or to which the person or any of its property is subject.

“Reserves” shall mean such reserves against each Borrowing Base (including any Dilution Reserves, Bank Products Reserves, In-Transit Reserves and, with respect to the Canadian Borrowing Base, the Canadian Priority Payables Reserve, with respect to the German Borrowing Base, the German Priority Payables Reserves and, with respect to the U.K. Borrowing Base, the U.K. Priority Payables Reserve) that the Administrative Agent has, in the exercise of its Reasonable Credit Judgment, established from time to time upon at least seven Business Days’ notice to the Company During the seven Business Day period detailed in the immediately preceding sentence, the Lenders and Issuing Banks shall not be required to make Revolving Loans, issue, amend, extend or renew a Letter of Credit or increase the stated amount of a Letter of Credit to the extent such Revolving Loans or Letters of Credit would cause the aggregate outstanding Loans, unreimbursed Letter of Credit drawings and undrawn Letters of Credit under the Facility to exceed the then current U.S. Availability, Canadian Availability, U.K. Availability and/or German Availability, as applicable, after giving pro forma effect to such proposed Reserves.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Retention of Title Ineligibles” shall have the meaning assigned to such term in clause (a) of the definition of “Eligible Inventory.”

“Revaluation Date” shall mean, (a) with respect to any Loan, each of the following: (i) each date of a borrowing of a Benchmark Rate Loan denominated in an Alternate Currency, (ii) each date of a continuation of a Benchmark Rate Loan denominated in an Alternate Currency pursuant to the terms of this Agreement and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require (it being understood that such frequency is typically daily but may be on a more or less frequent basis as the Administrative Agent shall determine) and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment or extension of a Letter of Credit denominated in an Alternate Currency, (ii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternate Currency, and (iii) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require (it being understood that such frequency is typically daily but may be on a more or less frequent basis as the Administrative Agent shall determine).

“Revolving Facility” shall mean the Revolving Facility Commitments (including any Incremental Revolving Facility Commitments) and the extensions of credit made hereunder by the Revolving Lenders.

“Revolving Facility Borrowing” shall mean a U.S. Revolving Facility Borrowing, a Canadian Revolving Facility Borrowing, a U.K. Revolving Facility Borrowing or a German Revolving Facility Borrowing.

“Revolving Facility Commitment” shall mean the U.S. Revolving Facility Commitments, the Canadian Revolving Facility Commitments, the U.K. Revolving Facility Commitments and the German Revolving Facility Commitments.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the Canadian Revolving Facility Credit Exposure at such time, (b) the U.S. Revolving Facility Credit Exposure at such time, (c) the U.K. Revolving Facility Credit Exposure at such time and (d) the German Revolving Facility Credit Exposure at such time.

“Revolving Facility Maturity Date” shall mean the date that is the earlier of (x) November 5, 2029 and (y) the date that is 91 days prior to the stated maturity date of any other series of Indebtedness of the Company or its Subsidiaries outstanding at such time in a principal amount, with respect to such series, of more than $150,000,000.

“Revolving L/C Exposure” shall mean the collective reference to the U.S. Revolving L/C Exposure, the Canadian Revolving L/C Exposure, the U.K. Revolving L/C Exposure and the German Revolving L/C Exposure.

“Revolving Lender” shall mean a Lender (including an Incremental Revolving Lender) with a Revolving Facility Commitment or with outstanding Revolving Loans.

“Revolving Loan” shall mean the collective reference to the U.S. Revolving Loans, the Canadian Revolving Loans, the U.K. Revolving Loans and the German Revolving Loans.

“Rights” shall have the meaning specified in Section 8.14(j).

“RFR Rate Day” shall have the meaning found in the definition of “Daily Simple RFR.”

“S&P” shall mean Standard & Poor’s Financial Services LLC, a division of S&P Global Inc.

“Sale and Lease Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctioned Country” shall mean a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory.

“Sanctioned Entity” shall mean (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) above that is a target of Sanctions, that broadly prohibits dealings with that country or territory, including a target of any comprehensive country-wide sanctions program administered and enforced by OFAC.

“Sanctioned Person” shall mean at any time (a) any Person whose name is listed on, any Sanctions List, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” shall mean sanctions administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the Government of Canada, the United Nations Security Council, the European Union or any European Union member state, the United Kingdom (including sanctions administered or enforced by His Majesty’s Treasury) or the State Secretariat for Economic Affairs (SECO) of Switzerland.

“Sanctions Authority” shall mean the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the Government of Canada, the United Nations Security Council, the European Union or any European Union member state or the United Kingdom (including sanctions administered or enforced by His Majesty’s Treasury) or the State Secretariat for Economic Affairs (SECO) of Switzerland.

“Sanctions List” shall mean each list maintained or public designation made by any Sanctions Authority in respect of the targets or scope of the Sanctions that are administered and enforced by that Sanctions Authority including, without limitation (a) the “Specially Designated Nationals List” and the “Consolidated Non-SDN List” each administered and enforced by OFAC and (b) “Financial Sanctions: Consolidated List of Targets” and “Ukraine: list of persons subject to restrictive measures in view of Russia’s actions destabilising the situation in Ukraine” each administered and enforced by HMT, in each case as amended, supplemented or substituted from time to time.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Notes” shall mean the 7.250% senior secured notes due 2031 issued by Treasure Escrow Corporation pursuant to the Secured Notes Indenture.

“Secured Notes Indenture” shall mean that certain indenture, dated as of October 25, 2024, among Treasure Escrow Corporation, and U.S. Bank Trust Company, National Association, as trustee, relating to the Secured Notes.

“Secured Parties” shall mean the “Secured Parties” as defined in the U.S. Collateral Agreement, the “Secured Parties” as defined in the Canadian Collateral Agreement, the “Secured Parties” as defined in the U.K. Collateral Agreement and the “Secured Parties” as defined in the German Security Transfer Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the U.S. Security Documents, the Canadian Security Documents, the U.K. Security Documents, the German Collateral Agreements, the Swedish Receivables Pledge, each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10 and any other document entered into by any Loan Party creating or expressed to create any Lien over all or any part of its assets in respect of any of the Obligations.

“Settlement” and “Settlement Date” have the meanings specified in Section 2.04(e)(i).

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SONIA” shall mean a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” shall mean the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” shall mean the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of the Company established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Company or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the Company or any such Subsidiary becomes subject to a proceeding under the Bankruptcy Code (or other Debtor Relief Law).

“Specified Availability” shall mean, at any time, the sum, without duplication of any amounts included in the Total Borrowing Base, of (a) U.S. Specified Availability at such time plus (b) Canadian Specified Availability plus (c) U.K. Specified Availability plus (d) German Specified Availability at such time. For the avoidance of doubt, in no event shall the Specified Availability exceed the sum of (a) the Total Borrowing Base and (b) the sum of U.S. Suppressed Availability, Canadian Suppressed Availability, U.K. Suppressed Availability and German Suppressed Availability at any time.

“Specified Event of Default” shall mean an Event of Default under Section 7.01(b), (c), (h) or (i).

“Specified Loan Party” shall mean any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.30 hereof).

“Specified Representations” shall mean representations and warranties of the Borrowers and the Subsidiaries in Section 3.01(a); Section 3.01(d); Section 3.02(a); Section 3.02(b)(i)(A) (solely with respect to the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of the Company or any such Subsidiary Loan Party on the Closing Date); Section 3.02(b)(i)(C) (solely with respect to the Existing Notes, the Existing Revolving Credit Agreement, the Existing Term Loan Credit Agreement and each indenture and supplemental indenture governing the senior notes issued by Berry and outstanding on the Closing Date); Section 3.02(b)(ii) (solely with respect to the Existing Notes, the Existing Revolving Credit Agreement, the Existing Term Loan Credit Agreement and each indenture and supplemental indenture governing the senior notes issued by Berry and outstanding on the Closing Date); Section 3.03; Section 3.10; Section 3.11; Section 3.17 (subject to the limitations set forth in Section 4.02(d)); Section 3.19; and Section 3.26.

“Spot Rate” shall mean, for a currency, on any relevant date of determination, the rate determined by the Administrative Agent or the Issuing Bank, as applicable, as the spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office on the date of such determination (it being understood that such determination is typically made at approximately 1:30 p.m. London time, but the determination time may be adjusted from time to time, based on current system configurations); provided that the Administrative Agent or the Issuing Bank, as applicable, may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank, as applicable, if it does not have as of the date of determination a spot buying rate for any such currency.

“SPPAQ” means the Supplemental Pension Plans Act (Québec) and all regulations thereunder as amended from time to time and any successor legislation.

“Standard Letter of Credit Practice” shall mean, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Sterling” or “£” shall mean lawful currency of the United Kingdom.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“Subject Party” shall have the meaning assigned to such term in Section 2.18(k)(ii).

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Company. Notwithstanding the foregoing (and except for purposes of Sections 3.09, 3.13, 3.15, 3.16, 5.03, 5.09 and 7.01(k), and the definition of “Unrestricted Subsidiary” contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Company or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Loan Party” shall mean the U.S. Subsidiary Loan Parties, the Canadian Subsidiary Loan Parties, the U.K. Subsidiary Loan Parties and the German Loan Parties but shall not include any Immaterial Subsidiaries.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Supermajority Lenders” shall mean, at any time, Revolving Lenders having or holding more than 66 2/3% of the aggregate Revolving Facility Credit Exposure of all Revolving Lenders; provided, that (i) the Revolving Facility Credit Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders, and (ii) at any time there are two or more Revolving Lenders (who are not Affiliates of one another), “Supermajority Lenders” must include at least two Revolving Lenders (who are not Affiliates of one another or Defaulting Lenders).

“Supplier” shall have the meaning assigned to such term in Section 9.31.

“Supported QFC” shall have the meaning assigned to such term in Section 9.31.

“Swedish Receivables Pledge” shall mean the receivables pledge governed by the laws of Sweden, to be entered into among Berry Aschersleben GmbH and the Collateral Agent, as amended, supplemented or otherwise modified from time to time.

“Swingline Borrowing” shall mean a U.S. Swingline Borrowing, Canadian Swingline Borrowing, U.K. Swingline Borrowing or German Swingline Borrowing, as the context may require.

“Swingline Lender” shall mean, as the context requires, the U.S. Swingline Lender, the Canadian Swingline Lender, the U.K. Swingline Lender or the German Swingline Lender. Any reference to the “Swingline Lender” shall refer to the (i) U.S. Swingline Lender with respect to the U.S. Revolving Facility, (ii) U.K. Swingline Lender with respect to the U.K. Revolving Facility, (iii) German Swingline Lender with respect to the German Revolving Facility and/or (iv) the Canadian Swingline Lender with respect to the Canadian Revolving Facility, as applicable.

“Swingline Loans” shall mean the U.S. Swingline Loans, the Canadian Swingline Loans, the German Swingline Loans and the U.K. Swingline Loans.

“T2” shall mean the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” shall mean any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax” or “Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings or similar charges (including ad valorem charges) imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term CORRA” shall mean:

(a)            for any calculation with respect to a Term CORRA Loan, (i) the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the applicable Rate Determination Date, as such rate is published by the Term CORRA Administrator, plus (ii) the Term CORRA Adjustment; provided, however, that if as of 5:00 p.m. Toronto time on any Rate Determination Date the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Benchmark Rate Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Benchmark Rate Business Day is not more than three (3) Benchmark Rate Business Days prior to such Rate Determination Date, and

(b)            for any calculation with respect to a Base Rate Loan on any day, (i) the Term CORRA Reference Rate for a tenor of one month on the applicable Rate Determination Date, as such rate is published by the Term CORRA Administrator, plus (ii) the Term CORRA Adjustment; provided, however, that if as of 5:00 p.m. Toronto time on any Rate Determination Date the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Benchmark Rate Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Benchmark Rate Business Day is not more than three (3) Benchmark Rate Business Days prior to such Rate Determination Date;

provided, further, that if Term CORRA determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than 0.0%, then Term CORRA shall be deemed to be 0.0%.

“Term CORRA Adjustment” shall mean, for any applicable calculation, a percentage per annum equal to (a) 0.29547% for a one-month Interest Period and (b) 0.32138% for a three-month Interest Period.

“Term CORRA Administrator” shall mean CanDeal Benchmark Administration Services Inc. (“CanDeal”) or, in the reasonable discretion of the Administrative Agent, TSX Inc. or an affiliate of TSX Inc. as the publication source of the CanDeal/TMX Term CORRA benchmark that is administered by CanDeal (or a successor administrator of the Term CORRA Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term CORRA Borrowing” shall mean, a Borrowing comprised of Term CORRA Loans.

“Term CORRA Loans” shall mean any Loan bearing interest at a rate determined by reference to Term CORRA in accordance with the provisions of Article II.

“Term CORRA Reference Rate” shall mean the forward-looking term rate based on CORRA.

“Term Loan Collateral Agent” shall mean the “Collateral Agent,” as defined in the Term Loan Credit Agreement.

“Term Loan Credit Agreement” shall mean the Term Loan Credit Agreement, dated as of the Closing Date among the Company, the lenders and agents party thereto and Citibank, N.A., as administrative agent and collateral agent for such lenders, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or increasing the amount loaned thereunder or altering the maturity thereof.

“Term Loan Documents” shall mean the “Loan Documents,” as defined in the Term Loan Credit Agreement.

“Term Loan Obligations” shall mean the “Obligations,” as defined in the Term Loan Credit Agreement.

“Term Loans” shall mean loans made pursuant to and in accordance with the Term Loan Credit Agreement.

“Term Priority Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“Term Priority Obligations” shall mean “Senior Fixed Obligations” as such term is defined in and subject to the provisions of the ABL Intercreditor Agreement.

“Term Rate” shall mean, as applicable, Term SOFR, Term CORRA or the applicable Interbank Offered Rate, as the context may require.

“Term Rate Borrowing” shall mean a borrowing of Term Rate Loans.

“Term Rate Loan” shall mean a Term SOFR Rate Loan, a Term CORRA Loan or an Interbank Offered Rate Loan, as the context may require.

“Term SOFR” shall mean:

(a)            for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the applicable Rate Determination Date, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Rate Determination Date the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Benchmark Rate Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Benchmark Rate Business Day is not more than three (3) Benchmark Rate Business Days prior to such Rate Determination Date, and

(b)           for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the applicable Rate Determination Date, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Rate Determination Date the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Benchmark Rate Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Benchmark Rate Business Day is not more than three (3) Benchmark Rate Business Days prior to such Rate Determination Date;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than 0.00%, then Term SOFR shall be deemed to be the 0.00%.

“Term SOFR Administrator” shall mean CME (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” shall mean a Borrowing comprised of Term SOFR Loans.

“Term SOFR Loan” shall mean a Loan that bears interest at a rate based on clause (a) of the definition of “Term SOFR.”

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Company then most recently ended (taken as one accounting period).

“Tier II Jurisdiction” shall mean Hong Kong, Italy, Mexico, Poland, Portugal, South Korea, Spain, and Taiwan.

“Total Borrowing Base” shall mean the sum of the Global Borrowing Base and each German Borrowing Base; provided that at no time shall more than 30.0% of the Total Borrowing Base be attributable to the aggregate amount of the German Borrowing Bases, taken as a whole.

“Total Net First Lien Leverage Ratio” shall mean, on any date, the ratio of (a) First Lien Net Debt as of such date to (b) EBITDA for the most recently ended Test Period; provided, that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Transaction Agreement” shall mean the RMT Transaction Agreement (as amended, restated, supplemented or otherwise modified from time to time in a manner consistent with the Fee Letter), dated as of February 6, 2024, by and among Parent, the Borrower, Glatfelter Corporation, and Treasure Merger Sub II, LLC.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Company (or any direct or indirect parent of the Company) or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents (including expenses in connection with Hedge Agreements) and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Agreement and any and all documents in connection therewith and related thereto, including (a) the consummation of the Business Combination and the Closing Date Assignment; (b) the execution and delivery of the Loan Documents, the creation or continuation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder; (c) the Refinancing and (d) the payment of all Transaction Expenses.

“Treasure Escrow Corporation” shall mean Treasure Escrow Corporation, a Delaware corporation, a wholly owned subsidiary of the Borrower.

“Triggering Event” shall mean a Collateral Audit Triggering Event, Covenant Triggering Event, Cash Dominion Triggering Event, a Monthly Reporting Triggering Event, a Weekly Reporting Triggering Event or an HH&S Triggering Event.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.

“U.K.” or “United Kingdom” shall mean the United Kingdom of Great Britain and Northern Ireland.

“U.K. Acceptance Credit” shall mean a commercial U.K. Letter of Credit in which the applicable U.K. Issuing Bank engages with the beneficiary of such U.K. Letter of Credit to accept a time draft.

“U.K. Agent Advance Exposure” shall mean at any time the aggregate principal amount of all outstanding U.K. Agent Advances at such time. The U.K. Agent Advance Exposure of any U.K. Revolving Lender at any time shall mean its Pro Rata Share of the aggregate U.K. Agent Advance Exposure at such time.

“U.K. Agent Advances” shall have the meaning assigned to such term in Section 2.04(d)(iii).

“U.K. Availability” shall mean, at any time, (a) the U.K. Line Cap at such time minus (b) the U.K. Revolving Facility Credit Exposure at such time.

“U.K. Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any additional Borrower added pursuant to Section 1.08 hereof incorporated or organized under the laws of England and Wales.

“U.K. Borrower DTTP Filing” shall mean an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the U.K. Borrowers, which:

(a)            where it relates to a U.K. Treaty Lender that is a party to this Agreement as a Lender as at the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name at Schedule 2.01 (Commitments), and is filed with HM Revenue & Customs within 30 days of the date of this Agreement; and:

(i)            where a U.K. Borrower is a Borrower as at the date of this Agreement is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(ii)           where a U.K. Borrower is not a Borrower as at the date of this Agreement, is filed with HM Revenue & Customs within 30 days of the date on which that U.K. Borrower becomes party hereto as a Borrower; or

(b)           where it relates to a U.K. Treaty Lender that is not a party to this Agreement as a Lender as at the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a party to this Agreement as a Lender, and

(i)            where a U.K. Borrower is a Borrower as at the date on which that U.K. Treaty Lender becomes a party hereto as Lender, is filed with HM Revenue & Customs within 30 days of that date; or

(ii)           where a U.K. Borrower is not a Borrower as at the date on which that U.K. Treaty Lender becomes a party hereto as a Lender, is filed with HM Revenue & Customs within 30 days of the date on which that U.K. Borrower becomes a party hereto as a Borrower.

“U.K. Borrowing” shall mean all U.K. Revolving Loans of a single Type and made on a single date and, in the case of Term Rate Loans, as to which a single Interest Period, respectively, is in effect. Unless the context indicates otherwise, the term “U.K. Borrowing” shall also include any U.K. Swingline Borrowing and any U.K. Agent Advance.

“U.K. Borrowing Base” shall mean, at any time, an amount equal to the result of:

(a)            the sum of (A) ninety percent (90.0%) of the Net Amount of Eligible Accounts of the U.K. Borrowers and (B) ninety percent (90.0%) of the Net Orderly Liquidation Value of Eligible Inventory of the U.K. Borrowers, minus

(b)            all Reserves, without duplication of any items that are otherwise addressed or excluded through eligibility criteria, which the Administrative Agent deems necessary in the exercise of its Reasonable Credit Judgment to maintain with respect to any U.K. Borrowers, including the U.K. Priority Payables Reserve and other Reserves for any amounts which the Administrative Agent or any Lender may be obligated to pay in the future for the account of any U.K. Borrowers. The specified percentages set forth in this definition will not be reduced without the consent of the Company or the U.K. Borrowers. Any determination by the Administrative Agent in respect of the U.K. Borrowing Base shall be based on the Administrative Agent’s Reasonable Credit Judgment. The parties understand that the exclusionary criteria in the definitions of “Eligible Accounts,” “Eligible Inventory” and “Eligible In-Transit Inventory,” any Reserves that may be imposed as provided herein, and Net Amount of Eligible Accounts and factors considered in the calculation of Net Orderly Liquidation Value of Eligible Inventory have the effect of reducing the U.K. Borrowing Base, and, accordingly, whether or not any provisions hereof so state, all of the foregoing shall be determined without duplication so as not to result in multiple reductions in the U.K. Borrowing Base for the same facts or circumstances.

“U.K. Borrowing Request” shall mean a request by the U.K. Borrowers in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-3.

“U.K. Collateral” shall mean the assets and property that is subject to any Lien in favor of the Collateral Agent or any Subagent for the benefit of the applicable Secured Parties pursuant to any U.K. Security Documents.

“U.K. Collateral Agreement” shall mean the guarantee and debenture governed by the laws of England and Wales, dated as of the Closing Date among the U.K. Borrowers, each U.K. Subsidiary Loan Party and the Collateral Agent, as amended, supplemented or otherwise modified from time to time.

“U.K. Excluded Taxes” shall mean any withholding taxes imposed by the United Kingdom on a payment of interest made, or to be made, by any U.K. Borrower in respect of any advance made to any U.K. Borrower under any Loan Document, if on the date on which the payment falls due, (i) the payment could have been made to the relevant Lender Party without that U.K. Tax Deduction if the Lender Party had been a U.K. Qualifying Lender, but on that date the relevant Lender Party is not or has ceased to be a U.K. Qualifying Lender other than as a result of any change after the date it became a Lender Party under this Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant taxing authority; or (ii) the relevant Lender Party is a U.K. Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of “U.K. Qualifying Lender” and (A) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender Party has received from any U.K. Borrower a certified copy of that Direction, and (B) the payment could have been made to the Lender Party without that U.K. Tax Deduction if that Direction had not been made; or (iii) the relevant Lender Party is a U.K. Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of “U.K. Qualifying Lender” and (A) the relevant Lender Party has not given a U.K. Tax Confirmation to any U.K. Borrower, and (B) the payment could have been made to the Lender Party without that U.K. Tax Deduction if the Lender Party had given a U.K. Tax Confirmation to any U.K. Borrower, on the basis that the U.K. Tax Confirmation would have enabled any U.K. Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or (iv) the relevant Lender Party is a U.K. Treaty Lender and any U.K. Borrower is able to demonstrate that the payment could have been made to the Lender Party without the U.K. Tax Deduction had that Lender Party complied with its obligations under Section 2.17(j)(ii) or (iii) (as applicable).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“U.K. Issuing Bank” shall mean (i) Wells Fargo Bank, N.A., London Branch, (ii) Citibank, N.A., (iii) Barclays Bank PLC, (iv) HSBC Bank USA, N.A., (v) Goldman Sachs Bank USA, (vi) PNC Bank, National Association, (vii) UBS AG, Stamford Branch and (viii) each other U.K. Issuing Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of U.K. Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(k); provided that none of Citibank, N.A., Barclays Bank PLC, Goldman Sachs Bank USA or UBS AG, Stamford Branch shall be obligated to issue any Letter of Credit other than standby letters of credit. A U.K. Issuing Bank may, in its discretion, arrange for one or more U.K. Letters of Credit to be issued by Affiliates or branches of such U.K. Issuing Bank, in which case the term “U.K. Issuing Bank” shall include any such Affiliate or branch with respect to U.K. Letters of Credit issued by such Affiliate or branch.

“U.K. Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(c)(iii).

“U.K. L/C Disbursement” shall mean a payment or disbursement made by a U.K. Issuing Bank pursuant to a U.K. Letter of Credit (other than a U.K. Acceptance Credit).

“U.K. L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(c)(iii).

“U.K. Letter of Credit” shall mean any standby or sight commercial Letter of Credit issued pursuant to Section 2.05(a)(iii).

“U.K. Letter of Credit Commitment” shall mean, with respect to each U.K. Issuing Bank, the commitment of such U.K. Issuing Bank to issue U.K. Letters of Credit pursuant to Section 2.05. As of the Closing Date, the amount of each U.K. Issuing Bank’s U.K. Letter of Credit Commitment is set forth on Schedule 2.01.

“U.K. Letter of Credit Sublimit” shall mean the aggregate U.K. Letter of Credit Commitments of the U.K. Issuing Banks, in an amount not to exceed $5 million (or the equivalent thereof in an Alternate Currency).

“U.K. Line Cap” shall mean at any time the lesser of (i) the aggregate U.K. Revolving Facility Commitments at such time and (ii) the Global Borrowing Base at such time.

“U.K. Loans” shall mean U.K. Revolving Loans, U.K. Swingline Loans and U.K. Agent Advances.

“U.K. Loan Party” shall mean the U.K. Borrowers and the U.K. Subsidiary Loan Parties.

“U.K. Non-Bank Lender” shall mean a Lender Party which gives a U.K. Tax Confirmation in the documentation which it executes on becoming a party to this Agreement as a Lender Party.

“U.K. Obligations” shall mean Obligations owing by the U.K. Loan Parties and their Subsidiaries that are not Loan Parties.

“U.K. Payment Account” shall have the meaning assigned to such term in Section 5.14(a).

“U.K. Pending Revolving Loans” shall mean, at any time, the aggregate principal amount of all U.K. Revolving Loans, U.K. Swingline Loans and U.K. Agent Advances requested in any U.K. Borrowing Request received by the Administrative Agent or otherwise which have not yet been advanced.

“U.K. Priority Payables Reserve” shall mean, on any date of determination, a reserve in such amount as the Administrative Agent may determine in its Reasonable Credit Judgment which reflects the full amount of any liabilities or amounts which (by virtue of any Liens or any statutory provision) rank or are capable of ranking in priority to the Collateral Agent’s and/or the Secured Parties’ Liens and/or for amounts which may represent costs relating to the enforcement of the Collateral Agent’s and/or the Secured Parties’ Liens including, without limitation, but only to the extent prescribed pursuant to English law and statute then in force, (a) amounts due to employees in respect of unpaid wages and holiday pay, (b) the amount of all scheduled but unpaid pension contributions, (c) the “prescribed part” of floating charge realisations held for unsecured creditors, (d) amounts due to HM Revenue and Customs in respect of VAT, pay as you earn (PAYE) (including student loan repayments), employee national insurance contributions and construction industry scheme deductions, and (e) the expenses and liabilities incurred by any administrator (or other insolvency officer) and any remuneration of such administrator (or other insolvency officer).

“U.K. Qualifying Lender” shall mean:

(a)            a Lender Party which is beneficially entitled to interest payable to that Lender Party in respect of an advance under a Loan Document and:

(i)             is a Lender Party:

(A)            which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to U.K. corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the CTA; or

(B)            in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to U.K. corporation tax as respects any payments of interest made in respect of that advance; or

(ii)            is a Lender Party which is:

(A)            a company resident in the U.K. for U.K. tax purposes;

(B)            a partnership each member of which is:

(1)            a company so resident in the U.K.; or

(2)            a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C)            a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)           is a U.K. Treaty Lender; or

(b)            a Lender Party which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Loan Document.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.K. Revolving Facility” shall mean the U.K. Revolving Facility Commitments (including any Incremental Revolving Facility Commitments thereunder) and the extensions of credit made hereunder by the U.K. Revolving Lenders.

“U.K. Revolving Facility Borrowing” shall mean a Borrowing comprised of U.K. Revolving Loans.

“U.K. Revolving Facility Commitment” shall mean, with respect to each U.K. Revolving Lender, the commitment of such U.K. Revolving Lender to make U.K. Revolving Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such U.K. Revolving Lender’s U.K. Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased or provided under Section 2.21. As of the Closing Date, the amount of each U.K. Revolving Lender’s U.K. Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its U.K. Revolving Facility Commitment (or Incremental Revolving Facility Commitment thereunder), as applicable. As of the Closing Date, the aggregate amount of the U.K. Revolving Lenders’ U.K. Revolving Facility Commitments prior to any Incremental Revolving Facility Commitments is $32,500,000.

“U.K. Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the U.K. Revolving Loans outstanding at such time, (b) the aggregate amount of U.K. Pending Revolving Loans, (c) the U.K. Swingline Exposure and U.K. Agent Advance Exposure at such time and (d) the U.K. Revolving L/C Exposure at such time. The U.K. Revolving Facility Credit Exposure of any U.K. Revolving Lender at any time shall be the product of (x) such U.K. Revolving Lender’s Pro Rata Share and (y) the aggregate U.K. Revolving Facility Credit Exposure of all U.K. Revolving Lenders, collectively, at such time.

“U.K. Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all U.K. Letters of Credit outstanding at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof) and (b) the aggregate principal amount of all U.K. L/C Disbursements that have not yet been reimbursed at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). The U.K. Revolving L/C Exposure of any U.K. Revolving Lender at any time shall mean its Pro Rata Share of the aggregate U.K. Revolving L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a U.K. Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (“ISP98”), such U.K. Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a U.K. Letter of Credit at any time shall be deemed to be the stated amount of such U.K. Letter of Credit in effect at such time; provided, that with respect to any U.K. Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such U.K. Letter of Credit shall be deemed to be the maximum stated amount of such U.K. Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“U.K. Revolving Lender” shall mean a Lender (including an Incremental Revolving Lender) with a U.K. Revolving Facility Commitment or with outstanding U.K. Revolving Loans.

“U.K. Revolving Loan” shall mean a Loan made by a U.K. Revolving Lender pursuant to Section 2.01(c) or 2.21.

“U.K. Security Documents” shall mean the U.K. Collateral Agreement, each U.K. Share Charge, and each of the security agreements, and other instruments and documents governed by the laws of England and Wales executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10 that purports to create a Lien to secure the applicable Obligations. “U.K. Specified Availability” shall mean, at any time, the sum of (i) U.K. Availability at such time plus (ii) U.K. Suppressed Availability at such time.

“U.K. Share Charge (Glatfelter)” shall mean the share charge governed by the laws of England and Wales dated as of the Closing Date among, the German Lead Borrower and the Collateral Agent in respect of the Equity Interests in the U.K. Loan Parties that are owned by the German Lead Borrower, as amended, supplemented or otherwise modified from time to time.

“U.K. Share Charge (PGI)” shall mean the share charge governed by the laws of England and Wales dated as of the Closing Date among, PGI Europe, LLC (a Delaware company) and the Collateral Agent in respect of the Equity Interests in the U.K. Loan Parties that are owned by PGI Europe, LLC, as amended, supplemented or otherwise modified from time to time.

“U.K. Share Charges” shall mean the U.K. Share Charge (PGI) and the U.K. Share Charge (Glatfelter), and U.K Share Charge shall mean any one of them.

“U.K. Subsidiary” shall mean any Subsidiary of the Company incorporated now or hereafter under the laws of England and Wales.

“U.K. Subsidiary Loan Party” shall mean, other than any Immaterial Subsidiary, (a) each U.K. Subsidiary that is a Wholly Owned Subsidiary of the Company on the Closing Date (other than the U.K. Borrowers) and (b) each U.K. Subsidiary that is a Wholly Owned Subsidiary of the Company that becomes, or is required to become, a party to a U.K. Security Document after the Closing Date. As of the Closing Date, each U.K. Subsidiary Loan Party is set forth on Schedule 1.01(g).

“U.K. Suppressed Availability” shall mean, at any time, the excess at such time of (i) the U.K. Borrowing Base at such time over (ii) the U.K. Revolving Facility Commitments at such time; provided that U.K. Suppressed Availability shall not at any time exceed an amount equal to 5.0% of the U.K. Revolving Facility Commitments at such time.

“U.K. Swingline Borrowing” shall mean a Borrowing comprised of U.K. Swingline Loans.

“U.K. Swingline Borrowing Request” shall mean a request by any U.K. Borrower substantially in the form of Exhibit C-7.

“U.K. Swingline Commitment” shall mean, with respect to the U.K. Swingline Lender, the commitment of the U.K. Swingline Lender to make U.K. Swingline Loans pursuant to Section 2.04. The aggregate amount of the U.K. Swingline Commitments on the Closing Date is $3,000,000; provided, that the U.K. Swingline Lender may at any time and from time to time, at its sole discretion, reduce such aggregate commitment amount by the aggregate amount of all U.K. Swingline Commitments then held by or attributed to U.K. Revolving Lenders who are then Defaulting Lenders.

“U.K. Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding U.K. Swingline Borrowings at such time. The U.K. Swingline Exposure of any U.K. Revolving Lender at any time shall mean its Pro Rata Share of the aggregate U.K. Swingline Exposure at such time.

“U.K. Swingline Lender” shall mean Wells Fargo Bank, N.A., London Branch, in its capacity as a lender of U.K. Swingline Loans.

“U.K. Swingline Loans” shall mean the Swingline Loans made to a U.K. Borrower pursuant to Section 2.04(a)(iii).

“U.K. Tax Confirmation” shall mean a confirmation by a Lender Party that the person beneficially entitled to interest payable to that Lender Party in respect of an advance under a Loan Document is either: (a) a company resident in the U.K. for U.K. tax purposes; or (b) a partnership each member of which is: (i) a company so resident in the U.K.; or (ii) a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (c) a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“U.K. Tax Deduction” shall mean a deduction or withholding for or on account of Tax imposed by the U.K. from a payment under a Loan Document.

“U.K. Treaty Lender” shall mean a Lender Party which (i) is treated as a resident of a U.K. Treaty State for the purposes of a U.K. Treaty; (ii) does not carry on a business in the U.K. through a permanent establishment with which that Lender Party’s participation in the Loan is effectively connected; and (iii) fulfills any other conditions which must be fulfilled under that U.K. Treaty to obtain full exemption from U.K. tax on interest paid to it pursuant to any Loan Document, except that for this purpose any necessary procedural formalities are assumed to be fulfilled.

“U.K. Treaty State” shall mean a jurisdiction having a double taxation agreement (a “U.K. Treaty”) with the U.K. which makes provision for full exemption from tax imposed by the U.K. on interest.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Underlying Issuer” means The Toronto-Dominion Bank or one of its Affiliates or such other Person that is selected by Wells Fargo in its discretion to be the “Underlying Issuer” pursuant to the terms hereof.

“Unfunded Pension Liability” shall mean (i) of any Plan, the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year and (ii) of any Canadian Defined Benefit Plan shall mean solvency funding deficiencies, if any, determined in the most recent actuarial valuation report filed with FSRA and used for funding the Canadian Defined Benefit Plan pursuant to the PBA or other applicable pension standards legislation in Canada.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” shall mean domestic cash or cash equivalents of the Company or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Company or any of its Subsidiaries.

“Unrestricted Subsidiary” shall mean (i) any subsidiary of the Company identified on Schedule 1.01(f) and (ii) any subsidiary of the Company that is acquired or created after the Closing Date and designated by the Company as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Company shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date and so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Company or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04(j), and any prior or concurrent Investments in such Subsidiary by the Company or any of its Subsidiaries shall be deemed to have been made under Section 6.04(j), (c) without duplication of the preceding clause (b), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04(j), and (d) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under the Existing Notes Indenture, any other Indebtedness permitted to be incurred hereby and all Permitted Refinancing Indebtedness in respect of any of the foregoing and all Disqualified Stock; provided, further, that at the time of the initial Investment by the Company or any of its Subsidiaries in such Subsidiary, the Company shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent; provided, further, that, with respect to any designation of any Subsidiary owning Collateral contributing to U.S. Availability, Canadian Availability, U.K. Availability and/or German Availability under the aggregate Borrowing Base of at least the Borrowing Base Threshold, the U.S. Borrower shall have delivered an updated Borrowing Base Certificate to the Administrative Agent giving effect to such designation on a Pro Forma Basis. The Company may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a Wholly Owned Subsidiary of the Company, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (iv) the Company shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Company, certifying to the best of such officer’s knowledge, compliance with the requirements of the preceding clauses (i) through (iii), inclusive.

“Unused Line Fee” shall have the meaning found in 2.12(b).

“U.S. Agent Advance Exposure” shall mean at any time the aggregate principal amount of all outstanding U.S. Agent Advances at such time. The U.S. Agent Advance Exposure of any U.S. Revolving Lender at any time shall mean its Pro Rata Share of the aggregate U.S. Agent Advance Exposure at such time.

“U.S. Agent Advances” shall have the meaning assigned to such term in Section 2.04(d).

“U.S. Availability” shall mean, at any time, (a) the U.S. Line Cap at such time minus (b) the U.S. Revolving Facility Credit Exposure at such time.

“U.S. Borrower” shall mean (i) (a) prior to consummation of the Closing Date Assignment, the Initial Borrower and (b) from and after consummation of the Closing Date Assignment, the Company and (ii) any additional Borrower added pursuant to Section 1.08 hereof incorporated or organized under the laws of the United States of America.

“U.S. Borrowing” shall mean all U.S. Revolving Loans of a single Type and made on a single date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect. Unless the context indicates otherwise, the term “U.S. Borrowing” shall also include any U.S. Swingline Borrowing and any U.S. Agent Advance.

“U.S. Borrowing Base” shall mean, at any time, an amount equal to the result of:

(a)            the sum of (A) ninety percent (90.0%) of the Net Amount of Eligible Accounts of the U.S. Loan Parties, (B) ninety percent (90.0%) of the Net Orderly Liquidation Value of Eligible Inventory of the U.S. Loan Parties and (C) one hundred percent (100.0%) of unrestricted cash of the U.S. Loan Parties held in deposit accounts with any Lender subject to Blocked Account Agreements in favor of the Collateral Agent and that is not subject to any other Lien (other than Permitted Liens that are junior in priority to the Collateral Agent’s Liens (other than statutory landlord’s Liens to the extent provided otherwise by a Requirement of Law), or the Liens securing the Term Priority Obligations); provided that, with respect to any unrestricted cash included in the U.S. Borrowing Base pursuant to clause (C) that is not held in a deposit account with the Administrative Agent, the Administrative Agent may request, at any time and from time to time (which such request may be made as frequently as daily), reporting by the U.S. Borrower to the Administrative Agent of the then-current balance of any such unrestricted cash; provided, further, that the Administrative Agent may, upon written notice to the U.S. Borrower, adjust the amount of unrestricted cash included in the U.S. Borrowing Base pursuant to clause (C) above on a daily basis to reflect the aggregate amount of such unrestricted cash as of the open of any Business Day as verified by the Administrative Agent (in the case of any such unrestricted cash held in a deposit account with the Administrative Agent) or as reported to the Administrative Agent by the U.S. Borrower pursuant to the immediately preceding proviso (in the case of any such unrestricted cash held in a deposit account not with the Administrative Agent), minus

(b)            all Reserves, without duplication of any items that are otherwise addressed or excluded through eligibility criteria, which the Administrative Agent deems necessary in the exercise of its Reasonable Credit Judgment to maintain with respect to any U.S. Loan Party, including Reserves for any amounts which the Administrative Agent or any Lender may be obligated to pay in the future for the account of any U.S. Loan Party.

The specified percentages set forth in this definition will not be reduced without the consent of the Company. Any determination by the Administrative Agent in respect of the U.S. Borrowing Base shall be based on the Administrative Agent’s Reasonable Credit Judgment. The parties understand that the exclusionary criteria in the definitions of “Eligible Accounts,” “Eligible Inventory,” and “Eligible In-Transit Inventory,” any Reserves that may be imposed as provided herein, and Net Amount of Eligible Accounts and factors considered in the calculation of Net Orderly Liquidation Value of Eligible Inventory have the effect of reducing the U.S. Borrowing Base, and, accordingly, whether or not any provisions hereof so state, all of the foregoing shall be determined without duplication so as not to result in multiple reductions in the U.S. Borrowing Base for the same facts or circumstances.

“U.S. Borrowing Request” shall mean a request by the Company in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1.

“U.S. Collateral” shall mean all the “Collateral” as defined in any U.S. Security Document and all other property that is subject to any Lien in favor of the Collateral Agent or any Subagent for the benefit of the Secured Parties pursuant to any U.S. Security Documents.

“U.S. Collateral Agreement” shall mean the ABL Guarantee and Collateral Agreement, dated as of the Closing Date, as amended, supplemented or otherwise modified from time to time, among the Company, each U.S. Subsidiary Loan Party and the Collateral Agent.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Issuing Bank” shall mean (i) Wells Fargo, (ii) Citibank, N.A., (iii) Barclays Bank PLC, (iv) HSBC Bank USA, N.A., (v) Goldman Sachs Bank USA, (vi) PNC Bank, National Association, (vii) UBS AG, Stamford Branch and (viii) each other U.S. Issuing Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of U.S. Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(k); provided that none of Citibank, N.A., Barclays Bank PLC, Goldman Sachs Bank USA or UBS AG, Stamford Branch shall be obligated to issue any Letter of Credit other than standby letters of credit. A U.S. Issuing Bank may, in its sole discretion, arrange for one or more U.S. Letters of Credit to be issued by Affiliates of such U.S. Issuing Bank, in which case the term “U.S. Issuing Bank” shall include any such Affiliate with respect to U.S. Letters of Credit issued by such Affiliate.

“U.S. Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(c)(i).

“U.S. L/C Disbursement” shall mean a payment or disbursement made by a U.S. Issuing Bank pursuant to a U.S. Letter of Credit.

“U.S. L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(c)(i).

“U.S. Letter of Credit” shall mean any standby or sight commercial Letter of Credit issued pursuant to Section 2.05(a)(i).

“U.S. Letter of Credit Commitment” shall mean, with respect to each U.S. Issuing Bank, the commitment of such U.S. Issuing Bank to issue U.S. Letters of Credit pursuant to Section 2.05. As of the Closing Date, the amount of each U.S. Issuing Bank’s U.S. Letter of Credit Commitment is set forth on Schedule 2.01.

“U.S. Letter of Credit Sublimit” shall mean the aggregate U.S. Letter of Credit Commitments of the U.S. Issuing Banks, in an amount not to exceed $20,000,000 (or the equivalent thereof in an Alternate Currency).

“U.S. Line Cap” shall mean at any time the lesser of (i) the aggregate U.S. Revolving Facility Commitments at such time and (ii) the North American Borrowing Base at such time.

“U.S. Loan Party” shall mean the U.S. Borrower and the U.S. Subsidiary Loan Parties.

“U.S. Obligations” shall mean Obligations owing by the U.S. Loan Parties and their Subsidiaries that are not Loan Parties.

“U.S. Payment Account” shall have the meaning assigned to such term in Section 5.14(a).

“U.S. Pending Revolving Loans” shall mean, at any time, the aggregate principal amount of all U.S. Revolving Loans, U.S. Swingline Loans and U.S. Agent Advances requested in any Borrowing Request received by the Administrative Agent or otherwise which have not yet been advanced.

“U.S. Person” shall mean a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Revolving Facility” shall mean the U.S. Revolving Facility Commitments (including any Incremental Revolving Facility Commitments thereunder) and the extensions of credit made hereunder by the U.S. Revolving Lenders and U.S. Swingline Lender.

“U.S. Revolving Facility Borrowing” shall mean a Borrowing comprised of U.S. Revolving Loans.

“U.S. Revolving Facility Commitment” shall mean, with respect to each U.S. Revolving Lender, the commitment of such U.S. Revolving Lender to make U.S. Revolving Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such U.S. Revolving Lender’s U.S. Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased or provided under Section 2.21. As of the Closing Date, the amount of each U.S. Revolving Lender’s U.S. Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its U.S. Revolving Facility Commitment (or Incremental Revolving Facility Commitment thereunder), as applicable. As of the Closing Date, the aggregate amount of the U.S. Revolving Lenders’ U.S. Revolving Facility Commitments prior to any Incremental Revolving Facility Commitments is $215,000,000.

“U.S. Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the U.S. Revolving Loans outstanding at such time, (b) the aggregate amount of U.S. Pending Revolving Loans, (c) the U.S. Swingline Exposure and U.S. Agent Advance Exposure at such time and (d) the U.S. Revolving L/C Exposure at such time. The U.S. Revolving Facility Credit Exposure of any U.S. Revolving Lender at any time shall be the product of (x) such U.S. Revolving Lender’s Pro Rata Share and (y) the aggregate U.S. Revolving Facility Credit Exposure of all U.S. Revolving Lenders, collectively, at such time.

“U.S. Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all U.S. Letters of Credit outstanding at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof) and (b) the aggregate principal amount of all U.S. L/C Disbursements that have not yet been reimbursed at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). The U.S. Revolving L/C Exposure of any U.S. Revolving Lender at any time shall mean its Pro Rata Share of the aggregate U.S. Revolving L/C Exposure at such time. For purposes of determining compliance with the U.S. Letter of Credit Commitment, the U.S. Revolving L/C Exposure of any U.S. Issuing Bank shall mean the aggregate U.S. Revolving L/C Exposure at such time with respect to the U.S. Letters of Credit issued by such U.S. Issuing Bank. For all purposes of this Agreement, if on any date of determination a U.S. Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such U.S. Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a U.S. Letter of Credit at any time shall be deemed to be the stated amount of such U.S. Letter of Credit in effect at such time; provided, that with respect to any U.S. Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such U.S. Letter of Credit shall be deemed to be the maximum stated amount of such U.S. Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“U.S. Revolving Lender” shall mean a Lender (including an Incremental Revolving Lender) with a U.S. Revolving Facility Commitment or with outstanding U.S. Revolving Loans.

“U.S. Revolving Loan” shall mean a Loan made by a U.S. Revolving Lender pursuant to Section 2.01(a) or 2.21.

“U.S. Security Documents” shall mean the U.S. Collateral Agreement and each of the security agreements and other instruments and documents governed by the law of the United States or any state thereof or the District of Columbia executed and delivered by a U.S. Loan Party pursuant to any of the foregoing or pursuant to Section 5.10 to secure any of the Obligations.

“U.S. Special Resolution Regimes” shall have the meaning specified in Section 9.31.

“U.S. Specified Availability” shall mean, at any time, the sum of (i) U.S. Availability at such time plus (ii) U.S. Suppressed Availability at such time.

“U.S. Subsidiary Loan Party” shall mean, other than any Immaterial Subsidiary, (a) each Domestic Subsidiary that is a Wholly Owned Subsidiary of the Company on the Closing Date and (b) each Domestic Subsidiary that is a Wholly Owned Subsidiary of the Company that becomes, or is required to become, a party to the U.S. Collateral Agreement after the Closing Date. As of the Closing Date, each U.S. Subsidiary Loan Party is set forth on Schedule 1.01(g).

“U.S. Suppressed Availability” shall mean, at any time, the excess at such time of (i) the U.S. Borrowing Base at such time over (ii) the U.S. Revolving Facility Commitments at such time; provided that U.S. Suppressed Availability shall not at any time exceed an amount equal to 5.0% of the U.S. Revolving Facility Commitments at such time.

“U.S. Swingline Borrowing” shall mean a Borrowing comprised of U.S. Swingline Loans.

“U.S. Swingline Borrowing Request” shall mean a request by the Company substantially in the form of Exhibit C-5.

“U.S. Swingline Commitment” shall mean, with respect to the U.S. Swingline Lender, the commitment of the U.S. Swingline Lender to make U.S. Swingline Loans pursuant to Section 2.04. The aggregate amount of the U.S. Swingline Commitments on the Date is $20,000,000; provided, that the U.S. Swingline Lender may at any time and from time to time, at its sole discretion, reduce such aggregate commitment amount by the aggregate amount of all U.S. Swingline Commitments then held by or attributed to U.S. Revolving Lenders who are then Defaulting Lenders.

“U.S. Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding U.S. Swingline Borrowings at such time. The U.S. Swingline Exposure of any U.S. Revolving Lender at any time shall mean its Pro Rata Share of the aggregate U.S. Swingline Exposure at such time.

“U.S. Swingline Lender” shall mean Wells Fargo in its capacity as a lender of U.S. Swingline Loans.

“U.S. Swingline Loans” shall mean the Swingline Loans made to the U.S. Borrower pursuant to Section 2.04(a)(i).

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 2.17(g)(ii)(C).

“VAT” shall mean (a) in relation to the United Kingdom, any value-added tax imposed by the Value Added Tax Act 1994 (U.K.); (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (c) any other tax of a similar nature, whether imposed in the United Kingdom or a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause(a) or (b) above, or imposed elsewhere.

“Weekly Reporting Triggering Event” shall occur at any time that Specified Availability is less than the greater of 12.50% of the Combined Line Cap at such time and $35,000,000 for five (5) consecutive Business Days. Once occurred, a Weekly Reporting Triggering Event shall be deemed to be continuing until such time as Specified Availability is at least equal to the amount required in the immediately preceding sentence for twenty consecutive calendar days.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-down and Conversion Powers” means:

(a)            with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule; and

(b)            with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02.            Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, the accounting for any lease shall be based on the Borrower’s treatment thereof in accordance with GAAP as in effect on December 15, 2018 and without giving effect to any subsequent changes in GAAP (or the required implementation of any previously promulgated changes in GAAP) relating to the treatment of a lease as an operating lease or capitalized lease. For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property,” (b) “real property” shall be deemed to include “immovable property,” (c) “tangible property” shall be deemed to include “corporeal property,” (d) “intangible property” shall be deemed to include “incorporeal property,” (e) “security interest,” “mortgage” and “lien” shall be deemed to include a “hypothec,” “prior claim” and a “resolutory clause,” (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, and any reference to a “financing statement” shall be deemed to include a reference to an application for publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset,” “right of setoff” or similar expression shall be deemed to include a “right of compensation,” (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary,” (k) “construction liens” shall be deemed to include “legal hypothecs,” (l) “joint and several” shall be deemed to include “solidary,” (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault,” (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary,” (o) “servitude” shall be deemed to include “easement,” (p) “priority” shall be deemed to include “prior claim,” (q) “survey” shall be deemed to include “certificate of location and plan,” (r) “fee simple title” shall be deemed to include “absolute ownership,” (s) all references to “foreclosure” or similar terms shall be deemed to include the “exercise of a hypothecary recourse,” (t) “leasehold interest” shall be deemed to include “valid rights resulting from a lease,” (u) “lease” for personal or movable property shall be deemed to include a “contract of leasing (crédit-bail),” (v) “deposit account” shall include a “financial account” as defined in Article 2713.6 of the Civil Code of Québec, and (w) “guarantee” and “guarantor” shall include “suretyship” and “surety,” respectively. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en anglais seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en anglais seulement (sauf si une autre langue est requise en vertu d’une loi applicable).

Section 1.03.            Effectuation of Transactions. Each of the representations and warranties of the Borrowers contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.04.            Exchange Rates; Currency Equivalents.

(a)            The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Loans or Letters of Credit denominated in Alternate Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in U.S. Dollars in Article VI or paragraph (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

(b)            Wherever in this Agreement in connection with the Canadian Revolving Facility, the U.K. Revolving Facility, the German Revolving Facility, Canadian Swingline Loans, U.K. Swingline Loans, German Swingline Loans or an Alternate Currency Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, such amount shall be the Dollar Equivalent of such Dollar amount (rounded to the nearest unit of Canadian Dollars or such other applicable Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

(c)            All references in the Loan Documents to Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar Equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by the Administrative Agent on a daily basis based on the current Spot Rate. Borrowers shall report Borrowing Base components to the Administrative Agent in the currency invoiced by Borrowers or shown in Borrowers’ financial records, and unless expressly provided otherwise, Borrowers shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, Borrowers shall repay such Obligation in such other currency.

Section 1.05.            Limited Condition Transactions. Solely for purposes of determining (a) compliance on a Pro Forma Basis with any provision of this Agreement that requires the calculation of the Total Net First Lien Leverage Ratio, Total Net Leverage Ratio, Total Secured Net Leverage Ratio, Consolidated Total Assets or EBITDA or (b) whether a Default or an Event of Default has occurred and is continuing, in each case in connection with any determination as to whether a Limited Condition Transaction is permitted to be consummated, the date of determination of whether such Limited Condition Transaction is permitted hereunder shall, at the option of the U.S. Borrower, be the date on which the definitive agreements for such Limited Condition Transaction are entered into or the date such irrevocable notice or offer for such Limited Condition Transaction is delivered, as applicable (the “LCT Test Date”) (provided that the U.S. Borrower exercises such option by delivering to the Administrative Agent a certificate of a Responsible Officer prior to the LCT Test Date), with such determination to give pro forma effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date. For the avoidance of doubt, (x) if the U.S. Borrower has exercised such option and any of the tests, ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such test, ratio, basket or amount, including due to fluctuations in Consolidated Total Assets or EBITDA of the U.S. Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the Limited Condition Transaction, such test, ratios, baskets and amounts will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted to be consummated and (y) if any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into or the date such irrevocable notice or offer for such Limited Condition Transaction is delivered and prior to such Limited Condition Transaction, any such Default or Event of Default shall be deemed not to have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted. If the U.S. Borrower has exercised such option for any Limited Condition Transaction, then, in connection with any subsequent calculation of such test, ratios, baskets or amounts on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated and (ii) the date that the definitive agreements for such Limited Condition Transaction are terminated or expire without consummation of such Limited Condition Transaction, any such test, ratio basket or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and the other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated; provided that if the U.S. Borrower elects to have such determinations occur at the time of entry into such definitive agreement or the date such irrevocable notice or offer for such Limited Condition Transaction is delivered, as applicable, any indebtedness to be incurred (and any associated lien) shall be deemed incurred at the time of such election (until such time as the indebtedness is actually incurred or the applicable acquisition agreement is terminated without actually consummating the applicable acquisition) and outstanding thereafter for purposes of pro forma compliance with any applicable financial test. For the avoidance of doubt, this Section 1.05 shall not be applicable to any determination of Specified Availability for purposes of determining Pro Forma Compliance.

Section 1.06.            Interest Rates. The interest rate on Loans denominated in Dollars or an Alternate Currency may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. Regulators have signaled the need to use alternative reference rates for some of these benchmark rates and, as a result, such benchmark rates may cease to comply with applicable laws and regulations, may be permanently discontinued or the basis on which they are calculated may change. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to any rates in the definition of any “Benchmark”, any “Benchmark Rate” or any component definition thereof or rates referenced in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any then-current Benchmark or any Benchmark Replacement) as it may or may not be adjusted pursuant to Section 2.14(b), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as such Benchmark Rate, such Benchmark or any other Benchmark Rate or Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. Each determination of any Benchmark (or any Benchmark Replacement) shall be made by the Administrative Agent and shall be conclusive in the absence of manifest error.

Section 1.07.            Additional Alternate Currencies. In connection with any approved request for an Alternate Currency pursuant to clause (b) of the definition thereof, the Administrative Agent will have the right to make any technical, administrative or operational changes that the Administrative Agent decides may be appropriate to reflect the inclusion of such Alternate Currency and the adoption and implementation of the benchmark rate applicable thereto and to permit the administration thereof by the Administrative Agent from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

Section 1.08.            Additional Borrowers. The U.S. Borrower may, by written election to the Administrative Agent, cause any (a) wholly-owned Subsidiary of the U.S. Borrower formed under the laws of the United States, any state thereof or the District of Columbia, the laws of England & Wales, the laws of the Federal Republic of Germany, or the laws of any other jurisdiction reasonably acceptable to the Administrative Agent and each applicable Lender (it being understood and agreed that any such approval may include expanding the definition of “Sanctions” to include primary sanctions authorities in the jurisdiction of organization of such additional Borrower) and (b) any Subsidiary Loan Party as of the Closing Date (other than a Subsidiary Loan Party formed under the laws of Canada or any province or territory thereof), in each case to become a Borrower hereunder; provided that such Subsidiary or Subsidiary Loan Party as applicable shall (i) execute a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent assuming all obligations of a Borrower hereunder, (ii) to the extent not previously satisfied with respect to it, take (or cause to be taken) all actions (if any) required to be taken with respect to such Subsidiary in order to satisfy the Collateral and Guarantee Requirement with respect to such Subsidiary, the assets of such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, (iii) deliver to the Administrative Agent such legal opinions, board resolutions and secretary’s certificates as shall be reasonably requested by the Administrative Agent in connection therewith, in each case substantially in the form delivered on the Closing Date with respect to the Loan Parties party to this Agreement on the Closing Date, (iv) to the extent requested by any Lender, provide all documentation and other information about the relevant borrower under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and to the extent such borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation a Beneficial Ownership Certification in relation to such borrower and (v) with respect to any additional borrower formed under the laws of the Federal Republic of Germany, such additional borrower shall be subject to the written consent of the Administrative Agent. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any amendment to this Agreement or to any other Loan Document as may be necessary or appropriate in order to establish any additional borrower pursuant to this Section 1.08 and such technical amendments (including, without limitation, additional tranches or sublimits, customary borrowing base provisions, eligibility criteria and reserves, in each case, as deemed necessary or advisable in the Administrative Agent’s reasonable discretion), and other customary amendments with respect to provisions of this Agreement relating to taxes for borrowers in such jurisdiction, in each case as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the U.S. Borrower in connection therewith.

Section 1.09.            Senior Debt. The Obligations constitute Indebtedness pursuant to, and as defined in, the ABL Intercreditor Agreement.

Section 1.10.            Certain Calculations.

(a)            For purposes of determining compliance with any of the covenants set forth in Article VI at the time of incurrence or utilization thereof, if any Lien, Investment, Indebtedness, disposition, dividend or distribution or Affiliate transaction meets the criteria of one, or more than one, of the clauses of the provision permitting such Lien, Investment, Indebtedness, disposition, dividend or distribution or Affiliate transaction, as the case may be, the Company shall in its sole discretion determine under which clause or clauses such Lien, Investment, Indebtedness, disposition, dividend or distribution or Affiliate transaction (or, in each case, any portion thereof), as the case may be, is classified and may later (on one or more occasions), may make any subsequent re-determination and/or at a later time divide, classify or reclassify under the clause or clauses such Lien, Investment, Indebtedness, disposition, dividend or distribution or Affiliate transaction was initially determined to have been incurred or utilized (other than, in each case, with respect to any basket that permits actions based on Pro Forma Compliance).

(b)            Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, any Total Net Leverage Ratio, Total Secured Net Leverage Ratio and/or Total Net First Lien Leverage Ratio) (any such amounts, the “Fixed Amounts”) intended to be utilized with or substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

Section 1.11.            Swedish Terms. Notwithstanding any other provisions in this Agreement or any other Loan Document, the release of any Lien granted pursuant to a Loan Document governed by Swedish law shall always be subject to the prior written consent of the Collateral Agent (acting in its sole discretion on a case by case basis).

Article II

The Credits

Section 2.01.            Commitments.

(a)            Subject to the terms and conditions set forth herein, each U.S. Revolving Lender severally agrees to make U.S. Revolving Loans to the U.S. Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s U.S. Revolving Facility Credit Exposure (except for the Administrative Agent with respect to U.S. Agent Advances) exceeding such Lender’s U.S. Revolving Facility Commitment, (ii) the U.S. Revolving Facility Credit Exposure exceeding the total U.S. Revolving Facility Commitments, (iii) such Lender’s U.S. Revolving Facility Credit Exposure exceeding such Lender’s Pro Rata Share of the U.S. Line Cap, (iv) the U.S. Revolving Facility Credit Exposure exceeding the U.S. Line Cap and (v) the aggregate of the U.S. Revolving Facility Credit Exposure, the U.K. Revolving Credit Exposure and the Canadian Revolving Credit Exposure exceeding the Global Borrowing Base. The U.S. Revolving Lenders, however, in their unanimous discretion, may elect to make U.S. Revolving Loans or issue or arrange to have issued U.S. Letters of Credit in excess of the U.S. Availability on one or more occasions, but if they do so, neither the Administrative Agent nor the U.S. Revolving Lenders shall be deemed thereby to have changed the limits of the U.S. Line Cap or to be obligated to exceed such limits on any other occasion. If the U.S. Revolving Facility Credit Exposure exceeds the U.S. Line Cap or the aggregate of the U.S. Revolving Facility Credit Exposure, the U.K. Revolving Credit Exposure and the Canadian Revolving Credit Exposure exceeds the Global Borrowing Base, the U.S. Revolving Lenders and U.S. Issuing Banks, as applicable, may refuse to make or otherwise restrict the making of U.S. Revolving Loans and the issuance of U.S. Letters of Credit as the U.S. Revolving Lenders and U.S. Issuing Banks determine until such excess has been eliminated, subject to the Administrative Agent’s authority, in its sole discretion, to make U.S. Agent Advances pursuant to the terms of Section 2.04(d)(i). Within the foregoing limits and subject to the terms and conditions set forth herein, the U.S. Borrower may borrow, prepay and reborrow U.S. Revolving Loans.

(b)            Subject to the terms and conditions set forth herein, each Canadian Revolving Lender severally agrees to make Canadian Revolving Loans to the Canadian Borrower in Dollars or Canadian Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Canadian Revolving Facility Credit Exposure (except for the Administrative Agent with respect to Canadian Agent Advances) exceeding such Lender’s Canadian Revolving Facility Commitment, (ii) the Canadian Revolving Facility Credit Exposure exceeding the total Canadian Revolving Facility Commitments, (iii) such Lender’s Canadian Revolving Facility Credit Exposure exceeding such Lender’s Pro Rata Share of the Canadian Line Cap, (iv) the Canadian Revolving Facility Credit Exposure exceeding the Canadian Line Cap or (v) the aggregate of the U.S. Revolving Facility Credit Exposure, the U.K. Revolving Credit Exposure and the Canadian Revolving Credit Exposure exceeding the Global Borrowing Base. The Canadian Revolving Lenders, however, in their unanimous discretion, may elect to make Canadian Revolving Loans or issue or arrange to have issued Canadian Letters of Credit in excess of the Canadian Availability on one or more occasions, but if they do so, neither the Administrative Agent nor the Canadian Revolving Lenders shall be deemed thereby to have changed the limits of the Canadian Line Cap or to be obligated to exceed such limits on any other occasion. If the Canadian Revolving Facility Credit Exposure exceeds the Canadian Line Cap or the aggregate of the U.S. Revolving Facility Credit Exposure, the U.K. Revolving Credit Exposure and the Canadian Revolving Credit Exposure exceeds the Global Borrowing Base, the Canadian Revolving Lenders and Canadian Issuing Banks, as applicable, may refuse to make or otherwise restrict the making of Canadian Revolving Loans and the issuance of Canadian Letters of Credit as the Canadian Revolving Lenders and Canadian Issuing Banks determine until such excess has been eliminated, subject to the Administrative Agent’s authority, in its sole discretion, to make Canadian Agent Advances pursuant to the terms of Section 2.04(d)(ii). Within the foregoing limits and subject to the terms and conditions set forth herein, the Canadian Borrower may borrow, prepay and reborrow Canadian Revolving Loans.

(c)            Subject to the terms and conditions set forth herein, each U.K. Revolving Lender severally agrees to make U.K. Revolving Loans to the U.K. Borrowers in Dollars, Euros or Sterling from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s U.K. Revolving Facility Credit Exposure (except for the Administrative Agent, including acting through its U.K. branch) with respect to Agent Advances) exceeding such Lender’s U.K. Revolving Facility Commitment, (ii) the U.K. Revolving Facility Credit Exposure exceeding the total U.K. Revolving Facility Commitments, (iii) such Lender’s U.K. Revolving Facility Credit Exposure exceeding such Lender’s Pro Rata Share of the U.K. Line Cap, (iv) the U.K. Revolving Facility Credit Exposure exceeding the U.K. Line Cap or (v) the aggregate of the U.S. Revolving Facility Credit Exposure, the U.K. Revolving Credit Exposure and the Canadian Revolving Credit Exposure exceeding the Global Borrowing Base. The U.K. Revolving Lenders, however, in their unanimous discretion, may elect to make U.K. Revolving Loans or issue or arrange to have issued U.K. Letters of Credit in excess of the U.K. Availability on one or more occasions, but if they do so, neither the Administrative Agent nor the U.K. Revolving Lenders shall be deemed thereby to have changed the limits of the U.K. Line Cap or to be obligated to exceed such limits on any other occasion. If the U.K. Revolving Facility Credit Exposure exceeds the U.K. Line Cap or the aggregate of the U.S. Revolving Facility Credit Exposure, the U.K. Revolving Credit Exposure and the Canadian Revolving Credit Exposure exceeds the Global Borrowing Base, the U.K. Revolving Lenders and U.K. Issuing Banks, as applicable, may refuse to make or otherwise restrict the making of U.K. Revolving Loans and the issuance of U.K. Letters of Credit as the U.K. Revolving Lenders and U.K. Issuing Banks determine until such excess has been eliminated, subject to the Administrative Agent’s authority, in its sole discretion, to make U.K. Agent Advances pursuant to the terms of Section 2.04(d)(iii). Within the foregoing limits and subject to the terms and conditions set forth herein, the U.K. Borrowers may borrow, prepay and reborrow U.K. Revolving Loans.

(d)            Subject to the terms and conditions set forth herein, each German Revolving Lender severally agrees to make German Revolving Loans to the German Borrowers in Dollars or Euros from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s German Revolving Facility Credit Exposure (except for the Administrative Agent, including acting through its German branch, with respect to German Agent Advances) exceeding such Lender’s German Revolving Facility Commitment, (ii) the German Revolving Facility Credit Exposure exceeding the total German Revolving Facility Commitments, (iii) such Lender’s German Revolving Facility Credit Exposure exceeding such Lender’s Pro Rata Share of the German Line Cap attributable to such German Borrower or (iv) the applicable German Revolving Facility Credit Exposure exceeding the applicable German Line Cap. The German Revolving Lenders, however, in their unanimous discretion, may elect to make German Revolving Loans or issue or arrange to have issued German Letters of Credit in excess of the German Availability on one or more occasions, but if they do so, neither the Administrative Agent nor the German Revolving Lenders shall be deemed thereby to have changed the limits of the German Line Cap or to be obligated to exceed such limits on any other occasion. If the German Revolving Facility Credit Exposure of any German Borrower exceeds the German Line Cap with respect to such German Borrower, the German Revolving Lenders and German Issuing Banks, as applicable, may refuse to make or otherwise restrict the making of German Revolving Loans and the issuance of German Letters of Credit as the German Revolving Lenders and German Issuing Banks determine until such excess has been eliminated, subject to the Administrative Agent’s authority, in its sole discretion, to make German Agent Advances pursuant to the terms of Section 2.04(d)(iv). Within the foregoing limits and subject to the terms and conditions set forth herein, the German Borrowers may borrow, prepay and reborrow German Revolving Loans.

(e)            Up to one time in any fiscal quarter of the Company, so long as U.S. Availability, Canadian Availability, U.K. Availability and the aggregate German Availability of all German Borrowers shall each not be less than $0 before and after giving effect thereto, the Borrowers may reallocate (i) all or a portion of any U.S. Revolving Lenders’ U.S. Revolving Facility Commitments to the Canadian Revolving Facility, the U.K. Revolving Facility, the German Revolving Facility or any Additional Jurisdictional Facility (which, for the avoidance of doubt, may be established contemporaneously with such reallocation), (ii) all or a portion of any Canadian Revolving Lenders’ Canadian Revolving Facility Commitments to the U.S. Revolving Facility, the U.K. Revolving Facility, the German Revolving Facility or any Additional Jurisdictional Facility (which, for the avoidance of doubt, may be established contemporaneously with such reallocation), (iii) all or a portion of any U.K. Revolving Lenders’ U.K. Revolving Facility Commitments to the U.S. Revolving Facility, the Canadian Revolving Facility, the German Revolving Facility or any Additional Jurisdictional Facility (which, for the avoidance of doubt, may be established contemporaneously with such reallocation), or (iv) all or a portion of any German Revolving Lenders’ German Revolving Facility Commitments to the U.S. Revolving Facility, the Canadian Revolving Facility, the U.K. Revolving Facility or any Additional Jurisdictional Facility (which, for the avoidance of doubt, may be established contemporaneously with such reallocation), in each case, by written notice to the Administrative Agent delivered at least 10 Business Days prior to the proposed date of effectiveness of such reallocation, in form reasonably satisfactory to the Administrative Agent and with the written consent of each Lender whose commitment is being reallocated; provided that (i) no Default or Event of Default shall exist and be continuing or result from such reallocation, (ii) the aggregate principal amount of the Revolving Facility Commitments (taken as a whole) shall not increase as a result of such reallocation, (iii) the aggregate principal amount of the Revolving Facility Commitments of any Lender who participates in such reallocation shall not increase as a result of such reallocation, (iv) the aggregate principal amount of the Canadian Revolving Facility Commitments shall not exceed $32,500,000 as a result of any such reallocation, (v) the aggregate principal amount of the U.K. Revolving Facility Commitments shall not exceed $47,500,000 as a result of any such reallocation and (vi) the aggregate principal amount of the German Revolving Facility Commitments shall not exceed $100,000,000 as a result of any such reallocation. Upon such reallocation, (i) the specified amount of such Lender’s U.S. Revolving Facility Commitments, Canadian Revolving Facility Commitments, U.K. Revolving Facility Commitments or German Revolving Facility Commitments, as applicable, shall be deemed to be converted to an increase in such U.S. Revolving Facility Commitments, Canadian Revolving Facility Commitments, U.K. Revolving Facility Commitments or German Revolving Facility Commitments, as applicable, for all purposes hereof and (ii) each Lender shall purchase or sell U.S. Revolving Loans, Canadian Revolving Loans, U.K. Revolving Loans or German Revolving Loans, as applicable, at par to the other Lenders as specified by the Administrative Agent in an amount necessary such that, after giving effect to all such purchases and sales, each Lender shall have funded its Pro Rata Share of the entire amount of the then outstanding U.S. Revolving Loans, Canadian Revolving Loans, U.K. Revolving Loans and German Revolving Loans, as applicable.

Section 2.02.            Loans and Borrowings.

(a)            (i)            Each U.S. Revolving Loan shall be made as part of a U.S. Borrowing consisting of U.S. Loans under the U.S. Revolving Facility and of the same Type made by the U.S. Revolving Lenders ratably in accordance with their respective U.S. Revolving Facility Commitments under the U.S. Revolving Facility (or, in the case of U.S. Swingline Loans, in accordance with their respective U.S. Swingline Commitments); provided, however, that U.S. Revolving Loans shall be made by the U.S. Revolving Lenders ratably in accordance with their respective Pro Rata Shares on the date such U.S. Loans are made hereunder.

(ii)            Each Canadian Revolving Loan shall be made as part of a Canadian Borrowing consisting of Canadian Revolving Loans under the Canadian Revolving Facility and of the same Type made by the Canadian Revolving Lenders ratably in accordance with their respective Canadian Revolving Facility Commitments under the Canadian Revolving Facility (or, in the case of Canadian Swingline Loans, in accordance with their respective Canadian Swingline Commitments); provided, however, that Canadian Revolving Loans shall be made by the Canadian Revolving Lenders ratably in accordance with their respective Pro Rata Shares on the date such Canadian Revolving Loans are made hereunder.

(iii)           Each U.K. Revolving Loan shall be made as part of a U.K. Borrowing consisting of U.K. Revolving Loans under the U.K. Revolving Facility and of the same Type made by the U.K. Revolving Lenders ratably in accordance with their respective U.K. Revolving Facility Commitments under the U.K. Revolving Facility (or, in the case of U.K. Swingline Loans, in accordance with their respective U.K. Swingline Commitments); provided, however, that U.K. Revolving Loans shall be made by the U.K. Revolving Lenders ratably in accordance with their respective Pro Rata Shares on the date such U.K. Revolving Loans are made hereunder.

(iv)           Each German Revolving Loan shall be made as part of a German Borrowing consisting of German Revolving Loans under the German Revolving Facility and of the same Type made by the German Revolving Lenders ratably in accordance with their respective German Revolving Facility Commitments under the German Revolving Facility (or, in the case of German Swingline Loans, in accordance with their respective German Swingline Commitments); provided, however, that German Revolving Loans shall be made by the German Revolving Lenders ratably in accordance with their respective Pro Rata Shares on the date such German Revolving Loans are made hereunder.

(v)           The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)            (i)            Subject to Section 2.14, each U.S. Borrowing (other than a U.S. Swingline Borrowing and excluding U.S. Agent Advances) shall be comprised entirely of ABR Loans or Term SOFR Loans as the U.S. Borrower may request in accordance herewith. Each U.S. Swingline Borrowing shall be an ABR Borrowing. Each U.S. Revolving Lender at its option may make any Base Rate Loan or Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the U.S. Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(ii)            Subject to Section 2.14, each Canadian Borrowing (other than a Canadian Swingline Borrowing and excluding Canadian Agent Advances) shall be comprised entirely of (x) in the case of Canadian Revolving Loans denominated in Canadian Dollars, Canadian Base Rate Loans or Term CORRA Loans or (y) in the case of Canadian Revolving Loans denominated in Dollars, ABR Loans or Term SOFR Loans, in each case, as the Canadian Borrower may request in accordance herewith. Each Canadian Swingline Borrowing shall be an ABR Borrowing (if denominated in Dollars) or a Canadian Base Rate Borrowing (if denominated in Canadian Dollars). Each Canadian Revolving Lender at its option may make any Canadian Base Rate Loan, Term CORRA Loan, ABR Loan or Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Canadian Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(iii)           Subject to Section 2.14, each U.K. Borrowing (other than a U.K. Swingline Borrowing and excluding U.K. Agent Advances) shall be comprised entirely of (x) in the case of U.K. Revolving Loans denominated in Euros, Interbank Offered Rate Loans or Daily Resetting Term Rate Loans, (y) in the case of U.K. Revolving Loans denominated in Sterling, Daily Simple RFR Loans (z) in the case of U.K. Revolving Loans denominated in Dollars, ABR Loans or Term SOFR Loans, in each case, as the U.K. Borrowers may request in accordance herewith. Each U.K. Swingline Borrowing shall be an ABR Borrowing (if denominated in Dollars), a Daily Resetting Term Rate Loan (if denominated in Euros) or a Daily Simple RFR Borrowing (if denominated in Sterling). Each U.K. Revolving Lender at its option may make any Interbank Offered Rate Loan, Daily Resetting Term Rate Loan, Daily Simple RFR Loan, ABR Loan or Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the U.K. Borrowers to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(iv)          Subject to Section 2.14, each German Borrowing (other than a German Swingline Borrowing and excluding German Agent Advances) shall be comprised entirely of (x) in the case of German Revolving Loans denominated in Euros, Interbank Offered Rate Loans or Daily Resetting Term Rate Loans or (y) in the case of German Revolving Loans denominated in Dollars, ABR Loans or Term SOFR Loans, in each case, as the German Lead Borrower (on behalf of itself or any other German Borrower) may request in accordance herewith. Each German Swingline Borrowing shall be an ABR Borrowing (if denominated in Dollars) or a Daily Resetting Term Rate Loan (if denominated in Euros). Each German Revolving Lender at its option may make any Interbank Offered Rate Loan, ABR Loan, Term SOFR Loan or Daily Resetting Term Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the applicable German Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c)            At the commencement of each Interest Period for any Term Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each Revolving Facility Borrowing of ABR Loans, Daily Resetting Term Rate Loans, Daily Simple RFR Loans or Canadian Base Rate Loans is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that a Revolving Facility Borrowing of Base Rate Loans may be in an aggregate amount that is equal to the entire unused balance of the U.S. Revolving Facility Commitments, Canadian Revolving Facility Commitments, U.K. Revolving Facility Commitments or German Revolving Facility Commitments, as applicable, or that is required to finance the reimbursement of a U.S. L/C Disbursement, Canadian L/C Disbursement, U.K. L/C Disbursement or German L/C Disbursement, each as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided, that there shall not at any time be more than a total of eight (8) Term SOFR Borrowings, eight (8) Term CORRA Borrowings and eight (8) Interbank Offered Rate Borrowings outstanding under the Revolving Facility.

Section 2.03.            Requests for Borrowings.

(a)            To request a U.S. Revolving Facility Borrowing, the Company shall notify the Administrative Agent of such request by delivering a U.S. Borrowing Request (which may be delivered through the Administrative Agent’s electronic platform or portal) (a) in the case of a Term SOFR Borrowing, not later than 11:00 a.m., Local Time, three Benchmark Rate Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, on the Business Day of the proposed Borrowing; provided, that the Administrative Agent may, in its sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. on the applicable Business Day or Benchmark Rate Business Day, as applicable. All Borrowing requests which are not made on-line via Administrative Agent’s electronic platform or portal shall be subject to (and unless Administrative Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Administrative Agent’s authentication process (with results satisfactory to the Administrative Agent) prior to the funding of any such requested Revolving Loan. Each such written U.S. Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing;

(iv)          in the case of a Term Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)          the location and number of the U.S. Borrower’s account to which funds are to be disbursed.

(b)            To request a Canadian Revolving Facility Borrowing, the Canadian Borrower shall notify the Administrative Agent of such request by delivering a Canadian Borrowing Request (which may be delivered through the Administrative Agent’s electronic platform or portal) (a) in the case of a Term CORRA Borrowing, not later than 11:00 a.m., Local Time, three Benchmark Rate Business Days before the date of the proposed Borrowing, (b) in the case of a Term SOFR Borrowing, not later than 11:00 a.m., Local Time, three Benchmark Rate Business Days before the date of the proposed Borrowing or (c) in the case of a Canadian Base Rate Borrowing or ABR Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of the proposed Borrowing; provided, that the Administrative Agent may, in its sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. on the applicable Business Day or U.S. Government Securities Business Day, as applicable. All Borrowing requests which are not made on-line via Administrative Agent’s electronic platform or portal shall be subject to (and unless Administrative Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Administrative Agent’s authentication process (with results satisfactory to the Administrative Agent) prior to the funding of any such requested Revolving Loan. Each such Canadian Borrowing Request shall be irrevocable and in a form approved by the Administrative Agent and signed by the Canadian Borrower. Each such written Canadian Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount and currency of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing, a Term SOFR Borrowing, a Canadian Base Rate Borrowing or a Term CORRA Borrowing;

(iv)          in the case of a Term Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)          the location and number of the Canadian Borrower’s account to which funds are to be disbursed.

(c)            To request a U.K. Revolving Facility Borrowing, a U.K. Borrower shall notify the Administrative Agent of such request by delivering a U.K. Borrowing Request (which may be delivered through the Administrative Agent’s electronic platform or portal) (a) in the case of a Term SOFR Borrowing, not later than 11:00 a.m., Local Time, three Benchmark Rate Business Days before the date of the proposed Borrowing, (b) in the case of (i) an Interbank Offered Rate Borrowing or (ii) a Daily Resetting Term Rate Borrowing, not later than 11:00 a.m., Local Time, three Benchmark Rate Business Days before the date of the proposed Borrowing (c) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of the proposed Borrowing and (d) in the case of a Daily Simple RFR Borrowing, not later than 11:00 a.m., Local Time, five Benchmark Rate Business Days before the date of the proposed Borrowing; provided, that the Administrative Agent may, in its sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. on the applicable Business Day or U.S. Government Securities Business Day, as applicable. All Borrowing requests which are not made on-line via Administrative Agent’s electronic platform or portal shall be subject to (and unless Administrative Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Administrative Agent’s authentication process (with results satisfactory to the Administrative Agent) prior to the funding of any such requested Revolving Loan. Each such U.K. Borrowing Request shall be irrevocable and in a form approved by the Administrative Agent and signed by a U.K. Borrower. Each such written U.K. Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount and currency of the requested Borrowing;

(ii)            the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be a Term SOFR Borrowing, an Interbank Offered Rate Borrowing, a Borrowing of Daily Resetting Term Rate Loans, a Daily Simple RFR Borrowing or an ABR Borrowing;

(iv)          in the case of a Term Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)          the location and number of the U.K. Borrower’s account to which funds are to be disbursed.

(d)            To request a German Revolving Facility Borrowing, the German Lead Borrower shall notify the Administrative Agent of such request by delivering a German Borrowing Request (which may be delivered through the Administrative Agent’s electronic platform or portal) (a) in the case of a Term SOFR Borrowing, not later than 11:00 a.m., Local Time, three Benchmark Rate Business Days before the date of the proposed Borrowing, (b) in the case of (i) an Interbank Offered Rate Borrowing or (ii) a Daily Resetting Term Rate Borrowing, not later than 11:00 a.m., Local Time, three Benchmark Rate Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of the proposed Borrowing; provided, that the Administrative Agent may, in its sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. on the applicable Business Day or U.S. Government Securities Business Day, as applicable. All Borrowing requests which are not made on-line via Administrative Agent’s electronic platform or portal shall be subject to (and unless Administrative Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Administrative Agent’s authentication process (with results satisfactory to the Administrative Agent) prior to the funding of any such requested Revolving Loan. Each such German Borrowing Request shall be irrevocable and in a form approved by the Administrative Agent and signed by the German Lead Borrower. Each such written German Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount and currency of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing, a Term SOFR Borrowing, an Interbank Offered Rate Borrowing or a a Daily Resetting Term Rate Borrowing; and

(iv)          in the case of a Term Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)          the German Borrower applicable to such Borrowing, and the location and number of such German Borrower’s account to which funds are to be disbursed.

(e)            If no election as to the Type of Revolving Facility Borrowing is specified, then the requested Revolving Facility Borrowing shall be (w) with respect to a U.S. Revolving Facility Borrowing, Canadian Revolving Facility Borrowing, U.K. Revolving Facility Borrowing or German Revolving Facility Borrowing denominated in Dollars, an ABR Borrowing, (x) with respect to a Canadian Revolving Facility Borrowing denominated in Canadian Dollars, a Canadian Base Rate Borrowing, and if no election is specified by the Canadian Borrower as to currency then the requested Canadian Revolving Facility Borrowing shall be in Canadian Dollars, (y) with respect to a U.K. Revolving Facility Borrowing denominated in (i) Euros, a Daily Resetting Term Rate Borrowing or (ii) Sterling, a Daily Simple RFR Borrowing and if no election is specified by a U.K. Borrower as to currency then the requested U.K. Revolving Facility Borrowing shall be in Sterling and (z) with respect to a German Revolving Facility Borrowing denominated in Euros, a Daily Resetting Term Rate Borrowing and if no election is specified by the German Lead Borrower as to currency then the requested German Revolving Facility Borrowing shall be in Euros. If no Interest Period is specified with respect to any requested Term Rate Borrowing then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each U.S. Revolving Lender, Canadian Revolving Lender, U.K. Revolving Lender and/or German Revolving Lender, as applicable, of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.            Swingline Loans and Agent Advances.

(a)            (i)            Subject to the terms and conditions set forth herein, the U.S. Swingline Lender, in reliance upon the agreements of the other U.S. Revolving Lenders set forth in this Section 2.04, agrees to make U.S. Swingline Loans in Dollars to the U.S. Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding U.S. Swingline Loans exceeding the U.S. Swingline Commitment, (ii) the U.S. Revolving Facility Credit Exposure exceeding the U.S. Line Cap or (iii) the U.S. Revolving Facility Credit Exposure, Canadian Revolving Facility Exposure and U.K. Revolving Facility Exposure in the aggregate exceeding the Global Borrowing Base; provided, that the U.S. Swingline Lender shall not be required to make a U.S. Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the U.S. Borrower may borrow, prepay and reborrow U.S. Swingline Loans.

(ii)            Subject to the terms and conditions set forth herein, the Canadian Swingline Lender, in reliance upon the agreements of the other Canadian Revolving Lenders set forth in this Section 2.04, agrees to make Canadian Swingline Loans in Dollars and Canadian Dollars to the Canadian Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Canadian Swingline Loans exceeding the Canadian Swingline Commitment, (ii) the Canadian Revolving Facility Credit Exposure exceeding the Canadian Line Cap or (iii) the U.S. Revolving Facility Credit Exposure, Canadian Revolving Facility Exposure and U.K. Revolving Facility Exposure in the aggregate exceeding the Global Borrowing Base; provided, that the Canadian Swingline Lender shall not be required to make a Canadian Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Canadian Borrower may borrow, prepay and reborrow Canadian Swingline Loans.

(iii)            Subject to the terms and conditions set forth herein, the U.K. Swingline Lender agrees to make U.K. Swingline Loans in Dollars, Euros and Sterling to a U.K. Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding U.K. Swingline Loans exceeding the U.K. Swingline Commitment, (ii) the U.K. Revolving Facility Credit Exposure exceeding the U.K. Line Cap or (iii) the U.S. Revolving Facility Credit Exposure, Canadian Revolving Facility Exposure and U.K. Revolving Facility Exposure in the aggregate exceeding the Global Borrowing Base; provided, that the U.K. Swingline Lender shall not be required to make a U.K. Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, a U.K. Borrower may borrow, prepay and reborrow U.K. Swingline Loans.

(iv)          Subject to the terms and conditions set forth herein, the German Swingline Lender agrees to make German Swingline Loans in Dollars and Euros to the German Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding German Swingline Loans exceeding the German Swingline Commitment or (ii) the German Revolving Facility Credit Exposure exceeding the German Line Cap; provided, that the German Swingline Lender shall not be required to make a German Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the German Borrowers may borrow, prepay and reborrow German Swingline Loans.

(b)            (i)            To request a U.S. Swingline Borrowing, the Company shall notify the Administrative Agent and the U.S. Swingline Lender of such request by delivering a U.S. Swingline Borrowing Request, not later than 11:00 a.m., Local Time, on the day of a proposed U.S. Swingline Borrowing. Each such U.S. Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) and (ii) the amount of the requested U.S. Swingline Borrowing. The U.S. Swingline Lender shall consult with the Administrative Agent as to whether the making of the U.S. Swingline Loan is in accordance with the terms of this Agreement prior to the U.S. Swingline Lender funding such U.S. Swingline Loan. The U.S. Swingline Lender shall make each U.S. Swingline Loan in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, to the account of the Company (or, in the case of a U.S. Swingline Borrowing made to finance the reimbursement of a U.S. L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable U.S. Issuing Bank). Immediately upon the making of a U.S. Swingline Loan, each U.S. Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the U.S. Swingline Lender a risk participation in such U.S. Swingline Loan in an amount equal to the product of such Lender’s Pro Rata Share of the amount of such U.S. Swingline Loan.

(ii)            To request a Canadian Swingline Borrowing, the Canadian Borrower shall notify the Administrative Agent and the Canadian Swingline Lender of such request by delivering a Canadian Swingline Borrowing Request, not later than 11:00 a.m., Local Time, on the day of a proposed Canadian Swingline Borrowing. Each Canadian Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) and (ii) the amount of the requested Canadian Swingline Borrowing. The Canadian Swingline Lender shall consult with the Administrative Agent as to whether the making of the Canadian Swingline Loan is in accordance with the terms of this Agreement prior to the Canadian Swingline Lender funding such Canadian Swingline Loan. The Canadian Swingline Lender shall make each Canadian Swingline Loan in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, to the account of such Canadian Borrower (or, in the case of a Canadian Swingline Borrowing made to finance the reimbursement of a Canadian L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Canadian Issuing Bank). Immediately upon the making of a Canadian Swingline Loan, each Canadian Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Canadian Swingline Lender a risk participation in such Canadian Swingline Loan in an amount equal to the product of such Lender’s Pro Rata Share of the amount of such Canadian Swingline Loan.

(iii)           To request a U.K. Swingline Borrowing, a U.K. Borrower shall notify the Administrative Agent and the U.K. Swingline Lender of such request by delivering a U.K. Swingline Borrowing Request, not later than 11:00 a.m. Local Time, on the day of a proposed U.K. Swingline Borrowing. Each U.K. Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) and (ii) the amount of the requested U.K. Swingline Borrowing. The U.K. Swingline Lender shall consult with the Administrative Agent as to whether the making of the U.K. Swingline Loan is in accordance with the terms of this Agreement prior to the U.K. Swingline Lender funding such U.K. Swingline Loan. The U.K. Swingline Lender shall make each U.K. Swingline Loan in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, to the account of such U.K. Borrower (or, in the case of a U.K. Swingline Borrowing made to finance the reimbursement of a U.K. L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable U.K. Issuing Bank). Immediately upon the making of a U.K. Swingline Loan, each U.K. Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the U.K. Swingline Lender a risk participation in such U.K. Swingline Loan in an amount equal to the product of such Lender’s Pro Rata Share of the amount of such U.K. Swingline Loan.

(iv)           To request a German Swingline Borrowing, the German Lead Borrower shall notify the Administrative Agent and the German Swingline Lender of such request by delivering a German Swingline Borrowing Request, not later than 11:00 a.m., Local Time, on the day of a proposed German Swingline Borrowing. Each German Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day), (ii) the amount of the requested German Swingline Borrowing and (iii) the German Borrower applicable to such request. The German Swingline Lender shall consult with the Administrative Agent as to whether the making of the German Swingline Loan is in accordance with the terms of this Agreement prior to the German Swingline Lender funding such German Swingline Loan. The German Swingline Lender shall make each German Swingline Loan in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, to the account of the applicable German Borrower (or, in the case of a German Swingline Borrowing made to finance the reimbursement of a German L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable German Issuing Bank). Immediately upon the making of a German Swingline Loan, each German Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the German Swingline Lender a risk participation in such German Swingline Loan in an amount equal to the product of such Lender’s Pro Rata Share of the amount of such German Swingline Loan.

(c)            [Reserved]

(d)            (i)            Subject to the limitations set forth in the provisos contained in this Section 2.04(d)(i), the Administrative Agent is hereby authorized by the U.S. Borrower and the U.S. Revolving Lenders, from time to time in the Administrative Agent’s sole discretion, (x) after the occurrence of a Default or an Event of Default, or (y) at any time that any of the other applicable conditions precedent set forth in Article IV have not been satisfied, to make advances to or for the account of the U.S. Borrower on behalf of the U.S. Revolving Lenders which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable (A) to preserve or protect the U.S. Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the U.S. Revolving Loans, the other U.S. Obligations, or (C) to pay any other amount chargeable to the U.S. Borrower pursuant to the terms of this Agreement, including costs, fees, and expenses as described in Section 9.05(a) (any of the advances described in this Section 2.04(d) being hereinafter referred to as “U.S. Agent Advances”); provided that (1) the U.S. Revolving Facility Credit Exposure after giving effect to any U.S. Agent Advance shall not exceed the U.S. Revolving Facility Commitments and (2) U.S. Agent Advances outstanding and unpaid at no time will exceed $10 million in the aggregate, and provided, further, that the Required Lenders may at any time revoke the Administrative Agent’s authorization contained in this Section 2.04(d)(i) to make U.S. Agent Advances, any such revocation to be in writing and to become effective prospectively upon the Administrative Agent’s receipt thereof. The U.S. Agent Advances shall be repayable on demand and secured by the Collateral Agent’s Liens in and to the U.S. Collateral, shall constitute U.S. Obligations hereunder, and shall bear interest at the rate applicable to U.S. Revolving Loans from time to time. The Administrative Agent shall notify each U.S. Revolving Lender in writing of each U.S. Agent Advance; provided that any delay or failure of the Administrative Agent in providing any such notice to any Lender shall not result in any liability or constitute the breach of any duty or obligation of the Administrative Agent hereunder.

(ii)            Subject to the limitations set forth in the provisos contained in this Section 2.04(d)(ii), the Administrative Agent is hereby authorized by the Canadian Borrower and the Canadian Revolving Lenders, from time to time in the Administrative Agent’s sole discretion, (x) after the occurrence of a Default or an Event of Default, or (y) at any time that any of the other applicable conditions precedent set forth in Article IV have not been satisfied, to make advances to or for the account of the Canadian Borrower on behalf of the Canadian Revolving Lenders which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable (A) to preserve or protect the Canadian Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Canadian Revolving Loans and other Canadian Obligations, or (C) to pay any other amount chargeable to the Canadian Borrower pursuant to the terms of this Agreement, including costs, fees, and expenses as described in Section 9.05(a) (any of the advances described in this Section 2.04(d) being hereinafter referred to as “Canadian Agent Advances”); provided that (1) the Canadian Revolving Facility Credit Exposure after giving effect to any Canadian Agent Advance shall not exceed the Canadian Revolving Facility Commitments and (2) Canadian Agent Advances outstanding and unpaid at no time will exceed $2 million in the aggregate, and provided, further, that the Required Lenders may at any time revoke the Administrative Agent’s authorization contained in this Section 2.04(d)(ii) to make Canadian Agent Advances, any such revocation to be in writing and to become effective prospectively upon the Administrative Agent’s receipt thereof. The Canadian Agent Advances shall be repayable on demand and secured by the Collateral Agent’s Liens in and to the Collateral, shall constitute Canadian Obligations hereunder, and shall bear interest at the rate applicable to Canadian Revolving Loans from time to time. The Administrative Agent shall notify each Canadian Revolving Lender in writing of each Canadian Agent Advance; provided that any delay or failure of the Administrative Agent in providing any such notice to any Lender shall not result in any liability or constitute the breach of any duty or obligation of the Administrative Agent hereunder.

(iii)            Subject to the limitations set forth in the provisos contained in this Section 2.04(d)(iii), the Administrative Agent is hereby authorized by a U.K. Borrower and the U.K. Revolving Lenders, from time to time in the Administrative Agent’s sole discretion, (x) after the occurrence of a Default or an Event of Default, or (y) at any time that any of the other applicable conditions precedent set forth in Article IV have not been satisfied, to make advances to or for the account of a U.K. Borrower on behalf of the U.K. Revolving Lenders which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable (A) to preserve or protect the U.K. Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the U.K. Revolving Loans and other U.K. Obligations, or (C) to pay any other amount chargeable to a U.K. Borrower pursuant to the terms of this Agreement, including costs, fees, and expenses as described in Section 9.05(a) (any of the advances described in this Section 2.04(d) being hereinafter referred to as “U.K. Agent Advances”); provided that (1) the U.K. Revolving Facility Credit Exposure after giving effect to any U.K. Agent Advance shall not exceed the U.K. Revolving Facility Commitments and (2) U.K. Agent Advances outstanding and unpaid at no time will exceed $2 million in the aggregate, and provided, further, that the Required Lenders may at any time revoke the Administrative Agent’s authorization contained in this Section 2.04(d)(iii) to make U.K. Agent Advances, any such revocation to be in writing and to become effective prospectively upon the Administrative Agent’s receipt thereof. The U.K. Agent Advances shall be repayable on demand and secured by the Collateral Agent’s Liens in and to the Collateral, shall constitute U.K. Obligations hereunder, and shall bear interest at the rate applicable to U.K. Revolving Loans from time to time. The Administrative Agent shall notify each U.K. Revolving Lender in writing of each U.K. Agent Advance; provided that any delay or failure of the Administrative Agent in providing any such notice to any Lender shall not result in any liability or constitute the breach of any duty or obligation of the Administrative Agent hereunder.

(iv)            Subject to the limitations set forth in the provisos contained in this Section 2.04(d)(iv), the Administrative Agent is hereby authorized by the German Borrowers and the German Revolving Lenders, from time to time in the Administrative Agent’s sole discretion, (x) after the occurrence of a Default or an Event of Default, or (y) at any time that any of the other applicable conditions precedent set forth in Article IV have not been satisfied, to make advances to or for the account of the German Borrowers on behalf of the German Revolving Lenders which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable (A) to preserve or protect the German Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the German Revolving Loans and other German Obligations, or (C) to pay any other amount chargeable to the German Borrowers pursuant to the terms of this Agreement, including costs, fees, and expenses as described in Section 9.05(a) (any of the advances described in this Section 2.04(d)(iv) being hereinafter referred to as “German Agent Advances”); provided that (1) the German Revolving Facility Credit Exposure after giving effect to any German Agent Advance shall not exceed the German Revolving Facility Commitments and (2) German Agent Advances outstanding and unpaid at no time will exceed $2 million in the aggregate, and provided, further, that the Required Lenders may at any time revoke the Administrative Agent’s authorization contained in this Section 2.04(d) to make German Agent Advances, any such revocation to be in writing and to become effective prospectively upon the Administrative Agent’s receipt thereof. The German Agent Advances shall be repayable on demand and secured by the Collateral Agent’s Liens in and to the Collateral, shall constitute German Obligations hereunder, and shall bear interest at the rate applicable to German Revolving Loans from time to time. The Administrative Agent shall notify each German Revolving Lender in writing of each German Agent Advance; provided that any delay or failure of the Administrative Agent in providing any such notice to any Lender shall not result in any liability or constitute the breach of any duty or obligation of the Administrative Agent hereunder.

(e)            The Administrative Agent, the Swingline Lenders and the Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Loans and the Swingline Loans and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i)            The Administrative Agent shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis, or on a more frequent basis if so determined by the Administrative Agent, (A) on behalf of the U.S. Swingline Lender, Canadian Swingline Lender, U.K. Swingline Lender and German Swingline Lender, with respect to each outstanding U.S. Swingline Loan, Canadian Swingline Loan, U.K. Swingline Loan and German Swingline Loan, respectively, (B) for itself, with respect to each Agent Advance, and (C) with respect to collections received, in each case, by notifying the Lenders of such requested Settlement by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m., Local Time, on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Swingline Lenders, in the case of Swingline Loans, and the Administrative Agent, in the case of Agent Advances) shall make the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the U.S. Swingline Loans, Canadian Swingline Loans, U.K. Swingline Loans, German Swingline Loans and Agent Advances with respect to which Settlement is requested available to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 12:00 p.m., Local Time, on the Settlement Date applicable thereto, which may occur before or after the occurrence or during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article IV have then been satisfied. Such amounts made available to the Administrative Agent shall be applied against the amounts of the applicable Swingline Loan or Agent Advance and, together with the portion of such Swingline Loan or Agent Advance representing the applicable Swingline Lender’s or Administrative Agent’s Pro Rata Share thereof, shall constitute U.S. Revolving Loans of the U.S. Revolving Lenders (in the case of Settlements with respect to U.S. Swingline Loans or U.S. Agent Advances), Canadian Revolving Loans of the Canadian Revolving Lenders (in the case of Settlements with respect to Canadian Swingline Loans or Canadian Agent Advances), U.K. Revolving Loans of the U.K. Revolving Lenders (in the case of Settlements with respect to U.K. Swingline Loans or U.K. Agent Advances) or German Revolving Loans of the German Revolving Lenders (in the case of Settlements with respect to German Swingline Loans or German Agent Advances). If for any reason any U.S. Swingline Loan, Canadian Swingline Loan, U.K. Swingline Loan or German Swingline Loan cannot be refinanced by Revolving Loans in accordance with this Section 2.04(e)(i), the Settlement shall be deemed to be a request that each of the applicable Revolving Lenders fund its risk participation in the relevant Swingline Loan and each such Revolving Lender’s payment to the Administrative Agent for the account of applicable Swingline Lender pursuant to this Section 2.04(e)(i) shall be deemed payment in respect of such participation. If any such amount is not made available to the Administrative Agent by any Revolving Lender on the Settlement Date applicable thereto, the Administrative Agent shall, on behalf of the applicable Swingline Lender with respect to each outstanding Swingline Loan and for itself with respect to each Agent Advance, be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Base Rate (in the case of amounts denominated in Dollars or Canadian Dollars), Daily Simple RFR (in the case of amounts denominated in Sterling) or Daily Resetting Term Rate (in the case of amounts denominated in Euros) for the first three days from and after the Settlement Date and thereafter at the interest rate (inclusive of any applicable Applicable Margin) then applicable to ABR Loans (in the case of such amounts denominated in Dollars), Canadian Base Rate Loans (in the case of such amounts denominated in Canadian Dollars), Daily Resetting Term Rate Loans (in the case of such amounts denominated in Euros) and Daily Simple RFR Loans (in the case of such amounts denominated in Sterling).

(ii)            Notwithstanding the foregoing, not more than one Business Day after demand is made by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Administrative Agent has requested a Settlement with respect to an Agent Advance), each applicable Revolving Lender (A) shall irrevocably and unconditionally purchase and receive from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Agent Advance equal to such Revolving Lender’s Pro Rata Share of such Agent Advance and (B) if Settlement has not previously occurred with respect to such Agent Advances, upon demand by the Administrative Agent, shall pay to the Administrative Agent, as the purchase price of such participation an amount equal to one hundred percent (100%) of such Revolving Lender’s Pro Rata Share of such Agent Advances. If such amount is not in fact made available to the Administrative Agent by any Lender, the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Base Rate (in the case of amounts denominated in Dollars or Canadian Dollars), Daily Simple RFR (in the case of amounts denominated in Sterling) or Daily Resetting Term Rate (in the case of amounts denominated in Euros) for the first three days from and after such demand and thereafter at the interest rate then applicable to ABR Loans (in the case of such amounts denominated in Dollars), Canadian Base Rate Loans (in the case of such amounts denominated in Canadian Dollars), Daily Resetting Term Rate Loans (in the case of such amounts denominated in Euros) and Daily Simple RFR Loans (in the case of such amounts denominated in Sterling).

(iii)          From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Swingline Loan or Agent Advance pursuant to the foregoing, the Administrative Agent shall promptly distribute to such Revolving Lender such Revolving Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan or Agent Advance.

(iv)          Between Settlement Dates, to the extent Agent Advances or Swingline Loans are outstanding, the Administrative Agent may pay over to the U.S. Swingline Lender, Canadian Swingline Lender, U.K. Swingline Lender or German Swingline Lender, as applicable, any payments or other amounts received by the Administrative Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the U.S. Revolving Loans, Canadian Revolving Loans, U.K. Revolving Loans or German Revolving Loans, as applicable, for application to the such Agent Advances or Swingline Loans. Between Settlement Dates, the Administrative Agent, to the extent no Agent Advances or Swingline Loans are outstanding, may pay over to the U.S. Swingline Lender, Canadian Swingline Lender, U.K. Swingline Lender or German Swingline Lender, as applicable, any payments or other amounts received by Administrative Agent that in accordance with the terms of this Agreement would be applied to the reduction of the U.S. Revolving Loans, Canadian Revolving Loans, U.K. Revolving Loans or German Revolving Loans, as applicable, for application to the applicable Swingline Lender’s Pro Rata Share of the applicable Revolving Loans. If, as of any Settlement Date, payments or other amounts of the Loan Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to the applicable Swingline Lender’s Pro Rata Share of the Revolving Loans, other than to Swingline Loans, as provided for in the previous sentence, such Swingline Lender shall pay to the Administrative Agent for the accounts of the U.S. Revolving Lenders, Canadian Revolving Lenders, U.K. Revolving Lenders or German Revolving Lenders, as applicable, to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the U.S. Revolving Loans, Canadian Revolving Loans, U.K. Revolving Loans or German Revolving Loans, as applicable. During the period between Settlement Dates, the applicable Swingline Lender with respect to its Swingline Loans, the Administrative Agent with respect to Agent Advances, and each Revolving Lender with respect to the Revolving Loans other than Swingline Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by the applicable Swingline Lender, the Administrative Agent and the Revolving Lenders, as applicable.

Section 2.05.            Letters of Credit.

(a)            General.

(i)             Subject to the terms and conditions set forth herein and prior to the Revolving Facility Maturity Date, (i) upon the request of the U.S. Borrower made in accordance herewith, the U.S. Issuing Banks agree to issue U.S. Letters of Credit in Dollars or one or more Alternate Currencies for the account of the U.S. Borrower prior to the Revolving Facility Maturity Date, (ii) upon the request of the Canadian Borrower made in accordance herewith, the Canadian Issuing Banks agree to issue (or cause an Underlying Issuer to issue, as Wells Fargo’s agent) Canadian Letters of Credit in Dollars or one or more Alternate Currencies for the account of the Canadian Borrower prior to the Revolving Facility Maturity Date, (iii) upon the request of any U.K. Borrower made in accordance herewith, the U.K. Issuing Banks agree to issue U.K. Letters of Credit in Dollars or one or more Alternate Currencies for the account of any U.K. Borrower prior to the Revolving Facility Maturity Date and (iv) upon the request of the German Lead Borrower made in accordance herewith, the German Issuing Banks agree to issue German Letters of Credit in Dollars or one or more Alternate Currencies for the account of the German Lead Borrower or any other German Borrower prior to the Revolving Facility Maturity Date; provided that no Letter of Credit shall be required to be issued to a specified beneficiary if the applicable Issuing Bank would be precluded by applicable law, regulation or such Issuing Bank’s internal procedures from issuing a Letter of Credit to such beneficiary. By submitting a request to an Issuing Bank for the issuance of a Letter of Credit, the applicable Borrowers shall be deemed to have requested that such Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Person, (ii) delivered to the Administrative Agent and applicable Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to the Administrative Agent and the applicable Issuing Bank and reasonably in advance of the requested date of issuance, amendment, or extension, and (iii) subject to the applicable Issuing Bank’s authentication procedures with results satisfactory to such Issuing Bank. Each such request shall be in form and substance reasonably satisfactory to the Administrative Agent and applicable Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, (E) the applicable currency in which such Letter of Credit is to be denominated and (F) such other information (including, the conditions to drawing, and, in the case of an amendment or extension, identification of the Letter of Credit to be so amended or extended) as shall be necessary to prepare, amend, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as the Administrative Agent or applicable Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that such Issuing Bank generally requests for Letters of Credit in similar circumstances. Any Issuing Bank’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, any Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property, or (y) an employment contract.

(ii)            A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit, the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) with respect to U.S. Letters of Credit, (x) the U.S. Revolving L/C Exposure shall not exceed the U.S. Letter of Credit Sublimit, (y) the U.S. Revolving Facility Credit Exposure shall not exceed the U.S. Line Cap, (z) the U.S. Revolving L/C Exposure of such U.S. Issuing Bank attributable to Letters of Credit issued by such U.S. Issuing Bank shall not exceed the U.S. Letter of Credit Commitment of such U.S. Issuing Bank, and (aa) the aggregate of the U.S. Revolving Facility Credit Exposure, the U.K. Revolving Credit Exposure and the Canadian Revolving Credit Exposure shall not exceed the Global Borrowing Base, (ii) with respect to Canadian Letters of Credit, (x) the Canadian Revolving L/C Exposure shall not exceed the Canadian Letter of Credit Sublimit, (y) the Canadian Revolving Facility Credit Exposure shall not exceed the Canadian Line Cap and (z) the Canadian Revolving L/C Exposure of such Canadian Issuing Bank attributable to Letters of Credit issued by such Canadian Issuing Bank shall not exceed the Canadian Letter of Credit Commitment of such Canadian Issuing Bank, and (aa) the aggregate of the U.S. Revolving Facility Credit Exposure, the U.K. Revolving Credit Exposure and the Canadian Revolving Credit Exposure shall not exceed the Global Borrowing Base, (iii) with respect to U.K. Letters of Credit, (x) the U.K. Revolving L/C Exposure shall not exceed the U.K. Letter of Credit Sublimit, (y) the U.K. Revolving Facility Credit Exposure shall not exceed the U.K. Line Cap and (z) the U.K. Revolving L/C Exposure of such U.K. Issuing Bank attributable to Letters of Credit issued by such U.K. Issuing Bank shall not exceed the U.K. Letter of Credit Commitment of such U.K. Issuing Bank, and (aa) the aggregate of the U.S. Revolving Facility Credit Exposure, the U.K. Revolving Credit Exposure and the Canadian Revolving Credit Exposure shall not exceed the Global Borrowing Base and (iv) with respect to German Letters of Credit, (x) the German Revolving L/C Exposure shall not exceed the German Letter of Credit Sublimit, (y) the German Revolving Facility Credit Exposure shall not exceed the German Line Cap with respect to the applicable German Borrower and (z) the German Revolving L/C Exposure of such German Issuing Bank attributable to Letters of Credit issued by such German Issuing Bank shall not exceed the German Letter of Credit Commitment of such German Issuing Bank.

(iii)           In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, no Issuing Bank shall be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Revolving L/C Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.23(a)(iv), or (ii) an Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and the U.S. Borrower to eliminate such Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include the U.S. Borrower cash collateralizing such Defaulting Lender’s Revolving L/C Exposure in accordance with Section 2.23(a)(iv). Additionally, no Issuing Bank shall have any obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will not or may not be in Dollars or the applicable Alternate Currency.

(iv)           Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify the Administrative Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Bank issues any Letter of Credit. In addition, each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to the Administrative Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Bank during the prior calendar week. Each Letter of Credit shall be in form and substance reasonably acceptable to the applicable Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars or an Alternate Currency. If any Issuing Bank makes a payment under a Letter of Credit, the applicable Borrower shall pay to the Administrative Agent the Dollar Equivalent of such L/C Disbursement (on the Business Day such L/C Disbursement is made) and, in the absence of such payment, the amount of the L/C Disbursement immediately and automatically shall be deemed to be a U.S. Revolving Loan, U.K. Revolving Loan, Canadian Revolving Loan or German Revolving Loan, as applicable, hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Article IV) made in the currency in which such Letter of Credit was issued to the applicable Borrower acting as applicant for such Letter of Credit and, initially, shall bear interest at (i) for Letters of Credit denominated in Dollars or Canadian Dollars, the Base Rate then applicable to Revolving Loans, (ii) for Letters of Credit denominated in Euros, the Daily Resetting Term Rate then applicable to Revolving Loans and (iii) Letters of Credit denominated in Sterling, the Daily Simple RFR then applicable to Revolving Loans. If an L/C Disbursement is deemed to be a Revolving Loan hereunder, the applicable Borrower’s obligation to pay the amount of such L/C Disbursement to the applicable Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that the Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such applicable Revolving Lenders and such Issuing Bank as their interests may appear.

(v)           The Administrative Agent, each Issuing Bank and each Borrower hereby agree that each Issuing Bank at its option may issue any Letter of Credit by causing any domestic or foreign office, branch or Affiliate of such Lender or Issuing Bank (each, an “Applicable Designee”) to issue such Letter of Credit; provided that any exercise of such option shall not affect the obligation of any applicable Borrower to repay the Obligations in accordance with the terms of this Agreement.

(b)            Participations. Promptly following receipt of a notice of an L/C Disbursement pursuant to Section 2.05(a)(iv), each of the U.S. Revolving Lenders, Canadian Revolving Lenders, U.K. Revolving Lenders and/or German Revolving Lenders, as applicable, agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.05(a)(iv) on the same terms and conditions as if the applicable Borrowers had requested the amount thereof as a U.S. Revolving Loan, Canadian Revolving Loan, U.K. Revolving Loan and/or German Revolving Loan, as applicable, and the Administrative Agent shall promptly pay to Issuing Bank the amounts so received by it from the applicable Revolving Lenders. By the issuance of a Letter of Credit (or an amendment or extension of a Letter of Credit), and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank shall be deemed to have granted to each U.S. Revolving Lender (in the case of U.S. Letters of Credit), Canadian Revolving Lender (in the case of Canadian Letters of Credit), U.K. Revolving Lender (in the case of U.K. Letters of Credit) or German Revolving Lender (in the case of German Letters of Credit), and each U.S. Revolving Lender, Canadian Revolving Lender, U.K. Revolving Lender or German Revolving Lender, as applicable, shall be deemed to have purchased, from such Issuing Bank, a participation in such Letter of Credit in an amount equal to such Revolving Lender’s Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Pro Rata Share of any L/C Disbursement made by such Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, in Dollars (or, in the case of an Alternate Currency Letter of Credit, the Dollar Equivalent thereof), such Revolving Lender’s Pro Rata Share of each L/C Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in Section 2.05(a)(iv), or of any reimbursement payment that is required to be refunded (or that Administrative Agent or the applicable Issuing Bank elects, based upon the advice of counsel, to refund) to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to the Administrative Agent, for the account of the applicable Issuing Bank, an amount in Dollars (or the Dollar Equivalent) equal to its respective Pro Rata Share of each L/C Disbursement pursuant to this Section 2.05(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 4. If any such Revolving Lender fails to make available to the Administrative Agent the amount of such Revolving Lender’s Pro Rata Share of a L/C Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and the Administrative Agent (for the account of the applicable Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at ABR (in the case of amounts denominated in Dollars), Canadian Base Rate (in the case of amounts denominated in Canadian Dollars), Daily Simple RFR (in the case of amounts denominated in Sterling) or Daily Resetting Term Rate (in the case of amounts denominated in Euros) for the first three days from and after the Settlement Date and thereafter at the interest rate (inclusive of any applicable Applicable Margin) then applicable to ABR Loans (in the case of such amounts denominated in Dollars), Canadian Base Rate Loans (in the case of such amounts denominated in Canadian Dollars), Daily Resetting Term Rate Loans (in the case of such amounts denominated in Euros) and Daily Simple RFR Loans (in the case of such amounts denominated in Sterling) until paid in full.

(c)            Indemnity. Each Borrower agrees to indemnify, defend and hold harmless each of the Administrative Agent and each lender (including each Issuing Bank and its branches, Affiliates, Applicable Designees, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Letter of Credit Related Person (other than Taxes, which shall be governed by Section 2.17) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any Issuer Document, or any Drawing Document referred to in or related to any Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(d)            The liability of any Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Borrowers that are caused directly by such Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. The Borrowers’ aggregate remedies against an Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Borrowers to such Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.05(a)(iv), plus interest at the rate then applicable to ABR Loans (in the case of such amounts denominated in Dollars) and Canadian Base Rate Loans (in the case of such amounts denominated in Canadian Dollars) (provided that, for purposes of the foregoing, any such amount denominated in an Alternate Currency (other than Canadian Dollars) shall be deemed to be an amount denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency) and shall bear interest at the rate then applicable to ABR Loans). The Borrowers shall take action to avoid and mitigate the amount of any damages claimed against any Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by the Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the Borrowers as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had the Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the applicable Issuing Bank to effect a cure.

(e)            The Borrowers are responsible for the final text of any Letter of Credit as issued by any Issuing Bank, irrespective of any assistance any such Issuing Bank may provide such as drafting or recommending text or by such Issuing Bank’s use or refusal to use text submitted by the Borrowers. The Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by such Issuing Bank, and the Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. The Borrowers are solely responsible for the suitability of any Letter of Credit for the Borrowers’ purposes. If the Borrowers request an Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against any Issuing Bank; (ii) the Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among the applicable Issuing Bank and the Borrowers. The Borrowers will examine the copy of the Letter of Credit and any other documents sent by the applicable Issuing Bank in connection therewith and shall promptly notify such Issuing Bank (not later than three (3) Business Days following the Borrowers’ receipt of documents from such Issuing Bank) of any non-compliance with the Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity. The Borrowers understand and agree that no Issuing Bank is required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, any Issuing Bank, in its sole and absolute discretion, may give notice of non-extension of such Letter of Credit and, if the Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, the Borrowers will so notify the Administrative Agent and such Issuing Bank at least 30 calendar days before such Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

(f)            Obligations Absolute. The Borrowers’ reimbursement and payment obligations under this Section 2.05 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever; provided, that subject to Section 2.05(d) above, the foregoing shall not release any Issuing Bank from such liability to the Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against any such Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the Borrowers to any Issuing Bank arising under, or in connection with, this Section 2.05 or any Letter of Credit.

(g)            Without limiting any other provision of this Agreement, each Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to the Borrowers for, and each Issuing Bank’s rights and remedies against the Borrowers and the obligation of the Borrowers to reimburse each Issuing Bank for each drawing under each Letter of Credit shall not be impaired by: (i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary; (ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary; (iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit; (iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than any Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the applicable Letter of Credit); (v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that the applicable Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request; (vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower; (vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which any applicable Letter of Credit relates; (viii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place; (ix) payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it; (x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where any Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be; (xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by any Issuing Bank if subsequently such Issuing Bank or any court or other finder of fact determines such presentation should have been honored; (xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or (xiii) honor of a presentation that is subsequently determined by such Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(h)            If by reason of (x) any Change in Law, or (y) compliance by any Issuing Bank or any other Lender Parties or the Administrative Agent with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board as from time to time in effect (and any successor thereto):

(i)             any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or

(ii)            there shall be imposed on any Issuing Bank or any other Lender Party or the Administrative Agent any other condition regarding any Letter of Credit, Loans, or obligations to make Loans hereunder, and the result of the foregoing is to increase, directly or indirectly, the cost to any Issuing Bank or any other Lender Party or the Administrative Agent of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, the Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the U.S. Borrower, and the U.S. Borrower shall pay within 30 days after demand therefor, such amounts as the Administrative Agent may specify to be necessary to compensate any such Issuing Bank or any other Lender Party or the Administrative Agent for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to ABR Loans (in the case of such amounts denominated in Dollars) and Canadian Base Rate Loans (in the case of such amounts denominated in Canadian Dollars) (provided that, for purposes of the foregoing, any such amount denominated in an Alternate Currency (other than Canadian Dollars) shall be deemed to be an amount denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency) and shall bear interest at the rate then applicable to ABR Loans); provided, that (A) the U.S. Borrower shall not be required to provide any compensation pursuant to this Section 2.05(h) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to the U.S. Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by the Administrative Agent of any amount due pursuant to this Section 2.05(h), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(i)             Expiration. Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided, further, that with respect to any Letter of Credit which extends beyond the Revolving Facility Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Revolving Facility Maturity Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the Revolving Facility Maturity Date.

(j)             Cash Collateralization. If (i) any Event of Default shall occur and be continuing, or (ii) U.S. Availability, Canadian Availability, U.K. Availability at such time or the aggregate German Availability of all German Borrowers shall at any time be less than zero, then on the Business Day following the date when the U.S. Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, (i) in the case of U.S. Letters of Credit, U.S. Revolving Lenders with U.S. Revolving L/C Exposure representing greater than 50% of the total U.S. Revolving L/C Exposure, (ii) in the case of Canadian Letters of Credit, Canadian Revolving Lenders with Canadian Revolving L/C Exposure representing greater than 50% of the total Canadian Revolving L/C Exposure, (iii) in the case of U.K. Letters of Credit, U.K. Revolving Lenders with U.K. Revolving L/C Exposure representing greater than 50% of the total U.K. Revolving L/C Exposure and (iv) in the case of German Letters of Credit, German Revolving Lenders with German Revolving L/C Exposure representing greater than 50% of the total German Revolving L/C Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.05(j) upon such demand, the applicable Borrowers shall provide Letter of Credit Collateralization with respect to the then existing applicable Revolving L/C Exposure. If the Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.05(j), the Revolving Lenders may (and, upon direction of the Administrative Agent, shall) advance, as Revolving Loans in the applicable currency or currencies in which such Letters of Credit were issued, the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Revolving L/C Exposure is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Commitments have terminated, an overadvance exists or the conditions in Section 4.01 are satisfied).

(k)            Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the applicable Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(l)            Additional Issuing Banks. From time to time, the applicable Borrowers may by notice to the Administrative Agent designate one or more Lenders (in addition to Wells Fargo) each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as a U.S. Issuing Bank, Canadian Issuing Bank, U.K. Issuing Bank or German Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be a U.S. Issuing Bank, Canadian Issuing Bank, U.K. Issuing Bank or German Issuing Bank, as applicable, hereunder for all purposes.

(m)            ISP/UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(n)            Standard Letter of Credit Practice. An Issuing Bank shall be deemed to have acted with due diligence and reasonable care if such Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(o)            Conflicts. In the event of a direct conflict between the provisions of this Section 2.05 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.05 shall control and govern.

(p)            Survival. The provisions of this Section 2.05 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(q)            At the Borrowers’ costs and expense, the Borrowers shall execute and deliver to any Issuing Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by such Issuing Bank to enable such Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce such Issuing Banks’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints each Issuing Bank as its attorney-in-fact and authorizes each Issuing Bank, without notice to the Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

Section 2.06.            Funding of Borrowings.

(a)            Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans and Agent Advances shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrowers by promptly crediting the amounts so received, in like funds, to the applicable Loan Account (or, in the case of a Borrowing made to finance the reimbursement of a L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank):

(i)             Unless the Administrative Agent shall have received notice from a Lender prior to 9:30 a.m., Local Time, on the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the U.S. Borrower, the Canadian Borrower, the applicable U.K. Borrower or the applicable German Borrower, as applicable, a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then such Lender shall be obligated to immediately remit such amount to Administrative Agent, together with interest at the Base Rate (in the case of amounts denominated in Dollars or Canadian Dollars), Daily Simple RFR (in the case of amounts denominated in Sterling) or Daily Resetting Term Rate (in the case of amounts denominated in Euros) for the first three days from and after the date such amount is made available to the applicable Borrowers and thereafter at the interest rate (inclusive of any applicable Applicable Margin) then applicable to ABR Loans (in the case of such amounts denominated in Dollars), Canadian Base Rate Loans (in the case of such amounts denominated in Canadian Dollars), Daily Resetting Term Rate Loans (in the case of such amounts denominated in Euros) and Daily Simple RFR Loans (in the case of such amounts denominated in Sterling) for each day until the date on which such amount is so remitted. A notice submitted by the Administrative Agent to any Lender with respect to amounts owing under this Section 2.06(a)(i) shall be conclusive, absent manifest error. If such amount is not made available to Administrative Agent on the Business Day following the requested Borrowing date, Administrative Agent will notify the applicable Borrower of such failure to fund and, upon demand by Administrative Agent, the applicable Borrower shall pay such amount to Administrative Agent for Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

Section 2.07.            Interest Elections.

(a)            Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and in the case of a Term Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, any applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. Any applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Agent Advances, which may not be converted or continued.

(b)            To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by delivering an Interest Election Request by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type (and, in the case of a Term Rate Borrowing, with the Interest Period) resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and in a form approved by the Administrative Agent and signed by the applicable Borrower.

(c)            Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be (w) in the case of a U.S. Borrowing, an ABR Borrowing or a Term SOFR Borrowing, (x) in the case of a Canadian Borrowing, an ABR Borrowing, a Term SOFR Borrowing, a Canadian Base Rate Borrowing, or a Term CORRA Borrowing, (y) in the case of a U.K. Borrowing, an ABR Borrowing, a Term SOFR Borrowing, a Daily Simple RFR Borrowing or an Interbank Offered Rate Borrowing or (z) in the case of a German Borrowing, an ABR Borrowing, a Term SOFR Borrowing or an Interbank Offered Rate Borrowing; and

(iv)           if the resulting Borrowing is a Term Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Term Rate Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(a)            If any Borrower fails to deliver a timely Interest Election Request with respect to a Term Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (in the case of a Term SOFR Borrowing) or a Canadian Base Rate Borrowing (in the case of a Term CORRA Borrowing) or a Daily Resetting Term Rate Borrowing (in the case of an Interbank Offered Rate Borrowing). Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Rate Borrowing and (ii) unless repaid, (x) each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (y) each Term CORRA Borrowing shall be converted to a Canadian Base Rate Borrowing at the end of the Interest Period applicable thereto and (z) each Interbank Offered Rate Borrowing shall be converted to a Daily Resetting Term Rate Borrowing at the end of the Interest Period applicable thereto.

Section 2.08.            Termination and Reduction of Commitments.

(a)            Unless previously terminated, the Revolving Facility Commitments shall terminate on the Revolving Facility Maturity Date.

(b)            (i) The U.S. Borrower may at any time terminate, or from time to time reduce, the U.S. Revolving Facility Commitments, (ii) the Canadian Borrower may at any time terminate, or from time to time reduce, the Canadian Revolving Facility Commitments, (iii) any U.K. Borrower may at any time terminate, or from time to time reduce, the U.K. Revolving Facility Commitments and (iv) the German Lead Borrower may at any time terminate, or from time to time reduce, the German Revolving Facility Commitments; provided, that (i) each reduction of the Revolving Facility Commitments shall be in an amount that is an integral multiple of $1 million and not less than $5 million (or, if less, the remaining amount of the U.S. Revolving Facility Commitments, Canadian Revolving Facility Commitments, U.K. Revolving Facility Commitments or German Revolving Facility Commitments, as applicable), and (ii) no Borrower shall terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the U.S. Revolving Facility Credit Exposure would exceed the U.S. Line Cap, the Canadian Revolving Facility Credit Exposure would exceed the Canadian Line Cap, the U.K. Revolving Facility Credit Exposure would exceed the U.K. Line Cap or the German Revolving Facility Credit Exposure would exceed the German Line Cap with respect to the applicable German Borrower or the aggregate of the U.S. Revolving Facility Credit Exposure, the U.K. Revolving Credit Exposure and the Canadian Revolving Credit Exposure would exceed the Global Borrowing Base.

(c)            The applicable Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section at least ten Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by a Borrower pursuant to this Section shall be irrevocable; provided, that a notice of termination of the Revolving Facility Commitments delivered by a Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified Closing Date) if such condition is not satisfied. Any termination or reduction of the Revolving Facility Commitments shall be permanent. Each reduction of the Revolving Facility Commitments shall be made ratably among the Lenders in accordance with their respective U.S. Revolving Facility Commitments, Canadian Revolving Facility Commitments, U.K. Revolving Facility Commitments or German Revolving Facility Commitments, as applicable.

Section 2.09.            Repayment of Loans; Evidence of Debt.

(a)            The (i) U.S. Borrower hereby unconditionally promises to pay (x) to the Administrative Agent for the account of each U.S. Revolving Lender the then unpaid principal amount of each U.S. Revolving Loan to the U.S. Borrower on the Revolving Facility Maturity Date, (y) to the U.S. Swingline Lender the then unpaid principal amount of each U.S. Swingline Loan on the Revolving Facility Maturity Date and (z) to the Administrative Agent the then unpaid principal amount of each U.S. Agent Advance on the Revolving Facility Maturity Date; (ii) the Canadian Borrower hereby unconditionally promises to pay (x) to the Administrative Agent for the account of each Canadian Revolving Lender the then unpaid principal amount of each Canadian Revolving Loan to the Canadian Borrower on the Revolving Facility Maturity Date, (y) to the Canadian Swingline Lender the then unpaid principal amount of each Canadian Swingline Loan on the Revolving Facility Maturity Date and (z) to the Administrative Agent the then unpaid principal amount of each Canadian Agent Advance on the Revolving Facility Maturity Date; (iii) the U.K. Borrowers hereby unconditionally promise to pay (x) to the Administrative Agent for the account of each U.K. Revolving Lender the then unpaid principal amount of each U.K. Revolving Loan to the Canadian Borrower on the Revolving Facility Maturity Date, (y) to the U.K. Swingline Lender the then unpaid principal amount of each U.K. Swingline Loan on the Revolving Facility Maturity Date and (z) to the Administrative Agent the then unpaid principal amount of each U.K. Agent Advance on the Revolving Facility Maturity Date and (iv) the German Borrowers hereby unconditionally promises to pay (x) to the Administrative Agent for the account of each German Revolving Lender the then unpaid principal amount of each German Revolving Loan to the German Borrowers on the Revolving Facility Maturity Date, (y) to the German Swingline Lender the then unpaid principal amount of each German Swingline Loan on the Revolving Facility Maturity Date and (z) to the Administrative Agent the then unpaid principal amount of each German Agent Advance on the Revolving Facility Maturity Date; provided, that on each date that a Revolving Facility Borrowing is made by any Borrower, the Borrowers shall repay all applicable Swingline Loans and applicable Agent Advances then outstanding.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)            Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the applicable Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrowers. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10.            Repayment of Revolving Loans.

(a)            To the extent not previously paid, outstanding Revolving Loans shall be due and payable on the Revolving Facility Maturity Date.

(b)            Prior to any repayment of any Loan hereunder, the applicable Borrowers shall select the Borrowing or Borrowings to be repaid and shall provide written notice to the Administrative Agent of such selection not later than 11:00 a.m., Local Time, (i) in the case of a Base Rate Borrowing, one Business Day before the scheduled date of such repayment, (ii) in the case of (a) a Term Rate Borrowing or (b) a Borrowing of Daily Resetting Term Rate Loans, three Benchmark Rate Business Days before the scheduled date of such repayment and (iii) in the case of a Daily Simple RFR Borrowing, five Benchmark Rate Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied to the Revolving Loans included in the repaid Borrowing such that each Revolving Lender receives its ratable share of such repayment (based upon the respective U.S. Revolving Facility Credit Exposures, Canadian Revolving Facility Credit Exposures, U.K. Revolving Facility Credit Exposures or German Revolving Facility Credit Exposures of the Revolving Lenders at the time of such repayment). Repayments of Loans shall be accompanied by accrued interest on the amount repaid.

(c)            All payments of interest, fees and reimbursement for expenses pursuant to Section 9.05(a) may, if not paid by the due date, at the option of the Administrative Agent, be paid from the proceeds of U.S. Revolving Loans, Canadian Revolving Loans and/or U.K. Revolving Loans (in the case of U.S. Obligations, Canadian Obligations or U.K. Obligations) or German Revolving Loans (in the case of German Obligations) made hereunder, whether made following a request by a Borrower pursuant to Section 2.03 or a deemed request as provided in this Section 2.10(c). Upon the occurrence and during the continuance of any Event of Default, the Borrowers hereby irrevocably authorize the Administrative Agent to charge the applicable Loan Account on the due date for the purpose of paying interest, fees and reimbursing expenses pursuant to Section 9.05(a) and agree that all such accounts charged shall constitute U.S. Revolving Loans (including U.S. Swingline Loans and U.S. Agent Advances), Canadian Revolving Loans (including Canadian Swingline Loans and Canadian Agent Advances), U.K. Revolving Loans (including U.K. Swingline Loans and U.K. Agent Advances) or German Revolving Loans (including German Swingline Loans and German Agent Advances) as applicable, and that all such Loans so made shall be deemed to have been requested pursuant to Section 2.03 or Section 2.04, as applicable (except the Borrowers shall not be deemed to make any representation or warranty pursuant to Section 4.01(b) with respect to such Loans).

(d)            Unless the Administrative Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, the Administrative Agent may assume that Borrowers have made (or will make) such payment in full to Administrative Agent on such date in immediately available funds and Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to the Administrative Agent on the date when due, each Lender severally shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Base Rate (in the case of amounts denominated in Dollars or Canadian Dollars), Daily Resetting Term Rate (in the case of such amounts denominated in Euros) or Daily Simple RFR (in the case of amounts denominated in Sterling) for the first three days from and after the Settlement Date and thereafter at the interest rate (inclusive of any applicable Applicable Margin) then applicable to ABR Loans (in the case of such amounts denominated in Dollars), Canadian Base Rate Loans (in the case of such amounts denominated in Canadian Dollars) Daily Resetting Term Rate Loans (in the case of such amounts denominated in Euros) or Daily Simple RFR Loans (in the case of amounts denominated in Sterling) for each day from the date such amount is distributed to such Lender until the date repaid.

Section 2.11.            Prepayment of Loans.

(a)            The Borrowers shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(b).

(b)            (i)            In the event and on such occasion that the total U.S. Revolving Facility Credit Exposure exceeds the U.S. Line Cap (including any reduction in the North American Borrowing Base as a result of a sale or other disposition pursuant to any Permitted Receivables Financing or any Permitted Supplier Finance Facilities or a sale or other disposition of Eligible Inventory or Eligible Accounts outside the ordinary course of business), the U.S. Borrower shall prepay U.S. Revolving Facility Borrowings, U.S. Swingline Borrowings or U.S. Agent Advances (or, if no such Borrowings or Agent Advances are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(ii)            In the event and on such occasion that the total Canadian Revolving Facility Credit Exposure exceeds the Canadian Line Cap (in each case, including any reduction in the Global Borrowing Base as a result of a sale or other disposition pursuant to any Permitted Receivables Financing or any Permitted Supplier Finance Facilities or a sale or other disposition of Eligible Inventory or Eligible Accounts outside the ordinary course of business), the Canadian Borrower shall prepay Canadian Revolving Facility Borrowings, Canadian Swingline Borrowings or Canadian Agent Advances (or, if no such Borrowings or Agent Advances are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(iii)           In the event and on such occasion that the total U.K. Revolving Facility Credit Exposure exceeds the U.K. Line Cap (in each case, including any reduction in the Global Borrowing Base as a result of a sale or other disposition pursuant to any Permitted Receivables Financing or any Permitted Supplier Finance Facilities or a sale or other disposition of Eligible Inventory or Eligible Accounts outside the ordinary course of business), the U.K. Borrowers shall prepay U.K. Revolving Facility Borrowings, U.K. Swingline Borrowings or U.K. Agent Advances (or, if no such Borrowings or Agent Advances are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(iv)           In the event and on such occasion that the total German Revolving Facility Credit Exposure attributable to any German Borrower exceeds the German Line Cap with respect to such German Borrower (in each case, including any reduction in the German Borrowing Base as a result of a sale or other disposition pursuant to any Permitted Receivables Financing or any Permitted Supplier Finance Facilities or a sale or other disposition of Eligible Inventory or Eligible Accounts outside the ordinary course of business), the German Lead Borrower shall prepay German Revolving Facility Borrowings, German Swingline Borrowings or German Agent Advances (or, if no such Borrowings or Agent Advances are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(v)            Taking account of any prepayments made pursuant to sub-paragraphs (i) to (iii) above, in the event and on such occasion that the aggregate of the U.S. Revolving Facility Credit Exposure, Canadian Revolving Facility Credit Exposure and U.K. Revolving Facility Exposure exceeds the Global Borrowing Base (in each case, including any reduction in the Global Borrowing Base as a result of a sale or other disposition pursuant to any Permitted Receivables Financing or any Permitted Supplier Finance Facilities or a sale or other disposition of Eligible Inventory or Eligible Accounts outside the ordinary course of business), the Borrowers shall prepay Revolving Facility Borrowings, Swingline Borrowings or Agent Advances (or, if no such Borrowings or Agent Advances are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(c)            (i)            In the event and on such occasion as the U.S. Revolving L/C Exposure exceeds (x) the U.S. Letter of Credit Sublimit or (y) the U.S. Line Cap, the U.S. Borrower shall deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j) in an amount equal to such excess.

(ii)            In the event and on such occasion as the Canadian Revolving L/C Exposure exceeds (x) the Canadian Letter of Credit Sublimit or (y) the Canadian Line Cap, the Canadian Borrower shall deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j) in an amount equal to such excess.

(iii)           In the event and on such occasion as the U.K. Revolving L/C Exposure exceeds (x) the U.K. Letter of Credit Sublimit or (y) the U.K. Line Cap, the U.K. Borrowers shall deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j) in an amount equal to such excess.

(iv)           In the event and on such occasion as the German Revolving L/C Exposure exceeds (x) the German Letter of Credit Sublimit or (y) the German Line Cap, the German Borrowers shall deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j) in an amount equal to such excess.

(v)           Taking account of any deposits of cash collateral made pursuant to sub-paragraphs (i) to (iii) above, in the event and on such occasion as the aggregate of the U.S. Revolving L/C Exposure, the Canadian Revolving L/C Exposure and the U.K. Revolving L/C Exposure, exceeds the Global Borrowing Base, the Borrowers shall deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j) in an amount equal to such excess.

Section 2.12.            Fees.

(a)            The Borrowers agree to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, on the Closing Date, all accrued and unpaid fees payable in accordance with the applicable Fee Letter, this Agreement and the other Loan Documents. All Unused Line Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Unused Line Fee, the outstanding Swingline Loans during the period for which such Lender’s Unused Line Fee is calculated shall be deemed to be zero.

(b)            The Borrowers shall pay to the Administrative Agent, for the ratable account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in Dollars in an amount equal to the Applicable Unused Line Fee Percentage times the result of (i) the aggregate amount of the Revolving Facility Commitments, less (ii) the Average Revolver Usage during the immediately preceding quarter (or portion thereof), which Unused Line Fee shall be due and payable, in arrears, on the first day of each quarter; provided, that if an Event of Default has occurred and is continuing, such Unused Line Fee shall be due and payable, in arrears, on the first day of each month, prior to the date on which the Obligations under the Revolving Facility are paid in full and on the date on which the Obligations under the Revolving Facility are paid in full.

(c)            (i)            The U.S. Borrower from time to time agrees to pay (i) to each U.S. Revolving Lender (other than any Defaulting Lender), through the Administrative Agent, on the first Business Day of each calendar quarter and on the Revolving Facility Maturity Date and, if earlier, on the date on which the U.S. Revolving Facility Commitments of all the U.S. Revolving Lenders shall be terminated as provided herein, a fee (a “U.S. L/C Participation Fee”) in the currency in which such Letter of Credit was issued on such Lender’s Pro Rata Share of the daily aggregate U.S. Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed U.S. L/C Disbursements) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the U.S. Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Term SOFR Borrowings that are U.S. Revolving Loans on such payment date, and (ii) to each U.S. Issuing Bank, on the first Business Day of each calendar quarter and on the Revolving Facility Maturity Date and, if earlier, on the date on which the U.S. Revolving Facility Commitments of all the U.S. Revolving Lenders shall be terminated as provided herein, a fronting fee in the currency in which such Letter of Credit was issued in respect of each U.S. Letter of Credit issued by such U.S. Issuing Bank and outstanding during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the U.S. Revolving Facility Commitments shall be terminated) at a rate equal to 0.125% per annum times the average amount of the sum of (x) the undrawn amount of each such U.S. Letter of Credit, plus (y) the amount of outstanding reimbursement obligations with respect to each such U.S. Letter of Credit which remain unreimbursed or which have not been paid through a Revolving Loan during the immediately preceding quarter (or portion thereof) plus in connection with the issuance, amendment or transfer of any such U.S. Letter of Credit or any U.S. L/C Disbursement thereunder, such U.S. Issuing Bank’s customary documentary and processing fees and charges (collectively, “U.S. Issuing Bank Fees”).

(ii)            The Canadian Borrower from time to time agrees to pay (i) to each Canadian Revolving Lender (other than any Defaulting Lender), through the Administrative Agent, on the first Business Day of each calendar quarter and on the Revolving Facility Maturity Date and, if earlier, on the date on which the Canadian Revolving Facility Commitments of all the Canadian Revolving Lenders shall be terminated as provided herein, a fee (a “Canadian L/C Participation Fee”) in the currency in which such Letter of Credit was issued on such Lender’s Pro Rata Share of the daily aggregate Canadian Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed Canadian L/C Disbursements) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the Canadian Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Term SOFR Borrowings that are Canadian Revolving Loans on such payment date, and (ii) to each Canadian Issuing Bank, on the first Business Day of each calendar quarter and on the Revolving Facility Maturity Date and, if earlier, on the date on which the Canadian Revolving Facility Commitments of all the Canadian Revolving Lenders shall be terminated as provided herein, a fronting fee in the currency in which such Letter of Credit was issued in respect of each Canadian Letter of Credit issued by such Canadian Issuing Bank and outstanding during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the Canadian Revolving Facility Commitments shall be terminated) at a rate equal to 0.125% per annum times the average amount of the sum of (x) the undrawn amount of each such Canadian Letter of Credit, plus (y) the amount of outstanding reimbursement obligations with respect to each such Canadian Letter of Credit which remain unreimbursed or which have not been paid through a Revolving Loan during the immediately preceding quarter (or portion thereof), plus in connection with the issuance, amendment or transfer of any such Canadian Letter of Credit or any Canadian L/C Disbursement thereunder, such Canadian Issuing Bank’s customary documentary and processing fees and charges (collectively, “Canadian Issuing Bank Fees”).

(iii)            The U.K. Borrowers from time to time agree to pay (i) to each U.K. Revolving Lender (other than any Defaulting Lender), through the Administrative Agent, on the first Business Day of each calendar quarter and on the Revolving Facility Maturity Date and, if earlier, on the date on which the U.K. Revolving Facility Commitments of all the U.K. Revolving Lenders shall be terminated as provided herein, a fee (a “U.K. L/C Participation Fee”) in the currency in which such Letter of Credit was issued on such Lender’s Pro Rata Share of the daily aggregate U.K. Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed U.K. L/C Disbursements) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the U.K. Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Term SOFR Borrowings that are U.K. Revolving Loans on such payment date, and (ii) to each U.K. Issuing Bank, on the first Business Day of each calendar quarter and on the Revolving Facility Maturity Date and, if earlier, on the date on which the U.K. Revolving Facility Commitments of all the U.K. Revolving Lenders shall be terminated as provided herein, a fronting fee in the currency in which such Letter of Credit was issued in respect of each U.K. Letter of Credit issued by such U.K. Issuing Bank and outstanding during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the U.K. Revolving Facility Commitments shall be terminated) at a rate equal to 0.125% per annum times the average amount of the sum of (x) the undrawn amount of each such U.K. Letter of Credit, plus (y) the amount of outstanding reimbursement obligations with respect to each such U.K. Letter of Credit which remain unreimbursed or which have not been paid through a Revolving Loan during the immediately preceding quarter (or portion thereof), plus in connection with the issuance, amendment or transfer of any such U.K. Letter of Credit or any U.K. L/C Disbursement thereunder, such U.K. Issuing Bank’s customary documentary and processing fees and charges (collectively, “U.K. Issuing Bank Fees”).

(iv)           The German Lead Borrower from time to time agrees to pay (i) to each German Revolving Lender (other than any Defaulting Lender), through the Administrative Agent, on the first Business Day of each calendar quarter and on the Revolving Facility Maturity Date and, if earlier, on the date on which the German Revolving Facility Commitments of all the German Revolving Lenders shall be terminated as provided herein, a fee (a “German L/C Participation Fee”) in the currency in which such Letter of Credit was issued on such Lender’s Pro Rata Share of the daily aggregate German Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed German L/C Disbursements) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the German Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Term SOFR Borrowings that are German Revolving Loans on such payment date, and (ii) to each German Issuing Bank, on the first Business Day of each calendar quarter and on the Revolving Facility Maturity Date and, if earlier, on the date on which the German Revolving Facility Commitments of all the German Revolving Lenders shall be terminated as provided herein, a fronting fee in the currency in which such Letter of Credit was issued in respect of each German Letter of Credit issued by such German Issuing Bank and outstanding during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the German Revolving Facility Commitments shall be terminated) at a rate equal to 0.125% per annum times the average amount of the sum of (x) the undrawn amount of each such German Letter of Credit, plus (y) the amount of outstanding reimbursement obligations with respect to each such German Letter of Credit which remain unreimbursed or which have not been paid through a Revolving Loan during the immediately preceding quarter (or portion thereof), plus in connection with the issuance, amendment or transfer of any such German Letter of Credit or any German L/C Disbursement thereunder, such German Issuing Bank’s customary documentary and processing fees and charges (collectively, “German Issuing Bank Fees”).

(v)           All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d)            The Borrowers agree to pay to the Administrative Agent and the Joint Lead Arrangers, for the account of the Administrative Agent and the Joint Lead Arrangers, as the case may be, the fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”), together with any other fees expressly agreed to be paid to the Administrative Agent and the Joint Lead Arrangers on the Closing Date.

(e)            All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13.            Interest.

(a)            The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b)            The Loans comprising each Canadian Base Rate Borrowing shall bear interest at the Canadian Base Rate plus the Applicable Margin.

(c)            The Loans comprising each Daily Simple RFR Borrowing shall bear interest at Daily Simple RFR plus the Applicable Margin.

(d)            The Loans comprising each Term SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(e)            The Loans comprising each Term CORRA Borrowing shall bear interest at Term CORRA for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(f)            The Loans comprising each Interbank Offered Rate Borrowing shall bear interest at the Interbank Offered Rate for Euros for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(g)            The Loans comprising each Daily Resetting Interbank Offered Rate Borrowing shall bear interest at the Daily Resetting Interbank Offered Rate plus the Applicable Margin.

(h)            Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.0% plus the highest rate provided in paragraphs (a) through (g) of this Section; provided, that this paragraph (h) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(i)             Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) with respect to U.S. Revolving Loans, upon termination of the U.S. Revolving Facility Commitments, (iii) with respect to Canadian Revolving Loans, upon termination of the Canadian Revolving Facility Commitments, (iv) with respect to U.K. Revolving Loans, upon termination of the U.K. Revolving Facility Commitments and (v) with respect to German Revolving Loans, upon termination of the German Revolving Facility Commitments; provided, that (A) interest accrued pursuant to paragraph (h) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (C) in the event of any conversion of any Term Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(j)             All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the ABR and the Canadian Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), (ii) interest computed by reference to Term CORRA shall be computed on the basis of a year of 365 days, and (iii) interest on amounts denominated in Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The ABR, Canadian Base Rate, Term SOFR, Term CORRA, Interbank Offered Rate and Daily Simple SONIA shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(k)            For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement with respect to the Canadian Loan Parties, and the rates of interest stipulated in this Agreement payable by the Canadian Loan Parties are intended to be nominal rates and not effective rates or yields. Any provision of this Agreement that would oblige a Canadian Loan Party to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Loan Party, which shall be required to pay interest on money in arrears at the same rate of interest on principal money not in arrears. Each Canadian Loan Party confirms that it understands and is able to calculate the rate of interest applicable to the Canadian Obligations based on the methodology for calculating per annum rates provided in this Agreement. Each Canadian Loan Party irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement or any other Loan Document, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to the Canadian Loan Parties as required pursuant to section 4 of the Interest Act (Canada).

Section 2.14.            Alternate Rate of Interest; Benchmark Replacement Setting.

(a)            Subject to the provisions set forth in Section 2.14(b) below, in connection with any Benchmark Rate Loan, a request therefor, a conversion to or a continuation thereof or otherwise, if for any reason (A) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that (w) if a Daily Resetting Term Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining such Daily Resetting Term Rate pursuant to the definition thereof, (x) if a Daily Simple RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining such Daily Simple RFR pursuant to the definition thereof or (y) if a Term Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining such Term Rate on or prior to the first day of such Interest Period, (B) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that a fundamental change has occurred in foreign exchange or interbank markets with respect to the applicable currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (C) with respect to any Interbank Offered Rate Loan, the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that deposits are not being offered to banks in the London or other applicable offshore interbank market for the applicable currency, amount or Interest Period of such Loan or (D) any Change in Law any time after the date hereof, in the reasonable opinion of any Lender, makes it unlawful or impractical for such Lender to fund or maintain any applicable Benchmark Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the applicable Benchmark Rate, and, in the case clause (D), such Lender has provided notice of such determination to the Administrative Agent, the Administrative Agent shall promptly give notice to the U.S. Borrower. Upon notice thereof by the Administrative Agent to the U.S. Borrower, any obligation of the Lenders to make Benchmark Rate Loans in each such currency, and any right of the Borrowers to convert any Loan in each such currency (if applicable) to or continue any Loan as a Benchmark Rate Loan in each such currency, shall be suspended (to the extent of the affected Benchmark Rate or, in the case of a Term Rate, the affected Interest Periods) until the Administrative Agent (with respect to clause (D) above, at the instruction of all affected Lenders) revokes such notice. Upon receipt of such notice, (I) the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of Benchmark Rate Loans in each such affected currency (to the extent of the affected Benchmark Rate or, in the case of a Term Rate, the affected Interest Periods) or, failing that, (1) in the case of any request for a borrowing of an affected Term Rate Loan denominated in Dollars or Canadian Dollars, the Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (2) in the case of any request for a borrowing of an affected Benchmark Rate Loan in an Alternate Currency (other than Canadian Dollars), then such request shall be ineffective and (II)(1) any outstanding affected Term Rate Loans denominated in Dollars or Canadian Dollars will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period (or immediately if it is unlawful for any such Loan to be outstanding until such time) and (2) any outstanding affected Benchmark Rate Loans denominated in an Alternate Currency (other than Canadian Dollars), at the Borrowers’ election, shall either (x) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency) immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period (or immediately if it is unlawful for any such Loan to be outstanding until such time) or (y) be prepaid in full immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period (or immediately if it is unlawful for any such Loan to be outstanding until such time); provided that if no election is made by the Borrowers by the date that is the earlier of (x) three (3) Business Days after receipt by the U.S. Borrower of such notice or (y) with respect to a Term Rate Loan the last day of the current Interest Period therefor, the Borrowers shall be deemed to have elected clause (x) above. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

(b)            Benchmark Replacement Setting.

(i)             Notwithstanding anything to the contrary herein or in any other Loan Document:

(A)           upon the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, the Administrative Agent and the U.S. Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the U.S. Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders (subject to clause (v) below).

No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.14(b) will occur prior to the applicable Benchmark Transition Start Date.

(ii)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)           Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the U.S. Borrower and the Lenders of (1) the implementation of any Benchmark Replacement and (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the U.S. Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(b)(iii) or (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable any Lender (or group of Lenders) pursuant to this Section 2.14(b) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14(b).

(iv)          Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if any then-current Benchmark is a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)           Benchmark Unavailability Period. Upon the U.S. Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (I) the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of Benchmark Rate Loans to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable currency and, failing that, (1) in the case of any request for any affected Term Rate Loans denominated in Dollars or Canadian Dollars, if applicable, Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (2) in the case of any request for any affected Benchmark Rate Loan, in each case, in an Alternate Currency (other than Canadian Dollars), if applicable, then such request shall be ineffective and (II)(1) any outstanding affected Term Rate Loans denominated in Dollars or Canadian Dollars, if applicable, will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (2) any outstanding affected Benchmark Rate Loans denominated in an Alternate Currency (other than Canadian Dollars), at the Borrowers’ election, shall either (x) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency) immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period or (y) be prepaid in full immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period; provided that, with respect to any Daily Simple RFR or Daily Resetting Term Rate, if no election is made by the Borrowers by the date that is three (3) Business Days after receipt by the U.S. Borrower of such notice, the Borrowers shall be deemed to have elected clause (x) above; provided, further, that, with respect to any Term Rate Loan, if no election is made by the Borrowers by the earlier of (AA) the date that is three (3) Business Days after receipt by the U.S. Borrower of such notice and (BB) the last day of the current Interest Period for the applicable Term Rate Loan, the applicable Borrower shall be deemed to have elected clause (x) above. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(vi)           Required Lenders. For the purposes of this Section 2.14(b), those Lenders that do not have an obligation under this Agreement to make Loans in the then-current Benchmark that is subject to replacement pursuant to this Section 2.14(b) shall be excluded from any determination of Required Lenders for the purposes of such replacement.

Section 2.15.            Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in any Term Rate) or Issuing Bank;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (g) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or Issuing Bank or the applicable interbank market any other condition affecting this Agreement or the Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b)            If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)            A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Company thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)            The foregoing provisions of this Section 2.15 shall not apply in the case of any Change in Law in respect of Taxes, which shall instead be governed by Section 2.17.

Section 2.16.            Break Funding Payments. In the event of (a) the payment of any principal of any Term Rate Loan other than on the last day of an Interest Period for such Term Rate (including as a result of an Event of Default), (b) the conversion of any Term Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Rate Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Term Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Term Rate Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Term Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Term Rate Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the applicable interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17.            Taxes.

(a)            Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable law; provided that if a Loan Party or other applicable withholding agent shall be required to deduct or withhold any Taxes from such payments, then (i) such Loan Party or other applicable withholding agent shall make such deductions or withholdings, (ii) such Loan Party or other applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (iii) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no deduction or withholding for Indemnified Taxes been made.

(b)            In addition, the Loan Parties shall promptly pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)            Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)            As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which any Loan Party is located, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document by or on account of any obligation of any Borrower other than a U.K. Borrower shall deliver to the applicable Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times reasonably requested by any Borrower or prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or as may reasonably be requested by the Company to enable the applicable Borrower to determine whether or not such Lender is subject to any withholding, backup withholding or information reporting requirements under any U.S. or foreign law, to determine whether or not such Lender is entitled to any exemption from or reduction in the rate of withholding Tax under the law of the jurisdiction in which any Loan Party is resident for tax purposes or under any applicable treaty relating to Taxes and to permit such payments to be made without such withholding Tax or at a reduced rate of withholding; provided that no Lender shall have any obligation under this paragraph (f) with respect to any withholding Tax imposed by any jurisdiction other than the United States or Canada if in the reasonable judgment of such Lender, such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Lender in any material respect. For the avoidance of doubt, this paragraph (f) is without prejudice to Section 2.17(j) below as respects any U.K. Borrowing.

(g)            Without limiting the generality of the foregoing, with respect to any U.S. Borrowing:

(i)             each Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)            each Foreign Lender shall deliver to the Company and the Administrative Agent on the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), two original copies of whichever of the following is applicable:

(A)            duly completed copies of IRS Form W-8BEN or W-8BEN-E (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B)            duly completed copies of IRS Form W-8ECI (or any subsequent versions thereof or successors thereto),

(C)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that, for U.S. federal income tax purposes, such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” of the U.S. Borrower within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the U.S. Borrower, as described in Section 881(c)(3)(C) of the Code and that, accordingly, such Lender qualifies for such exemption (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of IRS Form W-8BEN or W-8BEN-E (or any subsequent versions thereof or successors thereto),

(D)            to the extent a Lender is not the beneficial owner, duly completed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, W-8BEN, or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner, or

(E)            any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

In addition, in each of the foregoing circumstances, each Lender shall deliver such forms (other than in respect of any advance made to a U.K. Borrower under a Loan Document), if legally entitled to deliver such forms, promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender. Each such Lender shall promptly notify the Company at any time it determines that it is no longer in a position to provide any certificate previously delivered to the Company under this Section 2.17(g) (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose). Each Lender authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17(g). Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(h)            If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes (including any Tax credit in lieu of a refund) as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over an amount equal to such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or such Lender, as applicable, in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party under this Section 2.17(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(h) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person.

(i)            If a payment made hereunder or under any other Loan Document would be subject to U.S. federal withholding Tax imposed pursuant to FATCA if any Lender or any Issuing Bank fails to comply with applicable reporting and other requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Issuing Bank shall use commercially reasonable efforts to deliver to the applicable Borrower and the Administrative Agent, at the time or times prescribed by applicable law or as reasonably requested by the applicable Borrower or the Administrative Agent, any documentation reasonably requested by the applicable Borrower or the Administrative Agent reasonably satisfactory to the applicable Borrower or the Administrative Agent for the Company and the Administrative Agent to comply with their obligations under FATCA to determine the amount to withhold or deduct from such payment and to determine that such Lender or such Issuing Bank has complied with such applicable reporting and other requirements of FATCA, provided that, notwithstanding any other provision of this subsection, no Lender or Issuing Bank shall be required to deliver any document pursuant to this subsection that such Lender or Issuing Bank, as the case may be, is not legally able to deliver or, if in the reasonable judgment of such Lender or Issuing Bank, such compliance would subject such Lender or Issuing Bank to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Lender or Issuing Bank in any material respect, provided, further, that in the event a Lender or Issuing Bank does not comply with the requirements of this Section 2.17(i) as a result of the application of the first proviso of this Section 2.17(i), then such Lender or Issuing Bank shall be deemed for purposes of this Agreement to have failed to comply with the requirements under FATCA.

(j)            U.K. Tax Matters.

(i)            The U.K. Borrower shall, promptly upon becoming aware that it must make a U.K. Tax Deduction (or that there is any change in the rate or the basis of a U.K. Tax Deduction), notify the Administrative Agent accordingly. Similarly, a Lender Party shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender Party. If the Administrative Agent receives such notification from a Lender Party, it shall notify the U.K. Borrower.

(ii)            (A)          Subject to Section 2.17(j)(ii)(B) below, a U.K. Treaty Lender and the U.K. Borrower making a payment to which that U.K. Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the U.K. Borrower to obtain authorization to make that payment without a U.K. Tax Deduction.

(B)            (1)          A U.K. Treaty Lender that becomes a party to this Agreement on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name at Schedule 2.01 (Commitments); and

(2)            a U.K. Treaty Lender that becomes a party to this Agreement after the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and jurisdiction of tax residence in the documentation that it executes on becoming a party to this Agreement as a Lender Party, and having done so, that Lender Party shall be under no obligation pursuant to Section 2.17(j)(ii)(A) above.

(iii)            If a U.K. Treaty Lender has confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 2.17(j)(ii)(B) above and:

(A)            the U.K. Borrower making a payment to that Lender Party has not made a U.K. Borrower DTTP Filing in respect of that Lender Party; or

(B)            the U.K. Borrower making a payment to that Lender Party has made a U.K. Borrower DTTP Filing in respect of that Lender Party but:

(1)            that U.K. Borrower DTTP Filing has been rejected by HM Revenue & Customs;

(2)            HM Revenue & Customs has not given the U.K. Borrower authority to make payment to that Lender Party without a U.K. Tax Deduction within 60 days of the date of the U.K. Borrower DTTP Filing; or

(3)            HM Revenue & Customs has given the U.K. Borrower authority to make payments to that Lender Party without a U.K. Tax Deduction but such authority has subsequently been revoked or expired,

and in each case, the U.K. Borrower has notified that Lender Party in writing that Lender Party and the U.K. Borrower shall co-operate in completing any additional procedural formalities necessary for the U.K. Borrower to obtain authorization to make that payment without a U.K. Tax Deduction.

(iv)           If a Lender Party has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 2.17(j)(ii)(B), no Loan Party shall make any U.K. Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender Party’s advance or its participation in any advance unless the Lender Party otherwise agrees.

(v)           The U.K. Borrower shall, promptly on making the U.K. Borrower DTTP Filing, deliver a copy of the U.K. Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender Party.

(vi)           A U.K. Non-Bank Lender shall promptly notify the U.K. Borrower and the Administrative Agent if there is any change in the position from that set out in the U.K. Tax Confirmation.

(vii)          Each Lender Party that becomes a party to this Agreement after the date of this Agreement that advances a U.K. Loan shall indicate, in the documentation that it executes on becoming a party to this Agreement as a Lender Party, and for the benefit of the Administrative Agent and without liability to any Loan Party, which of the following categories it falls within:

(A)            not a U.K. Qualifying Lender;

(B)            a U.K. Qualifying Lender (other than a U.K. Treaty Lender); or

(C)            a U.K. Treaty Lender.

If such a Lender Party fails to indicate its status in accordance with this Section 2.17(j)(vii), then that Lender Party shall be treated for the purposes of this Agreement (including by the U.K. Borrower) as if it is not a U.K. Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the U.K. Borrower). For the avoidance of doubt, the documentation which a Lender Party executes on becoming a party to this Agreement as a Lender Party shall not be invalidated by any failure of that Lender Party to comply with this Section 2.17(j)(vii).

(k)            Value Added Tax.

(i)            All amounts set out or expressed in a Loan Document to be payable by any party to any Lender Party and/or any Agent (a “Finance Party”) which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Section 2.17(k)(ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Loan Document and that Finance Party is required to account to the relevant tax authority for the VAT, that party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).

(ii)            If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Receiving Finance Party”) under a Loan Document, and any party other than the Receiving Finance Party (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Receiving Finance Party in respect of that consideration), (A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Receiving Finance Party must (where this Section 2.17(k)(ii)(A) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Receiving Finance Party receives from the relevant tax authority which the Receiving Finance Party reasonably determines relates to the VAT chargeable on that supply; and (B) (where the Receiving Finance Party is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Receiving Finance Party, pay to the Receiving Finance Party an amount equal to the VAT chargeable on that supply but only to the extent that the Receiving Finance Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)            Where a Loan Document requires any party to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)            Any reference in this Section 2.17(k) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union, including but not limited to the Value Added Tax Act 1994 (U.K.)) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(v)            In relation to any supply made by a Finance Party to any party under a Loan Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

Section 2.18.            Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)            Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 1:30 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrowers by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under the Loan Documents, unless otherwise specified in such Loan Document, shall be made in Dollars; provided that, except as otherwise expressly provided herein, all payments hereunder with respect to principal and interest on Loans denominated in an Alternate Currency shall be made in such Alternate Currency. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)            If at any time insufficient funds are received by and available to the Administrative Agent from the Borrowers to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrowers hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c)            If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in L/C Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply); provided, further, that with respect to any amount received from (i) any Foreign Subsidiary (or any Subsidiary of a Foreign Subsidiary) that would otherwise be subject to the foregoing provisions of this paragraph (c), such Lender shall only purchase participations in Canadian Obligations and/or U.K. Obligations or (ii) the Company or any Subsidiary that is not a Foreign Subsidiary (or a Subsidiary of a Foreign Subsidiary) that would otherwise be subject to the foregoing provisions of this paragraph (c), such Lender shall only purchase participations in U.S. Obligations. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. For the avoidance of doubt, the provisions of this Section shall not be construed to apply to the application of Cash Collateral provided for in Section 2.23 or to the assignments and repayments described in Section 9.04(g).

(d)            Unless the Administrative Agent shall have received notice from the applicable Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that such Borrowers will not make such payment, the Administrative Agent may assume that such Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if any Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06 or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19.         Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the applicable Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) such Borrowers shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Loan, the applicable Swingline Lender and the applicable Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the applicable Borrowers may have against any Lender that is a Defaulting Lender.

(c)            If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrowers shall have the right (unless such Non Consenting Lender grants such consent) to replace such Non Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans, and its Commitments hereunder to one or more Assignees reasonably acceptable to (i) the Administrative Agent and (ii) if in respect of any Revolving Facility Commitment or Revolving Loan, the applicable Swingline Lender and the applicable Issuing Banks; provided, that: (a) all Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within three Business Days after Borrowers’ request, compliance with Section 9.04 shall not be required to effect such assignment.

Section 2.20.         Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to a Benchmark Rate, or to determine or charge interest rates based upon a Benchmark Rate or to purchase or sell, or to take deposits of, any Alternate Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligations of such Lender to make or continue such Benchmark Rate Loans or to convert Base Rate Loans to such Benchmark Rate Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all applicable Term Rate Borrowings of such Lender to Base Rate Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Section 2.21.         Incremental Commitments.

(a)            After the Closing Date, the Borrowers may, by written notice to the Administrative Agent from time to time, request Incremental Revolving Facility Commitments in an amount not to exceed the Incremental Amount from one or more Incremental Revolving Lenders (which may include any existing Lender) willing to provide such Incremental Revolving Facility Commitments, as the case may be, in their own discretion; provided, that (i) each Incremental Revolving Lender shall be subject to the approval of the Administrative Agent and, to the extent the same would be required for an assignment under the Section 9.04, the applicable Issuing Banks and the applicable Swingline Lender (which approvals shall not be unreasonably withheld or delayed) unless such Incremental Revolving Lender is an existing Lender, and (ii) each Incremental Revolving Facility Commitment shall increase either the U.S. Revolving Facility Commitments, the Canadian Revolving Facility Commitments, the U.K. Revolving Facility Commitments or the German Revolving Facility Commitments and shall be on the same terms (other than with respect to commitment, arrangement, structuring, ticking, upfront or similar fees paid to the Incremental Revolving Lenders) as the existing U.S. Revolving Facility Commitments, Canadian Revolving Facility Commitments, U.K. Revolving Facility Commitments or German Revolving Facility Commitments, as applicable, and in all respects shall become a part of the U.S. Revolving Facility, Canadian Revolving Facility, U.K. Revolving Facility or German Revolving Facility, as applicable, hereunder on such terms; provided that the Applicable Margin (including the Pricing Grid), the Unused Line Fee and applicable letter of credit fees applicable to the existing Revolving Facility Commitments that is being increased by such Incremental Revolving Facility Commitments shall automatically be increased (but in no event decreased) to the extent necessary to cause any Incremental Revolving Facility Commitments to comply with this clause (ii); provided, further, that the Canadian Revolving Facility Commitments shall not exceed $32,500,000, the U.K. Revolving Facility Commitments shall not exceed $47,500,000 and the German Revolving Facility Commitments shall not exceed $100,000,000. Such notice shall set forth (i) the amount of the Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of $5 million and a minimum amount of $25 million or equal to the remaining Incremental Amount), (ii) the aggregate amount of Incremental Revolving Facility Commitments, which shall not exceed the Incremental Amount, (iii) the date on which such Incremental Revolving Facility Commitments are requested to become effective (the “Increased Amount Date”) and (iv) whether such Incremental Revolving Facility Commitments will constitute U.S. Revolving Facility Commitments, Canadian Revolving Facility Commitments, U.K. Revolving Facility Commitments or German Revolving Facility Commitments.

(b)            The Borrowers and each Incremental Revolving Lender shall execute and deliver an Incremental Assumption Agreement. Each of the parties hereto hereby agrees that upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to increase the U.S. Revolving Facility, the Canadian Revolving Facility, the U.K. Revolving Facility or the German Revolving Facility, as the case may be, by the amount of the Incremental Revolving Facility Commitments evidenced thereby, except as required by clause (c) below. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c)            Notwithstanding the foregoing, no Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless (i) on the date of such effectiveness, the applicable conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the U.S. Borrower, and (ii) the Administrative Agent shall have received customary documents and filings (including amendments to the Security Documents) as the Administrative Agent may reasonably require to assure that the Revolving Loans in respect of Incremental Revolving Facility Commitments are secured by the Collateral ratably with all other Revolving Loans.

(d)            Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure all Revolving Loans in respect of Incremental Revolving Facility Commitments, when originally made, are included in each Borrowing of outstanding Revolving Loans on a pro rata basis. The Borrowers agree that Section 2.16 shall apply to any conversion of Term Rate Loans to Base Rate Loans, Daily Resetting Term Rate Loans or Daily Simple RFR Loans reasonably required by the Administrative Agent to effect the foregoing.

Section 2.22.         Cash Collateral for Defaulting Lenders.

(a)            At any time that there shall exist a Defaulting Lender, within three Business Days following notice by the Administrative Agent, the applicable Issuing Bank or the applicable Swingline Lender, the U.S. Borrower (with respect to U.S. Letters of Credit or U.S. Swingline Loans), the Canadian Borrower (with respect to Canadian Letters of Credit or Canadian Swingline Loans), the U.K. Borrower (with respect to U.K. Letters of Credit or U.K. Swingline Loans) or the German Lead Borrower (with respect to German Letters of Credit or German Swingline Loans) shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover the Company’s obligations corresponding to the Fronting Exposure related to such Defaulting Lender (after giving effect to Section 2.23(a)(iv) and any Cash Collateral provided by the Defaulting Lender) for so long as the Fronting Exposure remains outstanding.

(b)            All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The U.S. Borrower, the Canadian Borrower, the U.K. Borrower or the German Lead Borrower, as applicable, and to the extent provided by any Lender, such Lender, shall maintain (pursuant to, if necessary in order to create such a security interest, a customary pledge agreement reasonably acceptable to the Administrative Agent) a first priority security interest, subject (in the case of a grant by the U.S. Borrower, the Canadian Borrower, the U.K. Borrower or any German Borrower) to the ABL Intercreditor Agreement, in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.22(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any prior right or claim of any Person other than the Collateral Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, U.S. Borrower, the Canadian Borrower, the U.K. Borrower or the German Lead Borrower, as applicable, or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)            (i) If no Event of Default shall have occurred and be continuing, Cash Collateral provided by the U.S. Borrower, the Canadian Borrower, the U.K. Borrower or the German Lead Borrower to reduce such obligations corresponding to such Fronting Exposure shall be released promptly to the U.S. Borrower, the Canadian Borrower, the U.K. Borrower or the German Lead Borrower, as applicable, as and to the extent that, after giving effect to such return, the applicable Fronting Exposure is eliminated, and (ii) if an Event of Default shall have occurred and be continuing, Cash Collateral provided by the U.S. Borrower, the Canadian Borrower, the U.K. Borrower or the German Lead Borrower to reduce such obligations corresponding to such Fronting Exposure shall be applied as provided in this Section 2.22 and otherwise in accordance with Section 5.02 of the U.S. Collateral Agreement and the other Loan Documents (subject to the ABL Intercreditor Agreement), and then shall be released promptly to the U.S. Borrower, the Canadian Borrower, the U.K. Borrower or the German Lead Borrower, as applicable, following such application.

Section 2.23.         Defaulting Lenders.

(a)            Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Sections 1.01 and 9.08.

(ii)            Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.06), shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a blocked, non-interest bearing deposit account at the Administrative Agent and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Banks or Swingline Lenders hereunder for any Swingline Loan or L/C Disbursement that was required to be, but was not, paid by the Defaulting Lender; third, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), fourth, if so determined by the Administrative Agent, to be held in a suspense account maintained by the Administrative Agent, and released in order to satisfy obligations of that Defaulting Lender to fund Revolving Loans under this Agreement (upon request of the U.S. Borrower and subject to the conditions set forth in Section 4.01); fifth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lenders against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by any such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, from and after the date on which all other Obligations have been paid in full, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. In the event of a direct conflict between the priority provisions of this Section 2.23 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.23 shall control and govern. Notwithstanding anything to the contrary in this Agreement, provisions relating to Defaulting Lenders shall be subject to the ABL Intercreditor Agreement.

(iii)            That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.12(b) or (c) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive fees as provided in Section 2.12(d). With respect to any fees not required to be paid to any Defaulting Lender pursuant to the first sentence of this clause (iii), the applicable Borrower shall pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below.

(iv)            During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Section 2.04 and 2.05, the “Pro Rata Share” of each Non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the U.S. Revolving Facility Commitment (in the case of U.S. Letters of Credit or U.S. Swingline Loans), the Canadian Revolving Facility Commitment (in the case of Canadian Letters of Credit or Canadian Swingline Loans), the U.K. Revolving Facility Commitment (in the case of U.K. Letters of Credit or U.K. Swingline Loans) or the German Revolving Facility Commitment (in the case of German Letters of Credit or German Swingline Loans) of that Non-Defaulting Lender minus (2) the U.S. Revolving Facility Credit Exposure (in the case of U.S. Letters of Credit or U.S. Swingline Loans), the Canadian Revolving Facility Credit Exposure (in the case of Canadian Letters of Credit or Canadian Swingline Loans) of that Lender, the U.K. Revolving Facility Credit Exposure (in the case of U.K. Letters of Credit or U.K. Swingline Loans) of that Lender or the German Revolving Facility Credit Exposure (in the case of German Letters of Credit or German Swingline Loans) of that Lender.

(b)            If the Company, the Administrative Agent, each Swingline Lender and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.23(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Sections 9.30 or 9.31, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article III

Representations and Warranties

On the date of each Credit Event as provided in Section 4.01, each of the Borrowers represent and warrant to each of the Lenders that:

Section 3.01.         Organization; Powers. Except as set forth on Schedule 3.01, each of the Borrowers and each of the Subsidiaries (a) is a partnership, limited liability company or corporation duly organized or incorporated, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization or incorporation outside the United States) under the laws of the jurisdiction of its organization or incorporation, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrowers, to borrow and otherwise obtain credit hereunder.

Section 3.02.         Authorization. The execution, delivery and performance by each Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by such Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by laws or articles of association of any such Borrower or any such Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any such Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any such Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

Section 3.03.         Enforceability. This Agreement has been duly executed and delivered by the Borrowers and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will, subject to the Legal Reservations and Perfection Requirements, constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, restructuring, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

Section 3.04.         Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of Uniform Commercial Code or PPSA financing statements and/or continuation statements, (b) filings with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) the registration of any Loan Document that purports to create a Lien: (i) entered into by a U.K. Loan Party at Companies House in England and Wales under section 859A of the Companies Act 2006 (UK), or (ii) in respect of Real Property in England or Wales at HM Land Registry or the Land Charges Register in England and Wales (if applicable) and, in each case, payment of associated fees, (d) such as have been made or obtained and are in full force and effect, and (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

Section 3.05.         Financial Statements.

(a)            The unaudited pro forma consolidated balance sheet and related pro forma consolidated statement of income of the U.S. Borrower as of and for the twelve-month period ending on June 30, 2024, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement), copies of which have heretofore been furnished to each Lender, are correct in all material respects.

(b)            The audited consolidated balance sheets of the Company and Berry as at the end of 2023, 2022 and 2021 fiscal years, and the related audited consolidated statements of income, stockholders’ equity and cash flows for such fiscal years, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial position of the Company, as at such date and the consolidated results of operations, shareholders’ equity and cash flows of the Company, for the years then ended.

Section 3.06.         No Material Adverse Effect. Since December 31, 2023, there has been no event, development or circumstance that has or would reasonably be expected to have a Material Adverse Effect.

Section 3.07.         Title to Properties; Possession Under Leases.

(a)            Each of the Borrowers and the Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b)            Each of the Borrowers and the Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b), each of the Borrowers and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.08.         Subsidiaries.

(a)            Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of the U.S. Borrower and, as to each such subsidiary, the percentage of each class of Equity Interests owned by the U.S. Borrower or by any such subsidiary.

(b)            As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options and stock appreciation rights granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrowers or any of the Subsidiaries, except rights of current or former employees, officers or directors to purchase Equity Interests of the U.S. Borrower in connection with the Transactions or as set forth on Schedule 3.08(b).

Section 3.09.         Litigation; Compliance with Laws.

(a)            There are no actions, suits or proceedings at law or in equity or, to the knowledge of the Borrowers, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrowers, threatened in writing against or affecting the Borrowers or any of the Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            None of the Borrowers, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16), or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10.         Federal Reserve Regulations.

(a)            None of the Borrowers or the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)            No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.11.         Investment Company Act. None of the Borrowers and the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.12.         Use of Proceeds. The Borrowers will use the proceeds of the Revolving Loans (a) on the Closing Date, to replace, backstop or cash collateralize any existing letters of credit and to pay Transaction fees and expenses (including, without limitation, for payment of additional fees or original issue discount payable pursuant to the “flex” provisions in the Fee Letter) and (b) after the Closing Date, for working capital, capital expenditures and other general corporate purposes.

Section 3.13.         Tax Returns. Except as set forth on Schedule 3.13:

(a)            except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Borrowers and the Subsidiaries has filed or caused to be filed all federal, state, provincial, territorial, local and non-U.S. Tax returns required to have been filed by it and (ii) taken as a whole, and each such Tax return is true and correct;

(b)            each of the Borrowers and the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) above and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrowers or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c)            other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Closing Date, with respect to each of the Borrowers and the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

Section 3.14.         No Material Misstatements.

(a)            All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning the Borrowers, the Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(a)            The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrowers or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrowers to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrowers.

(b)            As of the Closing Date, to the knowledge of the Company, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects.

Section 3.15.         Employee Benefit Plans.

(a)            Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which the Borrowers, any of the Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC; (iii) no Plan has any Unfunded Pension Liability in excess of $50 million; and (iv) no ERISA Event has occurred or is reasonably expected to occur.

(b)            Each of the Borrowers and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations thereunder with respect to any pension plan subject to the laws of a jurisdiction other than the United States and (ii) with the terms of any such pension plan, except, in the case of each of subclause (i) and (ii) of this Section 3.15(b), for noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(i)            The Loan Parties are in compliance with the requirements of the PBA and other federal, provincial or territorial laws with respect to each Canadian Pension Plan and Canadian Multi-Employer Plan, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

(ii)           No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan and Canadian Multi-Employer Plan.

(iii)          No Canadian Pension Plan Termination Event has occurred that would be reasonably likely to have a Material Adverse Effect.

(iv)          Except as would not reasonably be likely to have a Material Adverse Effect (i) no Loan Party would have any material funding liability in connection with its withdrawal from a Canadian Multi-Employer Plan(ii) FSRA has not issued any default or other breach notices in respect of any Canadian Defined Benefit Plans and (iii) no Lien exists in respect of any Loan Party in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

(v)            The Canadian Borrower has provided the Lenders with a copy of the actuarial valuation report for each Canadian Defined Benefit Plan most recently filed with the FSRA.

Section 3.16.         Environmental Matters. Except as set forth in Schedule 3.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no written notice, request for information, order, complaint or penalty has been received by the Borrowers or any of their Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to such Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrowers or any of their Subsidiaries, (ii) each of the Borrowers and their Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) to the Borrowers’ knowledge, no Hazardous Material is located at, on or under any property currently owned, operated or leased by the Borrowers or any of their Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrowers or any of their Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrowers or any of their Subsidiaries and transported to or released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrowers or any of their Subsidiaries under any Environmental Laws, and (iv) there are no agreements in which the Borrowers or any of their Subsidiaries have expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof.

Section 3.17.         Security Documents.

(a)            Each of the U.S. Collateral Agreement, the Canadian Security Documents, the U.K. Security Documents and the German Collateral Agreements is effective, subject to the Legal Reservations, to create in favor of the Collateral Agent (for the benefit of the applicable Secured Parties) a legal, valid and enforceable security interest and Lien in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in each of the U.S. Collateral Agreement and the Canadian Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent (or its bailee pursuant to the ABL Intercreditor Agreement), and in the case of the other Collateral described in each of the U.S. Collateral Agreement and the Canadian Security Documents, (other than the Intellectual Property (as defined in the U.S. Collateral Agreement)), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code and the PPSA, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code or PPSA financing statements, in each case prior and superior in right to any other person (except Permitted Liens). Subject to the Legal Reservations and Perfection Requirements, in the case of: (i) any Security Document that purports to create a Lien entered into by a U.K. Loan Party, when that Security Document is filed in respect of that U.K. Loan Party at Companies House in England and Wales under section 859A of the Companies Act 2006 (UK) and the payment of associated fee; (ii) in the case of any Security Document that purports to create a Lien in respect of Real Property located in England or Wales, when that Security Document is registered at HM Land Registry or the Land Charges Register in England and Wales (if applicable) and the payment of associated fees and (iii) in respect of any U.K. Collateral where the Collateral Agent has, at the relevant time, not required that certain perfection requirements under English law (including the service of notice of the Lien on a counterparty to a contract or otherwise) be carried out in respect of that U.K. Collateral, when such perfection requirements have been completed, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the relevant Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by such filings, notices or other actions, in each case prior and superior in right to any other person (except Permitted Liens). In the case of any Security Document that purports to create a Lien entered into by a Loan Party pursuant to a German Account Pledge Agreement have been notified to the account holding bank in relation to the pledge over the rights and claims in relation to the bank account, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by such filings, notices or other actions, in each case prior and superior in right to any other person (except Permitted Liens).

(b)            When the U.S. Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and when the Canadian Collateral Agreement or a summary thereof is properly filed in the Canadian Intellectual Property Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in all U.S. and Canadian Intellectual Property, in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office may be necessary to perfect or better evidence a Lien in registered trademarks and patents, trademark and patent applications, industrial design registrations and applications and registered copyrights acquired by the grantors after the Closing Date) (except Permitted Liens).

(c)            [reserved].

(d)            [reserved].

(e)            Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, other than to the extent set forth in the applicable Canadian Security Documents, U.K. Security Documents, and German Collateral Agreements, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary that is not a Loan Party, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law (other than the laws of Canada or any province thereof, England & Wales or Germany).

Section 3.18.         [Reserved].

Section 3.19.         Solvency.

(a)            Immediately after giving effect to the Transactions on the Closing Date, (i) the fair value of the property of the Company and its subsidiaries (taken as a whole) is greater than the total amount of liabilities, including contingent liabilities, of the Company and its subsidiaries (taken as a whole) (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (ii) the present fair salable value of the assets of the Company and its subsidiaries (taken as a whole) is not less than the amount that will be required to pay the probable liability of the Company and its subsidiaries (taken as a whole) on their debts as they become absolute and matured; (iii) the Company and its subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they become absolute and matured; (iv) the Company and its subsidiaries are not engaged in any business, as conducted on the Closing Date and as proposed to be conducted following the Closing Date, for which the property of the Company and its Subsidiaries (taken as a whole) would constitute an unreasonably small capital; (v) no Canadian Loan Party, on a standalone basis, is an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada); and (vi) with respect to any U.K. Loan Party none of the following circumstances will apply to it, (i) it is unable or admits its inability to pay its debts as they fall due (other than solely as a result of its balance sheet liabilities exceeding its balance sheet assets), (ii) it is not deemed to, or is not declared to be unable to pay its debts under applicable law (other than solely as a result of its balance sheet liabilities exceeding its balance sheet assets), (iii) it has suspended making payments on any of its debts or (iv) by reason of actual or anticipated financial difficulties, it has commenced negotiations with one or more of its creditors (excluding any Secured Party in its capacity as such) with a view to rescheduling any of its indebtedness.

Section 3.20.         Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Borrowers or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrowers and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Borrowers or any of the Subsidiaries or for which any claim may be made against the Borrowers or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrowers or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrowers or any of the Subsidiaries (or any predecessor) is a party or by which the Borrowers or any of the Subsidiaries (or any predecessor) is bound.

Section 3.21.         Insurance. Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Borrowers or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.

Section 3.22.         No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 3.23.         Intellectual Property; Licenses, etc. Except as would not reasonably be expected to have a Material Adverse Effect and as set forth in Schedule 3.23, (a) the Borrowers and each of their Subsidiaries own, or possess the right to use, all of the patents, patent rights, industrial designs, trademarks, service marks, trade names, copyrights and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (b) to the best knowledge of the Borrowers, no intellectual property right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by or contemplated to be employed, sold or offered by the Borrowers or their Subsidiaries infringes upon any rights held by any other person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrowers, threatened.

Section 3.24.         [Reserved].

Section 3.25.         Common Enterprise. The successful operation and condition of each of the Loan Parties is enhanced by the continued successful performance of the functions of the group of Loan Parties as a whole. Each of the Loan Parties expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from successful operations of each of the Loan Parties. Each Loan Party expects to derive benefit (and the boards of directors or other governing body of each such Loan Party have determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by the Lenders to the Loan Parties hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party are within its corporate purpose, will be of direct and indirect benefit to such Loan Party, and are in its best interest.

Section 3.26.         Sanctioned Persons; Anti-Money Laundering; etc.

(a)            None of the Borrowers, the Subsidiary Loan Parties nor any of their respective subsidiaries are in violation of any Sanctions. The operations of the Borrowers, the Subsidiary Loan Parties and their respective subsidiaries are and have been conducted at all times in all material respects in compliance with applicable financial recordkeeping and reporting requirements of the anti-money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency, including, without limitation, (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the AML Legislation (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrowers or any of their respective subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Borrowers, threatened. Each of the Borrowers, the Subsidiary Loan Parties and their respective subsidiaries conducts its businesses in compliance in all material respects with applicable Anti-Corruption Laws and Anti-Money Laundering Laws and has implemented and maintains in effect policies and procedures reasonably designed to ensure material compliance with applicable Anti-Money Laundering Laws.

(b)            None of the Borrowers, the Subsidiary Loan Parties or any of their respective subsidiaries or to the knowledge of the Borrowers or the Loan Parties, any director, officer, agent, employee or affiliate of the Borrowers or any of their respective subsidiaries (i) is a Sanctioned Person, (ii) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Countries in violation of applicable Sanctions, (iii) has received notice of any action, suit proceeding or investigation against it with respect to Sanctions from any Sanctions Authority or (iv) will, directly or indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or in a Sanctioned Country in any manner that would result in a violation of any Sanctions by, or could result in the imposition of Sanctions against, any individual or entity (including any individual or entity making any Loans or issuing any Letters of Credit, whether as Lender, Issuing Bank, advisor, investor or otherwise). Neither the Borrowers, the Subsidiary Loan Parties nor any of their respective subsidiaries has engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding three years in material violation of applicable law, nor do the Borrowers, the Subsidiary Loan Parties nor any of their respective subsidiaries have any plans to increase its dealings or transactions with or for the benefit of Sanctioned Persons, or with or in Sanctioned Countries in material violation of applicable law. Borrowers, the Subsidiary Loan Parties and their respective subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued material compliance with applicable Sanctions and Anti-Money Laundering Laws. Each of the Borrowers, the Subsidiary Loan Parties and any of their respective subsidiaries, and to the knowledge of the Borrowers and Subsidiary Loan Parties, each director, officer, agent, employee and affiliate of the Borrowers or any of their respective subsidiaries, is in compliance in all material respects with all applicable Sanctions.

(c)            None of the Borrowers, the Subsidiary Loan Parties or any of their respective subsidiaries nor, to the knowledge of the Borrowers or the Subsidiary Loan Parties, any director, officer, agent, employee or Affiliate of the Borrowers, the Subsidiary Loan Parties or any of their respective subsidiaries (i) is aware of or has taken any action, directly or indirectly, that would result in a material violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the Corruption of Foreign Public Officials Act (Canada), the United Nations Act (Canada), the Special Economic Measures Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), the Freezing Assets of Corrupt Foreign Officials Act (Canada) or the Criminal Code (Canada), the Bribery Act 2010 (U.K.), as amended or other similar applicable law, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, the Corruption of Foreign Public Officials Act (Canada), the United Nations Act (Canada), the Special Economic Measures Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), the Freezing Assets of Corrupt Foreign Officials Act (Canada) or the Criminal Code (Canada), the Bribery Act 2010 (U.K.), as amended or other similar applicable law (collectively, “Anti-Corruption Laws”) or (ii) will, directly or indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity in any manner that would result in a violation of any Sanctions or any applicable Anti-Corruption Laws; and the Borrowers, the Subsidiary Loan Parties and their respective subsidiaries and, to the knowledge of the Borrowers and the Subsidiary Loan Parties, their controlled Affiliates have conducted their businesses in compliance, in all material respects, with applicable Anti-Corruption Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued material compliance therewith.

(d)            The Borrowers and the Subsidiaries are in compliance, in all material respects, with the PATRIOT Act and the AML Legislation.

(e)            Notwithstanding anything in this Agreement, nothing in this Agreement shall require any Loan Party or any of its Subsidiaries, or any director, officer, employee, agent or Affiliate of any Loan Party or any of its Subsidiaries to commit an act or omission that would result in a violation of or conflict with the Foreign Extraterritorial Measures (United States) Order, 1992.

Section 3.27.         U.K. Pensions. None of the Borrowers or the Subsidiaries is or has at any time been: (a) an employer (as defined for the purposes of sections 38 to 51 of the Pensions Act 2004 (U.K.)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Scheme Act 1993 (U.K.)), or (b) “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004 (U.K.)) of such an employer.

Section 3.28.         Pari Passu.

(a)            Subject to Permitted Liens and the Legal Reservations, each Lien created under a U.K. Security Document has or will have the ranking in priority which it is expressed to have in such U.K. Security Document and it is not subject to any prior ranking or pari passu ranking Liens.

(b)            The U.K. Borrower’s payment obligations under the Loan Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

Section 3.29.         Centre of main interests and Establishment. For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Insolvency Regulation”), the centre of main interest (as that term is used in Article 3(1) of the Regulation) of each Loan Party incorporated in or organized under the laws of a jurisdiction that is an EU Participating Member State is situated in its respective jurisdiction of incorporation or organization and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction. The “centre of main interest” (as that term is used in the Cross Border Insolvency Regulations 2006 (UK)) of each U.K. Loan Party is situated in its jurisdiction of incorporation and none of them have an “establishment” (as that term is used in the Cross Border Insolvency Regulations 2006) in any other jurisdiction.

Section 3.30.         German Anti-Boycott Law

The provisions of this Agreement, including the representations and warranties set forth in this Article III and the covenants set forth in Article V and Article VI are subject to and limited by any requirements of law applicable to the German Loan Parties (including, without limitation, any anti-boycott or blocking law, regulation or statue that is in force from time to time and applicable to such Person (including, without limitation, the Council Regulation (EC) No 2271/96 and/or section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung)); it being understood and agreed that to the extent that a German Loan Party is unable to make any such representation or warranty set forth in this Article III or comply with any covenant in Article V or Article VI as a result of the application of this sentence, the respective German Loan Party shall be deemed to have represented and warranted that it is in compliance and be deemed to be in compliance in all material respects, with any equivalent requirements of law relating to anti-terrorism, anti-corruption, anti-boycott, blocking or anti-money laundering that is applicable to this German Loan Party.

Article IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lenders) to make Loans and (b) any Issuing Bank to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

Section 4.01.         All Credit Events. On the date of each Credit Event:

(a)            The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b)            The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), in each case, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c)            In the case of each Credit Event that occurs after the Closing Date, at the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing or would result therefrom.

(d)            After giving effect to such proposed Credit Event and the use of proceeds thereof, the conditions to borrowing set forth under Section 2.01(a), (b), (c) and/or (d), as applicable, are satisfied.

Each such Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b), (c) and (d) of this Section 4.01.

Section 4.02.         Effectiveness of the Credit Agreement. On the Closing Date:

(a)            The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)            The Administrative Agent shall have received, on behalf of itself and the Lenders and each Issuing Bank on the Closing Date, a favorable written opinion of (i) Bryan Cave Leighton Paisner LLP, special U.S. counsel for the Loan Parties, (ii) Jason Greene, in-house counsel for the Loan Parties, (iii) King & Spalding LLP, counsel for the Loan Parties (other than the Company), (iv) Morgan, Lewis & Bockius LLP, Pennsylvania counsel for the Company, (v) Aird & Berlis, LLP, special Canadian counsel for Fabrene, Inc., (vi) McCarthy Tetrault LLP, special Canadian counsel for Glatfelter Gatineau Ltée, (vii) Bryan Cave Leighton Paisner LLP, special German counsel for the Berry Aschersleben GmbH, (viii) King & Spalding LLP, special German counsel for the German Loan Parties, (ix) Norton Rose Fulbright LLP, special U.K. counsel for the Administrative Agent and (x) Norton Rose Fulbright LLP, special German counsel for the Administrative Agent, in each case (A) dated the Closing Date, (B) addressed to each Issuing Bank, the Administrative Agent and the Lenders, and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(c)            The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

(i)            a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, any certificates of incorporation on change of name, including all amendments thereto, of each Loan Party, (A) if applicable in the relevant jurisdiction, in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction and, for the avoidance of doubt, the parties agree that no such concept or a similar concept exists under the laws of England and Wales or Germany for the purpose of this paragraph (c)) of each such Loan Party as of a recent date from such Secretary of State (or other similar official), (B) if applicable in the relevant jurisdiction, in the case of a partnership or limited liability company, certified by the Secretary or Assistant Secretary of each such Loan Party, and (C) in the case of a German Loan Party, certified by a statutory director of such German Loan Party.

(ii)            a certificate of the Secretary or Assistant Secretary, or in the case of a U.K. Loan Party or a German Loan Party, a director, or similar officer of each Loan Party dated the Closing Date and certifying:

(A)            that attached thereto is a true and complete copy of the by laws (or partnership agreement, limited liability company agreement, memorandum of association, articles of association or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since the date of the resolutions described in clause (B) below.

(B)            that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) or shareholders’ meeting of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C)            that the certificate or articles of incorporation, certificate of limited partnership or certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above or, in the case each U.K. Loan Party, that the certificate of incorporation (and any certificates of incorporation on change of name) attached thereto is a true and complete copy as in effect on the Closing Date,

(D)            as to the incumbency and specimen signature of each officer or director (as applicable) executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party,

(iii)            as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party (other than a U.K. Loan Party) or, to the knowledge of such person, threatening the existence of such Loan Party (other than a U.K. Loan Party);

(iv)            a certificate of a director or another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above (other than a U.K. Loan Party or a German Loan Party); in addition, in the case of each U.K. Loan Party:

(A)            that attached thereto is a true and complete copy of resolutions of the shareholders of the entire issued share capital of such Loan Party authorizing the execution, delivery and performance by that Loan Party of the Loan Documents to which such person is a party and, if applicable, authorizing customary amendments to the articles of association of that Loan Party, and that such resolutions have not been rescinded, amended or superseded and are in full force and effect on the Closing Date;

(B)            that guaranteeing or securing of the Obligations will not cause any guarantee, security or similar limit binding on the Company to be exceeded;

(C)            that attached thereto is a true and complete copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006 (U.K.)) and confirming that no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006 (U.K.)) and such PSC register has not been rescinded, amended or superseded and is in full force and effect on the Closing Date;

(D)            that all copy documents relating to that U.K. Loan specified in this Section 4.02 are correct, complete and up-to-date copies of those documents and such documents have not been rescinded, amended or superseded and are in full force and effect on the Closing Date; and

(v)            such other documents as the Administrative Agent, the Lenders and any Issuing Bank on the Closing Date may reasonably request (including without limitation, tax identification numbers, addresses, and, to the extent a Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Borrower).

(d)            The elements of the Collateral and Guarantee Requirement required to be satisfied on the Closing Date shall have been satisfied (it being understood that to the extent any lien on any Collateral (other than (a) any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or PPSA financing statement, as applicable, or (b) to the extent in the Initial Borrower’s possession or delivered to the Initial Borrower by the Parent on or prior to the Closing Date, the delivery of stock certificates or other certificated securities of each Borrower’s Domestic Subsidiaries) is not perfected on the Closing Date after the Initial Borrower’s use of commercially reasonable efforts to do so, the perfection of such lien(s) will not constitute a condition precedent to the availability of the Facility on the Closing Date, but such lien(s) will be required to be perfected within the time periods specified with respect thereto in Schedule 5.11) and the Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of the Company, together with all attachments contemplated thereby.

(e)            The Transactions shall have been consummated substantially concurrently with or the closing under this Agreement in accordance with the Transaction Agreement without giving effect to any amendments, modifications, supplements or waivers thereto or consents thereunder that are materially adverse to the Lenders (in their capacity as such) or the Joint Lead Arrangers without the Joint Lead Arrangers’ prior written consent.

(f)            The Lenders shall have received the financial statements referred to in Section 3.05.

(g)            The Lenders shall have received a solvency certificate substantially in the form of Exhibit B and signed by the Chief Financial Officer of the Company confirming the solvency of the Company and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date.

(h)            The Administrative Agent shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced at least three (3) Business Days prior to the Closing Date, reimbursement or payment of all reasonable out of pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp and local counsel) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(i)            Each of (i) the U.S. Collateral Agreement, the Canadian Collateral Agreement, the U.K. Security Documents, the German Collateral Agreements, and the Swiss Receivables Pledge (ii) the ABL Intercreditor Agreement, and (iii) the Term Loan Credit Agreement shall have been executed and delivered by the respective parties thereto and shall have become effective, and the Administrative Agent shall have received evidence satisfactory to it of such execution and delivery and effectiveness.

(j)            (i) The Berry Specified Acquisition Agreement Representations shall be true and correct, (ii) the Grape Specified Acquisition Agreement Representations shall be true and correct, and (iii) the Specified Representations shall be true and correct as of the Closing Date in all material respects; provided that any such Specified Representation that is qualified by materiality or a reference to “Material Adverse Effect” shall be true and correct in all respects.

(k)           Since February 6, 2024, there shall not have occurred a Spinco Material Adverse Effect or an RMT Partner Material Adverse Effect (in each case, as defined in the Transaction Agreement in effect on February 6, 2024).

(l)            The Administrative Agent shall have received an officer’s certificate executed by a Responsible Officer of the Borrower certifying as to compliance with the requirements of preceding clauses (j) and (k).

(m)          The U.S. Borrower shall have delivered to the Administrative Agent Borrowing Base Certificate setting forth the Total Borrowing Base (including a calculation of each separate Borrowing Base within the Total Borrowing Base and each component Borrowing Base thereof, as set forth in the definition of “Borrowing Base Certificate”) as of August 31, 2024.

(n)           The Lenders shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation, to the extent requested in writing at least 10 days prior to the Closing Date.

(o)           The Administrative Agent and each Revolving Lender shall have entered into a customary lender loss sharing agreement dated as of the Closing Date.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing, if any.

Article V

Affirmative Covenants

The Loan Parties covenant and agree with each Lender that from and after the Closing Date, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification obligations for which no claim has been made) and until the Commitments have been terminated and the Obligations (including principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document) shall have been paid in full and all Letters of Credit have been canceled or fully cash collateralized (in a manner reasonably acceptable to the Administrative Agent and the Issuing Banks) or have expired and all amounts drawn or paid thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Loan Parties will, and will cause each of the Subsidiaries to:

Section 5.01.         Existence; Businesses and Properties.

(a)            Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Company, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise expressly permitted under Section 6.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Company or a Wholly Owned Subsidiary of the Company in such liquidation or dissolution; provided, that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties, Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries, and Canadian Subsidiaries, U.K. Subsidiaries and German Subsidiaries may not be liquidated into Foreign Subsidiaries except that Canadian Subsidiaries may be liquidated into Canadian Subsidiaries, U.K. Subsidiaries may be liquidated into U.K. Subsidiaries, and German Subsidiaries may be liquidated into German Subsidiaries.

(b)            Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property Rights licenses and rights with respect thereto necessary to the normal conduct of its business and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

Section 5.02.         Insurance.

(a)            Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Collateral Agent to be listed as a lender’s loss payee on property and casualty policies and as an additional insured on liability policies.

(b)            In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i)            none of the Administrative Agent, the Issuing Banks, the Lenders, and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of the Borrowers, on behalf of itself and behalf of each of its subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, any Issuing Bank and their agents and employees; and

(ii)            the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrowers and the Subsidiaries or the protection of their properties.

Section 5.03.         Taxes. Pay and discharge promptly when due all material Taxes, imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Company or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.

Section 5.04.         Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)            within 90 days (or, if applicable, such shorter period as the SEC shall specify for the filing of annual reports on Form 10-K) after the end of each fiscal year, (i) a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Company and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and, setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Company or any Subsidiary as a going concern) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Company of annual reports on Form 10-K of the Company and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein) and (ii) management’s discussion and analysis of significant operational and financial developments during such annual period, all of which shall be in reasonable detail;

(b)            within 45 days (or, if applicable, such shorter period as the SEC shall specify for the filing of quarterly reports on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year beginning with the fiscal quarter ending December 28, 2024, for each of the first three fiscal quarters of each fiscal year, (i) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Company and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, and (ii) management’s discussion and analysis of significant operational and financial developments during such quarterly period, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Company on behalf of the Company as fairly presenting, in all material respects, the financial position and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Company of quarterly reports on Form 10 Q of the Company and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c)            (x) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of the Company certifying (i) that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) whether a Triggering Event has occurred during the applicable period covered by such financial statements, (iii) the calculation of the ABL Fixed Charge Coverage Ratio as of the last day of the applicable period covered by such financial statements, and (iv) that the aggregate amount of the Revolving Facility Credit Exposure for which any Borrower is the borrower (in the case of Loans) or the account party (in the case of Letters of Credit) does not exceed the applicable Borrowing Base, together with, if requested by the Administrative Agent, calculations evidencing and supporting such certification, (v) the calculation and uses of the Cumulative Credit for the Fiscal period then ended if the Company shall have used the Cumulative Credit for any purpose during such Fiscal period, (vi) a list of names of all Immaterial Subsidiaries for the following fiscal quarter, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate (together with all Unrestricted Subsidiaries) do not exceed the limitation set forth in clause (b) of the definition of the term “Immaterial Subsidiary,” and (vii) certifying a list of names of all Unrestricted Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary, and (y) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by its policies of its national office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d)            promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Company or any of the Subsidiaries with the SEC or similar foreign securities Governmental Authority, as applicable, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Company;

(e)            within 90 days after the beginning of each fiscal year, a reasonably detailed consolidated quarterly budget for such fiscal year (including a projected consolidated balance sheet of the U.S. Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the U.S. Borrower to the effect that the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(f)            upon the reasonable request of the Administrative Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (f) or Section 5.10(g);

(g)            promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Company or any of the Subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(h)            in the event that (i) the rules and regulations of the SEC permit the Company, any Parent Entity to report at such Parent Entity’s level on a consolidated basis and (ii) such Parent Entity, as the case may be, is not engaged in any material business or activity other than as a holding company, and does not own any assets or have other material liabilities, other than those incidental to its ownership directly or indirectly of the capital stock of the Company and the incurrence of Indebtedness for borrowed money (and, without limitation on the foregoing, does not have any subsidiaries other than the Company and the Company’s Subsidiaries and any direct or indirect parent companies of the Company that are not engaged in any other business or activity and do not hold any other assets or have any liabilities except as indicated above) such consolidated reporting at such Parent Entity’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 5.04 for the Company (together with a reconciliation showing the adjustments necessary to determine the ABL Fixed Charge Coverage Ratio) will satisfy the requirements of such paragraphs;

(i)            promptly upon request by the Administrative Agent, copies of: (i) each Schedule SB (Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the U.S. Department of Labor with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor, a plan administrator or any Governmental Authority, or provided to any Multiemployer Plan by the Company, a Subsidiary or any ERISA Affiliate, concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request;

(j)            promptly upon the Company or the Subsidiaries becoming aware of any fact or condition which would reasonably be expected to result in an ERISA Event, the Company shall deliver to the Administrative Agent a summary of such facts and circumstances and any action it or the Subsidiaries intend to take regarding such facts or conditions;

(k)            promptly, after the Company or any of its Subsidiaries obtains knowledge thereof, notice of, with copies of any such documentation and notices as applicable, (i) any default in, or breach of, a Canadian Defined Benefit Plan that could reasonably be expected to result in a Material Adverse Effect; (ii) any action or inaction of a plan sponsor, administrator or Loan Party that could reasonably be expected to result in a Canadian Pension Termination Event that could reasonably be expected to result in a Material Adverse Effect; (iii) receipt of any notice by any Loan Party from FSRA that it intends to take any action that could reasonably be expected to lead to a Canadian Pension Termination Event that could reasonably result in a Material Adverse Effect; and (iv) the most recent actuarial valuation filed with FSRA for each Canadian Defined Benefit Plan. Promptly upon receipt of each actuarial valuation filed with FSRA for each Canadian Defined Benefit Plan, the Company will deliver to the Administrative Agent a calculation of the Unfunded Pension Liability, if any, under such Canadian Defined Benefit Plan as of the effective date of the applicable actuarial valuation; and

(l)            promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, the AML Legislation and the Beneficial Ownership Regulation.

Section 5.05.         Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Company obtains actual knowledge thereof:

(a)            any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)            the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Company or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)            any other development specific to the Company or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d)            the development of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect.

Section 5.06.         Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03. Implement and maintain in effect policies and procedures reasonably designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

Section 5.07.         Maintaining Records; Access to Properties and Inspections; Collateral Audits; Appraisals.

(a)            Maintain all financial records in accordance with GAAP and, upon five Business Days’ notice (or, if an Event of Default has occurred and is continuing, one Business Days’ notice), permit any authorized representatives of the Administrative Agent and the Collateral Agent to visit, audit and inspect any of the properties of such Borrower and its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants (so long as such Borrower has the opportunity to participate in any discussions with such certified public accountants), at such reasonable times during normal business hours and without undue disruption to the business of the Borrowers as often as may be reasonably requested, in each case at the expense of the Borrowers. If an Event of Default has occurred and is continuing, representatives of each Lender (at such Lender’s expense) will be permitted to accompany representatives of the Administrative Agent during each visit, inspection and discussion conducted during the existence of such Event of Default.

(b)            Unless an Event of Default has occurred and is continuing, the Administrative Agent (either by itself or by an Acceptable Appraiser) shall not conduct more than one Collateral Audit and one appraisal per year; provided, that after the occurrence of a Collateral Audit Triggering Event, the Administrative Agent may conduct (either by itself or by an Acceptable Appraiser) up to one additional Collateral Audit and one additional appraisal during such twelve month period in which such Collateral Audit Triggering Event occurred. If an Event of Default has occurred and is continuing, the Administrative Agent (either by itself or by an Acceptable Appraiser) may conduct Collateral Audits or appraisals as are deemed necessary by the Administrative Agent in its Reasonable Credit Judgment without limitation on the number thereof or otherwise counting against the number of Collateral Audits or appraisals that may be conducted under this clause (b). The U.S. Borrower agrees to reimburse the Administrative Agent for its actual and documented out-of-pocket charges, costs and expenses reasonably incurred in connection with the Collateral Audits and appraisals referred to in this clause (b).

(c)            At any time and from time to time, at the request of the U.S. Borrower and at the U.S. Borrower’s expense, the Administrative Agent shall conduct additional Collateral Audits or appraisals or updates thereof of any or all of the Eligible Inventory from one or more Acceptable Appraisers prepared in a form reasonably satisfactory to the Administrative Agent, in which case such Collateral Audits or appraisals or updates thereof shall be used in connection with the determination of the Net Orderly Liquidation Value with respect to Eligible Inventory and the calculation of the Borrowing Base hereunder. With respect to each Collateral Audit or appraisal made pursuant to this Section 5.07(c), (i) the Collateral Agent and the Company shall each be given a reasonable amount of time to review and comment on a draft form of the appraisal prior to its finalization and (ii) any adjustments to the Net Orderly Liquidation Value or the U.S. Borrowing Base, Canadian Borrowing Base, U.K. Borrowing Base or German Borrowing Base hereunder as a result of such appraisal shall become effective 20 days following the finalization of such appraisal. For the avoidance of doubt no such Collateral Audit or appraisal shall count toward the limitations on the number of Collateral Audits and appraisals contained in Section 5.07(b).

Section 5.08.         Use of Proceeds. Use the proceeds of the Revolving Loans and the Swingline Loans and request the issuance of Letters of Credit, together with other cash, to consummate the Refinancing and the other Transactions (including, without limitation, for payment of additional fees or original issue discount payable pursuant to the “flex” provisions in the Fee Letter) and for general corporate purposes including to support payment obligations incurred in the ordinary course of business of the Borrowers and their Subsidiaries. None of the Borrowers, the Subsidiary Loan Parties or any of their respective subsidiaries nor, to the knowledge of the Borrowers or the Subsidiary Loan Parties, any director, officer, agent, employee or Affiliate of the Borrowers, the Subsidiary Loan Parties or any of their respective subsidiaries will, directly or indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity in any manner that would result in a violation of the Anti-Money Laundering Laws or Sanctions.

Section 5.09.         Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10.         Further Assurances; Additional Security.

(a)            Execute any and all further documents, financing statements, registration forms, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Collateral Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)            If any asset that has an individual fair market value in an amount greater than $10 million is acquired by the Company or any other Loan Party after the Closing Date or owned by an entity at the time it becomes a Loan Party (including, without limitation, any acquisition pursuant to a Delaware LLC Division) (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets that are not required to become subject to Liens in favor of the Collateral Agent pursuant to Section 5.10(g) or the Security Documents) (i) notify the Collateral Agent thereof and (ii) cause such asset to be subjected to a Lien securing the applicable Obligations and take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of such Loan Parties, subject to paragraph (g) below.

(c)            [reserved].

(d)            If any additional direct or indirect Domestic Subsidiary, Canadian Subsidiary, U.K. Subsidiary or German Subsidiary of the Company that is a Wholly Owned Subsidiary is formed or acquired after, the Closing Date (in each case, with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC), within five Business Days after the date such Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and, within 60 days after the date such Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause such Subsidiary to become a Loan Party and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to paragraph (g) below.

(e)            If any additional Foreign Subsidiary (other than a Canadian Subsidiary, U.K. Subsidiary or German Subsidiary) of the Company is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Foreign Subsidiary, within five Business Days after the date such Foreign Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and, within 90 days after the date such Foreign Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary owned by or on behalf of any Loan Party, subject to paragraph (g) below.

(f)            (i) Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s jurisdiction of organization or incorporation, (D) in any Canadian Loan Party’s registered office or location of its chief executive office or (E) in the jurisdiction in Canada or the United States in which any Canadian Loan Party maintains tangible Collateral; provided, that the Loan Parties shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or PPSA or otherwise (as applicable) that are required in order for the Collateral Agent to continue at all times following such change to, subject to the Legal Reservations, have a valid, legal and perfected security interest and Lien in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(g)            The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to any Excluded Assets (as defined in the U.S. Collateral Agreement or the Canadian Collateral Agreement, as applicable) provided that notwithstanding any provision to the contrary, nothing in this Agreement, or any other Loan Document, shall operate to exclude any assets or undertakings from any floating charge created or purported to be created under any U.K. Security Document.

Section 5.11.         Post-Closing Matters. To the extent not satisfied prior to or on the Closing Date, the Loan Parties shall satisfy each of the requirements set forth on Schedule 5.11 attached hereto on or before the date specified on such Schedule for each such requirement (or such later date as may be agreed upon by the Administrative Agent).

Section 5.12.         Collateral Reporting.

(a)            Provide, or cause to be provided, to the Collateral Agent, a Borrowing Base Certificate (a) quarterly on or before the 20th Business Day after the end of each fiscal quarter, (b) after the occurrence and during the continuance of a Monthly Reporting Triggering Event, monthly on or before the 20th Business Day after the end of each fiscal month or (c) after the occurrence and during the continuance of a Weekly Reporting Triggering Event, weekly on or before the fifth Business Day following the end of each week. If the Borrowers’ records or reports of the Collateral required to be delivered pursuant to this Agreement are prepared by an accounting service or other agent, the Borrowers hereby authorize such service or agent to deliver such records or reports to the Collateral Agent, for distribution to the Lenders. For the avoidance of doubt, subject to and without limitation of Section 4.01(m) and this Section 5.12(a), the initial Borrowing Base Certificate delivered following the Closing Date pursuant to this Section 5.12(a) is expected to be reflect a calculation of the Total Borrowing Base (including a calculation of each separate Borrowing Base within the Total Borrowing Base and each component Borrowing Base thereof, as set forth in the definition of “Borrowing Base Certificate”) as of December 31, 2024.

(b)            Provide, in connection with any Investment or non-ordinary course disposition of ABL Priority Collateral (including by transfer of such ABL Priority Collateral to an Unrestricted Subsidiary or any other non-Loan Party Affiliate) permitted hereunder that decreases the aggregate Borrowing Base by the Borrowing Base Threshold or more, an updated Borrowing Base Certificate demonstrating the Total Borrowing Base (including each component Borrowing Base thereof, as set forth in the definition of “Borrowing Base Certificate”) on a pro forma basis after giving effect to such Investment or disposition.

Section 5.13.         Accounts.

(a)            Not re-date any invoice or sale or make sales on extended dating or extend or modify any Account outside the ordinary course of business.

(b)            Not, without the Collateral Agent’s prior written consent, accept any note or other instrument (except a check or other instrument for the immediate payment of money) with respect to any Account other than Accounts which (i) do not exceed $1 million individually and (ii) at the time of accepting such note or other instrument are not less than 90 days past due from the date of the original invoice therefor or in settlement of a bankrupt or disputed account. If the Collateral Agent consents to the acceptance of any such instrument, such Loan Party will promptly deliver such instrument to the Collateral Agent, endorsed to the Collateral Agent in a manner satisfactory in form and substance to the Collateral Agent.

(c)            Take commercially reasonable steps to settle, contest, or adjust any dispute or claim in excess of $1 million at no expense to the Secured Parties. No discount, credit, or allowance shall be granted to any Account Debtor without the Collateral Agent’s prior written consent, except for discounts, credits, and allowances made or given in the ordinary course of business of the Borrowers (unless an Event of Default has occurred and is continuing and the Collateral Agent has notified the Borrowers that such exception is withdrawn).

(d)            If an Account Debtor returns any Inventory to any Loan Party then, unless an Event of Default exists and the Collateral Agent has given notice to the Loan Parties not to do so, such Loan Party shall promptly determine the reason for such return and if such return has a valid reason shall issue a credit memorandum to the Account Debtor in the appropriate amount. All returned Inventory of the Borrowers or its Subsidiaries shall be subject to the Collateral Agent’s Liens thereon. Whenever any Inventory is returned, the related Account shall be deemed ineligible (without duplication of any other exclusion) to the extent of the amount owing by the Account Debtor with respect to such returned Inventory.

Section 5.14.         Collection of Accounts; Payments.

(a)            Subject to Section 5.14(k), with respect to any Payment Accounts maintained on the Closing Date, within 120 days after the Closing Date and with respect to any Payment Accounts opened, acquired after the Closing Date, within 120 days of such opening or acquisition (or, in each case, such later time as the Administrative Agent shall agree in its sole discretion), (v) the U.S. Borrower shall, and shall cause each U.S. Subsidiary Loan Party to, maintain each Payment Account that is a concentration account (the “U.S. Payment Accounts”) (other than any Excluded Account) subject to a Blocked Account Agreement and other documentation reasonably acceptable to the Administrative Agent, into which all Account collections and proceeds of ABL Priority Collateral, in each case with respect to the U.S. Loan Parties, will be deposited, (w) the Canadian Borrower shall, and shall cause each Canadian Subsidiary Loan Party to, maintain each Payment Account (the “Canadian Payments Accounts”) (other than any Excluded Account) subject to a Blocked Account Agreement and other documentation reasonably acceptable to the Administrative Agent, into which all Account collections and proceeds of ABL Priority Collateral, in each case with respect to the Canadian Loan Parties, will be deposited, (x) each U.K. Borrower shall, and shall cause each U.K. Subsidiary Loan Party to, maintain each Payment Account (the “U.K. Payments Accounts”) (other than any Excluded Account) subject to a Blocked Account Agreement and other documentation reasonably acceptable to the Administrative Agent, into which all Account collections and proceeds of ABL Priority Collateral, will be deposited provided that in the case of each U.K. Borrower, all Account collections shall be deposited into a Payment Account in accordance with Section 5.14(b) below, (y) the German Lead Borrower shall, and shall cause each other German Borrower to, maintain each Payment Account (the “German Payment Accounts”) (other than any Excluded Account) subject to a Blocked Account Agreement and other documentation reasonably acceptable to the Administrative Agent, into which all Account collections and proceeds of ABL Priority Collateral, in each case with respect to the German Borrowers, will be deposited provided that in the case of each German Borrower, all Account collections shall be deposited into a Payment Account in accordance with Section 5.14(b) below, and (z) the Loan Parties hereby agree that, if a Cash Dominion Triggering Event has occurred and is continuing, the Collateral Agent will have exclusive dominion and control over such Payment Accounts. In the absence of a Cash Dominion Triggering Event, the Borrowers will be entitled to direct the application of funds in each such Payment Account, including directing the Administrative Agent (or other depository bank, if applicable) to apply funds to the repayment of the outstanding Loans and other amounts payable under the Loan Documents and to otherwise withdraw funds from such Payment Account. If a Cash Dominion Triggering Event has occurred and is continuing, (i) the Collateral Agent shall have the right to apply collections received into the U.S. Payment Accounts, Canadian Payment Accounts, U.K. Payment Accounts and German Payment Accounts to the outstanding U.S. Revolving Loans, Canadian Revolving Loans, U.K. Revolving Loans and German Revolving Loans, respectively, and the Borrowers shall have the right, subject to the terms and conditions of this Agreement, to request Borrowings hereunder and direct the disposition of Revolving Loan proceeds, (ii) the Loan Parties shall not be entitled to present items drawn on or otherwise to withdraw or direct the dispositions of funds from the Payment Accounts nor shall any Loan Party be entitled to close any Payment Account until all obligations under this Agreement are paid and performed in full and (iii) the Loan Parties shall take all other actions necessary to establish the Collateral Agent’s control over the Payment Accounts to allow the applications referred to in paragraph (i) above. Notwithstanding any other agreements the Loan Parties may have with any Secured Party, the Collateral Agent shall be entitled, during the continuance of any Event of Default, for purposes of this Agreement to give instructions as to the withdrawal or disposition of funds from time to time credited to any deposit account with the Collateral Agent, any Payment Account, or as to any other matters relating to any of the forgoing without further consent of the Loan Parties. The Collateral Agent’s power under this Agreement to give instructions as to the withdrawal or disposition of any funds from time to time credited to the Payment Accounts, any other deposit account with the Collateral Agent or as to any other matters relating to the foregoing includes, without limitation, during an Event of Default, the power to give stop payment orders for any items being presented to such accounts for payment.

(b)           Within 120 days after the Closing Date (or such later time as the Administrative Agent shall agree in its sole discretion), (x) each U.K. Borrower shall maintain Collection Accounts separate from other Payment Accounts and (y) each German Borrower shall maintain Collection Accounts separate from other Payment Accounts. The U.K. Borrowers and German Borrowers shall instruct all Account Debtors with respect to Accounts to make all payments directly into such Collection Accounts, which shall only contain Account collections and proceeds of ABL Priority Collateral of such Borrowers and shall not be used for any other purpose. If, notwithstanding such instructions, any U.K. Borrower or German Borrower receives any proceeds of Accounts into an account other than a Collection Account, it shall promptly deposit them into a Collection Account. For the avoidance of doubt, no Collection Account may be an Excluded Account on or after the Closing Date.

(c)           At any time after the Closing Date, if Specified Availability is less than the greater of (a) 15.0% of the Combined Line Cap, and (b) $42,500,000 for five (5) consecutive Business Days, the U.S. Borrower shall participate in discussions in good faith with the Administrative Agent with respect to implementing cash dominion in the United Kingdom and Germany should a Cash Dominion Triggering Event occur thereafter.

(d)            Each U.K. Borrower shall, following the occurrence of a Cash Dominion Triggering Event which is continuing, at the request of the Collateral Agent, within ten (10) Business Days (or such longer period as the Collateral Agent may agree in its reasonable discretion) of such request, deliver to the Collateral Agent a duly executed fixed charge over the Collection Accounts of each U.K. Borrower and all Accounts owed to such U.K. Borrower (“Additional Fixed Security”). To the extent that no Blocked Account Agreement to the satisfaction of the Collateral Agent has been delivered in respect of such Collection Account prior to the date of the Additional Fixed Security, the applicable U.K. Borrower shall deliver, or cause to be delivered to the Collateral Agent, a Blocked Account Agreement with respect to such Collection Account which shall establish to the reasonable satisfaction of the Collateral Agent the exclusive control of Collateral Agent over such Collection Account necessary to constitute a fixed charge over such Collection Account and the Accounts of such U.K. Borrower and otherwise in form and substance satisfactory to the Administrative Agent. Notwithstanding anything to the contrary in this Agreement if, after the occurrence of Cash Dominion Triggering Event, the Collateral Agent requires the delivery of Additional Fixed Security, all Collection Accounts of the relevant U.K. Borrower shall remain under the full dominion and control of the Collateral Agent.

(e)            If sales of Inventory are made or services are rendered by any of the Loan Parties for cash, such Loan Parties shall promptly deposit such cash into a Payment Account.

(f)            The Collateral Agent or its designee may, at any time after the occurrence and during the continuation of an Event of Default, upon notice to the Company, notify Account Debtors that the Accounts have been assigned to the Collateral Agent and of the Collateral Agent’s security interest therein, and may collect them directly and charge the collection costs and expenses to the applicable Loan Account as a Revolving Loan.

(g)            In the event all of the Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been made) are repaid upon the termination of this Agreement or upon acceleration of the Obligations, other than through the Collateral Agent’s receipt of payments on account of the Accounts or proceeds of the other Collateral, such payment will be credited (conditional upon final collection) to the applicable Loan Account (i) on the date of the Collateral Agent’s receipt of such funds if such funds are collected funds or other immediately available funds if received by 1:30 p.m., Local Time or (ii) one Business Day after the Collateral Agent’s receipt of such funds if such funds are uncollected funds or collected or immediately available funds received after such time.

(h)           The U.S. Borrower and its Subsidiaries shall maintain the Glatfelter Cash Pool as it exists on the Closing Date without any modifications in a manner materially adverse to the Lenders without the consent of the Administrative Agent. Notwithstanding anything to the contrary in any Loan Document, any Payment Account (a) of a Loan Party may become a part of the Glatfelter Cash Pool at any time and the inclusion of such an account shall not require the consent of the Administrative Agent, Collateral Agent or any Lender, and (b) which is part of the Glatfelter Cash Pool may be removed from such arrangement and shall not require the consent of the Administrative Agent, Collateral Agent or any Lender.

(i)             Notwithstanding anything to the contrary in any Loan Document, it is understood and agreed that no Blocked Account Agreement (or the equivalent) will be required under this Agreement or any Security Document with respect to any Payment Account in the Glatfelter Cash Pool that is an Excluded Account so long as such Payment Account is in compliance with Section 5.14(h).

(j)             The Glatfelter U.S. Loan Parties shall maintain their deposit account structure as it exists on the Closing Date without any modifications in a manner materially adverse to the Lenders without the consent of the Administrative Agent.

(k)             Promptly after the Closing Date, the HH&S U.S. Loan Parties shall maintain separate Payment Accounts solely for collections of Accounts of the HH&S U.S. Loan Parties, in each case, at Clearing Banks reasonably acceptable to the Administrative Agent and subject to Blocked Account Agreements in accordance with Section 5.14(a) (the establishment of such segregated accounts, the “HH&S Account Segregation”). If at any time after the date that is 180 days after the Closing Date (or such later date as the Administrative Agent shall agree in its sole discretion) and prior to the HH&S Account Segregation, an HH&S Triggering Event shall have occurred and be continuing, the HH&S Accounts shall not constitute Eligible Accounts.

Section 5.15.          Inventory; Perpetual Inventory.

(a)            Keep its Inventory (other than returned or obsolete Inventory) in good and marketable condition, except for damaged or defective goods arising in the ordinary course of its business. The Loan Parties will not, without the prior written consent of the Collateral Agent, acquire or maintain any Inventory in excess of $5 million at any time on consignment or approval unless such Inventory is disclosed to the Collateral Agent pursuant to Section 5.12 and such Loan Parties take appropriate steps to ensure that all of such Inventory meets the criteria of Eligible Inventory, including delivery of appropriate subordination agreements, if necessary. The Loan Parties will conduct a physical count of their Inventory at least once per its fiscal year, and during the existence of an Event of Default, at such other times as the Collateral Agent may reasonably request. Without the Collateral Agent’s written consent, the Loan Parties will not sell, through a single transaction or a series of related transactions, Inventory on a bill and hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis in excess of $5 million.

(b)            In connection with all Inventory financed by letters of credit, the Loan Parties will, when an Event of Default is continuing, at the Collateral Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or other persons receiving or holding cash, checks, Inventory, documents or instruments in which the Collateral Agent holds a security interest to deliver them to the Collateral Agent and/or subject to the Collateral Agent’s order, and if they shall come into the Borrowers’ or their Subsidiaries’ possession, to deliver them, upon request, to the Collateral Agent in their original form. The Loan Parties shall also, when an Event of Default is continuing, at the Collateral Agent’s request, designate the Collateral Agent as the consignee on all bills of lading and other negotiable and non negotiable documents.

Section 5.16.          Foreign Plans.

(a)           The Canadian Loan Parties shall cause each Canadian Pension Plan to be administered in all respects in compliance with, as applicable, the PBA and all applicable laws (including regulations, orders and directives), and the terms of the Canadian Pension Plans, other than such non-compliance that could not reasonably be expected to result in a Material Adverse Effect.

(b)           The Loan Parties shall ensure that, to the extent such action or inaction could reasonably be expected to result in a Material Adverse Effect, each of them shall not, nor shall they permit, the wind up and/or termination of any Canadian Defined Benefit Plan that has a wind-up or solvency liability without the prior written consent of the Administrative Agent.

Section 5.17.          U.K. Pensions.

(a)           The U.K. Loan Parties shall ensure that all pension schemes operated by or maintained for its benefit, any of its Subsidiaries and/or any of their employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 (U.K.) and that no action or omission is taken by the U.K. Loan Party or any of its Subsidiaries in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or the U.K. Loan Party or its Subsidiaries ceasing to employ any member of such a pension scheme);

(b)           The U.K. Loan Parties shall ensure that

      (i)                 no U.K. Loan Party nor any of its Subsidiaries is an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (U.K.)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 (U.K.)) or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the Pensions Act 2004 (U.K.)) such an employer;

      (ii)                each U.K. Loan Party shall deliver to the Administrative Agent: at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the U.K. Loan Party) actuarial reports in relation to all pension schemes mentioned in clause (a) above

      (iii)              each U.K. Loan Party shall: (A) promptly notify the Administrative Agent of any material change in the rate of contributions to any pension scheme mentioned in clause (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

Section 5.18.          [Reserved].

Section 5.19.          People with Significant Control regime. Each Loan Party shall (and shall ensure that and each of its Subsidiaries) will (a) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 (UK) from any company incorporated in the United Kingdom whose shares are the subject of a Lien in favor of the Agent, and (b) promptly provide the Agent with a copy of that notice.

Article VI

Negative Covenants

The Loan Parties covenant and agree with each Lender that, from and after the Closing Date, and so long as this Agreement shall remain in effect (other than in respect of contingent indemnification obligations for which no claim has been made) and until the Commitments have been terminated and the Obligations (including principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document) have been paid in full and all Letters of Credit have been canceled or fully cash collateralized (in a manner reasonably acceptable to the Administrative Agent and the Issuing Banks) or have expired and all amounts drawn or paid thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Loan Parties will not, and will not permit any of the Subsidiaries to:

Section 6.01.          Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)            Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Company or any Subsidiary);

(b)            Indebtedness created hereunder and under the other Loan Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c)            Indebtedness pursuant to Hedge Agreements;

(d)            Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Company or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e)            Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Loan Parties shall be subject to Section 6.04(b) and (ii) Indebtedness of the Company to any Subsidiary that is not a Subsidiary Loan Party and Indebtedness of any other Loan Party to any Subsidiary that is not a Subsidiary Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Obligations on terms consistent with past practice or as reasonably satisfactory to the Administrative Agent and the Company;

(f)             Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the applicable borrower of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h)            (i) Indebtedness of a Subsidiary acquired after the Closing Date or an entity merged or amalgamated into or consolidated with the Company or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger, amalgamation or consolidation and is not created in contemplation of such event and where such acquisition, merger, amalgamation or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) after giving effect to such acquisition, merger, amalgamation or consolidation, the assumption and incurrence of any Indebtedness and any related transactions, (x) in the case of any such Indebtedness that is secured on a pari passu basis with the Term Loans, the Total Net First Lien Leverage Ratio shall not exceed 3.75 to 1.00, (y) in the case of any such Indebtedness that secured on a junior lien basis to the Term Loans, the Total Secured Net Leverage Ratio shall not exceed 4.25 to 1.00, or (z) in the case of any such Indebtedness that is unsecured, the (1) Total Net Leverage Ratio shall not exceed 4.50 to 1.00 or (2) Interest Coverage Ratio shall be less than 2.00 to 1.00, or, in the case of clauses (y) and (z) only, such leverage ratio shall not exceed the applicable leverage ratio prior to such incurrence, or the Interest Coverage Ratio shall not be less than the Interest Coverage Ratio prior to such incurrence, as applicable, in each case as of the last day of the most recently ended Test Period, calculated on a Pro Forma Basis;

(i)             Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Company or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, and any Permitted Refinancing Indebtedness in respect thereof; provided, that the amount of Indebtedness incurred pursuant to this paragraph (i), when combined with the Remaining Present Value of outstanding leases permitted under Section 6.03, shall not exceed the greater of $137 million and 30.0% of EBITDA as of the end of the most recently completed Test Period immediately prior to the date of such incurrence;

(j)             Capital Lease Obligations incurred by the Company or any Subsidiary in respect of any Sale and Lease Back Transaction that is permitted under Section 6.03 and any Permitted Refinancing Indebtedness in respect thereof;

(k)            other Indebtedness of the Company or any Subsidiary, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed the greater of $227.5 million and 50.0% of EBITDA as of the end of the most recently completed Test Period;

(l)             Indebtedness pursuant to (i) the Existing Notes in an aggregate principal amount not to exceed $500.0 million, (ii) the Secured Notes in an aggregate principal amount that is not in excess of $800.0 million, (iii) the extensions of Term Loans under the Term Loan Credit Agreement as in effect on the Closing Date and (iv) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness pursuant to this clause (l);

(m)           Guarantees (i) by the U.S. Borrower, the Canadian Borrower, the U.K. Borrower, the German Borrowers and the Subsidiary Loan Parties of the Indebtedness of the Company and its Subsidiaries described in paragraph (a) of this Section 6.01, so long as any Liens securing the Guarantee of the Existing Notes or any Permitted Refinancing Indebtedness in respect thereof are subject to the ABL Intercreditor Agreement, (ii) by the Borrowers or any Subsidiary Loan Party of any Indebtedness of any Borrower or any Subsidiary Loan Party expressly permitted to be incurred under this Agreement, (iii) by the Borrowers or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)), (iv) by any Foreign Subsidiary (other than a Loan Party) of Indebtedness of another Foreign Subsidiary (other than a Loan Party), and (v) by the Company of Indebtedness of Foreign Subsidiaries incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(s) to the extent such Guarantees are permitted by 6.04 (other than Section 6.04(v));

(n)            Indebtedness arising from agreements of the Company or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions and any Permitted Business Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(o)            Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(p)            Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(q)            Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r)            (i) other Indebtedness incurred by the Borrowers or any Subsidiary Loan Party; provided that (A) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom (or, if the proceeds of such Indebtedness are being used to fund a Limited Condition Transaction of the type described in clause (a) of the definition thereof, at the time of the incurrence of such Indebtedness and after giving effect thereto, no Specified Event of Default shall have occurred and be continuing or would result therefrom), (B) the Company and its Subsidiaries shall be in Pro Forma Compliance after giving effect to the issuance incurrence or assumption of such Indebtedness and (C) (x) in the case of any such Indebtedness that is secured on a pari passu basis with the Term Loans, the Total Net First Lien Leverage Ratio shall not exceed 3.75 to 1.00, (y) in the case of any such Indebtedness that secured on a junior lien basis to the Term Loans, the Total Secured Net Leverage Ratio shall not exceed 4.25 to 1.00, or (z) in the case of any such Indebtedness that is unsecured, the (x) Total Net Leverage Ratio shall not exceed 4.50 to 1.00 or (y) Interest Coverage Ratio shall be less than 2.00 to 1.00, or, in the case of clauses (y) and (z) only, to the extent incurred in connection with an acquisition or other Investment, such leverage ratio shall not exceed the applicable leverage ratio prior to such incurrence, or the Interest Coverage Ratio shall not be less than the Interest Coverage Ratio prior to such incurrence, as applicable, in each case as of the last day of the most recently ended Test Period, calculated on a Pro Forma Basis and (ii) Permitted Refinancing Indebtedness in respect thereof;

(s)            Indebtedness of Foreign Subsidiaries (other than Foreign Subsidiaries that are Loan Parties); provided that the aggregate amount of Indebtedness incurred under this clause (s), when aggregated with all other Indebtedness incurred and outstanding pursuant to this clause (s), shall not exceed the greater of $114.0 million and 25.0% of EBITDA as of the end of the most recently ended Test Period at the time of such incurrence;

(t)             unsecured Indebtedness in respect of obligations of the Company or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Hedge Agreements;

(u)            Indebtedness representing deferred compensation to employees of the Company or any Subsidiary incurred in the ordinary course of business;

(v)            Indebtedness in connection with (i) Permitted Receivables Financings and (ii) Permitted Supplier Finance Facilities; provided that, after giving effect to such Indebtedness, the Borrowers shall be in compliance with Section 2.11(b);

(w)           Indebtedness of Foreign Subsidiaries incurred under lines of credit or overdraft facilities (including, but not limited to, intraday, ACH and purchasing card/T&E services) extended by one or more financial institutions reasonably acceptable to the Administrative Agent or one or more of the Lenders and (in each case) established for such Foreign Subsidiaries’ ordinary course of operations;

(x)            Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures not in excess, at any one time outstanding, of the greater of $137 million or 30.0% of EBITDA as of the end of the most recently ended Test Period immediately prior to the date of such incurrence;

(y)            Indebtedness consisting of promissory notes issued by the Company or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of any Parent Entity permitted by Section 6.06;

(z)            Indebtedness consisting of obligations of the Company or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, Permitted Business Acquisitions or any other Investment expressly permitted hereunder; and

(aa)          all premium (if any), interest (including post petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (z) above.

Section 6.02.          Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including the Company and any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a)            Liens on property or assets of the Company and the Subsidiaries existing on the Closing Date and set forth on Schedule 6.02(a) or, to the extent not listed in such Schedule, where such property or assets have a fair market value that does not exceed $20 million in the aggregate and $2 million in respect of Accounts and Inventory, and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Company or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b)           any Lien created under the Loan Documents (including, without limitation, Liens created under the Security Documents securing Hedge Obligations owed to a person that is a Hedge Provider); provided that such Liens are subject to the terms of the ABL Intercreditor Agreement;

(c)            any Lien on any property or asset (other than Accounts and Inventory unless such Accounts and Inventory are held by a Subsidiary that is not a Loan Party and such Accounts and Inventory are not commingled with the Accounts and Inventory of any other Loan Party of the Company or any Subsidiary) securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that such Lien (i) does not apply to any other property or assets of the Company or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(d)            Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e)            Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business or and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Company or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f)             (i) pledges and deposits and other Liens with respect to property other than Accounts and Inventory made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens with respect to property other than Accounts and Inventory securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Subsidiary;

(g)           deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)            zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights of way, covenants, conditions, restrictions and declaration on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;

(i)             Liens securing Indebtedness permitted by Section 6.01(i) (limited to the assets subject to such Indebtedness);

(j)             Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k)            Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l)             Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to Section 5.10 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m)           any interest or title of a lessor or sublessor under any leases or subleases entered into by the Company or any Subsidiary in the ordinary course of business;

(n)            Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, including Liens arising under the general terms and conditions of banks or saving banks in Germany (Allgemeine Geschäftsbedingungen der Banken und Sparkassen), (ii) relating to pooled deposit or sweep accounts of the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary, provided in each case that, any such Lien shall not apply to any Collection Account (other than for payment of its service fees and other charges directly related to the administration of such deposit account and for returned checks or other items of payment), or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Subsidiary in the ordinary course of business or arising under any retention of title (including any extended retention of title arrangement) (verlängerter Eigentumsvorbehalt) under a purchase or conditional sale arrangement;

(o)            Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights provided that, any such Lien shall not apply to any Collection Account (other than for payment of its service fees and other charges directly related to the administration of such deposit account and for returned checks or other items of payment);

(p)            Liens securing obligations in respect of trade related letters of credit, banker’s acceptances or bank guarantees permitted under Section 6.01(f), (k) or (o) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit, bankers’ acceptances or bank guarantees and the proceeds and products thereof;

(q)            leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole;

(r)             Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s)            Liens solely on any cash earnest money deposits made by the Company or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t)             Liens with respect to property or assets of any Foreign Subsidiary (other than a Foreign Subsidiary that is a Loan Party) securing Indebtedness of a Foreign Subsidiary (other than a Foreign Subsidiary that is a Loan Party) permitted under Section 6.01;

(u)            (i) other Liens with respect to property or assets of the Company or any Subsidiary securing Indebtedness permitted under Section 6.01(r); provided that an intercreditor agreement on customary terms that is reasonably satisfactory to the Collateral Agent shall be entered into providing for the treatment of such Liens and the additional Indebtedness and other obligations secured by such Liens in relation to the Obligations and the Liens securing the Obligations in a manner that is the same as, or no less favorable to the Lenders than, the treatment under the ABL Intercreditor Agreement of the “Term Loan Obligations” (as defined in the ABL Intercreditor Agreement) and the security therefor (including with regard to each class of collateral), and (ii) Liens securing Permitted Refinancing Indebtedness in respect of this Section 6.02(u);

(v)            the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w)           agreements to subordinate any interest of the Company or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Company or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(x)            Liens arising from precautionary Uniform Commercial Code or PPSA financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(y)            Liens on Equity Interests in joint ventures securing obligations of such joint venture;

(z)            Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(aa)          Liens in respect of Permitted Receivables Financings and Permitted Supplier Finance Facilities that extend only to the receivables subject thereto, provided that, after giving effect to such Liens, the Borrowers shall be in compliance with Section 2.11(b);

(bb)          Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of a Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of such Borrower or such Subsidiaries in respect of such letter of credit, bankers’ acceptance or bank guarantee to the extent permitted under Section 6.01;

(cc)          Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;

(dd)         Liens in favor of the Borrowers or any Subsidiary Loan Party; provided that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent;

(ee)          (i) Liens securing obligations under the Existing Notes and any Permitted Refinancing Indebtedness in respect thereof, and (ii) Liens securing obligations under the Secured Notes and any Permitted Refinancing Indebtedness in respect thereof, to the extent such Liens are subject to the ABL Intercreditor Agreement;

(ff)           Liens granted in order to comply with the requirements of section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or of section 7e of the German Social Code IV (SGB IV);

(gg)         Liens required to be granted under mandatory law in favor of creditors as a consequence of a merger or conversion permitted under this Agreement due to sections 22, 204 of the German Transformation Act (Umwandlungsgesetz – UmwG) or a termination of a profit and loss poling agreement (Beherrschungs- und Gewinnabführungsvertrag) pursuant to section 303 of the German Stock Corporation Act (Aktiengesetz – AktG);

(hh)         Liens on not more than $60 million of deposits securing Hedge Obligations; and

(ii)            other Liens with respect to property or assets of the Company or any Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of $341 million and 75.0% of EBITDA as of the end of the most recently completed Test Period.

Section 6.03.          Sale and Lease Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease Back Transaction”); provided, that a Sale and Lease Back Transaction shall be permitted (A) with respect to property (i) owned by the Company or any Domestic Subsidiary that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 180 days of the acquisition of such property or (ii) by any Foreign Subsidiary regardless of when such property was acquired, and (B) with respect to any property owned by the Company, any Domestic Subsidiary, any Canadian Subsidiary, any U.K. Subsidiary or any German Subsidiary, if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, (a) the Total Net First Lien Leverage Ratio is equal to or less than 4.00 to 1.00, or (b) if the Total Net First Lien Leverage Ratio is greater than 4.00 to 1.00, the Remaining Present Value of such lease, together with Indebtedness outstanding pursuant to Section 6.01(i) and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03(b), shall not exceed the greater of $150.0 million and 4.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date the lease was entered into for which financial statements have been delivered pursuant to Section 5.04.

Section 6.04.          Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger or amalgamation with a person that is not a Wholly-Owned Subsidiary immediately prior to such merger or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a)            the Transactions (including, among other things, investments made to effect the Refinancing);

(b)           (i) Investments by the Company or any Subsidiary in the Equity Interests of the Company or any Subsidiary; (ii) intercompany loans from the Company or any Subsidiary to the Company or any Subsidiary; and (iii) Guarantees by the Borrowers or any Subsidiary Loan Party of Indebtedness otherwise expressly permitted hereunder of the Company or any Subsidiary; provided, that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write downs or write offs thereof) made after the Closing Date by (1) the Loan Parties pursuant to clause (i) above in Subsidiaries that are either not Loan Parties or are German Subsidiary Loan Parties and (2) the U.S. Loan Parties pursuant to clause (i) in other Loan Parties (other than U.S. Loan Parties), plus (B) net intercompany loans made after the Closing Date (1) to Subsidiaries that are either not Loan Parties or are German Subsidiary Loan Parties pursuant to clause (ii) above and (2) by U.S. Loan Parties to Loan Parties (other than U.S. Loan Parties) pursuant to clause (ii) above, plus (C) Guarantees of Indebtedness (1) of the Subsidiaries that are either not Loan Parties or are German Subsidiary Loan Parties pursuant to clause (iii) and (2) by U.S. Loan Parties of Indebtedness of Loan Parties (other than U.S. Loan Parties), shall not exceed an aggregate net amount equal to (x) the greater of (1) $91.0 million and (2) 20.0% of EBITDA as of the end of the most recently completed Test Period immediately prior to the date of such Investment (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this paragraph (b)); plus (y) the portion, if any, of the Cumulative Credit on the date of such election that the Company elects to apply to this Section 6.04(b)(y), such election to be specified in a written notice of a Responsible Officer of the Company calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; plus (z) the aggregate amount of any dividends or distributions paid or made by Foreign Subsidiaries (other than a Loan Party) to a Loan Party after the Closing Date; provided, that, with respect to clause (y), (i) no Default or Event of Default has occurred and is continuing or would result therefrom and, after giving effect thereto and (ii) the Total Net Leverage Ratio would not exceed 4.00 to 1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period; provided, further, that (1) intercompany liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and the Subsidiaries and (2) intercompany liabilities incurred in connection with the Transactions shall in each case not be included in calculating the limitation in this paragraph at any time;

(c)            Permitted Investments and Investments that were Permitted Investments when made;

(d)            Investments arising out of the receipt by the Company or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(e)            loans and advances to officers, directors, employees or consultants of the Company or any Subsidiary (i) in the ordinary course of business not to exceed the greater of $23.0 million and 5.0% of EBITDA as of the end of the most recently completed Test Period immediately prior to the date of such loan or advance, in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of any Parent Entity solely to the extent that the amount of such loans and advances shall be contributed to the Company in cash as common equity;

(f)            accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g)           Hedge Agreements;

(h)           Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing on the Closing Date;

(i)             Investments resulting from pledges and deposits under Sections 6.02(f), (g), (k), (r), (s), and (u);

(j)             other Investments by the Company or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed (i) the greater of $155 million and 35.0% of EBITDA as of the end of the most recently completed Test Period immediately prior to the date of such incurrence (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (j)) plus (ii) the portion, if any, of the Cumulative Credit on the date of such election that the Company elects to apply to this Section 6.04(j)(ii), such election to be specified in a written notice of a Responsible Officer of the Company calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that, with respect to clause (ii), (x) no Default or Event of Default has occurred and is continuing or would result therefrom and, after giving effect thereto and (y) the Total Net Leverage Ratio would not exceed 4.00 to 1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period;

(k)            Investments constituting Permitted Business Acquisitions;

(l)             intercompany loans between Foreign Subsidiaries and Guarantees by Foreign Subsidiaries permitted by Section 6.01(m) (in each case, other than Foreign Subsidiaries that are Loan Parties);

(m)           Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Company as a result of a foreclosure by the Company or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n)           Investments of a Subsidiary acquired after the Closing Date or of an entity merged into the Company or merged or amalgamated into or consolidated with a Subsidiary after the Closing Date, in each case, to the extent permitted under this Section 6.04 and, in the case of any merger, amalgamation or consolidation, in accordance with Section 6.05 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(o)           acquisitions by the Company of obligations of one or more officers or other employees of any Parent Entity, the Company or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of any Parent Entity, so long as no cash is actually advanced by the Company or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p)           Guarantees by the Company or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or any Subsidiary in the ordinary course of business;

(q)           Investments to the extent that payment for such Investments is made with Equity Interests of any Parent Entity;

(r)            Investments in the equity interests of one or more newly formed persons that are received in consideration of the contribution by the Company or the applicable Subsidiary of assets (including Equity Interests and cash) to such person or persons; provided, that (i) the fair market value of such assets, determined on an arm’s-length basis, so contributed pursuant to this paragraph (r) shall not in the aggregate exceed $60.0 million and (ii) in respect of each such contribution, a Responsible Officer of the Company shall certify, in a form to be agreed upon by the Company and the Administrative Agent (x) after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing, (y) the fair market value of the assets so contributed and (z) that the requirements of paragraph (i) of this proviso remain satisfied;

(s)            Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;

(t)             Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(u)            Investments in Foreign Subsidiaries not to exceed an amount equal to the sum of (i) the greater of $114.0 million and 25.0% of EBITDA as of the end of the most recently completed Test Period immediately prior to the date of such Investment, in the aggregate, as valued at the fair market value of such Investment at the time such Investment is made, plus (ii) the amount equal to 25% of the aggregate principal amount of the Term Loans repaid utilizing cash (excluding cash financed with the proceeds of other debt) received by the Company as a dividend or distribution from Foreign Subsidiaries;

(v)           Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);

(w)           advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Company or such Subsidiary;

(x)            Investments by the Company and its Subsidiaries, including loans to any direct or indirect parent of the Company, if such Borrower or any other Subsidiary would otherwise be permitted to make a dividend or distribution in such amount (provided that the amount of any such investment shall also be deemed to be a distribution under the appropriate clause of Section 6.06 for all purposes of this Agreement);

(y)            Investments arising as a result of Permitted Receivables Financings or any Permitted Supplier Finance Facility;

(z)            Investments received substantially contemporaneously in exchange for Equity Interests of any Parent Entity; provided that such Investments are not included in any determination of the Cumulative Credit;

(aa)          Investments in joint ventures not in excess of the greater of $137.0 million and 30.0% of EBITDA as of the end of the most recently completed Test Period immediately prior to the date of such Investment, in the aggregate; and

(bb)         other Investments; provided, that, in each case, no Default or Event of Default has occurred and is continuing or would result therefrom and, after giving effect thereto, the Company and its Subsidiaries shall be in Pro Forma Compliance.

The amount of Investments that may be made at any time pursuant to clause (C) of the proviso of Section 6.04(b) or 6.04(j) (such Sections, the “Related Sections”) may, at the election of the Company, be increased by the amount of Investments that could be made at such time under the other Related Section; provided that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section.

Notwithstanding anything to the contrary contained in this Agreement, (x) the Company shall not be permitted to designate any Subsidiary that holds any Material Assets as an Unrestricted Subsidiary and (y) neither the Company nor any Subsidiary shall be permitted to contribute, sell, transfer or otherwise dispose of any Material Assets to an Unrestricted Subsidiary.

Section 6.05.          Mergers, Consolidations, Sales of Assets and Acquisitions. Merge or amalgamate into or consolidate with any other person, or permit any other person to merge or amalgamate into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Company or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person or any division, unit or business of any person (including, in each case, pursuant to a Delaware LLC Division), except that this Section shall not prohibit:

(a)           (i) the purchase and sale of inventory in the ordinary course of business by the Company or any Subsidiary and the sale of receivables by any Foreign Subsidiary (other than a Foreign Subsidiary that is a Loan Party) pursuant to non-recourse factoring arrangements in the ordinary course of business of such Foreign Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Company or any Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Company or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

(b)            if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger or Delaware LLC Division of any Subsidiary (other than a Borrower) into the Company in a transaction in which the Company is the survivor, (ii) the merger, amalgamation, consolidation or Delaware LLC Division of any Subsidiary (other than a Borrower) into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Company or Subsidiary Loan Party receives any consideration, (iii) the merger, amalgamation, consolidation or Delaware LLC Division of any Subsidiary that is not a Loan Party into or with any other Subsidiary that is not a Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than the Company or any Borrower) if the Company determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Company and is not materially disadvantageous to the Lenders or (v) any Subsidiary may merge, amalgamate or effect a Delaware LLC Division with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Loan Party if the merging Subsidiary was a Loan Party (and which together with each of its Subsidiaries shall have complied with the requirements of Section 5.10);

(c)           sales, transfers, leases or other dispositions to the Company or a Subsidiary (upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is (i) not a Loan Party or (ii) a German Subsidiary Loan Party in reliance on this paragraph (c) shall be made in compliance with Section 6.07 and shall be included in Section 6.05(g);

(d)           Sale and Lease Back Transactions permitted by Section 6.03;

(e)           Investments permitted by Section 6.04, Permitted Liens, dividends permitted by Section 6.06 and capital expenditures;

(f)            the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g)           sales, transfers, leases, Delaware LLC Divisions or other dispositions of assets not otherwise permitted by this Section 6.05 (or required to be included in this clause (g) pursuant to Section 6.05(c)); provided, that (i) [reserved], (ii) no Default or Event of Default exists or would result therefrom; (iii) immediately after giving effect thereto, the Revolving Facility Credit Exposure shall not exceed the Combined Line Cap calculated on a Pro Forma Basis after giving effect to such sale, transfer, lease, Delaware LLC Division or other disposition, and (iv) immediately after giving effect to any such sale, lease, transfer, lease, Delaware LLC Division or other disposition of Accounts or Inventory not undertaken in the ordinary course of business, the Revolving Facility Credit Exposure shall not exceed the Combined Line Cap;

(h)           Permitted Business Acquisitions (including any merger, amalgamation, consolidation or Delaware LLC Division in order to effect a Permitted Business Acquisition); provided, that following any such merger, amalgamation, consolidation or Delaware LLC Division (i) involving the Company, the Company is the surviving corporation, (ii) involving a Domestic Subsidiary, Canadian Subsidiary (other than the Canadian Borrower), U.K. Subsidiary (other than the U.K. Borrower) or German Subsidiary (other than the German Borrowers), the surviving, continuing or resulting entity shall be a Subsidiary Loan Party that is a Wholly-Owned Subsidiary, (iii) involving a Foreign Subsidiary (other than a Canadian Subsidiary, a U.K. Subsidiary or a German Subsidiary), the surviving, continuing or resulting entity shall be a Wholly-Owned Subsidiary, (iv) involving the Canadian Borrower, the Canadian Borrower is the surviving, continuing or resulting entity, (v) involving the U.K. Borrower, the U.K. Borrower is the surviving, continuing or resulting entity and (vi) involving a German Borrower, a German Borrower is the surviving, continuing or resulting entity;

(i)           leases, licenses (on a non-exclusive basis with respect to intellectual property), or subleases or sublicenses (on a non-exclusive basis with respect to intellectual property) of any real or personal property in the ordinary course of business;

(j)           sales, leases or other dispositions of inventory of the Company and its Subsidiaries determined by the management of the Company to be no longer useful or necessary in the operation of the business of the Company or any of the Subsidiaries;

(k)           acquisitions and purchases made with the proceeds of any Asset Sale pursuant to the first proviso of paragraph (a) of the definition of “Net Proceeds”;

(l)           the purchase and sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings; provided, that, after giving effect to each such purchase and sale or other transfer, the Borrowers shall be in compliance with Section 2.11(b);

(m)           any exchange of assets for services and/or other assets of comparable or greater value; provided, that (i) at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) in the event of a swap with a fair market value in excess of $10.0 million, the Administrative Agent shall have received a certificate from a Responsible Officer of the Company with respect to such fair market value and (iii) in the event of a swap with a fair market value in excess of $20.0 million, such exchange shall have been approved by at least a majority of the Board of Directors of the Company; provided, that (A) the aggregate gross consideration (including exchange assets, other non-cash consideration and cash proceeds) of any or all assets exchanged in reliance upon this paragraph (m) shall not exceed, in any fiscal year of the Company, the greater of $150 million and 4.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04, (B) no Default or Event of Default exists or would result therefrom and (C) immediately after giving effect to such exchange, the Revolving Facility Credit Exposure shall not exceed the Combined Line Cap calculated on a Pro Forma Basis after giving effect to such exchange;

(n)           the sale of assets described on Schedule 6.05;

(o)           the Business Combination and the Closing Date Assignment; and

(p)           the purchase and sale or other transfer of Receivables Assets in connection with a Permitted Supplier Finance Facility.

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than (x) sales, transfers, leases, licenses or other dispositions to Loan Parties that are not German Subsidiary Loan Parties pursuant to paragraph (c) of this Section 6.05 and (y) the transactions permitted by paragraph (e) of this Section 6.05 (solely with respect to Section 6.04(b))) unless such disposition is for fair market value and (ii) no sale, transfer or other disposition of assets in excess of $25.0 million shall be permitted by paragraph (g) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided, that for purposes of clause (ii) above, (a) the amount of any liabilities (as shown on the Company’s or any Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets, (b) any notes or other obligations or other securities or assets received by the Company or such Subsidiary of the Company from such transferee that are converted by the Company or such Subsidiary of the Company into cash within 180 days of the receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by the Company or any of its Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $46.0 million and 10.0% of EBITDA as of the end of the most recently completed Test Period at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash. To the extent any Collateral is disposed of in a transaction expressly permitted by this Section 6.05 to any Person other than the Company or any Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall take, and shall be authorized by each Lender to take, any actions reasonably requested by the Company in order to evidence the foregoing. Anything contained herein to the contrary notwithstanding, (A) neither the Company nor any other Loan Party shall sell or otherwise dispose of any Inventory or Accounts (other than sales of Inventory in the ordinary course of business and sales of Accounts for collection) if, as a result of such sale or other disposition, the Revolving Facility Credit Exposure would exceed the Combined Line Cap, in each case determined as of the time of such sale or other disposition, and (B) none of the capital stock of any Borrower shall be sold or transferred, nor shall any Borrower enter into any merger, amalgamation or similar transaction in which such Borrower is not the surviving entity, unless in any such case (1) the obligations of such Borrower are assumed by another Borrower on terms reasonably acceptable to the Administrative Agent, (2) such event would not result in a Default or an Event of Default, and (3) the portion of the Revolving Facility Credit Exposure of the assuming Borrower does not exceed the portion of the applicable Borrowing Base attributable to the Accounts and Inventory of the assuming Borrower.

Section 6.06.          Dividends and Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (collectively, the “Distributions”); provided, however, that:

(a)            any Subsidiary of the Company may declare and pay dividends to, repurchase its Equity Interests from or make other distributions to the Company or to any Wholly-Owned Subsidiary of the Company (or, in the case of non Wholly-Owned Subsidiaries, to the Company or any Subsidiary that is a direct or indirect shareholder of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Company or such Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a person that is not the Company or a Subsidiary is permitted under Section 6.04);

(b)            the Company may declare and pay dividends or make other distributions to any Parent Entity in respect of (i) overhead, legal, accounting and other professional fees and expenses of any Parent Entity, (ii) fees and expenses related to any public offering or private placement of debt or equity securities of any Parent Entity whether or not consummated, (iii) franchise taxes and other fees, taxes and expenses in connection with the maintenance of its existence and its (or any Parent Entity’s indirect) ownership of the Company, (iv) payments permitted by Section 6.07(b), (v) the tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of any Parent Entity attributable to the Company or its Subsidiaries and (vi) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any Parent Entity, in each case in order to permit any Parent Entity to make such payments; provided, that in the case of clauses (i), (ii) and (iii) above, the amount of such dividends and distributions shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to the Company and its Subsidiaries (which shall be 100% for so long as such Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Company or any Parent Entity);

(c)            the Company may declare and pay dividends or make other distributions to any Parent Entity the proceeds of which are used to purchase or redeem the Equity Interests of any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of the Company or any of the Subsidiaries or by any Plan or shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year the greater of $46.0 million and 10.0% of EBITDA as of the end of the most recently completed Test Period (plus the amount of net proceeds contributed to the Company that were (x) received by any Parent Entity during such calendar year from sales of Equity Interests of any Parent Entity to directors, consultants, officers or employees of any Parent Entity, the Company or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) of any key man life insurance policies received during such calendar year), which, if not used in any year, may be carried forward to any subsequent calendar year;

(d)           noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e)            the Company may pay dividends to its equity holders; provided, that, in each case, no Default or Event of Default has occurred and is continuing or would result therefrom and, after giving effect thereto, that the Company and its Subsidiaries shall be in Pro Forma Compliance;

(f)             the Company may pay dividends on the Closing Date to consummate the Transactions;

(g)            the Company may pay dividends or distributions to allow any Parent Entity to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(h)           the Company may pay dividends and make distributions to, or repurchase or redeem shares from, its equity holders in an amount equal to 6.0% per annum of the net proceeds received by the Company from any public offering of Equity Interests of the Company or any direct or indirect parent of the Company;

(i)             the Company may make distributions to any Parent Entity to finance any Investment permitted to be made pursuant to Section 6.04; provided, that (A) such distribution shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Company or a Subsidiary or (2) the merger or amalgamation (to the extent permitted in Section 6.05) of the Person formed or acquired into the Company or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment; and

(j)             the Company may pay other dividends or distributions in an aggregate amount not to exceed the greater of $155.0 million and 35.0% of EBITDA as of the end of the most recently completed Test Period..

Section 6.07.          Transactions with Affiliates.

(a)           Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10.0% or more of any class of capital stock of the Company in a transaction involving aggregate consideration in excess of $10.0 million, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to the Company or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate.

(b)           The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

      (i)           any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Company,

      (ii)           loans or advances to employees or consultants of any Parent Entity, the Company or any of the Subsidiaries in accordance with Section 6.04(e),

      (iii)           transactions among the Company or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, amalgamation, consolidation or Delaware LLC Division in which a Subsidiary is the surviving entity) not prohibited by this Agreement,

      (iv)           the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Parent Entity, the Company and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Company and its Subsidiaries (which shall be 100% for so long as such Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Company or another Parent Entity and assets incidental to the ownership of the Company and its Subsidiaries)),

      (v)           permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect and other transactions, agreements and arrangements described on Schedule 6.07 and any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect or similar transactions, agreements or arrangements entered into by the Company or any of its Subsidiaries.

      (vi)           (A) any employment agreements entered into by the Company or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

      (vii)           dividends, redemptions and repurchases permitted under Section 6.06, including payments to any Parent Entity,

      (viii)           [reserved],

      (ix)           payments by the Company or any of the Subsidiaries to any Person made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Company, or a majority of disinterested members of the Board of Directors of the Company, in good faith,

      (x)           transactions with Wholly-Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

      (xi)           any transaction in respect of which the Company delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Company from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Company qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Company or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate,

      (xii)           [reserved],

      (xiii)           transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice,

      (xiv)           [reserved],

      (xv)           the issuance, sale, transfer of Equity Interests of Company to any Parent Entity and capital contributions by any Parent Entity to Company,

      (xvi)           the Business Combination and all transactions in connection therewith,

      (xvii)           without duplication of any amounts otherwise paid with respect to taxes, payments by any Parent Entity, the Company and the Subsidiaries pursuant to tax sharing agreements among any such Parent Entity, the Company and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party, or

      (xviii)           transactions pursuant to any Permitted Receivables Financing.

Section 6.08.          Business of the Borrowers and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto, and in the case of a Special Purpose Receivables Subsidiary, Permitted Receivables Financing.

Section 6.09.          Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc.

(a)           Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation, by laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Company, the Loan Parties or any of the Subsidiaries.

(b)           (i)     Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the loans under any Indebtedness subordinated in right of payment or any Permitted Refinancing Indebtedness in respect thereof or any preferred Equity Interests or any Disqualified Stock (“Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (A) refinancings permitted by Section 6.01(l) or (r), (B) payments of regularly scheduled interest, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing, (C) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to the Company by any Parent Entity from the issuance, sale or exchange by any Parent Entity of Equity Interests made within eighteen months prior thereto, (D) the conversion of any Junior Financing to Equity Interests of any Parent Entity; and (E) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and after giving effect to such payment or distribution the Company would be in Pro Forma Compliance, payments or distributions in respect of Junior Financings prior to their scheduled maturity; or

      (ii)           Amend or modify, or permit the amendment or modification of, any provision of Junior Financing, any Permitted Receivables Document, or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not in any manner materially adverse to Lenders and that do not affect the subordination or payment provisions thereof (if any) in a manner materially adverse to the Lenders and (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness.”

(c)           Permit any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Company or any Subsidiary that is a direct or indirect shareholder of such Subsidiary or (ii) the granting of Liens by the Company or such Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A)           restrictions imposed by applicable law;

(B)           contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01, the Term Loan Credit Agreement, the Existing Notes, the Secured Notes or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not expand the scope of any such encumbrance or restriction in any material respect, taken as a whole;

(C)           any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D)           customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(E)           any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F)           any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01(r);

(G)           customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(H)          customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I)           customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J)           customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K)           customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L)           customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Company, so long as the Company has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Company and its Subsidiaries to meet their ongoing obligations;

(M)           any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary other than Subsidiaries of such new Subsidiary;

(N)           restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the Company that is not a Loan Party;

(O)           customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P)           restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(Q)           restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary; or

(R)           any encumbrances or restrictions of the type referred to in Sections 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (Q) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.10.          Fiscal Year; Accounting. Permit its fiscal year to end on any date other than the Saturday nearest September 30 in respect of any other year, without prior notice to the Administrative Agent given concurrently with any required notice to the SEC or similar foreign securities Governmental Authority.

Section 6.11.          Financial Covenant. If a Covenant Triggering Event shall have occurred and shall be continuing, permit the ABL Fixed Charge Coverage Ratio, calculated as of the last day of the preceding fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.04(b), to be less than 1.00 to 1.00 (which calculation shall be made on a Pro Forma Basis to take into account any events described in the definition of “Pro Forma Basis” occurring during the period of four fiscal quarters ending on the last day of such preceding fiscal quarter) until such time as no Covenant Triggering Event shall exist and be continuing.

Section 6.12.          [Reserved].

Section 6.13.          Canadian Defined Benefit Plans. Become party to any Canadian Defined Benefit Plan, other than any in existence on the Closing Date or maintain, contribute or have any liability in respect of a Canadian Defined Benefit Plan during the term of this Agreement, without the prior written consent of the Administrative Agent.

Article VII

Events of Default

Section 7.01.          Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a)           any representation or warranty made or deemed made by any Borrower or any other Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b)           default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)           default shall be made in the payment of any interest on any Loan or the reimbursement with respect to any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)           default shall be made in the due observance or performance by any Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a) or 5.08 or in Article VI;

(e)           default shall be made in the due observance or performance by any Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in (i) Section 5.07 or Sections 5.11 through 5.15 and such default shall continue unremedied for a period of seven days after notice thereof from the Administrative Agent to the Borrowers, or (ii) any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from the failure of a Foreign Subsidiary (other than a Loan Party or a Subsidiary organized or incorporated in a jurisdiction of a Loan Party) to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to the Company;

(f)           (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) any Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g)           there shall have occurred a Change in Control;

(h)           an involuntary proceeding or other procedure or step shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) a judgement of insolvency or other relief in respect of any Borrower or any of the Subsidiaries, or of a substantial part of the property or assets of any Borrower or any Subsidiary, under any Debtor Relief Law or similar law, (ii) the appointment of a receiver, receiver and manager, administrative receiver, interim receiver, monitor, trustee, liquidator, custodian, sequestrator, examiner, conservator, administrator or similar official for any Borrower or any of the Subsidiaries or for a substantial part of the property or assets of any Borrower or any of the Subsidiaries or (iii) the dissolution, winding up or liquidation of any Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days other than in respect of the U.K. Loan Party, or, for 28 days, or (if earlier) before it is advertised, in respect of the U.K. Loan Party or an order or decree approving or ordering any of the foregoing shall be entered;

(i)           any Borrower or any Subsidiary shall (i) voluntarily commence any proceeding, corporate action or other procedure or step or file any petition seeking a judgement of insolvency or other relief under any Debtor Relief Law or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding, corporate action or other procedure or step or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, receiver and manager, administrative receiver, an interim receiver, monitor, trustee, liquidator, custodian, sequestrator, examiner, conservator, monitor, administrator or similar official for any Borrower or any of the Subsidiaries or for a substantial part of the property or assets of any Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) cease to be solvent (other than solely as a result of its balance sheet liabilities exceeding its balance sheet assets) or shall become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j)           in the case of a U.K. Loan Party, a moratorium is declared in respect of any indebtedness of any such U.K. Loan Party;

(k)           the failure by any Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of the greater of $91.0 million and 20.0% of EBITDA as of the end of the most recently completed Test Period (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days;

(l)           (A) (i)  a trustee shall be appointed by a United States district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) any Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or is being terminated, within the meaning of Title IV of ERISA, or (v) any Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; or (B) (i) a Canadian Pension Plan Termination Event shall occur or (i) any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan and in each case in clauses (A) and (B) above, such event or condition set forth in clause (A) or (B) above, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(m)           Subject to the Legal Reservations (i) any Loan Document shall for any reason be asserted in writing by any Borrower or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to the Borrowers and the Subsidiaries on a consolidated basis, shall cease to be, or shall be asserted in writing by any Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries (other than Subsidiaries organized or incorporated in a jurisdiction where a Loan Party is organized or incorporated) or the application thereof, or from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the U.S. Collateral Agreement, the Canadian Collateral Agreement, any U.K. Security Document or any German Collateral Agreement, or to file Uniform Commercial Code continuation statements, or (iii) the Guarantees pursuant to the Guarantee or the Security Documents by any Borrower or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations;

(n)           Subject to the Legal Reservations, (i) the Obligations shall fail to constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under any Indebtedness incurred pursuant to Section 6.01(r) constituting subordinated Indebtedness or any Permitted Refinancing Indebtedness in respect of such Indebtedness incurred pursuant to Section 6.01(r) constituting subordinated Indebtedness, or (ii) the subordination provisions thereunder shall be invalidated or otherwise cease, or shall be asserted in writing by the Borrowers or any Subsidiary Loan Party to be invalid or to cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms; or

(o)           there shall occur and be continuing an “Event of Default” under and as defined in the Term Loan Credit Agreement,

then, and in every such event (other than an event with respect to any Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand cash collateral pursuant to Section 2.05(j); and in any event with respect to any Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Subject to the provisions of the ABL Intercreditor Agreement, upon the occurrence of an Event of Default, all proceeds of Collateral and all other payments or funds received by the Administrative Agent, the Collateral Agent or any Secured Party on account of Obligations as a result of any exercise of remedies pursuant to any Loan Documents shall be applied in accordance with the applicable Security Documents.

Section 7.02.          Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i), (k) or (l) of Section 7.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such clause.

Section 7.03.          Right to Cure.

(a)           Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrowers fail to comply with the requirements of the ABL Fixed Charge Coverage Ratio set forth in Section 6.11 hereof, until the expiration of the 10th day subsequent to the date that the certificate calculating such ABL Fixed Charge Coverage Ratio is required to be delivered pursuant to Section 5.04(c), the U.S. Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of the U.S. Borrower (collectively, the “Cure Right”), and upon the receipt by the Company of such cash (the “Cure Amount”) pursuant to the exercise by the U.S. Borrower of such Cure Right, such ABL Fixed Charge Coverage Ratio shall be recalculated giving effect to the following pro forma adjustment:

      (i)           EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the ABL Fixed Charge Coverage Ratio and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

      (ii)           If, after giving effect to the foregoing pro forma adjustment, the Borrowers shall then be in compliance with the requirements of the ABL Fixed Charge Coverage Ratio set forth in Section 6.11 hereof, the Borrowers shall be deemed to have satisfied the requirements of such Section 6.11 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such Section 6.11 that had occurred shall be deemed cured for this purposes of the Agreement.

(b)           Notwithstanding anything herein to the contrary, (i) in each four fiscal quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised, (ii) in each eight fiscal quarter period, there shall be a period of at least four consecutive fiscal quarters during which the Cure Right is not exercised, (iii) for purposes of this Section 7.03, the Cure Amount shall be no greater than the amount required for purposes of complying with Section 6.11 and (iv) the Borrowers shall not be permitted to borrow hereunder or request the issuance of Letters of Credit during the 10-day period specified in clause (a) above until the relevant Cure Amount has been received by the Company.

Article VIII

The Agents

Section 8.01.          Appointment.

(a)            Each Lender (in its capacities as a Lender and each Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including as a Collateral Agent for such Lender and the other Secured Parties under the Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor any Lender shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any other Lender or any Loan Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or any Lender. Except as expressly otherwise provided in this Agreement, the Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which such Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including (a) the determination of the applicability of ineligibility criteria and other determinations with respect to the calculation of each Borrowing Base, (b) the making of Agent Advances pursuant to Section 2.04(d), and (c) the exercise of remedies pursuant to Section 7.01, and any action so taken or not taken shall be deemed consented to by the Lenders.

(b)            In furtherance of the foregoing, each Lender (in its capacities as a Lender and each Swingline Lender (if applicable) and on behalf of itself and its Affiliates and branches as potential counterparties to Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates and branches as potential counterparties to Hedge Agreements) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto and to enter into and take such action on its behalf under the provisions of the ABL Intercreditor Agreement to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the ABL Intercreditor Agreement, together with such other powers as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto. In its capacity as Collateral Agent, for the purposes of holding any hypothec granted pursuant to the laws of the Province of Quebec, each Lender (in its capacities as a Lender and each Swingline Lender (if applicable) and on behalf of itself and its Affiliates and branches as potential counterparties to Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates and branches as potential counterparties to Hedge Agreements) hereby irrevocably appoints and authorizes the Collateral Agent and, to the extent necessary, ratifies the appointment and authorization of the Collateral Agent, to act as the hypothecary representative of such Secured Parties as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Collateral Agent under any related deed of hypothec. The Collateral Agent shall have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Collateral Agent pursuant to any such deed of hypothec and applicable law. Any person who becomes such a Secured Party shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed the Collateral Agent as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Collateral Agent in such capacity. The substitution of the Collateral Agent pursuant to the provisions of this Article VIII also constitutes the substitution of the Collateral Agent as hypothecary representative as aforesaid.

(c)            Each Lender (in its capacities as a Lender and each Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) irrevocably authorizes each of the Administrative Agent and the Collateral Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (A) in the case of all Loan Parties, upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration, termination or cash collateralization of all Letters of Credit, (B) that is sold or to be sold to any Person other than another Loan Party as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) if approved, authorized or ratified in writing in accordance with Section 9.08 hereof, (ii) to release any Subsidiary Loan Party from its obligations under the Loan Documents if such person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and (iii) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(i) and (j). Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Subsidiary Loan Party from its obligations under the Loan Documents.

(d)            In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition, administration, restructuring, moratorium or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, receiver and manager, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

Section 8.02.          Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. Should any instrument in writing from the Borrowers or any other Loan Party be required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 8.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct.

Section 8.03.          Exculpatory Provisions. Neither any Agent or its Affiliates nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (x) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (y) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrowers, a Lender or an Issuing Bank. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04.      Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to such Credit Event. The Administrative Agent may consult with legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.05.      Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.06.      Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrowers, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws). Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.07.      Indemnification. The Lenders agree to indemnify each Agent and each Issuing Bank in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Credit Exposure and unused Commitments hereunder; provided, that the aggregate principal amount of Swingline Loans owing to any Swingline Lender and of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Lenders ratably in accordance with their respective Revolving Facility Credit Exposure), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents (including, without limitation, the ABL Intercreditor Agreement) or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or such Issuing Bank under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or such Issuing Bank’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.08.      Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 8.09.      Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the retiring Administrative Agent shall, on behalf of the Lenders, appoint a successor agent which shall (unless an Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed). After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 8.10.      Agents and Arrangers. None of the Joint Lead Arrangers shall have any duties or responsibilities hereunder in its capacity as such.

Section 8.11.      Field Audit and Examination Reports; Disclaimer by Lenders. By signing this Agreement, each Lender:

(a)            is deemed to have requested that the Collateral Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each, a “Report” and collectively, “Reports”) prepared by or on behalf of the Collateral Agent;

(b)             expressly agrees and acknowledges that neither the Lenders nor the Agents (i) make any representation or warranty as to the accuracy of any Report, or (ii) shall be liable for any information contained in any Report;

(c)             expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Collateral Agent, a Lender, or other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(d)             agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants or as permitted under Section 9.16, or use any Report in any other manner; and

(e)            without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender; provided, however, that such indemnification shall not be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent or Lender preparing the Report.

Section 8.12.      Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)       such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 8.13.      Erroneous Payments.

(a)            Each Lender, each Issuing Bank, each other Bank Product Provider and any other party hereto hereby severally agrees that if (i) Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any Bank Product Provider (or the Lender which is an Affiliate of a Lender, Issuing Bank or Bank Product Provider) or any other Person that has received funds from Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Bank or Bank Product Provider (each such recipient, a “Payment Recipient”) that Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clause (i) or (ii) of this Section 8.13(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require Agent to provide any of the notices specified in clause (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)            Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify Agent in writing of such occurrence.

(c)            In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Agent, and upon demand from Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent at the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor by Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of Agent and upon Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to Agent or, at the option of Agent, Agent’s applicable lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 9.04 and (3) Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)            Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to setoff, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by Agent to such Payment Recipient from any source, against any amount due to Agent under this Section 8.13 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from the Borrowers or any other Loan Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)            Each party’s obligations under this Section 8.13 shall survive the resignation or replacement of Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)            The provisions of this Section 8.13 to the contrary notwithstanding, (i) nothing in this Section 8.13 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return Deficiency, whether directly from the Payment Recipient, as a result of the exercise by Agent of its rights of subrogation or setoff as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of Agent Assignee and shall not constitute a recovery of the Erroneous Payment).

Section 8.14.      Appointment of Collateral Agent as U.K. Security Trustee. For the purposes of any Liens or Collateral created under the U.K. Security Documents, the following additional provisions shall apply:

(a)            In this SECTION 8.14, the following expressions have the following meanings:

“Appointee” means any receiver, receiver and manager, administrator or other insolvency officer appointed in respect of any U.K. Loan Party, its assets or shares in any U.K. Loan Party.

“Charged Property” means the assets of the Loan Parties subject to a security interest under the U.K. Security Documents.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Collateral Agent.

(b)            The Secured Parties appoint the Collateral Agent to hold the security interests constituted by the U.K. Security Documents on trust for the Secured Parties on the terms of the Loan Documents and the Collateral Agent accepts that appointment.

(c)            The Collateral Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits received by it for its own account in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Loan Party.

(d)            Nothing in this Agreement constitutes the Collateral Agent as a trustee or fiduciary of, nor shall the Collateral Agent have any duty or responsibility to, any Loan Party.

(e)            The Collateral Agent shall have no duties or obligations to any other person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.

(f)             The Collateral Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the U.K. Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(g)            The Collateral Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Collateral Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Collateral Agent thinks fit and with such duties, rights, powers and discretions vested in the Collateral Agent by the U.K. Security Documents as may be conferred by the instrument of appointment of that person :

(h)            The Collateral Agent shall notify the U.K. Loan Parties and the Lenders of the appointment of each Appointee (other than a Delegate).

(i)             The Collateral Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in performing its functions in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Collateral Agent.

(j)             Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Collateral Agent (in its capacity as security trustee) under the U.K. Security Documents and each reference to the Collateral Agent (where the context requires that such reference is to the Agent in its capacity as security trustee) in the provisions of the U.K. Security Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(k)             Each Secured Party confirms its approval of the U.K. Security Documents and authorizes and instructs the Collateral Agent: (i) to execute and deliver the U.K. Security Documents; (ii) to exercise the rights, powers and discretions given to the Collateral Agent (in its capacity as security trustee) under or in connection with the U.K. Security Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Collateral Agent (in its capacity as security trustee) on behalf of the Secured Parties under the U.K. Security Documents.

(l)             The Collateral Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(m)            Each other Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a U.K. Security Document and, accordingly, authorizes: (a) the Collateral Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and (b) the Land Registry (or other relevant registry) to register the Collateral Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(n)            On a disposal of any of the Charged Property which is permitted under the Loan Documents, the Collateral Agent shall (at the cost of the Loan Parties) execute any release of the Charged Property or other claim over that Charged Property (or, where that assets consists of shares in the capital of a Loan Party, any other claim over that Loan Party’s assets) and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Collateral Agent considers necessary or desirable.

(o)            The Collateral Agent shall not be liable for:

(i)             any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a U.K. Security Document;

(ii)            any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a U.K. Security Document;

(iii)           the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or

(iv)            any shortfall which arises on enforcing a U.K. Security Document,

unless caused by its gross negligence or wilful misconduct.

(p)            In respect of any U.K. Security Document, the Collateral Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.

(q)            In respect of any U.K. Security Document, the Collateral Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Collateral Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless the Required Lenders have requested it to do so in writing and the Collateral Agent has failed to do so within fourteen (14) days after receipt of that request.

(r)            Every appointment of a successor Collateral Agent under a U.K. Security Document shall be by deed.

(s)            Section 1 of the Trustee Act 2000 (U.K.) shall not apply to the duty of the Collateral Agent in relation to the trusts constituted by this Agreement.

(t)             In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 (U.K.) or the Trustee Act 2000 (U.K.), the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000 (U.K.).

(u)            The perpetuity period under the rule against perpetuities if applicable to this Agreement and any U.K. Security Document shall be 80 years from the Closing Date.

Article IX

Miscellaneous

Section 9.01.      Notices; Communications.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)             if to any Loan Party, the Administrative Agent, the Issuing Bank or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii)            if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b)            Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)            Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d)            Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e)            Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC or any similar foreign securities Governmental Authority) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests any Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the U.S. Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the certificates required by Section 5.04(c) to the Administrative Agent. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02.      Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

Section 9.03.      Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender (or otherwise received evidence satisfactory to the Administrative Agent) that such Lender has executed it, and thereafter shall be binding upon and inure to the benefit of the Borrowers, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 9.04.      Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)       (i)       Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)            the Company; provided, that no consent of the Company shall be required for an assignment (i) to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person or (ii) between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC at any time;

(B)            the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC at any time; and

(C)            the applicable Issuing Bank and the applicable Swingline Lender; provided, that no consent of any Issuing Bank or Swingline Lender shall be required for an assignment between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC at any time.

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender, an Affiliate or branch of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5 million, unless each of the Company and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Company shall be required if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates and branches or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(C)            the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms;

(D)            the Assignee shall not be a Borrower or any of the Borrowers’ Affiliates or Subsidiaries;

(E)            no such assignment shall be made to a Defaulting Lender;

(F)            no such assignment shall be made to a natural person; and

(G)            in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section 9.04, “Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)            Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv)           The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b)(v).

(c)       (i)       Any Lender may, without the consent of or notice to the Company, the Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (other than a Defaulting Lender or Borrower or an Affiliate of Borrower) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clause (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) and (2) directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant shall be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)            A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Sections 2.17(f), (g) and (j) (as applicable) as though it were a Lender.

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)            The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)            Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Company or the Administrative Agent. Each of the Borrowers, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g)            If the Company wishes to replace the Loans or Commitments under the U.S. Revolving Facility, the Canadian Revolving Facility, the U.K. Revolving Facility or the German Revolving Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent, and subject to at least three Business Days’ advance notice to the Lenders under the U.S. Revolving Facility, the Canadian Revolving Facility, the U.K. Revolving Facility or the German Revolving Facility, as applicable, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) (A) with respect to all Loans and Commitments held by the applicable Lenders who are not then Defaulting Lenders, require all such Lenders to assign all such Loans or Commitments to the Administrative Agent or its designees and (B) with respect to all such Loans and Commitments held by such Lenders who are then Defaulting Lenders, and notwithstanding anything to the contrary in Section 2.08, 2.18 or otherwise in this Agreement, prepay all amounts outstanding under any Loans held by such Defaulting Lenders, and terminate and cancel the Commitments held by such Defaulting Lenders; and (ii) amend the terms of all such Loans and Commitments so assigned pursuant to the preceding clause (i)(A) in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced, terminated, canceled and/or repaid pursuant to this Section 9.04(g) shall be purchased or repaid at par (allocated among the applicable Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any other amounts owing pursuant to Section 9.05(b). By receiving such purchase price, the applicable Lenders shall automatically be deemed to have assigned such Loans or Commitments pursuant to the terms of the form of Assignment and Acceptance attached as Exhibit A, and, accordingly, no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h)            Notwithstanding the foregoing, no assignment may be made to a Competitor without the prior written consent of the Company; provided, that, notwithstanding the foregoing, no consent of the Company shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person.

Section 9.05.         Expenses; Indemnity.

(a)            The Borrowers agree to pay (i) all reasonable out of pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent in connection with the syndication of the Commitments or the administration of this Agreement (including reasonable expenses incurred in connection with due diligence, to the extent incurred with the reasonable prior approval of the Company and the reasonable fees, disbursements and charges for no more than one counsel in each jurisdiction where Collateral is located or where any Loan Party is formed or incorporated) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated), including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp and Norton Rose Fulbright LLP, counsel to the Administrative Agent, the Collateral Agent and the Joint Lead Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction; (ii) all field examination, appraisal, and valuation fees and charges incurred by the Administrative Agent, the Collateral Agent or the Joint Lead Arrangers, as and when incurred or chargeable, as follows (a) a fee at the Administrative Agent’s then-standard rate per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Loan Party or its Subsidiaries performed by or on behalf of the Administrative Agent, and (b) the fees, charges or expenses paid or incurred by the Administrative Agent if it elects to employ the services of one or more third Persons to appraise the Collateral, or any portion thereof, (B) the costs and expenses of forwarding loan proceeds, collecting checks, and other items of payment, and establishing and maintaining Payment Accounts and lock boxes, and (C) the costs and expenses of lien searches, taxes, fees and other charges for filing financing statements, and other actions to maintain, preserve and protect the Collateral and the Collateral Agent’s Lien thereon; (iii) sums paid or incurred to pay any amount or take any action required of any Borrower or other Loan Party under the Loan Documents that such Borrower or Loan Party fails to take; and (iv) all out of pocket expenses (including Other Taxes) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the fees, charges and disbursements of counsel for the Administrative Agent (including any special and local counsel).

(b)            The Borrowers agree to indemnify the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, each Issuing Bank, each Lender and each of their respective Related Parties (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document (including, without limitation, the ABL Intercreditor Agreement) or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrowers or any of their subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, each of the Administrative Agent, the Joint Lead Arrangers, any Issuing Bank or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Borrowers agree to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim related in any way to Environmental Laws and any Borrower or any of their Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Real Property; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Borrowers or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facility or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)            Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes.

(d)            To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)            The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 9.06.      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrowers or any Subsidiary against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided that with respect to any such deposit of or indebtedness to (i) any Canadian Subsidiary that would otherwise be subject to the foregoing provisions of this Section 9.06, such Lender shall only setoff and apply such amounts against the Canadian Obligations; (ii) any U.K. Subsidiary that would otherwise be subject to the foregoing provisions of this Section 9.06, such Lender shall only setoff and apply such amounts against the U.K. Obligations; (iii) any German Subsidiary that would otherwise be subject to the foregoing provisions of this Section 9.06, such Lender shall only setoff and apply such amounts against the German Obligations or (iv) the Company or any Domestic Subsidiary that would otherwise be subject to the foregoing provisions of this Section 9.06, such Lender shall only setoff and apply such amounts against the U.S. Obligations. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank may have.

Section 9.07.      Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08.      Waivers; Amendments.

(a)            No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b)            Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.21, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders, and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent (or, in the case of any Security Documents, the Collateral Agent if so provided therein) and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i)            decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the Revolving Facility Maturity Date, without the prior written consent of each Lender directly affected thereby, except as provided in Section 2.05(c),

(ii)            increase or extend the Commitment of any Lender or decrease the Unused Line Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii)            extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby,

(iv)            amend the provisions of Section 5.02 of the U.S. Collateral Agreement, Section 5.02 of the Canadian Collateral Agreement, Section 9.4 of the U.K. Collateral Agreement or Clause 15 of the German Security Transfer Agreement or any other provision of the Loan Documents providing for the pro rata sharing of payments, without the prior written consent of each Lender adversely affected thereby,

(v)            amend or modify the provisions of this Section 9.08 or the definition of the term “Required Lenders”, “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi)            release all or substantially all the Collateral or release any of the Borrowers or all or substantially all of the U.S. Subsidiary Loan Parties, Canadian Subsidiary Loan Parties, U.K. Subsidiary Loan Parties or German Loan Parties from their respective Guarantees under the U.S. Collateral Agreement, the Canadian Collateral Agreement, any U.K. Security Document or any German Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender,

(vii)          increase any of the percentages set forth in the definitions of the U.S. Borrowing Base, the Canadian Borrowing Base, the U.K. Borrowing Base or the German Borrowing Base, in each case, without the consent of the Supermajority Lenders,

(viii)         (x) subordinate, or have the effect of subordinating, the Obligations to any other Indebtedness or other obligation or (y) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness or other obligation, in each case, without the prior written consent of each Lender directly and adversely affected thereby,

(ix)            amend the provisions of Section 2.18 or Section 9.22 without the prior written consent of each Lender;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c)            Without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d)            Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e)            Notwithstanding the foregoing, (i) technical and conforming modifications to the Loan Documents may be made with the consent of the U.S. Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Revolving Facility Commitments on substantially the same basis as the Revolving Loans, (ii) this Agreement may be amended in accordance with Section 1.07 (without the consent of any other person) in connection with any approved request for an Alternate Currency pursuant to clause (b) of the definition thereof, (iii) this Agreement may be amended in accordance with Section 1.08 (without the consent of any other person) in connection with any approved additional Borrower in accordance with such Section, (iv) this Agreement may be amended in accordance with Section 2.01(e) (without the consent of any other person) in connection with any reallocation in accordance with such Section and (v) the Administrative Agent and the Loan Parties may amend Section 5.14 (without the consent of any other person) to reflect changes in the account structure of the Loan Parties.

Section 9.09.      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation. Without limiting the generality of the foregoing provisions of this Section 9.09, if any provision of any of the Loan Documents would obligate any Canadian Loan Party to make any payment of interest with respect to the Canadian Obligations in an amount or calculated at a rate which would be prohibited by applicable law or would result in the receipt of interest with respect to the Canadian Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Canadian Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid by the Canadian Loan Parties to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Canadian Loan Parties to the applicable recipient which would constitute interest with respect to the Canadian Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then Canadian Loan Party shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian Loan Party. Any amount or rate of interest with respect to the Canadian Obligations referred to in this Section 9.09 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loans to the Canadian Borrower remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the period from the Closing Date to the date the Canadian Obligations shall have been paid in full, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

Section 9.10.      Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11.      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12.      Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13.      Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent, and the Lender Parties agree that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will, subject to the Legal Reservations and Perfection Requirements, constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, Issuing Bank nor Swingline Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, Issuing Bank and/or Swingline Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC § 7006, as it may be amended from time to time.

Neither the Administrative Agent, Issuing Bank nor Swingline Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, Issuing Bank’s or Swingline Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, Issuing Bank and Swingline Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.14.      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15.      Jurisdiction; Consent to Service of Process.

(a)            Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, New York County and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(b)            Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 9.16.      Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrowers and any Subsidiary furnished to it by or on behalf of the Borrowers or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Borrowers or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledge under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (F) with the consent of the Company, (G) on a confidential basis to market data collectors, any rating agency or the CUSIP bureau when required by it and (H) to any direct or indirect contractual counterparty to any Hedge Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16).

Section 9.17.      Platform; Borrower Materials. The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (iv) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 9.18.      Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of its assets, including any of the Equity Interests of any Subsidiary Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, the Collateral Agent shall promptly (and the Lenders hereby authorize the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrowers and at the Borrowers’ expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 6.05 and as a result of which such Subsidiary Loan Party would cease to be a Wholly-Owned Subsidiary, terminate such Subsidiary Loan Party’s obligations under its Guarantee; provided that, such Subsidiary Loan Party shall not be released solely as a result of such Subsidiary Loan Party ceasing to be a Wholly-Owned Subsidiary, unless pursuant to a transaction with a Person that is not an Affiliate of the U.S. Borrower for a bona fide business purpose (other than (i) to release such Subsidiary Loan Party from its obligations under the Loan Documents or (ii) in connection with a liability management transaction). In addition, the Collateral Agent agrees to take such actions as are reasonably requested by the Borrowers and at the Borrowers’ expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than contingent indemnification Obligations with respect to which no claim has been made and Bank Product Obligations except to the extent then due and payable) are paid in full and all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or back stopped pursuant to arrangements acceptable to the applicable Issuing Bank) and Commitments are terminated. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of the U.S. Borrower shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.

Section 9.19.      Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Loan Parties in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

Section 9.20.      USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

Section 9.21.      U.K. “Know Your Customer” Checks.

(a)            If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (ii) any change in the status of a U.K. Loan Party after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the relevant U.K. Loan Party shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in clause (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(b)            Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied, it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

Section 9.22.      Sharing of Payments. If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from the Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from the Administrative Agent in excess of such Lender’s pro rata share (based on each Lender’s aggregate Revolving Facility Credit Exposure and unused Commitments hereunder; provided, that the aggregate principal amount of Swingline Loans owing to any Swingline Lender and of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Lenders ratably in accordance with their respective Revolving Facility Credit Exposure) of all such distributions by the Administrative Agent, such Lender promptly shall (A) turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their pro rata shares (based on each Lender’s aggregate Revolving Facility Credit Exposure and unused Commitments hereunder; provided, that the aggregate principal amount of Swingline Loans owing to any Swingline Lender and of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Lenders ratably in accordance with their respective Revolving Facility Credit Exposure); provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

Section 9.23.      Guarantee Limitations – U.K. Loan Parties. Notwithstanding anything to the contrary contained herein or in any Loan Document, the Guarantee granted by any U.K. Loan Party hereunder or any guaranty granted by any U.K. Loan Party pursuant to any Loan Document shall not apply to any liability to the extent that it would result in the relevant guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.

Section 9.24.      German Limitation Language

(a)            In this Section 9.24:

“AktG” means the German Stock Corporation Act (Aktiengesetz, AktG).

“Auditor's Determination” has the meaning given to such term in paragraph (b)(iv) below.

“BGB” means the German Civil Code (Bürgerliches Gesetzbuch, BGB).

“German Loan Document” means any Loan Document or guarantee agreement (including the German Guarantee Agreement) to which a German Loan Party is a party.

“GmbH” means (i) a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH), and/or (ii) a limited partnership (Kommanditgesellschaft) with a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) as general partner (Komplementär), in each case incorporated under the laws of Germany.

“GmbH Capital Impairment” means the GmbH Net Assets of a GmbH Obligor falling below the amount (Entstehung einer Unterbilanz) required to maintain that GmbH Obligor’s registered share capital (Stammkapital) or an increase of an existing shortage (Vertiefung einer Unterbilanz) of its registered share capital (Stammkapital).

“GmbH Obligor” means any German Loan Party that is a GmbH.

“GmbH Net Assets” means the net assets (Reinvermögen) of a GmbH Obligor calculated in accordance with section 42 GmbHG, sections 242, 264 HGB and the generally accepted accounting principles applicable (Grundsätze ordnungsgemäßer Buchführung) from time to time in Germany as adjusted pursuant to paragraph (b)(ff) below.

“GmbHG” means the German Limited Company Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, GmbHG).

“HGB” means the German Commercial Code (Handelsgesetzbuch, HGB).

“InsO” means the German Insolvency Code (Insolvenzordnung, InsO).

“Limited Obligation” means any guarantee, liability, indemnity or other obligation of or any subrogation by a GmbH Obligor under or in connection with the German Loan Documents.

“Limited Upstream Obligations” means any Limited Obligation if and to the extent such Limited Obligation secures or relates to liabilities which are owed by direct or indirect shareholders of the relevant GmbH Obligor (upstream) or Subsidiaries of such shareholders (such Subsidiaries do not to include the relevant GmbH Obligor and any Subsidiary of that relevant GmbH Obligor) (cross-stream).

“Management Notification” means the notification pursuant to paragraph (b)(iii)(B) below.

“Subsidiary” means a subsidiary within the meaning of sections 15 through 17 AktG.

(b)            GmbH Guarantee Limitation Language:

(i)            The parties to this Agreement agree that if and to the extent any payment under any Limited Upstream Obligation would cause a GmbH Capital Impairment then neither an Agent nor any Lender Party shall enforce, and any GmbH Obligor shall, subject to paragraphs (ii) through (xii) below, have a defence (Einrede) against any claim under, the Limited Upstream Obligation if and to the extent such GmbH Capital Impairment would occur.

(ii)            The restrictions in paragraph (i) above shall not apply:

(A)            if and to the extent the Limited Upstream Obligation of the GmbH Obligor secures any indebtedness under any German Loan Document in respect of:

(1)            loans to the extent such loans are (directly or indirectly) on-lent (by way of a conduit loan (Durchleitungsdarlehen)) to the relevant GmbH Obligor or its Subsidiaries;

(2)            bank guarantees or letters of credit that are issued for the benefit of any of the creditors of the GmbH Obligor or the GmbH Obligor’s Subsidiaries,

in each case, to the extent that any such on-lending or bank guarantees or letters of credit are still outstanding at the time of the enforcement of the relevant Limited Upstream Obligation; for the avoidance of doubt, nothing in this paragraph (ii) shall have the effect that such on-lent amounts may be enforced multiple times (under any security assignment of the relevant on-loan receivable or otherwise) (no double dip);

(B)            if and to the extent any payment under the Limited Upstream Obligation is covered (gedeckt) by a fully valuable and recoverable consideration or recourse claim (vollwertiger Gegenleistungs- oder Rückgewähranspruch) of the GmbH Obligor against the relevant Loan Party whose obligations are secured by the relevant Limited Upstream Obligation; or

(C)            if the relevant GmbH Obligor has not complied with its obligations pursuant to paragraphs (iii) and/or (iv) (as applicable) below; however, if and to the extent that the relevant Limited Upstream Obligation has been enforced without regard to the restrictions contained in this paragraph (b) because the Management Notification and/or Auditor's Determination has not (or not in a timely manner) been delivered pursuant to paragraphs (iii) and/or (iv) (as applicable) below, but the Auditor’s Determination has then been delivered within 1 (one) month from its due date pursuant to paragraph (iv) below, the Agent (and any other Secured Party) shall upon demand of the GmbH Obligor repay any amount received from the GmbH Obligor which pursuant to the Auditor’s Determination would not have been available for enforcement, if the Auditor’s Determination had been delivered in a timely manner.

(iii)            If the relevant GmbH Obligor does not notify the Collateral Agent within 15 (fifteen) Business Days after the making of a demand against that GmbH Obligor under the relevant Limited Upstream Obligation:

(A)            to what extent such Limited Upstream Obligation is an upstream or cross-stream guarantee or indemnity; and

(B)            to what extent a GmbH Capital Impairment would occur as a result of an enforcement of the Limited Upstream Obligation (setting out in reasonable detail the amount of its GmbH Net Assets, providing an up-to-date pro forma balance sheet) (such notification, a “Management Notification”)

then the restrictions set out in paragraph (i) above shall cease to apply until a Management Notification has been provided.

(iv)            If the Collateral Agent disagrees with the Management Notification, it may within 20 (twenty) Business Days of its receipt, request the relevant GmbH Obligor to provide to the Collateral Agent within 20 (twenty) Business Days of receipt of such request a determination by the auditors of the relevant GmbH Obligor or any other auditors of international standard and reputation appointed by the GmbH Obligor (at its own cost and expense) (the “Auditor’s Determination”) setting out in reasonable detail the amount in which the payment under the Limited Upstream Obligation would cause a GmbH Capital Impairment subject to the terms set out under this paragraph (b). Save for manifest errors, the Auditor's Determination shall be binding an all parties.

(v)            If, after it has been provided with an Auditor’s Determination which prevented it from demanding any or only partial payment under the Limited Upstream Obligation, the Collateral Agent ascertains in good faith that the financial condition of the GmbH Obligor as set out in the Auditor’s Determination has substantially improved, the Collateral Agent (acting reasonably) may, at the GmbH Obligor’s cost and expense, arrange for the preparation of an updated balance sheet of the GmbH Obligor by applying the same principles that were used for the preparation of the Auditor’s Determination by the auditors who prepared the Auditor's Determination in order for such auditors to determine whether (and, if so, to what extent) the GmbH Capital Impairment has been cured as result of the improvement of the financial condition of the GmbH Obligor. The Collateral Agent may not arrange for the preparation of an Auditor's Determination prior to the expiry of 6 (six) months from the date of the issuance of the preceding Auditor's Determination. The Collateral Agent may only demand payment under the Limited Upstream Obligation to the extent the Auditor’s Determination shows that the GmbH Capital Impairment has been cured.

(vi)            The GmbH Net Assets shall be adjusted as follows:

(A)            the amount of any increase in the registered share capital of the relevant GmbH Obligor which was carried out after the relevant GmbH Obligor became a party to this Agreement and made from retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) shall be deducted from the amount of the registered share capital (Stammkapital) of the relevant GmbH Obligor if, unless permitted under the Loan Documents, carried out without the prior written consent of the Collateral Agent;

(B)            loans or other liabilities incurred by the relevant GmbH Obligor in wilful or grossly negligent violation of the Loan Documents shall not be taken into account as liabilities;

(C)            the amount of non-distributable assets according to section 253 (6) HGB shall not be included in the calculation of GmbH Net Assets;

(D)            the amount of non-distributable assets according to section 268 (8) HGB shall not be included in the calculation of GmbH Net Assets;

(E)            the amount of non-distributable assets according to section 272 (5) HGB shall not be included in the calculation of GmbH Net Assets.

(vii)            Where a GmbH Obligor claims in accordance with the provisions of this paragraph (b) that the Limited Upstream Obligation can only be enforced in a limited amount as a result of the GmbH Obligor not having sufficient Net Assets to maintain its registered share capital, it shall realise at market value, to the extent lawful and within reasonable opinion of the GmbH Obligor commercially justifiable, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets and are not necessary for the relevant GmbH Obligor 's business (nicht betriebsnotwendig).

(viii)            Where the provisions of this Section 9.24 apply to a limited partnership (Kommanditgesellschaft), all references to the assets of a GmbH Obligor shall mutatis mutandis include a reference to the assets of the general partner (Komplementär) of such limited partnership (Kommanditgesellschaft). If an Agent or any Lender Party enforces any Limited Upstream Obligation against a GmbH Obligor which is a Subsidiary of another GmbH Obligor, enforcement shall, in addition to the limitations set out in this Section 9.24, further be limited to an amount which would not cause a GmbH Capital Impairment at such other GmbH Obligor.

(ix)            In addition to the restrictions set out in paragraphs (ii) through (iv) above, if a GmbH Obligor demonstrates that, according to the decisions of the German Federal Supreme Court (Bundesgerichtshof) or a higher regional court of appeals (Oberlandesgericht), the payment under and/or enforcement of any Limited Upstream Obligation against such GmbH Obligor would result in criminal liability and/or personal liability of its managing director(s) (Geschäftsführer) for a reimbursement of payments made under any Limited Upstream Obligation (including without limitation pursuant to section 43 GmbHG and/or section 826 BGB), the GmbH Obligor shall have a defence (Einrede) against the Limited Upstream Obligation to the extent required in order not to incur such liability.

(x)            Nothing in this Section 9.24 shall prevent the Collateral Agent or a GmbH Obligor from claiming in court that payments under and/or an enforcement of the Limited Upstream Obligations do or do not fall within the scope of sections 30, 31, 43 GmbHG, and/or section 826 BGB (as applicable), do or do not result in criminal and/or personal liability of any managing director (Geschäftsführer), or that the limitations set out in Section 9.24 are not required to avoid any violation of these laws or liability issues for any managing director (Geschäftsführer) (including, without limitation, in case of insolvency of the relevant GmbH Obligor or, as the case may be, its general partner).

(xi)            The restrictions set forth in this Section 9.24 shall cease to apply with respect to a German Obligor in respect of which an insolvency proceeding has been opened.

(xii)            Notwithstanding anything to the contrary in this Agreement, this Section 9.24 and any rights and/or obligations arising out of it shall be governed by, and construed in accordance with, German law.

Section 9.25.      Parallel Debt.

(a)            Each Loan Party hereby irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance) without duplication to pay to the Collateral Agent amounts equal to any amounts owing from time to time by such Loan Party to any Secured Party under this Agreement and any other Loan Document pursuant to any Obligations as and when those amounts are due under any Loan Document or otherwise in respect of the Obligations payable by such Loan Party to any Secured Party (such payment undertakings under this Section 9.25 and the obligations and liabilities resulting therefrom being the “Parallel Debt”).

(b)            The Collateral Agent shall have its own independent right without duplication to demand payment of the Parallel Debt by each Loan Party when due. Each Loan Party and the Collateral Agent acknowledge that the obligations of each Loan Party under this Section 9.25 are several, separate and independent (selbständiges Schuldanerkenntnis) from, and shall not in any way limit or affect, the corresponding obligations of each Loan Party to any Secured Party under this Agreement or any other Loan Document or otherwise in respect of the Obligations payable by such Loan Party to any Secured Party (the “Corresponding Debt”), provided that:

(i)              the Parallel Debt shall be decreased to the extent that the Corresponding Debt has been irrevocably paid or discharged (other than, in each case, contingent obligations);

(ii)            the Corresponding Debt shall be decreased to the extent that the Parallel Debt has been irrevocably paid or discharged;

(iii)            the amount of the Parallel Debt shall at all times be equal to the amount of the Corresponding Debt;

(iv)            for the avoidance of doubt, the Parallel Debt will become due and payable at the same time when the Corresponding Debt becomes due and payable; and

(v)            the Loan Parties shall have all objections and defenses against the Parallel Debt which they have against the Corresponding Debt.

(c)            The security granted under any German Collateral Agreement with respect to the Parallel Debt is granted to the Collateral Agent in its capacity as sole creditor of the Parallel Debt.

(d)            Without limiting or affecting the Collateral Agent’s rights against any Loan Party (whether under this Agreement or any other Loan Document), each of the Loan Parties acknowledges that:

(i)             nothing in this Agreement shall impose any obligation on the Collateral Agent to advance any sum to any Loan Party or otherwise under any Loan Document; and

(ii)            for the purpose of any vote taken under any Loan Document, the Collateral Agent shall not be regarded as having any participation or commitment other that those which it has in its capacity as a Lender.

(e)            The parties to this Agreement acknowledge and confirm that the provisions contained in this Section 9.25 shall not be interpreted so as to increase the maximum total amount of the Obligations.

(f)            The Parallel Debt shall remain effective in case a third person should assume or be entitled, partially or in whole, to any rights of any of the Secured Parties under any of the other Loan Documents or Bank Product Agreements, be it by virtue of assignment, novation or otherwise, provided that the Collateral Agent may not assign or transfer any claim arising from the Parallel Debt other than to any successor Collateral Agent.

(g)            All monies received or recovered by the Collateral Agent pursuant to this Agreement and all amounts received or recovered by the Collateral Agent from or by the enforcement of any security granted to secure the Parallel Debt shall be applied in accordance with the terms of this Agreement.

Section 9.26.      German Legal Reservations

With respect to the German Loan Parties, the representations and warranties set forth in Article III and the covenants set forth in Article V and Article VI are subject to the German Legal Reservations.

Section 9.27.      U.S. Loan Party Obligations. Notwithstanding anything else in this Agreement to the contrary, no U.K. Loan Party or German Loan Party shall, or shall be deemed to, provide a guarantee of any Obligations or have any liability whatsoever with respect to a Loan to the U.S. Borrower.

Section 9.28.      Intercreditor Agreement and Collateral Agreements. Each Lender hereunder (a) consents to the priority and/or subordination of Liens provided for in the ABL Intercreditor Agreement, (b) authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the ABL Intercreditor Agreement as Revolving Facility Administrative Agent and Collateral Agent, respectively, and on behalf of such Lender and (c) authorizes and instructs the Collateral Agent to enter into the Security Documents as Collateral Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the Lenders to extend credit and such Lenders are intended third party beneficiaries of such provisions and the provisions of the ABL Intercreditor Agreement.

Section 9.29.         Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guarantee under Article II of the U.S. Collateral Agreement or Article II of the Canadian Collateral Agreement, as applicable, or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Hedge Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Hedge Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Guarantee and the other Loan Documents in respect of such Hedge Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under the Guarantee under Article II of the U.S. Collateral Agreement or Article II of the Canadian Collateral Agreement, as applicable, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount), provided, that any Qualified ECP Guarantor that is a Foreign Subsidiary shall only be obligated to provide such funds or support with respect to Specified Loan Parties that are Foreign Subsidiaries. The obligations and undertakings of each Qualified ECP Guarantor under this Section 9.29 shall remain in full force and effect until the Obligations have been paid and performed in full. Each Qualified ECP Guarantor intends this Section 9.29 to constitute, and this Section 9.29 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

Section 9.30.         Acknowledgement and Consent to Bail-In. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document to the extent such liability is unsecured, may be subject to write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.31.         Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.32.         Canadian Anti-Money Laundering Legislation. Each Lender that is subject to the requirements of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or other applicable Canadian anti-money laundering, anti-terrorist financing and “know your client” laws (collectively, the “AML Legislation”) hereby notifies the Canadian Loan Parties that pursuant to the requirements of the AML Legislation, it is required to obtain, verify and record information regarding each Canadian Loan Party, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of each Canadian Loan Party, and the transactions contemplated hereby. If the Administrative Agent has ascertained the identity of any Canadian Loan Party or any authorized signatories of any Canadian Loan Party for the purposes of any applicable AML Legislation:

(i)            it shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable AML Legislation; and

(ii)            it shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of each Canadian Loan Party or any authorized signatories of each Canadian Loan Party on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from each Canadian Loan Party or any such authorized signatory in doing so.

Section 9.33.         Closing Date Assignment, Assumption and Release. Immediately upon consummation of the Business Combination and without any further action by any Person, (i) the Initial Borrower hereby automatically assigns, and the Company hereby automatically assumes, all of the Initial Borrower’s rights, title, interests, liabilities, duties and obligations as a “Borrower” in, to and under this Agreement and the other Loan Documents to which the Initial Borrower is a party, (ii) the Company hereby covenants to perform all of the Initial Borrower’s obligations and covenants as a “Borrower” and a “Loan Party” hereunder and under any other Loan Document which accrue from and after the date hereof, and (iii) upon the effectiveness of the assumption by the Company of all of the Initial Borrower’s rights, title, interests, liabilities, duties and obligations as a “Borrower” in, to and under this Agreement and the other Loan Documents to which the Initial Borrower is a party, the Initial Borrower shall be hereby automatically released from all of its liabilities, duties and obligations as a “Borrower” in, to and under this Agreement and the other Loan Documents.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

TREASURE HOLDCO, INC.
as Initial Borrower

By:	/s/ Jason K. Greene
	Name:	Jason K. Greene
	Title:	Executive Vice President, Chief Counsel and Secretary

GLATFELTER CORPORATION,
as U.S. Borrower

By:	/s/ James M. Till
	Name:	James M. Till
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

GLATFELTER GATINEAU LTÉE,
as Canadian Borrower

By:	/s/ Paul G. Wolfram
	Name:	Paul G. Wolfram
	Title:	Treasurer

GLATFELTER LYDNEY, LTD.,
as a U.K. Borrower

By:	/s/ Paul G. Wolfram
	Name:	Paul G. Wolfram
	Title:	Director

GLATFELTER CAERPHILLY, LIMITED,
as a U.K. Borrower

By:	/s/ Paul G. Wolfram
	Name:	Paul G. Wolfram
	Title:	Director

[Signature Page to the Asset-Based Credit Agreement]

FIBERWEB GEOSYNTHETICS LIMITED,
as a U.K. Borrower

By:	/s/ Jason Kent Greene
	Name:	Jason Kent Greene
	Title:	Director

GLATFELTER GERNSBACH GMBH,
as German Lead Borrower

By:	/s/ Robert Somers
	Name:	Robert Somers
	Title:	Managing Director

GLATFELTER FALKENHAGEN GMBH,
as a German Borrower

By:	/s/ Robert Somers
	Name:	Robert Somers
	Title:	Managing Director

GLATFELTER DRESDEN GMBH,
as a German Borrower

By:	/s/ Robert Somers
	Name:	Robert Somers
	Title:	Managing Director

GLATFELTER STEINFURT GMBH,
as a German Borrower

By:	/s/ Robert Somers
	Name:	Robert Somers
	Title:	Managing Director

[Signature Page to the Asset-Based Credit Agreement]

BERRY ASHERSLEBEN GMBH, as a German Borrower

By:	/s/ Jason Kent Greene
	Name:	Jason Kent Greene
	Title:	Managing Director

[Signature Page to the Asset-Based Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Collateral Agent, a U.S. Revolving Lender, a U.S. Issuing Bank, a U.S. Swingline Lender

By:	/s/ Michael Matranga
	Name:	Michael Matranga
	Title:	Authorized Signatory

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA
as a Canadian Revolving Lender, a Canadian Issuing Bank and Canadian Swingline Lender

By:	/s/ Camerla Massari
	Name:	Camerla Massari
	Title:	Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, LONDON BRANCH
as a U.K. Revolving Lender, a U.K. Issuing Bank and U.K. Swingline Lender

By:	/s/ Auson Powell
	Name:	Auson Powell
	Title:	Authorised Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION, LONDON BRANCH
as a German Revolving Lender, a German Issuing Bank and German Swingline Lender

By:	/s/ Auson Powell
	Name:	Auson Powell
	Title:	Authorised Signatory

[Signature Page to the Asset-Based Credit Agreement]

CITIBANK, N.A.,
as a U.S. Revolving Lender and a U.S. Issuing Bank

By:	/s/ Allison Chan
	Name:	Allison Chan
	Title:	Vice President & Director

CITIBANK, N.A.,
as a Canadian Revolving Lender and a Canadian Issuing Bank

By:	/s/ Allison Chan
	Name:	Allison Chan
	Title:	Vice President & Director

CITIBANK, N.A.,
as a U.K. Revolving Lender and a U.K. Issuing Bank

By:	/s/ Allison Chan
	Name:	Allison Chan
	Title:	Vice President & Director

CITIBANK, N.A.,
as a German Revolving Lender and a German Issuing Bank

By:	/s/ Allison Chan
	Name:	Allison Chan
	Title:	Vice President & Director

[Signature Page to the Asset-Based Credit Agreement]

BARCLAYS BANK PLC,
as a U.S. Revolving Lender, U.S. Issuing Bank, Canadian Revolving Lender, Canadian Issuing Bank, U.K. Revolving Lender and a U. K. Issuing Bank

By:	/s/ Charlene Saldanha
	Name:	Charlene Saldanha
	Title:	Vice President

BARCLAYS BANK IRELAND PLC,
as a German Revolving Lender and a German Issuing Bank

By:	/s/ Edwin Lau
	Name:	Edwin Lau
	Title:	Assistant Vice President

[Signature Page to the Asset-Based Credit Agreement]

HSBC BANK USA, N.A.
as a U.S. Revolving Lender, U.S. Issuing Bank, Canadian Revolving Lender, Canadian Issuing Bank, German Revolving Lender, a German Issuing Bank, U.K. Revolving Lender and a U. K. Issuing Bank

By:	/s/ Frank M. Eassa
	Name:	Frank M. Eassa
	Title:	Market Lead, Corporate Banking

[Signature Page to the Asset-Based Credit Agreement]

GOLDMAN SACHS BANK USA
as a U.S. Revolving Lender, U.S. Issuing Bank, Canadian Revolving Lender, Canadian Issuing Bank, German Revolving Lender, a German Issuing Bank, U.K. Revolving Lender and a U. K. Issuing Bank

By:	/s/ Thomas Manning
	Name:	Thomas Manning
	Title:	Authorized Signatory

[Signature Page to the Asset-Based Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION
as a U.S. Revolving Lender, U.S. Issuing Bank, Canadian Revolving Lender, Canadian Issuing Bank, German Revolving Lender, a German Issuing Bank, U.K. Revolving Lender and a U. K. Issuing Bank

By:	/s/ Daniel V. Borelli
	Name:	Daniel V. Borelli
	Title:	S.V.P.

[Signature Page to the Asset-Based Credit Agreement]

UBS AG, STAMFORD BRANCH
as a U.S. Revolving Lender, U.S. Issuing Bank, Canadian Revolving Lender, Canadian Issuing Bank, German Revolving Lender, a German Issuing Bank, U.K. Revolving Lender and a U. K. Issuing Bank

By:	/s/ Peter Hazoglou
	Name:	Peter Hazoglou
	Title:	Authorized Signatory

[Signature Page to the Asset-Based Credit Agreement]